    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2001.



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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 10/A
                                 AMENDMENT NO. 1




                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        LOEWEN GROUP INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)



          DELAWARE                                          98-0121376
(State or Other Jurisdiction                             (I.R.S. Employer
     of Incorporation or                                Identification No.)
        Organization)


              11TH FLOOR, ATRIA III
            2225 SHEPPARD AVENUE EAST
             TORONTO, ONTARIO, CANADA                       M2J 5C2
         (Address of Principal Executive                  (Postal Code)
                     Offices)


        Registrant's telephone number, including area code: 604-299-9321

        Securities to be registered pursuant to Section 12(b) of the Act:



            Title of Each Class               Name of Each Exchange on Which
            to be so Registered               Each Class is to be Registered
            -------------------               ------------------------------
                   NONE                                    NONE

        Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock, par value $0.01 per share

                        Warrants to Purchase Common Stock



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
                                TABLE OF CONTENTS


ITEM 1.  BUSINESS ........................................................   1
  Overview ...............................................................   1
  Historical Acquisition Strategy ........................................   2
  Mississippi Litigation .................................................   2
  Bankruptcy .............................................................   2
  Business Operations ....................................................   4
    Basis of Accounting ..................................................   4
    Funeral Homes ........................................................   5
    Cemeteries ...........................................................   5
    Insurance ............................................................   6
  Competition ............................................................   6
  Regulation .............................................................   6
  Environmental Risk .....................................................   6
  Employees ..............................................................   7
  Risk Factors ...........................................................   7
    Substantial Leverage Will Continue ...................................   7
    Subsidiary Stock Will Be Subject to Security Interests ...............   7
    Alderwoods Group Principally Will Be a Holding Company ...............   7
    Dividends Are Not Anticipated; Payment of Dividends Is Subject to
    Restriction ..........................................................   7
    There Is No Established Market for the Common Stock or the Warrants;
    Volatility Is Possible ...............................................   8
    Historical Financial Information Will Not Be Comparable ..............   8
    Outcome of NAFTA Claims Is Impossible To Predict .....................   9
    Ongoing Tax Audit Could Impact Priority Tax Claims ...................   9
    Revenue from Pre-need Sales Is Dependent upon an Adequate Salesforce .   9
    Revenue from Trust and Finance Income Is Subject to Market Conditions    9
    Federal, State and Local Regulations May Change to the Detriment of
    Alderwoods Group .....................................................   9
    The Death Rate May Decrease ..........................................  10
    The Rate of Cremation Is Increasing ..................................  10
    Certain Provisions Will Have Anti-Takeover Effects ...................  10

ITEM 2.  FINANCIAL INFORMATION ...........................................  10
  Selected Financial Data ................................................  10
    Canadian GAAP ........................................................  10
    U.S. GAAP ............................................................  13
  Management's Discussion and Analysis of Financial Condition and Results
  of Operations ..........................................................  14
    Basis of Presentation ................................................  14
    Results of Operations ................................................  14
      Three Months Ended September 30, 2001 Compared to Three Months Ended
      September 30, 2000 .................................................  14
      Nine Months Ended September 30, 2001 Compared to Nine Months Ended
      September 30, 2000 .................................................  17
      Year Ended December 31, 2000 Compared to Year Ended
      December 31, 1999 ..................................................  20
      Year Ended December 31, 1999 Compared to Year Ended
      December 31, 1998 ..................................................  22
    Liquidity and Capital Resources ......................................  24
    Restrictions .........................................................  25
    Recent Accounting Standards ..........................................  25
    Quantitative and Qualitative Disclosures About Market Risk ...........  26
  Unaudited Pro Forma Consolidated Balance Sheet .........................  26

ITEM 3.  PROPERTIES ......................................................  30

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...  31
  Ownership of Common Stock of Loewen International ......................  31
  Effective Date Ownership of Common Stock of Alderwoods Group ...........  31
ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS ................................  33
  Directors and Executive Officers of Loewen International ...............  33

  Directors and Executive Officers of Alderwoods Group ...................  34
  Alderwoods Group's Board of Directors ..................................  35
  Board Committees .......................................................  36
  Director Nomination Procedures .........................................  36

ITEM 6.  EXECUTIVE COMPENSATION ..........................................  36
  Summary Compensation Table .............................................  37
  Existing Benefit Plans and Agreements ..................................  38
    Key Employee Retention Program .......................................  38
    Certain Employment Agreements ........................................  39
  New Benefit Plans and Agreements .......................................  40
    Certain Employment Agreements ........................................  40
    Equity Incentive Plan ................................................  41
    Annual Incentive Payments ............................................  41
  Director Compensation ..................................................  42
  Compensation Committee Interlocks and Insider Participation ............  42

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..................  42

ITEM 8.  LEGAL PROCEEDINGS ...............................................  42
  Chapter 11 and Creditors Arrangement Act Filings and Related
  Reorganization Proceedings .............................................  42
  Bankers Trust Action and Related Creditor Negotiations .................  42
  Proposed Civil Rights Class Actions ....................................  44
  Securities Class Actions ...............................................  45
  The Loewen Group Inc., et al. v. The United States of America ..........  46
  Other ..................................................................  47

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
         AND RELATED STOCKHOLDER MATTERS .................................  47
  Market Information .....................................................  47
    Absence of Public Market .............................................  47
    Common Stock Outstanding or Reserved for Issuance on Effective Date ..  47
    Transfers of Common Stock and Warrants Subsequent to the Effective
    Date .................................................................  47
    Registration Rights ..................................................  49
  Holders of Common Stock and Warrants ...................................  50
  Dividends ..............................................................  50

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES .........................  50

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED .........  50
  Common Stock ...........................................................  50
  Warrants ...............................................................  51
  Preferred Stock ........................................................  52
  Future Issuances of Capital Stock ......................................  53
  Certain Corporate Governance Matters ...................................  53
    Introduction .........................................................  53
    Removal of Directors and Filling Vacancies in Directorships ..........  53
    Stockholder Action and Special Meetings of Stockholders ..............  53
    Advance Notice Requirements for Stockholder Proposals and Directors
    Nominations ..........................................................  54
    Supermajority Vote Requirements ......................................  54
    Delaware Section 203 .................................................  54
  Certain Effects of Indebtedness ........................................  54



                                       ii
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
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS .......................  55

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA .....................  56

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
      FINANCIAL DISCLOSURE ...............................................  56

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS ...............................  57

      Unless otherwise indicated, all information contained in this Form 10 Registration Statement (this "Registration Statement") assumes the consummation of the transactions contemplated by the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., Its Parent Corporation and Certain of Their Debtor Subsidiaries (as modified, the "Plan") as confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in Jointly Administered Case No. 99-1244(PJW) on December 5, 2001 and the Ontario Superior Court of Justice (the "Canadian Court") on December 7, 2001. Currently, The Loewen Group Inc., a British Columbia corporation ("Loewen Group" or the "Predecessor"), is the parent company in the corporate structure, conducting its business through more than 1,000 subsidiaries, including Loewen Group International, Inc., a Delaware corporation ("Loewen International"). On the date on which the Plan becomes effective, which is expected to be January 2, 2002 (the actual date on which the Plan becomes effective being referred to herein as the "Effective Date"), pursuant to the Plan and the order of the Canadian Court:



      - Loewen Group will, through a series of transactions, transfer substantially all of its assets including capital stock of subsidiaries to Loewen International, and Loewen Group will thereupon cease to have any meaningful assets;



      - Through a series of subsidiary restructuring transactions, including mergers, consolidations and similar transactions, the number of subsidiaries in the corporate structure will be reduced from more than 1,000 to approximately 300; and



      - Loewen Group's ownership of Loewen International will be cancelled, and Loewen International will thereupon cease to be affiliated with Loewen Group.



As a result of these actions, Loewen International, as reorganized and renamed Alderwoods Group, Inc. ("Alderwoods Group"), will succeed to the business previously conducted by Loewen Group and will operate that business through a simplified corporate structure, with Alderwoods Group as a holding company owning, directly or indirectly, the capital stock of the approximately 300 subsidiaries.



      Unless otherwise indicated, for purposes of this Registration Statement
(a) the "Company" refers to Alderwoods Group together with its subsidiaries, (b) "Debtors" refers to, collectively, Loewen Group, Loewen International and their debtor subsidiaries identified in the Plan, (c) "Loewen Companies" refers to Loewen Group, Loewen International and their subsidiaries and (d) "Reorganized Debtors" refers to the Debtors after the Effective Date. In addition, the "Alderwoods Group Certificate of Incorporation" refers to the Amended and Restated Certificate of Incorporation of Loewen International in the form to be filed with the Secretary of State of the State of Delaware on the Effective Date and the "Alderwoods Group Bylaws" refers to the Amended and Restated Bylaws of Loewen International in the form to be adopted as of the Effective Date.


      All dollar amounts are in United States dollars ("U.S. $" or "$") unless otherwise indicated. References to "Cdn. $" are to Canadian dollars.


      This Registration Statement includes forward-looking statements based largely on the current expectations of Loewen International and projections about future events and financial trends affecting the financial condition of the Company's businesses. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described below under the caption "Item 1. Business -- Risk Factors." In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Registration Statement may not occur and actual results could differ materially from those anticipated in the forward-looking statements. Loewen International does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ITEM 1. BUSINESS

OVERVIEW


      Loewen Group, Loewen International's parent company, is the second largest operator of funeral homes and cemeteries in North America. As of October 31, 2001, the Loewen Companies operated 896 funeral homes and

318 cemeteries throughout North America and 32 funeral homes in the United Kingdom. The Loewen Companies provide funeral and cemetery services and products on both an at-need basis (time of death) and pre-need basis. In support of its pre-need business, Loewen Group operates an insurance subsidiary that provides customers with a funding mechanism for the pre-arrangement of funerals.



      As a result of the transactions contemplated by the Plan, Alderwoods Group will operate the existing businesses of Loewen Group, Loewen International and their subsidiaries. Loewen International was incorporated under the laws of the State of Delaware on February 25, 1987. The principal executive offices of Loewen International are located at 11th Floor, Atria III, 2225 Sheppard Avenue East, Toronto, Ontario M2J 5C2.


HISTORICAL ACQUISITION STRATEGY


      From the inception of Loewen Group in 1985 until the last half of 1998, Loewen Group's business philosophy centered on a growth strategy in the funeral home and cemetery businesses. Loewen Group's primary growth philosophy was to act as a consolidator and, as such, to respond to opportunities offered by independent operators seeking to complete their own ownership "succession planning" by selling their businesses to a larger organization. The greatest number of acquisitions made by Loewen Group involved small- and medium-sized businesses; these businesses, many with annual revenues of less than $1 million, comprise the vast majority of the Loewen Companies' operating locations. Most acquisitions made by Loewen Group were funded by debt either (a) issued to the seller, (b) borrowed from large financial institutions or (c) raised in the public debt markets. Beginning in 1996, Loewen Group's strategic growth plan began to increase its focus on acquisitions of cemeteries, as distinguished from the earlier emphasis on acquisitions of funeral homes.



      Beginning in the second half of 1998, in light of negative cash flow from its businesses and increasing difficulties in meeting its debt service obligations, Loewen Group virtually ceased its acquisition program. During the last quarter of 1998, Loewen Group began attempting to sell various operations.


MISSISSIPPI LITIGATION


      In November 1995, an extraordinary jury award of $500 million (consisting of $100 million in compensatory damages and $400 million in punitive damages) was entered against Loewen Group and certain of its subsidiaries in a state court lawsuit in Hinds County, Mississippi, captioned O'Keefe v. The Loewen Group Inc. This judgment arose from a dispute involving the purchase and sale of businesses having a total value of approximately $6 million. In the lawsuit, the plaintiffs asserted claims based on breach of contract and related tort claims as a result of the alleged failure of Loewen Group and certain of its subsidiaries to consummate the purchase and sale transaction. Loewen Group and the involved subsidiaries were unable to secure the necessary bond under Mississippi law to stay the enforcement of the judgment pending appeal to the Supreme Court of Mississippi and, facing extreme financial pressure to resolve the lawsuit consensually, entered into a settlement of the lawsuit. The settlement, which provided for consideration valued in the aggregate at approximately $175 million, involved an immediate payment of cash and the issuance of shares of the common stock of Loewen Group and two promissory notes. Loewen International believes that the O'Keefe litigation had a lasting, damaging effect on the Loewen Companies' acquisition program and their overall financial health and was a significant cause of the voluntary filing of petitions for creditor protection under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") as described below.


BANKRUPTCY


      On June 1, 1999 (the "Petition Date"), Loewen Group, approximately 850 United States subsidiaries of Loewen Group (including Loewen International) and one foreign subsidiary of Loewen Group each voluntarily filed a petition for creditor protection under Chapter 11 in the Bankruptcy Court. Concurrent with the Chapter 11 filing, Loewen Group and 117 of its Canadian subsidiaries filed for creditor protection under the Companies' Creditors Arrangement Act ("Creditors Arrangement Act") with the Ontario Superior Court of Justice, Toronto, Ontario, Canada. Subsequent to the Petition Date, five additional subsidiaries of Loewen Group voluntarily filed petitions for creditor protection and 41 subsidiaries were voluntarily deleted. The Loewen Companies' insurance, United Kingdom and certain funeral and cemetery subsidiaries were excluded from the Chapter 11 and Creditors Arrangement Act filings.

      On September 10, 2001, Loewen Group and Loewen International filed the Plan and related Disclosure Statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on December 5, 2001, and the Effective Date of the Plan is expected to be January 2, 2002.


      The Plan provides for, among other things:


      - transactions that will result in the ultimate parent company in the corporate structure being Loewen International which will change its name to Alderwoods Group, Inc.;



      - the cancellation of the capital stock of certain direct and indirect subsidiaries of Loewen Group other than that stock which is owned by Loewen Group or its subsidiaries;



      - the cancellation of the 9.45% Cumulative Monthly Income Preferred Securities, Series A issued by Loewen Group Capital, L.P. ("Monthly Income Preferred Securities") and the related obligations in exchange for warrants ("Warrants") to purchase shares of common stock, par value $0.01 per share, of Alderwoods Group ("Common Stock");



      - the cancellation of debt claiming the benefit of the collateral trust agreement dated as of May 15, 1996, among Bankers Trust Company, as trustee, Loewen Group, Loewen International and certain pledgors (the "Collateral Trust Agreement") in exchange for a combination of cash, Common Stock and Alderwoods Group's 12-1/4% Senior Notes Due 2009 ("Seven-Year Unsecured Notes") and, under specified circumstances, Alderwoods Group's 12-1/4% Senior Notes Due 2004 ("Two-Year Unsecured Notes") and/or Alderwoods Group's 11% Senior Secured Notes Due 2007 ("Five-Year Secured Notes");



      - the cancellation of certain other indebtedness in exchange for cash, Common Stock, Warrants or interests in a liquidating trust (the "Liquidating Trust") that will hold (a) five-year warrants of reorganized Prime Succession Holdings, Inc. ("Prime") issued to Loewen Group in Prime's recent reorganization proceeding and (b) an undivided 25% interest in the net proceeds, if any (the "NAFTA Net Proceeds"), of Loewen Group's claim against the United States, ICSID case No. ARB (AF)/98/3 (the "NAFTA Claims"), under the North American Free Trade Agreement ("NAFTA");



      - the satisfaction of certain administrative claims through the issuance of Alderwoods Group's 12-1/4% Convertible Subordinated Notes Due 2012 (the "Convertible Subordinated Notes") and Common Stock, which will result in Alderwoods Group becoming the owner of all of the outstanding common shares of Rose Hills Holdings Corp. ("Rose Hills");




      - the assumption, assumption and assignment or rejection of executory contracts and unexpired leases to which Loewen Group or any of its subsidiaries is a party;



      - the selection of boards of directors of Alderwoods Group and its reorganized subsidiaries; and



      - the simplification of the Company's corporate structure through a series of subsidiary restructuring transactions and transactions which will result in the assets of Alderwoods Group consisting primarily of the capital stock of its directly owned subsidiaries.



In addition to the transactions under the Plan described above, certain of the Canadian subsidiaries of Loewen Group will be restructured and certain other transactions transferring substantially all of Loewen Group's assets to Loewen International will be effected pursuant to the order of the Canadian Court and the Plan.



      As a result of these actions, Alderwoods Group will succeed to the business previously conducted by Loewen Group and will operate that business through a simplified corporate structure, with Alderwoods Group as a holding company owning, directly or indirectly, the capital stock of approximately 300 subsidiaries.



      The Plan provides that, as a condition to the effectiveness of the Plan, Alderwoods Group must enter into a revolving credit facility (the "Exit Financing Revolving Credit Facility"). The Exit Financing Revolving Credit

Facility will have a maximum availability of the lesser of $75 million or an amount (determined pursuant to a borrowing base calculation) equal to the sum of
(a) 80% of eligible accounts receivable plus (b) the lesser of (i) 50% of the value of eligible inventory and (ii) $15,000,000 plus (c) the lesser of (i) 25% of the book value of real property on which the collateral agent for the exit lenders has a first priority mortgage and (ii) $40,000,000 less (d) a reserve against borrowing availability set by the agent for the exit lenders. A specified portion of the Exit Financing Revolving Credit Facility will also be available in the form of letters of credit. Borrowings under the Exit Financing Revolving Credit Facility will bear interest at either the prime rate selected by the lender or a floating rate based on the London Interbank Borrowing Rate plus, in either case, a specified margin to be determined based on certain financial ratios achieved by Alderwoods Group. Borrowings under the Exit Financing Revolving Credit Facility will be secured by the capital stock of certain subsidiaries of Alderwoods Group and personal and real property of Alderwoods Group and certain of its subsidiaries. CIT/Group Business Credit, Inc. is acting as the agent bank and collateral agent for the Exit Financing Revolving Credit Facility. The Exit Financing Revolving Credit Facility will be used for general corporate and working capital purposes. Additionally, the Plan contemplates that Alderwoods Group may seek to obtain a $250 million exit financing term loan (the "Exit Financing Term Loan," and, together with the Exit Financing Revolving Credit Facility, the "Exit Financing Facility").


BUSINESS OPERATIONS


      As of the Effective Date, the Company's core operations will consist of the funeral and cemetery activities of the Loewen Companies. The Company's operations will also include the Loewen Companies' insurance business in support of the core operations. The Company will maintain a regional management structure for the funeral and cemetery business that is organized into multiple geographic regions in the United States, Canada and the United Kingdom. For certain financial information for each of the funeral, cemeteries and insurance segments, see Note 15 to the audited annual consolidated financial statements of Loewen Group included elsewhere in this Registration Statement.


      The Company will aggressively pursue a business plan designed to provide a stable platform for future growth. The key components of the business plan will be to increase revenues, reduce operating costs, upgrade information systems, build marketing and research capabilities and generate positive cash flow. Revenue increasing initiatives will include increased funeral home volume, upgraded cremation services, upgraded cremation merchandise, increased direct cremation business and increased at-need cemetery business through cross-referrals. Operating cost reduction initiatives will include restructured location management, increased efficiency through reallocation of advertising and marketing dollars and eliminating telemarketing expenditures and certain training costs.

      BASIS OF ACCOUNTING


      Accounting information contained in this Registration Statement is presented on the basis of Canadian generally accepted accounting principles ("Canadian GAAP"). Differences between Canadian GAAP and United States generally accepted accounting principles ("U.S. GAAP") are described in Note 17 to the audited annual consolidated financial statements of Loewen Group included elsewhere in this Registration Statement. As Alderwoods Group will succeed to substantially all of the assets of Loewen Group and will continue to operate the existing businesses of Loewen Group, Loewen International and their subsidiaries, Loewen Group is treated as the predecessor of Alderwoods Group for financial accounting purposes.


      Amounts paid for funeral services are recorded as revenue at the time the service is performed. Payments made for pre-need funeral contracts are either placed in trust by the Loewen Companies or are used on behalf of the purchaser of the pre-need contract to pay premiums on life insurance polices under which one of the Loewen Companies is designated as the beneficiary. At the date of performing a pre-arranged funeral service, the amount originally trusted or the insurance contract amount, together with related accrued earnings retained in trust and increased insurance benefits, is recorded as funeral revenue.

      Historically, the pre-need sale of interment rights and related products and services was recorded by the Predecessor as revenue when customer contracts were signed. At that time, costs related to the sale were also recorded and an allowance was established for future cancellations and refunds, based on management's estimates in light of actual historical experience, trends and analysis. A portion of the proceeds received from pre-need merchandise and service sales was generally set aside in trust funds to provide for the future delivery of the cemetery products and services. Earnings of merchandise and service trust funds were recognized as income in the year realized; increases in the costs for merchandise and services were recognized as a charge to income. In December 1999, the staff of the United States Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides the SEC staff's views on the application of existing U.S. GAAP to revenue recognition in financial statements. Under SAB 101, pre-need revenue (pre-arranged funerals, pre-need cemetery merchandise, services and spaces) is to be recorded at the time of product delivery, performance of services or transfer of interment right title. SAB 101 was required to be implemented for U.S. GAAP in the fourth quarter of 2000, with effect from January 1, 2000. Historical financial information for the Predecessor prepared in accordance with Canadian GAAP does not reflect SAB 101 at this time, as a result of ongoing reorganization proceedings. For U.S. GAAP purposes, SAB 101 has been implemented for pre-need sales contracts consummated on or after January 1, 2001; however, as a result of the ongoing reorganization proceedings, the Predecessor has not recognized the cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2000, and has not applied SAB 101 for transactions consummated during 2000. It is contemplated that, in connection with future filings with the SEC, Alderwoods Group will restate the historical financial statements of the Predecessor to the full extent necessary to comply with U.S. GAAP and SAB 101. The adoption of SAB 101 will result in a significant deferral of revenue for the Company. See "Item
2. Financial Information -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Accounting Standards" and Note 17 to the audited annual consolidated financial statements of Loewen Group included elsewhere in this Registration Statement.


      FUNERAL HOMES

      The Company's funeral homes will offer a full range of funeral services, including the collection of remains, registration of death, professional embalming, use of funeral home facilities, sale of caskets and other merchandise and transportation to a place of worship, funeral chapel, cemetery or crematorium.

      Substantially all of the Company's funeral homes will provide basic cremation services, and the Company will have proprietary programs designed to provide a full range of merchandise and services to families choosing cremation. In 2000, cremations accounted for approximately 33% of all funeral services performed by the Loewen Companies compared to approximately 30% in 1999. As a percentage of all funeral services in the United States, cremations have been increasing by approximately 1% annually over the past five years and, in 2000, accounted for approximately 26% of all funeral services performed in the United States.

      Funeral operations constituted approximately 65% of consolidated revenue of the Loewen Companies for 2000 as compared to approximately 59% for 1999. Gross pre-arranged funeral sales of the Loewen Companies were approximately $119 million in 2000 and approximately $168 million in 1999.

      CEMETERIES

      The Company's cemetery operations will assist families in making burial arrangements and offer a complete line of cemetery products (including a selection of burial spaces, burial vaults, lawn crypts, caskets, memorials, niches and mausoleum crypts), the opening and closing of graves and cremation services.

      Cemetery operations constituted approximately 25% of consolidated revenue of the Loewen Companies for 2000 and approximately 32% for 1999, the majority of which was derived from pre-need sales of cemetery products and services.

      The Company will provide for the long-term maintenance of its cemetery properties by placing a portion, typically 10% to 15%, of the proceeds from the sale of interment rights into a perpetual care trust fund. The income from these funds is used to offset the maintenance costs of operating the cemeteries. At June 30, 2001, the cemeteries had approximately $251.4 million in perpetual care trust funds, compared to $271.4 million at June 30, 2000, which are not reflected on the consolidated balance sheet because the principal is required to stay in trust in perpetuity.

      INSURANCE


      As of October 31, 2001, Loewen Group operated three insurance subsidiaries licensed in a total of 29 jurisdictions. These insurance subsidiaries sell a variety of life insurance products, which include the funding of pre-arranged funerals. Insurance operations constituted approximately 10% of consolidated revenue of the Loewen Companies for 2000 as compared to approximately 9% for 1999.



      While Alderwoods Group will continue to operate one of Loewen Group's insurance subsidiaries in support of the Company's pre-need business, alternatives involving the disposition of two of Loewen Group's insurance subsidiaries, which are considered non-strategic, are currently being explored.


COMPETITION

      The funeral service industry in North America is highly fragmented, consisting primarily of small, family-owned businesses. Competition generally arises among local funeral homes and cemeteries for at-need and pre-need business. The market share of a single funeral home or cemetery in any community is often a function of the name, reputation and location of that funeral home or cemetery. Gains or losses in market share within a community are usually realized over a period of time.

      The Company will also face similar competitive elements from large, publicly-traded funeral service companies, as well as non-public regional consolidators.

REGULATION

      The funeral service industry is regulated primarily on a state and provincial basis with a vast majority of jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. A number of jurisdictions also regulate the sale of pre-need services and the administration of any resulting trust funds or insurance contracts. The laws and regulations are complex, subject to the interpretation by regulators, and vary from jurisdiction to jurisdiction. Non-compliance with these regulations can result in fines or suspension of licenses required to sell pre-need services and merchandise. In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation restricting the common ownership of funeral homes, cemeteries and related operations within a specific geographic region.

      The Company's operations in the United States must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services. Certain regulatory requirements also exist in Canada and the United Kingdom.

      The Company's insurance subsidiaries will be subject to regulation by the states in which they are domiciled and the states in which their products are sold.

ENVIRONMENTAL RISK


      The Company's operations will be subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which the Company will operate. On a continuing basis, the Company's policies will be designed to assess and evaluate environmental risk and, when necessary, conduct appropriate corrective measures. Liabilities will be recorded when known or considered probable and reasonably estimable.


      The Company will provide for environmental liabilities using its best estimates. Actual environmental liabilities could differ significantly from these estimates.

EMPLOYEES


      At October 31, 2001, the Loewen Companies employed approximately 9,980 people, with approximately 690 people employed at the executive and administrative offices in Toronto, Ontario; Burnaby, British Columbia; and Cincinnati, Ohio. Loewen International believes that relationships with these employees are good, but recognizes employees have concerns over the challenges facing the Loewen Companies. At September 30, 2001, approximately 170 of the employees were members of collective bargaining units.


RISK FACTORS


      The risk factors discussed in this Registration Statement assume that the Effective Date occurs in accordance with the Plan and do not discuss material risks that could prevent the occurrence of the Effective Date. The following risk factors should be considered carefully in addition to the other information contained in this Registration Statement.


      SUBSTANTIAL LEVERAGE WILL CONTINUE


      Giving pro forma effect to the Confirmation of the Plan, on the Effective Date the Company's total long-term indebtedness (including the current portion thereof) is expected to be approximately $834 million. While Loewen International believes that future operating cash flow, together with financing arrangements, will be sufficient to finance operating requirements under the Company's business plan, the Company's leverage and debt service requirements could make it more vulnerable to economic downturns in the markets the Company intends to serve or in the economy generally. The Company's indebtedness could restrict its ability to obtain additional financing in the future and, because the Company may be more leveraged than certain of its competitors, could place the Company at a competitive disadvantage. In addition, the Exit Financing Facility, the Five-Year Secured Notes, if issued, the Two-Year Unsecured Notes, if issued, the Seven-Year Unsecured Notes and the Convertible Subordinated Notes will contain covenants that impose operating and financial restrictions on the Company. These covenants could adversely affect the Company's ability to finance future operations, potential acquisitions or capital needs or to engage in business activities that may be in their interest, including implementing the Company's business plan.


      SUBSIDIARY STOCK WILL BE SUBJECT TO SECURITY INTERESTS


      The capital stock of subsidiaries directly owned by Alderwoods Group or a subsidiary guarantor of the Exit Financing Facility will be subject to various liens and security interests subject to percentage limitations in the case of foreign subsidiaries. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to Alderwoods Group or the subsidiary owning the collateral, except to the extent, if any, that the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.



      ALDERWOODS GROUP PRINCIPALLY WILL BE A HOLDING COMPANY



      Alderwoods Group principally will be a holding company, and therefore its right to participate in any distribution of assets of any subsidiary upon that subsidiary's dissolution, winding-up, liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent that Alderwoods Group may be a creditor of that subsidiary and its claims are recognized. There are various legal limitations on the extent to which some of the subsidiaries of Alderwoods Group may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, Alderwoods Group or its other subsidiaries.


      DIVIDENDS ARE NOT ANTICIPATED; PAYMENT OF DIVIDENDS IS SUBJECT TO RESTRICTION


      Alderwoods Group is not expected to pay any dividends on the Common Stock in the foreseeable future. In addition, covenants in the respective indentures governing the Five-Year Secured Notes, if issued, the Two-Year Unsecured Notes, if issued, the Seven-Year Unsecured Notes and the Convertible Subordinated Notes and in the Exit Financing Facility will restrict the ability of Alderwoods Group to pay dividends and may prohibit the payment of dividends and certain other payments. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the Common Stock.

      THERE IS NO ESTABLISHED MARKET FOR THE COMMON STOCK OR THE WARRANTS; VOLATILITY IS POSSIBLE


      No established market exists for the Common Stock. On November 5, 2001, Loewen International filed an application to have the Common Stock designated as a Nasdaq National Market security by The Nasdaq Stock Market, Inc. ("Nasdaq"). Although it is currently anticipated that the Common Stock will be so designated, there can be no assurance, even if such designation is obtained, that an active market for the Common Stock will develop or, if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. Moreover, the Common Stock will be issued pursuant to the Plan to holders of claims in several classes of creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis. Accordingly, it is anticipated that the market for the Common Stock will be volatile, at least for an initial period after the Effective Date. Moreover, although the Plan was developed based upon an assumed midpoint reorganization value of $17.17 per share of the Common Stock, such valuation was not an estimate of the prices at which the Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the Company's annual or quarterly financial results or those of its competitors, changes by financial analysts in their estimates of the future earnings of the Company, conditions in the economy in general or in the funeral industry in particular or unfavorable publicity. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly-traded securities. No assurance can be given as to the market prices for Common Stock that will prevail following the Effective Date.



      Loewen International intends to use commercially reasonable efforts to have the Warrants designated as a Nasdaq National Market security by Nasdaq. In this regard, on November 5, 2001 Loewen International filed an application to obtain such designation. However, there can be no assurance that such designation will be obtained or, even if such a designation is obtained, that an active market for the Warrants will develop, or, if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given that a holder of the Warrants will be able to sell such securities in the future or as to the price at which any such sale may occur. The actual market price for the Warrants at any particular time will be influenced by a number of factors, including factors affecting the value of the Common Stock discussed in the immediately preceding paragraph. There can be no assurance that the market value of the Common Stock will exceed the exercise price of the Warrants at any time prior to their expiration. Moreover, although Dresdner Kleinwort Wasserstein has computed a theoretical value of $1.85 per Warrant in connection with the development of the Plan, such valuation was not an estimate of the prices at which the Warrants may trade in the market, and the Company has not attempted to make any such estimate in connection with the development of the Plan.


      HISTORICAL FINANCIAL INFORMATION WILL NOT BE COMPARABLE


      As a result of the consummation of the Plan and the transactions contemplated thereby, Alderwoods Group will operate the existing businesses of the Loewen Companies under a new capital structure. In addition, Alderwoods Group will be subject to the fresh-start accounting rules, will report using U.S. GAAP rather than Canadian GAAP and will, as a result of SAB 101, apply accounting policies relating to pre-need revenue recognition that differ from those applied in connection with the historical financial statements of the Predecessor, including the consolidated financial statements of the Predecessor included elsewhere in this Registration Statement. In addition, historically the financial statements of the Predecessor have not consolidated the assets, liabilities and results of operations of Rose Hills as will the financial statements of Alderwoods Group, and in the future the consolidated financial statements of Alderwoods Group will not reflect the assets, liabilities or results of operations of properties that, as part of the ongoing program to dispose of non-strategic assets, have been or will be sold or otherwise disposed of. Accordingly, the financial condition and results of operations of Alderwoods Group from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Predecessor, including the consolidated financial statements of the Predecessor included elsewhere in this Registration Statement.

      OUTCOME OF NAFTA CLAIMS IS IMPOSSIBLE TO PREDICT


      In October 1998, Loewen Group filed the NAFTA Claims against the government of the United States seeking damages under the arbitration provisions of NAFTA. Prior to the Effective Date, Loewen Group will cause Loewen International to form (a) a wholly owned Delaware limited liability company ("Delco") and (b) a wholly owned Nova Scotia unlimited liability company ("Nafcanco"). On the Effective Date, Loewen International will transfer its rights to receive any proceeds of the NAFTA Claims arising under article 1117 of NAFTA to Delco and will transfer the membership interests in Delco to Loewen Group. Immediately thereafter, Loewen Group will transfer to Nafcanco all right, title and interest to any proceeds of the NAFTA Claims arising under article 1116 of NAFTA and Loewen Group will cause Delco to transfer to Loewen International all right, title, and interest to any proceeds of the NAFTA Claims arising under article 1117 of NAFTA, and in respect thereof, Loewen Group will irrevocably delegate to Nafcanco all powers and responsibilities of Loewen Group in respect of the pursuit and prosecution of the NAFTA Claims. In addition, pursuant to the Plan, on the Effective Date immediately following completion of these transactions, an undivided 25% interest in the proceeds, if any, of the NAFTA Claims as such proceeds may be adjusted as a result of the arbitration contemplated by the letter agreement between Loewen Group and Raymond L. Loewen, dated May 27, 1999 (the "NAFTA Arbitration Agreement") less (a) any amounts payable under paragraph 3 of the NAFTA Arbitration Agreement and (b) any amounts payable pursuant to the contingency fee letter agreement between Jones, Day, Reavis & Pogue and Loewen Group, dated July 25, 2000, will be transferred to the Liquidating Trust. Although Loewen International believes that these actions should not affect the NAFTA Claims, the government of the United States, respondent in the NAFTA proceeding, will likely argue that these actions, if taken before an award is issued, would divest the Arbitration Tribunal of jurisdiction over some or all of the claims. In addition, Loewen International does not believe that it is possible at this time to predict the final outcome of this proceeding or to establish a reasonable estimate of the damages, if any, that may be awarded, or the proceeds, if any, that may be received in respect of the NAFTA Claims.


      ONGOING TAX AUDIT COULD IMPACT PRIORITY TAX CLAIMS


      Although Loewen International does not presently anticipate that any material payment will be made to the Internal Revenue Service on account of certain tax claims given a priority status under the Bankruptcy Code, the Debtors' 1993 through 1998 tax years remain under audit by the Internal Revenue Service, and, as a result, the Internal Revenue Service could assert additional claims against the Debtors that could, if sustained, result in a material net payment being made by the Company to the Internal Revenue Service in respect of certain of these tax claims.


      REVENUE FROM PRE-NEED SALES IS DEPENDENT UPON AN ADEQUATE SALESFORCE

      Revenue from funeral and cemetery operations is significantly impacted by the level of pre-need sales, and the level of pre-need sales is largely dependent upon maintaining an adequate salesforce. Accordingly, the future success of the Company is dependent upon the Company's ability to attract, train and retain an adequate number of salespeople.

      REVENUE FROM TRUST AND FINANCE INCOME IS SUBJECT TO MARKET CONDITIONS

      Revenue from funeral and cemetery operations is significantly impacted by the level of trust income from perpetual care and merchandise trust funds. The level of trust income is largely dependent upon yields available in connection with the investment of the balances held in such trust funds. Available yields may be subject to significant fluctuations in response to conditions in the economy in general.


      FEDERAL, STATE AND LOCAL REGULATIONS MAY CHANGE TO THE DETRIMENT OF ALDERWOODS GROUP


      The Company's operations will be subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, pre-need sales of funeral and cemetery products and services, environmental matters and various other aspects of the business. The impact of such regulations varies depending on the location of funeral homes and cemeteries.


      From time to time, states and regulatory agencies have considered and may enact additional legislation or regulations that could affect the Company. For example, additional legislation or regulations requiring more liberal refund and cancellation policies for pre-need sales of products and services or prohibiting door-to-door or telephone solicitation of potential customers could adversely impact sales, resulting in lower gross revenues. Similarly, additional legislation or regulations increasing trust requirements could reduce the amount of cash available to the Company for other purposes. Additional legislation or regulations prohibiting the common ownership of funeral homes and cemeteries in the same market could adversely impact both sales and costs and expenses in the affected markets. If adopted in the states in which the Company operates, additional legislation or regulations such as these could have a material adverse effect on the results of operations of the Company.


      THE DEATH RATE MAY DECREASE

      The death rate in the United States declined approximately 1% in 1997 and approximately 2% in 1998, reversing a trend of an approximate 1% increase per year since 1980. However, for the combined two-year period from 1998 to 2000, the death rate has declined by less than 1%. Industry studies indicate that the average age of the population is increasing. The financial results of the Company may be affected by any decline in the death rate.

      THE RATE OF CREMATION IS INCREASING

      There is an increasing trend in the United States toward cremation. According to industry studies, cremations represented approximately 26% of the burials performed in the United States in 2000, as compared with approximately 10% in 1980, and this percentage has been increasing by approximately 1% annually over the past five years. Compared to traditional funeral services, cremations have historically generated similar gross profit percentages but lower revenues. A substantial increase in the rate of cremations performed by the Company could have a material adverse effect on the results of operations of the Company.

      CERTAIN PROVISIONS WILL HAVE ANTI-TAKEOVER EFFECTS


      Certain provisions of the Alderwoods Group Certificate of Incorporation and the Alderwoods Group Bylaws, as well as the General Corporation Law of the State of Delaware (the "DGCL"), may have the effect of delaying, deferring or preventing a change in control of Alderwoods Group. Such provisions, including those providing for the possible issuance of preferred stock of Alderwoods Group without stockholder approval, regulating the nomination of directors and eliminating stockholder action by written consent may make it more difficult for other persons, without the approval of Alderwoods Group's Board of Directors, to make a tender offer or otherwise acquire substantial amounts of the Common Stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder's best interest.


ITEM 2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

      CANADIAN GAAP


      The following table sets forth certain selected consolidated financial information for the Predecessor as of and for the nine-month periods ended September 30, 2001 and 2000 and the fiscal years ended December 31, 2000, 1999, 1998, 1997 and 1996. The information as of and for the nine months ended September 30, 2001 and 2000 is unaudited; however, such information reflects all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the periods presented. The selected consolidated financial information set forth below should be read in conjunction with the Predecessor's audited annual consolidated financial statements (the "Audited Annual Consolidated Financial Statements") and unaudited interim consolidated financial statements (the "Unaudited Interim Consolidated Financial Statements," and, with the Audited Annual Consolidated Financial Statements, the "Consolidated Financial Statements") included elsewhere in this Registration Statement (including the notes thereto), as well as the discussion contained under the caption " -- Management's Discussion and Analysis of Financial Condition and Results of Operations." The Consolidated Financial Statements were prepared in accordance with Canadian GAAP, and Note 10 to the Unaudited Interim Consolidated Financial Statements and Note 17 to the Audited Annual Consolidated Financial Statements include a description of the material differences, and a reconciliation of certain line items, between Canadian GAAP and U.S. GAAP. Alderwoods Group will prepare its consolidated financial statements in accordance with U.S. GAAP. Other factors causing the financial condition and results of operations of Alderwoods Group to not be comparable to the financial condition or results of operations reflected in the Consolidated Financial Statements of Loewen Group are described under the caption "Item 1. Business -- Risk Factors -- Historical Financial Information Will Not Be Comparable."



      The financial results of the Predecessor for the nine months ended September 30, 2001 include $192 million of pre-tax charges representing impairment of assets and $34 million of reorganization costs. The results for the nine-month period exclude $103 million of contractual interest expense applicable to certain pre-Petition Date debt obligations which are subject to compromise as a result of the Chapter 11 and Creditors Arrangement Act filings. As of September 30, 2001, $2.3 billion of liabilities were subject to compromise.



      The financial results of the Predecessor for the nine months ended September 30, 2000 include $92 million of pre-tax charges representing impairment of assets and $25 million of reorganization costs. The results for the nine-month period exclude $115 million of contractual interest expense applicable to certain pre-Petition Date debt obligations which are subject to compromise as a result of the Chapter 11 and Creditors Arrangement Act filings. As of September 30, 2000, $2.3 billion of liabilities were subject to compromise.



      The financial results of the Predecessor for the year ended December 31, 2000 include $132 million of pre-tax charges representing impairment of assets and $46 million of reorganization costs. The 2000 results exclude $174 million of contractual interest expense applicable to certain pre-Petition Date debt obligations which are subject to compromise as a result of the Chapter 11 and Creditors Arrangement Act filings. As of December 31, 2000, $2.3 billion of liabilities were subject to compromise.



      The financial results of the Predecessor for the year ended December 31, 1999 include $414 million of pre-tax charges representing impairment of capital assets and investments and accrual of contingent losses on investments and $93 million of reorganization costs. The 1999 results exclude $100 million of contractual interest expense applicable to certain pre-Petition Date debt obligations which are subject to compromise as a result of the Chapter 11 and Creditors Arrangement Act filings. As of December 31, 1999, $2.3 billion of liabilities were subject to compromise.


      The financial results of the Predecessor for the year ended December 31, 1998 include $649 million of pre-tax charges representing impairment of capital assets and investments and accrual of contingent losses on investments.

      The financial results of the Predecessor for the year ended December 31, 1997 include $89 million of pre-tax charges, representing certain restructuring, strategic initiative and other charges.


      The financial results of the Predecessor for the year ended December 31, 1996 include $19 million of finance and other costs related to a competitor's hostile takeover proposal for Loewen Group, which was withdrawn in January 1997.

                                NINE MONTHS ENDED
                                   SEPTEMBER 30                                   YEAR ENDED DECEMBER 31
                             -----------------------     -------------------------------------------------------------------
                               2001           2000          2000           1999            1998           1997        1996
                             ---------     ---------     ---------     -----------     -----------     ----------    --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT
   INFORMATION:
Revenue .................    $ 611,194     $ 681,901     $ 896,062     $ 1,023,149     $ 1,130,399     $1,114,099    $908,385
Gross margin ............      139,061       183,143       234,418         264,534         265,610        363,639     329,008
Earnings (loss) from
   operations ...........     (142,925)       (4,420)      (26,233)       (248,607)       (263,966)       152,131     204,670
Net earnings (loss)  ....     (177,942)      (56,516)     (112,717)       (465,176)       (598,969)        41,810      65,999
Basic earnings (loss)
   per share(1) .........        (2.49)        (0.85)        (1.64)          (6.40)          (8.22)          0.48        1.01
Aggregate dividends
   declared per share ...           --            --            --              --            0.10           0.20        0.20



                             AS OF SEPTEMBER 30                                 AS OF DECEMBER 31
                          ------------------------    ------------------------------------------------------------------
                              2001          2000          2000          1999          1998          1997          1996
                          ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                   (IN THOUSANDS)
BALANCE SHEET
   INFORMATION:
Total assets .........    $3,750,382    $4,054,115    $3,980,906    $4,110,583    $4,673,908    $4,790,687    $3,718,734
Liabilities subject to
   compromise(2) .....     2,294,372     2,282,723     2,289,497     2,282,601            --            --            --
Total long-term
   debt(2)(3) ........        67,155        74,708        73,542        91,204     2,268,014     1,793,934     1,495,925
Preferred securities
   of subsidiary(2) ..            --            --            --            --        75,000        75,000        75,000
Shareholders' equity .       148,141       384,580       328,452       444,346       905,441     1,517,771     1,026,617


---------------------

(1)   There are no material differences between basic and diluted earnings
      (loss) per share.


(2) Under-secured and unsecured debt obligations (including the Monthly Income Preferred Securities, which are identified as "Preferred securities of subsidiary") have been reclassified as liabilities subject to compromise as a result of the Chapter 11 and the Creditors Arrangement Act filings.



(3) Total long-term debt comprises long-term debt which is not subject to compromise, including the current portion.

      U.S. GAAP


      Had the Consolidated Financial Statements been prepared in accordance with U.S. GAAP, selected consolidated financial information would have been as set forth below, except that the financial results for 2000 do not reflect the cumulative adjustment for, or the implementation of, SAB 101. See Note 10 to the Unaudited Interim Consolidated Financial Statements and Note 17 to the Audited Annual Consolidated Financial Statements.



                                 NINE MONTHS ENDED
                                   SEPTEMBER 30                                  YEAR ENDED DECEMBER 31
                             ------------------------    --------------------------------------------------------------------
                               2001          2000          2000            1999            1998           1997        1996
                             ---------     ---------     ---------     -----------     -----------     ----------    --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT
  INFORMATION:
Revenue ..................    $ 586,128     $ 681,677     $ 888,358     $ 1,021,230     $ 1,104,492     $1,115,400    $909,137
Gross margin .............      114,128       180,862       225,082         258,529         269,705        366,562     332,815
Earnings (loss) from
  operations .............     (167,230)       (6,161)      (34,811)       (324,656)       (260,127)       153,038     203,040
Earnings (loss)
  before cumulative
  effect of change in
  accounting principles ..     (198,820)      (57,714)     (119,593)       (523,439)       (594,257)        42,231      64,559
Basic earnings (loss)
  per share before
  cumulative effect
  of change in  accounting
  principles(1) ..........        (2.77)        (0.87)        (1.73)          (7.18)          (8.15)          0.49        0.98
Aggregate dividends
  declared per share .....           --            --            --              --            0.10           0.20        0.20



                           AS OF SEPTEMBER 30                              AS OF DECEMBER 31
                        ------------------------    ------------------------------------------------------------------
                           2001          2000          2000          1999          1998          1997          1996
                        ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                 (IN THOUSANDS)
BALANCE SHEET
   INFORMATION:
Total assets .......    $3,698,143    $4,001,502    $3,934,770    $4,059,751    $4,709,654    $4,776,535    $3,699,950
Liabilities subject
   to compromise(3)      2,294,372     2,282,723     2,289,497     2,282,601            --            --            --
Total long-term
   debt(2)(3) ......        67,155        74,708        73,452        91,204     2,268,014     1,793,934     1,495,925
Preferred securities
   of subsidiary(3)             --            --            --            --        75,000        75,000        75,000
Shareholders' equity        59,869       320,011       266,560       383,075       913,365     1,524,195     1,026,110


-----------------------

(1)   There are no material differences between basic and diluted earnings
      (loss) per share.


(2) Under-secured and unsecured debt obligations (including the Monthly Income Preferred Securities, which are identified as "Preferred securities of subsidiary") have been reclassified to liabilities subject to compromise as a result of the Chapter 11 and the Creditors Arrangement Act filings.



(3) Total long-term debt comprises long-term debt which is not subject to compromise, including the current portion.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      BASIS OF PRESENTATION


      This discussion and analysis of the financial condition and results of operations of the Predecessor are based upon and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto. As Alderwoods Group has succeeded to substantially all of the assets of Loewen Group pursuant to the Plan, for financial accounting purposes Loewen Group is treated as the predecessor of Alderwoods Group. The amounts reported in the Consolidated Financial Statements could materially change because of consummation of the Plan, since the reported amounts in the Consolidated Financial Statements do not give effect to adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result.


            RESULTS OF OPERATIONS


      Detailed below are the operating results of the Predecessor for the three- and nine-month periods ended September 30, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998, expressed in dollar amounts as well as relevant percentages. The operating results are presented as a percentage of revenue, except income taxes, which are presented as a percentage of earnings before income taxes.


      The operations of the Predecessor comprise three businesses: funeral homes, cemeteries and insurance. Additional segment information is provided in
Note 8 to the Unaudited Interim Consolidated Financial Statements and Note 15 to the Audited Annual Consolidated Financial Statements.


                                                                      THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                         SEPTEMBER 30               SEPTEMBER 30
                                                                     --------------------        -------------------
                                                                       2001         2000          2001        2000
                                                                     -------      -------        ------       ------
                                                                         (IN MILLIONS)              (PERCENTAGES)
Revenue
  Funeral......................................................      $ 121.7      $ 135.2          64.1         65.5
  Cemetery.....................................................         40.8         46.5          21.5         22.6
  Insurance....................................................         27.4         24.5          14.4         11.9
                                                                     -------      -------        ------       ------
     Total.....................................................      $ 189.9      $ 206.2         100.0        100.0
                                                                     =======      =======        ======       ======
Gross margin
  Funeral......................................................      $  28.9      $  35.0          23.8         25.9
  Cemetery.....................................................          2.3          7.6           5.6         16.3
  Insurance....................................................          5.6          4.3          20.3         17.6
                                                                     -------      -------
     Total.....................................................         36.8         46.9          19.4         22.8
Expenses
  General and administrative...................................         17.3         16.5           9.1          8.0
  Depreciation and amortization................................         13.6         13.8           7.2          6.7
  Provision for asset impairment...............................         34.7           --          18.3           --
                                                                     -------      ------
  Earnings (loss) from operations..............................        (28.8)        16.6         (15.2)         8.1
  Interest on long-term debt...................................          1.2          3.4           0.6          1.7
  Reorganization costs.........................................         13.7         11.0           7.2          5.3
  Other expenses...............................................          0.5          2.4           0.2          1.2
  Income taxes.................................................          6.6          2.7           n/a          n/a
                                                                     -------      -------
  Net loss.....................................................      $ (50.8)     $  (2.9)        (26.7)        (1.4)
                                                                     =======      =======



      Three Months Ended September 30, 2001 Compared to Three Months Ended September 30, 2000



      Consolidated revenue decreased 7.9% to $189.9 million for the three months ended September 30, 2001, from $206.2 million for the same period in 2000. This is primarily due to decreases in cemetery and funeral revenue as described below. Consolidated gross margin decreased by 21.6%, to $36.8 million for the three months ended September 30, 2001, from $46.9 million for the same period in 2000, primarily due to the decline in cemetery and funeral revenue, though costs, as a percentage of revenue, also increased for the cemetery and funeral businesses. As a percentage of revenue, consolidated gross margin decreased to 19.4% for the three months ended September 30, 2001, compared to 22.8% for the same period in 2000, primarily due to the cemetery and funeral revenue decline.

      Funeral revenue decreased 9.9% to $121.7 million for the three months ended September 30, 2001, compared to $135.2 million for the same period in 2000, primarily due to fewer funeral services, as a result of the sale of 196 funeral homes, 101 of which occurred in the fourth quarter of 2000, and 95 of which occurred during the nine months ended September 30, 2001, and partly, management believes, attributable to continuing consumer concerns caused by the ongoing reorganization proceedings. At locations in operation for all of the three months ended September 30, 2001 and 2000, funeral revenue increased 0.3%, to $117.2 million for the three months ended September 30, 2001, compared to $116.8 million for the same period in 2000, and the average revenue per funeral service increased by 1.8%, while the number of services performed decreased by 1.4%. Overall funeral gross margin, as a percentage of funeral revenue, decreased to 23.8% for the three months ended September 30, 2001, from 25.9% for the same period in 2000, principally as a result of lower revenues and a less than commensurate reduction in location operating costs. A significant reduction in future funeral revenue is expected as a result of the recent sales of funeral homes, as well as further planned sales under the ongoing program to dispose of non-strategic assets.



      Cemetery revenue decreased 12.3% to $40.8 million for the three months ended September 30, 2001, from $46.5 million for the same period in 2000, primarily due to the sale of 108 cemeteries, 33 of which occurred in the fourth quarter of 2000, and 75 of which occurred during the nine months ended September 30, 2001, as well as, management believes, continuing customer concerns caused by the ongoing reorganization proceedings. The sale of cemeteries has significantly reduced at-need revenues, down $3.9 million in the three months ended September 30, 2001, versus the same period in 2000, while pre-need revenues have remained flat. However, pre-need revenue growth has been constrained due to the slower than planned expansion of the sales force. In addition, but to a lesser degree, revenues continue to be negatively impacted by previous pre-need sales contract term changes, such as shorter terms and larger down payments that are less attractive to certain customers but are designed to improve cash flow. Though improving cash flow, the shorter contract terms, as well as the impacts of lower pre-need revenue in previous periods, have negatively impacted finance income, down $2.0 million in the three months ended September 30, 2001, compared to the comparable period in 2000. Overall cemetery gross margin, as a percentage of cemetery revenue, decreased to 5.6% for the three months ended September 30, 2001, from 16.3% for the same period in 2000, primarily due to large declines in at-need revenue and finance income, which were partially offset by moderate decreases in expenses. However, due to the fixed nature of certain expenses, expense reductions were not commensurate with the revenue declines experienced. A significant reduction in future cemetery revenue is expected as a result of the recent sale of cemeteries, as well as further planned sales under the ongoing program to dispose of non-strategic assets.






      Insurance revenue increased 11.9% to $27.4 million for the three months ended September 30, 2001, from $24.5 million for the same period in 2000. Overall insurance gross margin as a percentage of insurance revenue increased to 20.3% for the three months ended September 30, 2001, from 17.6% for the same period in 2000, primarily due to increased revenue.



      General and administrative expenses increased slightly to $17.3 million for the three months ended September 30, 2001, from $16.5 million for the same period in 2000. General and administrative expenses, as a percentage of revenue for the three months ended September 30, 2001, increased to 9.1% from 8.0% for the same period in 2000, primarily due to the effects of the revenue decline, and also resulting from the slight increase in expenses.



      Depreciation and amortization expenses decreased slightly to $13.6 million for the three months ended September 30, 2001, from $13.8 million for the same period in 2000, primarily due to dispositions and asset impairment provisions recorded after September 30, 2000. As a percentage of revenue, depreciation and amortization expense for the three months ended September 30, 2001, increased to 7.2%, compared to 6.7% for the same period in 2000, primarily due to the effects of the revenue decline, which more than offset the decrease in expense.



      For the three months ended September 30, 2001, the Predecessor recorded a pre-tax asset impairment provision of $34.7 million, of which $17.6 million related to an additional asset impairment provision resulting from an amendment to an August 1, 2001 agreement to sell its interest in relation to a group of 29 cemeteries, and $9.4 million related to three other cemeteries and an administrative facility, none of which were included in the ongoing program to dispose of non-strategic assets. The remainder of the pre-tax asset impairment provision of $7.7 million resulted from revised estimates of expected proceeds of the locations held for disposal.

      Interest expense on long-term debt decreased by $2.2 million to $1.2 million for the three months ended September 30, 2001, from $3.4 million for the same period in 2000. The decrease is primarily due to the reduction in interest and related fees associated with the debtors-in-possession revolving credit agreement that expired on June 30, 2001, as well as the continuing reduction in long-term debt not subject to compromise. Contractual interest expense not recorded on certain pre-Petition Date debt obligations amounted to $32.5 million and $38.7 million for the three months ended September 30, 2001 and 2000, respectively.



      Reorganization costs increased to $13.7 million for the three months ended September 30, 2001, from $11.0 million for the same period in 2000. These costs, before offsetting interest income of $2.2 million (2000 -- $1.9 million), primarily consisted of $9.7 million for professional fees for legal, accounting and consulting services provided to the Debtors and the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee pursuant to section 1102 of the Bankruptcy Code (the "Creditors' Committee"), in connection with the Debtors' reorganization under Chapter 11 and the Creditors Arrangement Act, $3.3 million for the Predecessor's Key Employee Retention Plan and $2.9 million for executory contracts submitted for rejection. Total reorganization costs since the Petition Date applicable to the Debtors' reorganization amounted to $172.5 million as at September 30, 2001.



      Income tax for the three months ended September 30, 2001 was $6.6 million, compared to an income tax of $2.7 million for the same period in 2000. The Predecessor's tax rate for the three months ended September 30, 2001 and 2000 varied from the statutory tax rate, because tax benefits generated by the Predecessor's losses were largely offset by a resultant increase in the valuation allowance against the Predecessor's future tax assets. In addition, a substantial portion of the Predecessor's reorganization costs are not deductible for tax purposes and losses incurred in certain jurisdictions do not offset the tax expense in profitable jurisdictions. Future income and losses, and the disposition of certain locations, may require the Predecessor or Loewen International to record a change in the valuation allowance of tax assets that were taken into account in determining the net amount of the Predecessor's liability for future income taxes recorded on its balance sheet at September 30, 2001. If this occurs, the resulting change in the valuation allowance, which could be significant, would generally be treated as an additional income tax expense or benefit in the period in which it arises. Loewen International expects that its effective income tax rate for fiscal year 2001 and beyond may vary significantly from the applicable statutory rates.



      The Predecessor had a net loss of $50.8 million for the three months ended September 30, 2001, compared to a net loss of $2.9 million for the same period in 2000. Basic and diluted loss per share were $0.71 for the three months ended September 30, 2001, compared to basic and diluted loss per share of $0.07 for the same period in 2000. The increase in net loss for the three months ended September 30, 2001 was primarily due to the provision for asset impairment, lower gross margins, higher income taxes, higher reorganization costs and higher general and administrative expenses, partially offset by lower interest expense, other expenses, and depreciation and amortization expense.



      The Predecessor's statement of cash flows for the three months ended September 30, 2001, reflects cash provided from operations of $21.8 million, compared to $30.9 million for the same period in 2000. The increase in cash of $8.0 million for the three months ended September 30, 2001 was $9.0 million less than the $17.0 million generated for the same period in 2000, due to lower cash provided from operations and higher net purchases of insurance invested assets, partially offset by higher proceeds on disposition of assets and investments, lower purchases of property and equipment and lower repayment of long-term debt.

                                                                      NINE MONTHS ENDED         NINE MONTHS ENDED
                                                                        SEPTEMBER 30               SEPTEMBER 30
                                                                   ---------------------       -------------------
                                                                      2001         2000         2001         2000
                                                                   --------      -------       ------       ------
                                                                        (IN MILLIONS)             (PERCENTAGES)
Revenue
  Funeral.....................................................     $  396.3      $ 435.8         64.8         63.9
  Cemetery....................................................        135.1        172.9         22.1         25.4
  Insurance...................................................         79.8         73.2         13.1         10.7
                                                                   --------      -------        -----        -----
     Total....................................................     $  611.2      $ 681.9        100.0        100.0
                                                                   ========      =======        =====        =====
Gross margin
  Funeral.....................................................     $  103.5      $ 128.4         26.1         29.5
  Cemetery....................................................         20.0         39.9         14.8         23.1
  Insurance...................................................         15.6         14.8         19.5         20.2
                                                                   --------      -------
     Total....................................................        139.1        183.1         22.8         26.9
Expenses
  General and administrative..................................         50.0         52.5          8.2          7.7
  Depreciation and amortization...............................         40.0         43.0          6.5          6.3
  Provision for asset impairment..............................        192.0         92.0         31.4         13.5
                                                                   --------      -------
  Loss from operations........................................       (142.9)        (4.4)       (23.3)        (0.6)
  Interest on long-term debt..................................          5.9         10.0          1.0          1.5
  Reorganization costs........................................         33.8         25.4          5.5          3.7
  Other expenses..............................................          2.9          4.6          0.5          0.7
  Income taxes................................................         (7.6)        12.1          n/a          n/a
                                                                   --------      -------
  Net loss....................................................     $ (177.9)     $ (56.5)       (29.1)        (8.3)
                                                                   ========      =======



            Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000



      Consolidated revenue decreased 10.4% to $611.2 million for the nine months ended September 30, 2001, from $681.9 million for the same period in 2000. This is primarily due to decreases in cemetery and funeral revenue as described below. Consolidated gross margin decreased 24.1%, to $139.1 million for the nine months ended September 30, 2001, from $183.1 million for the same period in 2000, primarily due to the decline in cemetery and funeral revenue, though costs, as a percentage of revenue, increased for all businesses. As a percentage of revenue, consolidated gross margin decreased to 22.8% for the nine months ended September 30, 2001, from 26.9% for the same period in 2000.



      Funeral revenue decreased 9.1% to $396.3 million for the nine months ended September 30, 2001, from $435.8 million for the same period in 2000, primarily due to fewer funeral services, as a result of the sale of 196 funeral homes, 101 of which occurred in the fourth quarter of 2000, and 95 of which occurred during the nine months ended September 30, 2001, and partly, management believes, attributable to continuing consumer concerns caused by the ongoing reorganization proceedings. At locations in operation for all of the nine months ended September 30, 2001 and 2000, funeral revenue decreased 0.3% to $377.2 million for the nine months ended September 30, 2001, compared to $378.2 million for the same period in 2000, and the average revenue per funeral service increased by 1.3%, while the number of services performed decreased by 1.5%. Overall funeral gross margin, as a percentage of funeral revenue, decreased to 26.1% for the nine months ended September 30, 2001, from 29.5% for the same period in 2000, principally as a result of lower revenues and a less than commensurate reduction in location operating costs. A significant reduction in future funeral revenue is expected as a result of the recent sales of funeral homes, as well as further planned sales under the ongoing program to dispose of non-strategic assets.



      Cemetery revenue decreased 21.9% to $135.1 million for the nine months ended September 30, 2001, from $172.9 million for the same period in 2000, primarily due to the sale of 108 cemeteries, 33 of which occurred in the fourth quarter of 2000, and 75 of which occurred during the nine months ended September 30, 2001, as well as, management believes, continuing consumer concerns caused by the ongoing reorganization proceedings. The sale of cemeteries has significantly reduced both at-need and pre-need revenues, down $11.2 million and $20.4 million, respectively, in the nine months ended September 30, 2001, versus the same period in 2000. In addition, pre-need revenue growth has been further constrained due to the slower than planned expansion of the sales force. In addition, but to a lesser degree, revenues have continued to be negatively impacted by previous pre-need sales contract term changes, such as shorter terms and larger down payments that are less attractive to certain customers but are designed to improve cash flow. Though improving cash flow, the shorter contract terms, as well as lower pre-need revenues, have negatively impacted finance income, down $6.6 million in the nine months ended September 30, 2001, compared to the comparable period in 2000. Overall cemetery gross margin, as a percentage of cemetery revenue, decreased to 14.8% for the nine months ended September 30, 2001, from 23.1% for the same period in 2000, primarily due to large declines in at-need and pre-need revenue and finance income, which were partially offset by decreases in expenses. However, due to the fixed nature of certain expenses, expense reductions were not commensurate with the revenue declines experienced. A significant reduction in future cemetery revenue is expected as a result of the recent sale of cemeteries, as well as further planned sales under the ongoing program to dispose of non-strategic assets.



      Insurance revenue increased 9.0% to $79.8 million for the nine months ended September 30, 2001, from $73.2 million for the same period in 2000. Overall insurance gross margin as a percentage of insurance revenue decreased slightly to 19.5% for the nine months ended September 30, 2001, from 20.2% for the same period in 2000, primarily due to increased benefits and claims costs, which more than offset the revenue increase.



      General and administrative expenses decreased to $50.0 million for the nine months ended September 30, 2001, from $52.5 million for the same period in 2000. The decrease in general and administrative expenses for the nine months ended September 30, 2001 is primarily due to the Predecessor's efforts to operate more efficiently and implement system improvements. General and administrative expenses, as a percentage of revenue, increased slightly to 8.2% for the nine months ended September 30, 2001, from 7.7% for the same period in 2000, due to the effects of the revenue decline.



      Depreciation and amortization expenses decreased to $40.0 million for the nine months ended September 30, 2001, from $43.0 million for the same period in 2000, primarily due to dispositions and asset impairment provisions recorded after September 30, 2000. As a percentage of revenue, depreciation and amortization increased slightly to 6.5% for the nine months ended September 30, 2001, from 6.3% for the same period in 2000, as the decline in expense was more than offset by the effects of the revenue decline.



      For the nine months ended September 30, 2001, the Predecessor recorded a pre-tax asset impairment provision of $192.0 million, of which $148.8 million related to an agreement reached on August 1, 2001, to sell its interest in relation to a group of 29 cemeteries, and $23.8 million related to seven cemeteries, seven funeral homes and an administrative facility, none of which were included in the ongoing program to dispose of locations that are considered non-strategic assets. The remainder of the pre-tax asset impairment provision of $19.4 million resulted from revised estimates of expected proceeds of the locations held for disposal. For the nine months ended September 30, 2000, the $92.0 million pre-tax asset impairment provision resulted from the Predecessor revising its estimates of expected proceeds of the locations held for disposal. The pre-tax asset impairment provisions are based on management estimates and, as a result, actual results could differ significantly from these estimates.



      Interest expense on long-term debt decreased by $4.1 million to $5.9 million for the nine months ended September 30, 2001, from $10.0 million for the same period in 2000. The decrease is primarily due to the reduction in interest and related fees associated with the debtors-in-possession revolving credit agreement that expired on June 30, 2001, as well as the continuing reduction in long-term debt not subject to compromise. Contractual interest expense not recorded on certain pre-Petition Date debt obligations amounted to $103.1 million and $115.0 million for the nine months ended September 30, 2001 and 2000, respectively.



      Reorganization costs increased to $33.8 million for the nine months ended September 30, 2001, from $25.4 million for the same period in 2000. These costs, before offsetting interest income of $6.7 million (2000 -- $2.8 million), primarily consisted of $28.1 million for professional fees for legal, accounting and consulting services provided to the Debtors and the Creditors' Committee, in connection with the Debtors' reorganization under Chapter 11 and the Creditors Arrangement Act, $8.3 million for the Predecessor's Key Employee Retention Plan and $4.1 million for executory contracts submitted for rejection. Total reorganization costs since the Petition Date applicable to the Debtors' reorganization amounted to $172.5 million as at September 30, 2001.



      Income tax benefit for the nine months ended September 30, 2001 was $7.6 million, compared to income tax of $12.1 million for the same period in 2000. The Predecessor's tax rate for the nine months ended September 30, 2001 and 2000 varied from the statutory tax rate because tax benefits generated by the Predecessor's losses were largely offset by a resultant increase in the valuation allowance against the Predecessor's future tax assets. In addition, a substantial portion of the reorganization costs are not deductible for tax purposes and losses incurred in certain jurisdictions may not offset the tax expense in profitable jurisdictions. Future income and losses, and the disposition of certain locations, may require the Predecessor or the Company to record a change in the valuation allowance of tax assets that were taken into account in determining the net amount of liability for future income taxes recorded on its balance sheet at September 30, 2001. If this occurs, the resulting change in the valuation allowance, which could be significant, would generally be treated as an additional income tax expense or benefit in the period in which it arises. Loewen International expects that the effective income tax rate for fiscal year 2001 and beyond may vary significantly from the applicable statutory rates.



      The Predecessor had a net loss of $177.9 million for the nine months ended September 30, 2001, compared to a net loss of $56.5 million for the same period in 2000. Basic and diluted loss per share were $2.49 for the nine months ended September 30, 2001, compared to basic and diluted loss per share of $0.85 for the same period in 2000. The increase in net loss for the nine months ended September 30, 2001 was primarily due to higher provision for asset impairment, lower gross margins and higher reorganization costs, partially offset by lower income taxes, interest expense, depreciation and amortization expense, general and administrative expenses and other expenses.



      The Predecessor's statement of cash flows for the nine months ended September 30, 2001, reflects cash provided from operations of $71.9 million, compared to $125.2 million for the same period in 2000. The increase in cash of $69.3 million for the nine months ended September 30, 2001, was $14.1 million less than the $83.4 million generated for the same period in 2000, due to lower cash provided from operations and higher net purchases of insurance invested assets, partially offset by higher proceeds on disposition of assets and investments, lower repayment of long-term debt and lower purchases of property and equipment.

                                                    YEAR ENDED DECEMBER 31                     YEAR ENDED DECEMBER 31
                                          --------------------------------------       --------------------------------------
                                             2000           1999           1998          2000           1999           1998
                                          --------       --------       --------       --------       --------       --------
                                                       (IN MILLIONS)                                (PERCENTAGES)
Revenue
   Funeral .........................      $  580.2       $  605.0       $  625.8           64.8           59.1           55.4
   Cemetery ........................         220.6          324.0          408.1           24.6           31.7           36.1
   Insurance .......................          95.3           94.1           96.5           10.6            9.2            8.5
                                          --------       --------       --------       --------       --------       --------

    Total ..........................      $  896.1       $1,023.1       $1,130.4          100.0          100.0          100.0
                                          --------       --------       --------       --------       --------       --------

Gross margin
   Funeral .........................      $  169.6       $  191.2       $  198.0           29.2           31.6           31.6
   Cemetery ........................          49.4           52.9           51.1           22.4           16.3           12.5
   Insurance .......................          15.4           20.4           16.5           16.2           21.7           17.1
                                          --------       --------       --------       --------       --------       --------

    Total ..........................         234.4          264.5          265.6           26.2           25.9           23.5

Expenses
   General and administrative ......          71.3           93.9          124.5            8.0            9.2           11.0
   Depreciation and amortization ...          57.0           64.0           71.2            6.3            6.3            6.3
   Provision for asset impairment ..         132.3          355.2          333.9           14.8           34.7           29.5
                                          --------       --------       --------       --------       --------       --------

Loss from operations ...............         (26.2)        (248.6)        (264.0)          (2.9)         (24.3)         (23.3)
Interest on long-term debt .........          12.4           87.9          182.3            1.4            8.6           16.2
Provision for investment impairment
    and contingent losses...........            --           59.2          315.2             --            5.8           28.0
Reorganization costs ...............          45.9           92.8             --            5.1            9.1             --
Dividends on preferred securities of
    subsidiary .....................            --            3.0            7.1             --            0.3            0.6
Other expenses (income) ............          14.4            5.6           (5.1)           1.6            0.5           (0.5)
                                          --------       --------       --------       --------       --------       --------

                                             (98.9)        (497.1)        (763.5)         (11.0)         (48.6)         (67.6)
Income taxes .......................          13.8          (31.9)        (164.5)           n/a            n/a            n/a
                                          --------       --------       --------       --------       --------       --------

Net loss ...........................      $ (112.7)      $ (465.2)      $ (599.0)         (12.6)         (45.5)         (53.0)
                                          ========       ========       ========



            Year Ended December 31, 2000 Compared to Year Ended December 31,
            1999

      Consolidated revenue decreased 12.4% to $896.1 million for the year ended December 31, 2000 from $1.023 billion in 1999. This is primarily due to decreases in cemetery and funeral revenue as described below. Consolidated gross margin decreased by 11.4% to $234.4 million in 2000 from $264.5 million in 1999, primarily due to the decline in cemetery and funeral revenue, though costs, as a percentage of revenue, also increased for funeral and insurance businesses compared to the prior year. As a percentage of revenue, consolidated gross margin increased slightly to 26.2% in 2000 compared to 25.9% in 1999.

      Funeral revenue decreased 4.1% to $580.2 million in 2000 compared to $605.0 million in 1999, primarily due to fewer funeral services, partly, management believes, attributable to continuing consumer concerns caused by the reorganization proceedings. At locations in operation for all of 1999 and 2000, the average revenue per funeral service was consistent with the prior year, while the number of funeral services performed decreased by 4.3%. Overall funeral gross margin, as a percentage of funeral revenue, decreased to 29.2% in 2000 from 31.6% in 1999, principally as a result of lower revenues and location operating costs. A significant reduction in future funeral revenue is expected as a result of the sale of 150 funeral homes, 101 of which occurred in the fourth quarter of 2000 and 49 of which occurred in the first two months of 2001, as well as further planned sales under the ongoing program to dispose of non-strategic assets.

      Cemetery revenue decreased 31.9% to $220.6 million in 2000, compared to $324.0 million in 1999, partly due to the disposition of 124 cemetery properties at March 31, 1999, as well as, management believes, continuing consumer concerns caused by the reorganization proceedings. In addition, revenues were negatively impacted by pre-need sales contract term changes, such as shorter terms and larger down payments that are less attractive to certain customers but are designed to improve cash flow. Overall cemetery gross margin, as a percentage of cemetery revenue, increased to 22.4% in 2000 from 16.3% in 1999, due to the effects of reduced costs and reduction in the allowance for pre-need accounts receivable in 2000, due to improved pre-need contract terms, better collections and fewer delinquencies. In 1999, cemetery gross margin was reduced due to a decline in pre-need sales and an increase in the estimate of the allowance for pre-need accounts receivable. In addition, gross margins were significantly reduced in 1999 due to a decline in revenues related to the reorganization proceedings and the March 1999 disposition of 124 properties. A significant reduction in future cemetery revenue is expected as a result of the sale of 76 cemeteries, 33 of which occurred in the fourth quarter of 2000 and 43 of which occurred in the first two months of 2001, as well as further planned sales under the ongoing program to dispose of non-strategic assets.

      Insurance revenue increased 1.3% to $95.3 million for 2000 from $94.1 million in 1999. Overall insurance gross margin as a percentage of insurance revenue decreased to 16.2% for 2000 from 21.7% in 1999, primarily due to realized investment losses and a provision for litigation costs.

      Gross pre-arranged funeral sales decreased to approximately $119 million in 2000 from approximately $168 million in 1999. Pre-arranged funeral services comprised approximately 22% of the funeral services performed in 2000 and 23% in 1999. The Predecessor estimates that it had a backlog of approximately $1.2 billion in pre-need funeral sales as of December 31, 2000. Approximately 67% of cemetery gross sales in 2000 was generated from pre-need sales compared with 80% in 1999.


      General and administrative expenses were reduced 24.1%, or $22.6 million, to $71.3 million for the year ended December 31, 2000 from $93.9 million in 1999. The decrease in general and administrative expenses for the year ended December 31, 2000 is primarily due to the closure of the Trevose corporate office in the second quarter of 1999, the termination of various strategic initiatives subsequent to the Chapter 11 and the Creditors Arrangement Act filings and the Predecessor's continuing program to operate more efficiently and implement system improvements during 2000. General and administrative expenses, as a percentage of revenue, decreased to 8.0% for the year ended December 31, 2000 from 9.2% in 1999, due to the reduction in costs, partially offset by the effect of reduced revenues.


      Depreciation and amortization expenses decreased to $57.0 million for the year ended December 31, 2000 from $64.0 million in 1999, primarily due to dispositions made in 2000 and 1999, and asset impairment provisions recorded in 2000 and 1999. As a percentage of revenue, depreciation was 6.3% for the years ended December 31, 2000 and 1999, as the decline in depreciation expense was more than offset by the effects of the revenue decline.

      The Predecessor recorded a pre-tax asset impairment provision of $132.3 million in 2000, as compared to $355.2 million in 1999, for certain properties included in the ongoing program to dispose of 371 locations considered non-strategic assets. The 2000 pre-tax asset impairment provision resulted from the Predecessor revising its estimates of expected proceeds for the properties held for disposition, to reflect actual sales which occurred in the first two months of 2001, as well as changes due to the ongoing bid process. The pre-tax asset impairment provisions are based on management estimates and, as a result, actual results could differ significantly from these estimates.


      Interest expense on long-term debt decreased by $75.5 million to $12.4 million for the year ended December 31, 2000, from $87.9 million in 1999. The decrease is primarily a result of the suspension of post-Petition Date interest expense and payments for under-secured and unsecured debt obligations resulting from the Chapter 11 and Creditors Arrangement Act filings. Contractual interest expense not recorded on certain pre-Petition Date debt obligations amounted to $174.1 million and $99.9 million for the years ended December 31, 2000 and 1999, respectively.



      Reorganization costs decreased to $45.9 million for the year ended December 31, 2000, from $92.8 million in 1999. These costs primarily consisted of $32.0 million for professional fees for legal, accounting and consulting services provided to the Debtors and the Creditors' Committee in connection with the Debtors' reorganization under Chapter 11 and the Creditors Arrangement Act, $7.3 million for the Predecessor's Key Employee Retention Plan, and $6.6 million for the write-off of costs associated with executory contracts submitted for rejection by the Debtors. Total reorganization costs since the Petition Date applicable to the Debtors' reorganization amounted to $138.7 million as at December 31, 2000.


      Income tax expense for the year ended December 31, 2000 was $13.8 million, compared to an income tax benefit of $31.9 million in 1999. The Predecessor was not able to realize a significant income tax benefit associated with the provision for asset impairment and the reorganization costs recorded in the years ended December 31, 2000 and 1999, because these items were generally not deductible for tax purposes or realization of the associated future tax benefits was not considered more likely than not. Future income and losses, and the disposition of certain locations, may require the Predecessor or the Company to record a change in the valuation allowance of tax assets that were taken into account in determining the net amount of the liability for future income taxes recorded on the balance sheet at December 31, 2000. If this occurs, the resulting change in the valuation allowance, which could be significant, would generally be treated as an additional income tax expense or benefit in the period in which it arises. Loewen International expects that the effective income tax rate for fiscal year 2001 may vary significantly from the Canadian and United States statutory rates.



      The Predecessor had a net loss of $112.7 million for the year ended December 31, 2000, compared to a net loss of $465.2 million in 1999. Basic loss per share was $1.64 for the year ended December 31, 2000, compared to a loss per share of $6.40 in 1999. The reduction in net loss for the year ended December 31, 2000 was primarily due to lower provision for asset and investment impairment, the suspension of interest expense applicable to under-secured and unsecured debt obligations as a result of the Chapter 11 and the Creditors Arrangement Act filings, lower reorganization costs, lower general and administrative expenses and lower depreciation and amortization expense, partially offset by higher income taxes and other expenses, and lower gross margins.



      The statement of cash flows for the year ended December 31, 2000 reflects cash provided from operations of $147.8 million, compared to $33.1 million in 1999, primarily due to the suspension of interest on under-secured and unsecured debt obligations for a full year, as a result of the Chapter 11 and the Creditors Arrangement Act filings and the improved cash flow from cemetery operations.


      Year Ended December 31, 1999 Compared to Year Ended December 31, 1998


      Consolidated revenue decreased 9.5% to $1.023 billion for the year ended December 31, 1999 from $1.130 billion in 1998. Management believes that the revenue decline in the funeral business was in part due to the Chapter 11 and the Creditors Arrangement Act filings on June 1, 1999. Cemetery revenue was significantly affected by the disposition of 124 properties at March 31, 1999, and pre-need sales contract term changes, such as shorter terms and larger down payments, that are less attractive to certain customers but are designed to improve cash flow. Consolidated gross margin decreased slightly, 0.4%, to $264.5 million in 1999 from $265.6 million in 1998, with a decline in funeral gross margin offset by improved insurance and cemetery gross margin. As a percentage of revenue, consolidated gross margin increased to 25.9% in 1999 from 23.5% in 1998.


      Funeral revenue decreased 3.3% to $605.0 million in 1999 compared to $625.8 million in 1998, primarily due to fewer funeral services and a reduced average revenue per funeral service, partly, management believes, attributable to consumer concerns caused by the reorganization proceedings. At locations in operation for all of 1998 and 1999, the average revenue per funeral service decreased by 5.7%, while the number of funeral services performed decreased by 4.5%. Overall funeral gross margin, as a percentage of funeral revenue, remained constant at 31.6% in 1999 and 1998.

      Cemetery revenue decreased 20.6% to $324.0 million in 1999 compared to $408.1 million in 1998, primarily due to the disposition of 124 cemetery properties at March 31, 1999. In addition, revenues were negatively impacted by pre-need sales contract term changes, such as shorter terms and larger down payments, that are less attractive to certain customers but are designed to improve cash flow and, management believes, by consumer concerns caused by the reorganization proceedings. Overall cemetery gross margin, as a percentage of cemetery revenue, increased to 16.3% in 1999 from 12.5% in 1998. In 1999, cemetery gross margin increased $1.8 million from 1998. In 1998, cemetery gross margin was reduced due to a decline in pre-need sales and an increase in the estimate of the allowance for pre-need accounts receivable due to increased cancellation experience trends. During 1999, there was a further decline in pre-need sales and an increase in cancellation experience. In addition, gross margins were significantly reduced in 1999, due to a decline in revenues related to the reorganization proceedings and the disposition of 124 properties mentioned above. Cemetery gross margin was also negatively impacted by location operating costs and adjustments to cemetery liabilities to reflect current costs.

      Insurance revenue decreased to $94.1 million for 1999 from $96.5 million in 1998. However, excluding 1998 revenue contributed by a subsidiary sold in 1998, insurance revenue increased by approximately $10.7 million, primarily due to the continuing effort to expand the sale of pre-need funeral insurance through funeral homes owned by the Predecessor. Overall insurance gross margin as a percentage of insurance revenue increased to 21.7% for 1999 from 17.1% in 1998, primarily due to an increase in pre-need funeral sales.


      Gross pre-arranged funeral sales decreased to approximately $168 million in 1999 from approximately $258 million in 1998. Pre-arranged funeral services comprised approximately 23% of the funeral services performed in each of 1999 and 1998. The Predecessor estimated that it had a backlog of approximately $1.2 billion in pre-need funeral sales as of December 31, 1999. Approximately 80% of cemetery gross sales in 1999 was generated from pre-need sales compared with 75% in 1998.


      General and administrative expenses, as a percentage of revenue, decreased to 9.2% in 1999 from 11.0% in 1998. General and administrative expenses in 1999 decreased $30.6 million to $93.9 million from $124.5 million in 1998. The decrease in general and administrative expenses in 1999 is primarily due to the closure of the Trevose corporate office in the second quarter of 1999 and the termination of various strategic initiatives subsequent to the Chapter 11 and the Creditors Arrangement Act filings on June 1, 1999. The general and administrative expenses in 1998 included $14.9 million of previously capitalized acquisition and construction costs associated with potential and existing locations that were no longer pursued.


      Depreciation and amortization expenses decreased to $64.0 million in 1999 compared to $71.2 million in 1998, primarily due to dispositions made in 1999, as well as the write off in 1998 of various depreciable assets. As a percentage of revenue, depreciation remained constant at 6.3% in 1999 and 1998, as the decrease in costs was offset by the effect of reduced revenues.

      In 1999, the Predecessor recorded a pre-tax asset impairment provision of $355.2 million applicable to certain properties, including the 371 properties the Predecessor identified for sale in December 1999. In December 1998, the Predecessor recorded a pre-tax asset impairment provision of $333.9 million on certain individual properties, the majority of which were sold in March 1999 for gross proceeds of $193 million and no further significant gain or loss. The asset impairment provisions are based on management estimates and, as a result, actual results could differ significantly from these estimates.


      Interest expense on long-term debt decreased by $94.4 million to $87.9 million in 1999 from $182.3 million in 1998. The decrease is primarily a result of the suspension of post-Petition Date interest expense and payments for under-secured and unsecured debt obligations resulting from the Chapter 11 and Creditors Arrangement Act filings. Contractual interest expense not recorded on certain pre-Petition Date debt obligations amounted to $99.9 million for the year ended December 31, 1999.


      In 1998, the Predecessor concluded that its investments in Prime and Rose Hills had suffered a decline in value that was other than temporary and wrote down these investments. In 1999, the Predecessor reevaluated these investments in light of further developments during the year. The Predecessor concluded that its investment in Prime had suffered a further decline in value that was other than temporary and, accordingly, wrote off the remaining investment at December 31, 1999. The Predecessor also revalued its contingent loss under the majority owner of Prime's put option (estimated difference between the option price, as defined, and the Predecessor's estimate of the fair value of the majority owner's interest based in part on current market conditions), and adjusted the contingent loss. As with Prime, although no further decline in the investment value had occurred, the Predecessor revalued the contingent loss for Rose Hills under the majority owner's put option, and adjusted the contingent liability. These adjustments resulted in investment impairment and contingent losses of $59.2 million recorded during 1999 compared to $315.2 million recorded in 1998. The contingent loss amounts could change based on changes in the estimated future value of the businesses. A net liability has been recorded reflecting an accrual of the expected losses on the options reduced by the remaining carrying value of the investments.


      Reorganization costs of $92.8 million in 1999, included a charge of $23.0 million for the write off of deferred debt issue costs and $9.8 million for the recording of the option liability relating to Pass-through Asset

Trust Securities issued by Loewen International, each associated with debt now subject to compromise as a result of the Chapter 11 and Creditors Arrangement Act filings, $27.0 million for the write off of costs associated with executory contracts submitted for rejection by the Debtors, approximately $5.7 million for the Predecessor's Key Employee Retention Plan and $27.3 million of professional fees for accounting, legal and consulting services provided to the Debtors and the Creditors' Committee, and other costs and fees incurred, in connection with the Debtors' reorganization under Chapter 11 and the Creditors Arrangement Act.


      The income tax benefit of $31.9 million in 1999 compares to an income tax benefit of $164.5 million in 1998. In 1999, the Predecessor established additional valuation allowances of $138.6 million against the following tax assets: (a) provision for losses on the Predecessor's existing investment in Rose Hills and Prime and an increase in the liability regarding the Predecessor's put obligations; (b) certain state, provincial and federal net operating and capital loss carryovers; (c) interest expense; and (d) certain other tax benefits. In addition, the Predecessor was unable to realize the benefit of either the operating loss for the period or the deductible portion of the reorganization expenses incurred in the period.

      The Predecessor had a net loss of $465.2 million in 1999 compared to a net loss of $599.0 million in 1998. Basic loss per share was $6.40 in 1999 compared to a loss of $8.22 in 1998. The decrease in net loss for 1999 resulted primarily from lower investment impairment and contingent losses, interest on long-term debt and general and administrative expense, partially offset by reduced income tax benefits, increased reorganization costs, asset impairment and lower funeral gross margin.


      The statement of cash flows for the year ended December 31, 1999 reflects cash provided from operations of $33.1 million, compared to cash applied of $124.5 million in 1998, primarily due to the suspension of interest on under-secured and unsecured debt obligations as a result of the Chapter 11 and the Creditors Arrangement Act filings.


      LIQUIDITY AND CAPITAL RESOURCES


      Loewen Group, Loewen International and all of the United States Debtor subsidiaries of Loewen International, as debtors-in-possession, became parties to a $200 million revolving credit agreement dated June 1, 1999 and in May 2000 the credit limit was reduced to $100 million. This credit facility matured on June 30, 2001. The Predecessor determined that existing cash, together with cash flow from operations, would be sufficient to satisfy near-term obligations, and therefore, did not renew or replace the $100 million credit facility.



      Pursuant to the Plan, Alderwoods Group will issue the following debt securities:



      (a) unless Alderwoods Group obtains the $250 million Exit Financing Term Loan (which is not expected to occur), Five-Year Secured Notes in an aggregate principal amount of $250 million;


      (b) Two-Year Unsecured Notes in an aggregate principal amount equal to $165 million less the aggregate amount of net proceeds from asset dispositions to be distributed pursuant to the Plan;

      (c) Seven-Year Unsecured Notes in an aggregate principal amount of at least $325 million and not more than $330 million; and

      (d) Convertible Subordinated Notes in an aggregate principal amount of $24.7 million.

In addition, pursuant to the Plan, certain indebtedness of the Debtor subsidiaries will be reinstated; it is estimated that such indebtedness, together with long-term indebtedness of Loewen Companies that are not Debtors, will be approximately $55 million as of the Effective Date.


      As a result of the consummation of certain transactions contemplated by the Plan, Alderwoods Group will own all of the outstanding capital stock of Rose Hills. As of October 31, 2001, Rose Hills had approximately $61.5 million outstanding under its senior secured term loan facility (the "Rose Hills Term Facility"), which matures on November 1, 2003. Rose Hills also has $80 million aggregate principal amount of 9-1/2% Senior Subordinated Notes due 2004 (the "Rose Hills Notes") outstanding.

      As a condition to the effectiveness of the Plan, Alderwoods Group will enter into the Exit Financing Revolving Credit Facility, which is expected to have a maximum availability of the lesser of $75 million or an amount determinable pursuant to a borrowing base calculation. A specified portion of the Exit Financing Revolving Credit Facility will be available in the form of letters of credit. Although Alderwoods Group will continue to be substantially leveraged, Loewen International believes that the Exit Financing Revolving Credit Facility, together with existing cash and cash flow from operations, will be sufficient to meet the Company's anticipated capital expenditures and working capital requirements through at least December 31, 2002, including payment obligations under the indebtedness described above.


      RESTRICTIONS


      Alderwoods Group will be required to apply net proceeds from the sale of specified properties to the redemption of the Two-Year Unsecured Notes, if issued, pursuant to procedures set forth in the indenture governing the Two-Year Unsecured Notes. Furthermore, the indentures governing the Five-Year Secured Notes, the Seven-Year Unsecured Notes and the Convertible Subordinated Notes will prohibit the Company from consummating certain asset sales unless (a) consideration at least equal to fair market value is received and (b) with respect to specified assets, not less than 75% of the consideration for the asset sale is paid in cash. Within 270 days of the receipt of net proceeds from any such asset sale, Alderwoods Group will be obligated to apply such net proceeds at its option (or as otherwise required) as follows: (a) with respect to asset sales of specified properties, to pay the Two-Year Unsecured Notes, if issued; and (b) with respect to all other such asset sales, (i) to pay the Exit Financing Revolving Credit Facility and permanently reduce commitments with respect thereto, or the Two-Year Unsecured Notes, if issued, or (ii) to make capital expenditures or acquisitions of other assets in the same line of business as Alderwoods Group or certain of its subsidiaries or businesses related thereto. To the extent Alderwoods Group receives any net proceeds from such asset sale not applied in accordance with the immediately preceding sentence in excess of certain thresholds, Alderwoods Group must offer to purchase Five-Year Secured Notes, Seven-Year Unsecured Notes or Convertible Subordinated Notes (in that order) with such excess proceeds.



      The Company's insurance subsidiaries will be subject to certain state regulations that restrict distributions, loans and advances from such subsidiaries to Alderwoods Group and its other subsidiaries.


      RECENT ACCOUNTING STANDARDS


      In July 2001, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS No. 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). FAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. FAS No. 142 changes, among other things, the accounting for goodwill from an amortization method to an impairment-only approach, and is required to be applied prospectively with effect from January 1, 2002. Under FAS No. 142, Alderwoods Group will be required to perform an initial benchmark test of impairment within six months of adoption, and subsequent annual tests of impairment at the reporting unit level. If the carrying value of goodwill of a reporting unit exceeds the fair value of the reporting unit's goodwill, the carrying value must be written down to fair value. While management has not done a comprehensive analysis of the impact, Loewen International expects that because "fresh start" accounting will be applied prior to the effective date of the standard, Alderwoods Group will not record a substantial impairment of its existing goodwill as a result of adoption of FAS No. 142.


      In October 2001, the FASB released Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), that replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and certain aspects of Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of a Segment of a Business." FAS No. 144 applies to long-lived assets, excluding goodwill and certain other specified items, to be disposed of by sale, including discontinued operations. FAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less costs to sell. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Furthermore, FAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS No. 144 is effective for fiscal years beginning after December 15, 2001 and is to be applied prospectively.

      As management has not performed a comprehensive analysis of the impact, Loewen International is unable to estimate the impact, if any, of FAS No. 144.


      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


      Alderwoods Group's major market risk exposures will be to changing interest rates and currency exchange rates and to equity prices. The market risk exposure discussion below provides information about market-sensitive financial instruments and constitutes "forward-looking statements," which involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.



      As a result of the Chapter 11 and Creditors Arrangement Act filings, virtually all fixed and floating rate debt instruments of the Loewen Companies are in default. Such obligations have been reclassified by the Predecessor as liabilities subject to compromise and will not be settled until the Plan is confirmed by the Bankruptcy Court and the proposed Canadian restructuring is approved by the Ontario Superior Court of Justice under the Creditors Arrangement Act. Moreover, as of the date of this Registration Statement, relevant information regarding the debt instruments of Alderwoods Group, as such instruments will exist on the Effective Date, is not yet known. These material limitations restrict Loewen International's ability to fully reflect the net market risk exposure of the Predecessor and Alderwoods Group. Accordingly, quantitative information about interest rate risk, including fair values and scheduled repayments of debt obligations, has been omitted from the discussion below.



      Prior to the Chapter 11 and Creditors Arrangement Act filings, the Predecessor's objective was to manage its mix of floating and fixed rate debt through the use of derivatives, primarily in the form of interest rate swaps and currency exchange rate swaps, as well as both Canadian and U.S. dollar borrowings. All derivatives and other financial instruments were non-trading and were stated in U.S. dollars. The Predecessor's derivative contracts were entered into with major financial institutions, thereby minimizing the risk of credit loss. Fluctuations in interest and currency exchange rates that affected the swaps used by the Predecessor to manage market risk were generally offset by corresponding movements in the assets or debt being hedged. All interest and currency exchange rate derivatives previously held by the Predecessor have been terminated. Alderwoods Group's exposure to interest rate fluctuations will reside primarily in the U.S., and Alderwoods Group's exposure to currency exchange rate fluctuations will reside primarily in investments in Canada and, to a lesser extent, the United Kingdom, each of which is generally stable politically and economically and is not highly inflationary. Alderwoods Group will implement strategies substantially similar to those of the Predecessor to manage interest rate and currency exchange rate risks.



      Alderwoods Group's exposure to equity prices will reside primarily in the United States. The sale of pre-arranged funeral services, pre-need cemetery merchandise and insurance products will result in Alderwoods Group having significant investment in, or managing trusts that have significant investment in, mutual funds and equity securities which are sensitive to current market prices. Fluctuations in interest and equity market rates on investments held in pre-arranged funeral trusts and pre-need cemetery merchandise trusts do not result in significant current income fluctuation as the income is not realized until services are performed. Investments of pre-need cemetery merchandise trusts and insurance invested assets will predominately be made in fixed income securities. Accordingly, any unrealized gains or losses created by fluctuations in interest rates will not be realized. Alderwoods Group will manage the mix of equities and fixed income securities in accordance with policies set by an investment committee comprised of members of senior management. The investment committee will set and modify the mix of investments with the assistance of independent professional financial advisors. The policy will emphasize a conservative approach while maintaining acceptable levels of income and capital appreciation. The Predecessor has managed its exposure to equity prices in a substantially similar manner.



UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



      The following unaudited pro forma consolidated balance sheet as of September 30, 2001 gives effect, based on the accounting principles applied at that date, to the transactions contemplated by the Plan as if the Effective Date had occurred, and the transactions as contemplated by the Plan had been consummated on September 30, 2001. Additionally, the following unaudited pro forma consolidated balance sheet does not purport to (a) represent what the Alderwoods Group's actual financial position will be at the Effective Date; (b) present financial information had the Plan actually been effective at September 30, 2001, or (c) present the fair values of Alderwoods Group's assets and liabilities at the actual Effective Date.

BASIS OF PRESENTATION

     Loewen Group's historical financial statements are prepared on the basis of Canadian GAAP and are reconciled to U.S. GAAP in Note 10 to Loewen Group's unaudited September 30, 2001 financial statements included elsewhere in this Registration Statement, except that the reconciliation does not give effect to the application of SAB 101 for pre-need contracts entered in to prior to January 1, 2001. Similarly, the unaudited pro forma consolidated balance sheet does not reflect the application of SAB 101 to such pre-need contracts. Loewen Group's historical consolidated balance sheet, as presented in this unaudited pro forma consolidated balance sheet, was derived from the Loewen Group's U.S. GAAP reconciliation as at September 30, 2001. Rose Hills' unaudited historical balance sheet in this unaudited pro forma consolidated balance sheet was based on Rose Hills' unaudited balance sheet as at September 30, 2001, prepared on the basis of U.S. GAAP.

     The following unaudited pro forma consolidated balance sheet should be read in conjunction with the historical financial statements of Loewen Group, related notes and other information contained elsewhere in this Registration Statement.

                             ALDERWOODS GROUP, INC.
                  UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001
                             (Dollars in Thousands)




                                                                                     ADJUSTMENTS TO RECORD
                                                                                     CONFIRMATION OF PLAN
                                                                                ------------------------------
                                                                                                   FRESH START
                                                LOEWEN GROUP     ROSE HILLS         DEBT            AND OTHER          REORGANIZED
                                                 HISTORICAL      HISTORICAL       DISCHARGE        ADJUSTMENTS        BALANCE SHEET
                                                ------------     ----------     ------------       -----------        -------------
ASSETS
Current assets
     Cash .................................      $   228,366       $ 12,529     $    (3,000)(a)    $                    $   37,306
                                                                                    (50,589)(b)
                                                                                   (150,000)(c)
     Receivables, net of allowances .......          166,704         10,397                                                177,101
     Inventories ..........................           32,948          1,136                                                 34,084
     Prepaid expenses .....................           24,158          1,545          20,275 (b)                             45,978
                                                 -----------       --------     -----------        -----------          ----------
                                                     452,176         25,607        (183,314)                               294,469

Long-term receivables, net of allowances ..          463,473         19,392                                                482,865
Cemetery property .........................          690,204         71,880                           (539,525)(d)         222,559
Property and equipment ....................          642,278         58,611                            (87,834)(d)         613,055
Names and reputations .....................          566,462        114,582                           (681,044)(d)
Goodwill ..................................               --             --                            200,315 (e)         200,315
Insurance invested assets .................          335,374             --                                                335,374
Deferred taxes ............................            1,944          3,550                             (5,494)(d)
Pre-arranged funeral services .............          415,303             --                                                415,303
Other assets ..............................          130,929          7,069           3,000 (a)       (113,576)(d)          27,422
                                                 -----------       --------     -----------        -----------          ----------
                                                 $ 3,698,143        300,691     $  (180,314)       $(1,227,158)         $2,591,362
                                                 ===========       ========     ===========        ===========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities
     Accounts payable and accrued
       liabilities ........................      $   107,029       $  9,528     $                  $                    $  116,557
     Long-term debt, current portion ......           23,868          8,772          10,000 (c)                             42,640
                                                 -----------       --------     -----------        -----------          ----------
                                                     130,897         18,300          10,000                                159,197

Long-term debt, net of current portion ....           43,287        138,178         625,925 (c)         25,000 (d)         832,390
Other liabilities .........................          372,889          6,829        (234,000)(c)         43,559 (d)         189,277
Insurance policy liabilities ..............          261,567                                                               261,567
Deferred taxes ............................           96,283          3,065                            (99,348)(d)              --
Deferred pre-arranged revenue .............          438,979         17,452                                                456,431
                                                 -----------       --------     -----------        -----------          ----------
                                                   1,343,902        183,824         401,925            (30,789)          1,898,862
Liabilities subject to compromise .........        2,294,372                     (2,294,372)(c)                                 --

Stockholders' equity ......................           59,869        116,867       1,742,447 (c)     (1,329,925)(d)         692,500
                                                                                    (30,314)(b)        133,556 (e)
                                                 -----------       --------     -----------        -----------          ----------
                                                 $ 3,698,143       $300,691     $  (180,314)       $(1,227,158)         $2,591,362
                                                 ===========       ========     ===========        ===========          ==========

               NOTES TO ALDERWOODS GROUP, INC. UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET



(a) To reflect financing fees and expenses associated with the establishment of the Five-Year Secured Notes, the Two-Year Unsecured Notes, the Seven-Year Unsecured Notes, the Convertible Subordinated Notes and the Exit Financing Facility.



(b) To reflect the payment of (i) cure payments for assumptions of executory contracts, (ii) payments pursuant to the Plan and administrative claims, as well as amounts required to be set aside under collateral arrangements.



(c) To reflect the discharge of liabilities subject to compromise and other liabilities settled in accordance with the Plan and the distribution of cash and debt and equity securities in respect of the various creditor classes as defined under the terms of the Plan. Such amounts may vary materially from the amounts reflected herein as a result of, among other things, the completion of the sale of properties prior to the Effective Date, and the actual cash available on the Effective Date.



(d) To reflect the elimination of goodwill from previous acquisitions, the acquisition adjustments related to Rose Hills and the adjustment of identifiable assets to fair value in accordance with fresh-start reporting. For purposes of this unaudited pro forma consolidated balance sheet, the fair value of cemetery property, property and equipment, other assets and the fresh-start carrying amount of deferred taxes, were based on preliminary estimates of amounts that will be recorded on the Effective Date and are subject to change upon application of fresh-start accounting. For purposes of the unaudited pro forma consolidated balance sheet only, the historical carrying value of all other assets and liabilities, including obligations related to pre-need contracts written both before and after January 1, 2001, were assumed to be equal to fair value.




(e) To reflect goodwill in accordance with fresh-start reporting. For purposes of determining goodwill, principal amounts of the long-term debt to be issued on the Effective Date were subtracted from the unleveraged reorganization value used in negotiating the Plan. The amount of stockholders' equity at the Effective Date may vary from that presented in the unaudited pro forma consolidated balance sheet, due to changes that may result from both the amount of debt issued as well as the fair value of the debt issued at the Effective Date, which may be materially different from the amounts set forth herein.

ITEM 3. PROPERTIES


      As of the Effective Date, the Company's properties will consist primarily of the existing funeral homes and cemeteries of the Loewen Companies. Of the Loewen Companies' 928 funeral homes at October 31, 2001 (including 43 funeral homes located on or adjacent to a cemetery property), 116 were leased facilities and the balance were owned by the Loewen Companies. Of the funeral homes owned by the Loewen Companies, 42 were mortgaged as security for loans from the seller of the property or from a commercial lender. In some cases, the applicable Loewen Company has a right of first refusal and an option to purchase its leased premises. As of October 31, 2001, there were 762 funeral homes located in the United States, 133 in Canada, 32 in the United Kingdom and one in Mexico.



      The Loewen Companies operated or provided management or sales services to 318 cemeteries at October 31, 2001, of which six were mortgaged as security for loans from the seller of the property. For certain cemeteries, the Loewen Companies provide management and sales services pursuant to various management and sales agreements. The cemeteries operated by the Loewen Companies at October 31, 2001 contained an aggregate of approximately 17,500 acres of which approximately 61% were developed. As at October 31, 2001, there were 311 cemeteries located in the United States and seven in Canada.


      The Loewen Companies' executive offices in Toronto, Ontario occupy approximately 19,000 square feet of leased office space. The Loewen Companies' administrative offices in Burnaby, British Columbia occupy approximately 90,000 square feet of leased office space. The Loewen Companies' administrative offices in Cincinnati, Ohio occupy approximately 18,000 square feet of leased office space.


      The Company's facilities are well-maintained and kept in good condition, which, management believes, meets the standards required for the Company's nature of business.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


OWNERSHIP OF COMMON STOCK OF LOEWEN INTERNATIONAL



      The following table sets forth information regarding beneficial ownership of the common stock of Loewen International as of October 31, 2001 by (a) each person who owns beneficially more than 5% of the common stock of Loewen International to the extent known to management, (b) each director and executive officer of Loewen International and (c) all directors and executive officers of Loewen International, as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.



                                                         NUMBER OF      PERCENT
                          BENEFICIAL OWNER                 SHARES      OF CLASS
                          ----------------                 ------      --------
           The Loewen Group Inc.....................      1,455(1)       100%
           11th Floor, Atria III
           2225 Sheppard Avenue East
           Toronto, Ontario, Canada
           M2J 5C2

           Jeffrey P.K. Lowe........................          0            *

           William R. Tottle........................          0            *

           Paul A. Houston..........................          0            *

           Kenneth A. Sloan.........................          0            *

           Bradley D. Stam..........................          0            *

           Gordon D. Orlikow........................          0            *

           James D. Arthurs.........................          0            *

           All directors and executive officers as a
              group (7 persons).....................          0            *


----------------------------

* Less than 1%.


(1) Includes 219 shares held of record by Neweol Investments Ltd., a wholly owned subsidiary of Loewen Group.



EFFECTIVE DATE OWNERSHIP OF COMMON STOCK OF ALDERWOODS GROUP



      The following table sets forth information regarding the anticipated beneficial ownership of the Common Stock of Alderwoods Group as of the Effective Date by (a) each person to own beneficially more than 5% of Common Stock of Alderwoods Group to the extent known by the management, (b) each executive officer and director of Alderwoods Group and (c) all executive officers and directors of Alderwoods Group, as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                               NUMBER            PERCENT
                       BENEFICIAL OWNER                      OF SHARES           OF CLASS
                       ----------------                      ---------           --------
           Oaktree Capital Management, LLC (1).......      7,173,626(2)           17.94%
           333 South Grand Avenue
           Los Angeles, California  90071

           Franklin Mutual Advisers, LLC (1).........      3,313,069(3)            8.28%
           51 John F.  Kennedy Parkway
           Short Hills, New Jersey  07078

           John S. Lacey.............................        123,750(4)(5)             *

           Paul A. Houston...........................        123,750(4)(5)             *

           William R. Riedl..........................              0(5)                *

           Lloyd E. Campbell.........................              0(5)                *

           Anthony G. Eames..........................              0(5)                *

           Charles M. Elson..........................              0(5)                *

           David Hilty...............................              0(5)                *

           Olivia Kirtley............................              0(5)                *

           W. MacDonald Snow.........................              0(5)                *

           Kenneth A. Sloan..........................              0(6)                *

           Bradley D. Stam...........................              0(6)                *

           Gordon  D. Orlikow........................              0(6)                *

           James D. Arthurs..........................              0(6)                *

           All directors and executive officers as a
              group (13 persons).....................        247,500(4)(5)(6)          *


----------------------------

*     Less than 1%.


(1) Based on the terms of the Plan and information currently available to Loewen International, Loewen International believes that Oaktree Capital Management, LLC and Franklin Mutual Advisers, LLC are the only persons or entities that will own 5% or more of the Common Stock outstanding immediately following the Effective Date.



(2) Based on the terms of the Plan and information currently available to Loewen International. Includes 645 shares of Common Stock that Oaktree Capital Management, LLC will have the right to purchase at an initial exercise price of $25.76 per share pursuant to the Warrants to be issued by Alderwoods Group in accordance with the terms of the Plan.



(3) Based on the terms of the Plan and information currently available to Loewen International.


(4) Consists of options to be granted as of the Effective Date that will be exercisable within 60 days of the Effective Date.

(5) Pursuant to the Director Compensation Plan, each director may elect to take all or a portion of the fees he or she receives for services as a director in the form of Common Stock. The amounts which any director may choose to receive in the form of Common Stock is unknown at the time of the filing of this Registration Statement. See "Item 6. Executive Compensation -- Director Compensation."


(6) Certain executive officers may receive shares of Common Stock pursuant to the Key Employee Retention Program within 60 days of the Effective Date. As of the date of the filing of this Registration Statement, the number of shares that may be so received by such executive officers cannot be determined. See "Item 6. Executive Compensation -- Existing Benefit Plans and Agreements -- Key Employee Retention Program."

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS


DIRECTORS AND EXECUTIVE OFFICERS OF LOEWEN INTERNATIONAL



      The following table sets forth certain information regarding the directors and executive officers of Loewen International as of November 30, 2001.



      NAME                        AGE     POSITION
      ----                        ---     --------
      Jeffrey P.K. Lowe           38      Director and Vice President, Treasury
      William R. Tottle           40      Director and Vice President, Financial Planning & Analysis
      Paul A. Houston             52      President
      Kenneth A. Sloan            52      Senior Vice President, Chief Financial Officer
      Bradley D. Stam             54      Senior Vice President, Legal & Asset Management
      Gordon D. Orlikow           41      Senior Vice President, People
      James D. Arthurs            42      Senior Vice President, Chief Information Officer


      Certain biographical information relating to each of these individuals is set forth below.


      JEFFREY P.K. LOWE was appointed Vice President, Treasury of Loewen International and Vice President and Treasurer of Loewen Group in April 2001, and he became a director of Loewen International in September 2001. Prior to joining Loewen Group, Mr. Lowe was Assistant Treasurer of Noranda, Inc., a global mining company from April 1999 to April 2001. From September 1998 to April 1999, Mr. Lowe attended the University of Toronto and received his MBA. From August 1996 to September 1998 he was employed at Nortel Networks Corporation as Senior Manager, Treasury Operations, The Americas and from 1984 to 1996 as Director, Treasury Operations at George Weston Ltd.



      WILLIAM R. TOTTLE was appointed Vice President, Financial Planning & Analysis of Loewen International and Loewen Group in April 2001, and he became a director of Loewen International in September 2001. Prior to joining Loewen Group, Mr. Tottle was with HDS Retail North America as Director of Finance from 1999 to 2001 and Director of Operations from 1997 to 1999. From 1991 to 1997 he was employed at The UCS Group, a division of Imasco Inc., as Controller. Mr. Tottle holds CA and CMA designations and graduated from Wilfred Laurier University with a BBA.



      PAUL A. HOUSTON became President and Chief Executive Officer of Loewen Group and President of Loewen International in December 1999. In June 1999, Mr. Houston became a Director of Loewen Group. From August 1996 to October 1999, Mr. Houston was President and Chief Executive Officer of Scott's Restaurants Inc. From April 1995 to August 1996, Mr. Houston was President and Chief Operating Officer of Scott's Food Services. From December 1992 to April 1995, Mr. Houston was President of Black Photo Corporation.



      KENNETH A. SLOAN became Senior Vice President, Chief Financial Officer of Loewen International and of Loewen Group in November 2000. From September 1987 to September 2000, Mr. Sloan served as Senior Executive Vice President, Finance and Planning and Chief Financial Officer of Shoppers Drug Mart Ltd. From May 1983 to August 1987, Mr. Sloan was Vice President, Finance of Central Canada Grocers and National Grocers, two divisions of Loblaw Companies Ltd., and from July 1978 to July 1983 was Vice President, Finance of The Quaker Oats Company of Canada.



      BRADLEY D. STAM became Senior Vice President, Legal and Asset Management of Loewen International and of Loewen Group in February 2000. From March 1998 to February 2000, Mr. Stam served as Senior Vice President, Law of Loewen
Group. From September 1997 until March 1998, Mr. Stam worked as an independent consultant. From January 1996 until September 1997, Mr. Stam was President, General Counsel and a director of Western Star Trucks Holdings Ltd. From June 1995 to January 1996, Mr. Stam was Vice President, General Counsel and Corporate Secretary of Western Star Trucks Holdings Ltd. Prior to that time, Mr. Stam was a partner with the Seattle-based law firm Culp, Dwyer, Guterson & Grader.

      GORDON D. ORLIKOW became Senior Vice President, People of Loewen International and of Loewen Group in February 2000. From November 1999 to February 2000, Mr. Orlikow served as Senior Vice President, Human Resources of Loewen Group. From March 1999 to November 1999, Mr. Orlikow was a consultant with PricewaterhouseCoopers. From April 1996 to March 1999, Mr. Orlikow was Director of Human Resources of BC Rail Ltd. Prior to that time, Mr. Orlikow was Manager Employment, Training and Development of BC Rail Ltd.



      JAMES D. ARTHURS became Senior Vice President, Chief Information Officer of Loewen International and of Loewen Group in May 2000. From December 1999 to May 2000, Mr. Arthurs was Vice President, Residential and Industrial Operations for the Trus Joist Division of the Weyerhaeuser Company. From September 1997 to December 1999, Mr. Arthurs was General Manager, Distribution Group for MacMillan Bloedel Limited, and prior to that was with IBM Canada Ltd. in a variety of sales and management positions from June 1981 to August 1997.



DIRECTORS AND EXECUTIVE OFFICERS OF ALDERWOODS GROUP



      The following table sets forth certain information regarding those persons who are expected to serve as directors and executive officers of Alderwoods Group as of the Effective Date.



      NAME                    AGE     POSITION
      ----                    ---     --------
      John S. Lacey            58     Chairman of the Board
      Paul A. Houston          52     Director, President and Chief Executive Officer
      William R. Riedl         61     Director
      Lloyd E. Campbell        44     Director
      Anthony G. Eames         57     Director
      Charles M. Elson         42     Director
      David Hilty              33     Director
      Olivia Kirtley           51     Director
      W. MacDonald Snow        62     Director
      Kenneth A. Sloan         52     Senior Vice President, Chief Financial Officer
      Bradley D. Stam          54     Senior Vice President, Legal & Asset Management
      Gordon D. Orlikow        41     Senior Vice President, People
      James D. Arthurs         42     Senior Vice President, Chief Information Officer



The individuals expected to serve as directors of Alderwoods Group will hold office until the first annual meeting of shareholders which is expected to occur in 2003 and until his or her successor is elected and qualified. The individuals expected to serve as executive officers of Alderwoods Group will hold their office until their successors are elected and qualified or until such officer's earlier resignation or removal. Information with respect to periods, if any, during which each of the foregoing individuals has served as an officer of Loewen International is indicated in the individual's biographical information contained herein. Representatives of the Debtors consulted with representatives of the Creditors' Committee with respect to the selection of members of the Alderwoods Group Board of Directors.


      Certain biographical information relating to each of these individuals (other than Messrs. Houston, Sloan, Stam, Orlikow and Arthurs, whose biographical information has been set forth in the immediately preceding section) is set forth below.


      JOHN S. LACEY became the Chairman of the Board of Directors of Loewen Group in January 1999. In December 1998, Mr. Lacey became a Director of Loewen Group. From July 1998 to November 1998, Mr. Lacey was President and Chief Executive Officer of The Oshawa Group Ltd. in Toronto, Ontario. From November 1996 to July 1998, Mr. Lacey was President and Chief Executive Officer of WIC Western International Communications Inc. in Vancouver, British Columbia. From March 1990 to November 1996, Mr. Lacey was President and Chief Executive Officer of Scott's Hospitality Inc. in Toronto, Ontario.

      WILLIAM R. RIEDL became a Director of Loewen Group in December 1998. From April 1991 until his retirement in December 2000, Mr. Riedl was President and Chief Executive Officer of Fairvest Securities Corporation, a stock brokerage firm.



      LLOYD E. CAMPBELL became the Managing Director and Group Head of the Global Equity Private Placement Group at Rothschild Inc. in June 2001. Mr. Campbell is also a member of the firm's Investment Banking Committee. Prior to joining Rothschild, Mr. Campbell was a Managing Director and Head of the Private Finance Group at Credit Suisse First Boston. He joined Credit Suisse First Boston in 1985. He is a member of the Board of Directors of Georgetown University, the Upper Manhattan Empowerment Zone Development Corporation and the Tuskeegee Airmen Foundation, Inc. Mr. Campbell is also a Chairman and Founder of Pride First Corporation, a non-profit organization dedicated to improving the scholastic achievement of young people in New York City.



      ANTHONY G. EAMES has been the President and Chief Executive Officer of A.G. Eames Consulting since January 2001. From 1987 to 2001 Mr. Eames served as the President and Chief Executive Officer of Coca-Cola Ltd., a Canadian subsidiary of the Coca-Cola Company. Mr. Eames joined Coca-Cola in 1966 in Sydney, Australia after graduating with first class honors from the University of Sydney. Mr. Eames held a variety of senior marketing and line management positions with Coca-Cola in Jakarta, Singapore, Hong Kong, Manila and Atlanta, Georgia, prior to his move to Toronto in 1987.


      CHARLES M. ELSON has been the Edgar S. Woolard, Jr. Professor of Corporate Governance at the University of Delaware since August 2000. From 1990 until that time, Mr. Elson was Professor of Law at Stetson University College of Law. Mr. Elson is also a director of Autozone, Inc., Nuevo Energy and Sunbeam Corporation.

      DAVID HILTY has served in various capacities with the investment bank of Houlihan Lokey Howard & Zukin since 1990, becoming a Vice President in 1997, Senior Vice President in 1999 and a Director in 2000. Mr. Hilty is also a director of Axiohm Transaction Solutions, Inc.

      OLIVIA KIRTLEY has served as Chair of the Board, AICPA Board of Examiners for the American Institute of Certified Public Accountants, a national professional organization, from 1998 until the present. Ms. Kirtley held the positions of Treasurer, Vice President and Chief Financial Officer of Vermont American Corporation from 1991 to 2000. Ms. Kirtley also serves as a director of Lancer Corporation and Res-Care, Inc.


      W. MACDONALD SNOW held various positions with Prudential Insurance Company of America, a securities broker and investment advisor from 1986 until his retirement in 1996, becoming Chief Credit Policy Officer and Chief of Staff, Private Placement Group in 1991 and Managing Director, Office of the Chairman Strategic Planning Officer in 1994. Mr. Snow also serves as a director of Asian Mezzanine Infrastructure Fund and Global Technology Solutions.



ALDERWOODS GROUP'S BOARD OF DIRECTORS



      The Alderwoods Group Bylaws provide that the business and affairs of Alderwoods Group will be managed under the direction of the Board of Directors of Alderwoods Group, which will initially consist of nine members.



      Each director will be entitled to one vote on each matter submitted to the directors for a vote. The Alderwoods Group Certificate of Incorporation provides that directors can be elected by the stockholders only at an annual meeting of stockholders. Each director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.


      For information regarding compensation of directors, see "Item 6. Executive Compensation -- Director Compensation.


      The first annual meeting of the stockholders of Alderwoods Group following the Effective Date will be held in 2003 following completion of Alderwoods Group's 2002 fiscal year.

BOARD COMMITTEES


      The Alderwoods Group Bylaws provide that Alderwoods Group's Board of Directors may establish such directorate committees as it may from time to time determine. It is presently contemplated that Alderwoods Group's Board of Directors will, promptly after the Effective Date, establish an Audit Review Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition of such committees has not been determined, but it is contemplated that all of the members of the Audit Review Committee and the Compensation Committee will be non-employee directors.



      The Audit Review Committee is expected to review: (a) the professional services to be provided by Alderwoods Group's independent auditors; (b) the independence of such firm from management of Alderwoods Group; (c) the scope of the audit by Alderwoods Group's independent auditors; (d) the annual financial statements of Alderwoods Group; (e) Alderwoods Group's systems of internal accounting controls; and (f) such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Alderwoods Group as it may find appropriate or as may be brought to its attention. This committee will also meet from time to time with members of Alderwoods Group's internal audit staff.



      The Compensation Committee will: (a) review executive salaries; (b) administer the bonus, incentive compensation and stock option plans of Alderwoods Group; and (c) approve the salaries and other benefits of the executive officers of Alderwoods Group. In addition, the Compensation Committee will advise and consult with Alderwoods Group's management regarding pension and other benefit plans and compensation policies and practices of Alderwoods Group. For information regarding Compensation Committee interlocks, see "Item 6. Executive Compensation -- Compensation Committee Interlocks and Insider Participation."


      The Nominating and Corporate Governance Committee will consider and recommend criteria for the selection of nominees for election as directors and from time to time may select for presentation to the full Board of Directors recommended director candidates. Subject to the rights, if any, of the holder of any preferred stock which may in the future be outstanding, the full Board of Directors may also from time to time select such candidates and in all events will act in respect of the filling of any vacancies on the Board of Directors, the recommendation of candidates for nomination for election by the stockholders and the composition of all directorate committees. The Nominating and Corporate Governance Committee will also review and report to the full Board of Directors on a periodic basis with regard to matters of corporate governance.

DIRECTOR NOMINATION PROCEDURES


      The Alderwoods Group Bylaws provide that nominations for election of directors by the stockholders will be made by Alderwoods Group's Board of Directors as described above or by any stockholder entitled to vote in the election of directors generally. The Alderwoods Group Bylaws require that stockholders intending to nominate candidates for election as directors provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at Alderwoods Group's principal executive offices not less than 60 calendar days nor more than 90 calendar days prior to the anniversary date of the date on which Alderwoods Group first mailed proxy materials for the prior year's annual meeting of stockholders, except that if there was no annual meeting held during the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice by the stockholder in order to be timely must be received not later than the close of business on the later of 90 calendar days prior to such annual meeting or the tenth calendar day following the date on which public announcement was first made of the date of the annual meeting. The Alderwoods Group Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions of the Alderwoods Group Bylaws may preclude stockholders from making nominations of directors.


ITEM 6. EXECUTIVE COMPENSATION


      The discussion of executive compensation contained in this Registration Statement has been prepared based on the actual compensation paid and benefits provided during the fiscal year ended December 31, 2000 by the Loewen Companies to executive officers of Loewen Group who are expected to be executive officers of Alderwoods Group as of the Effective Date. The existing employment, compensation and benefit arrangements of the Loewen Companies that are to be maintained by Alderwoods Group as of the Effective Date and certain new arrangements and modifications to existing arrangements which are to become effective as of the Effective Date are also described below. Existing employment, compensation and benefit arrangements of the Loewen Companies that are to be terminated as of the Effective Date are not described below.



      Alderwoods Group's executive compensation program has been designed to:


      - be competitive with companies of comparable size and complexity across general North American industry;

      - recognize the considerable progress made towards improving the financial performance of the Loewen Companies through a long period of instability in 1999, 2000 and 2001;


      - reward and retain executives to remain in Alderwoods Group's employ through the potentially turbulent period associated with implementing the Plan; and


      - align long-term incentive executive gains with the interests of stockholders.


Taking all these factors into account, Loewen International's compensation strategy is to benchmark total cash compensation to the 75th percentile of the marketplace. As a result of this strategy, it is anticipated that 25% of United States companies in general industries (i.e., not only the deathcare services industry) having comparable revenue will provide greater compensation than Loewen International and 75% of these same organizations will provide lower compensation than Loewen International.


SUMMARY COMPENSATION TABLE


      The following table sets forth the compensation paid or payable by the Loewen Companies during the fiscal year ended December 31, 2000 to the individual expected to serve as President and Chief Executive Officer of Alderwoods Group as of the Effective Date and the four other most highly compensated executive officers of Loewen Group who are expected to serve as executive officers of Alderwoods Group as of the Effective Date and whose compensation for such fiscal year exceeded $100,000. See " -- Existing Benefit Plans and Agreements -- Key Employee Retention Program."



                                                      ANNUAL COMPENSATION
                                           -------------------------------------------------
                                                                             OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION                 SALARY           BONUS           COMPENSATION(1)    COMPENSATION
---------------------------                 ------           -----           ---------------    ------------
Paul A. Houston                            $409,039              --                 --           $17,766 (2)
    President and Chief
    Executive Officer
John S. Lacey                               500,000              --            $53,250 (3)            --
    Chairman of the Board
Bradley D. Stam                             240,331         $60,083                 --            30,527 (4)
    Senior Vice President, Legal
    and Asset Management
Gordon D. Orlikow                           134,635          26,927                 --            15,319 (5)
    Senior Vice President, People
James D. Arthurs                            100,976              --                 --             5,208 (6)
    Senior Vice President,
    Chief Information Officer

---------------

(1) The value of perquisites and other personal benefits, securities and property for each executive officer named in the table that does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Consists of car allowance ($4,847), taxable car allowance ($1,496), club membership ($6,664), taxable medical benefits ($215) and taxable contributions to Loewen Group's group registered retirement savings plan ($4,544).


(3) Mr. Lacey served as an outside director during 2000 and received annual director retainer and director meeting fees that aggregated $53,250 during 2000.


(4) Consists of car allowance ($4,039), taxable car allowance ($1,410), taxable medical benefits ($506), taxable contributions to Loewen Group's group registered retirement savings plan ($4,544), taxable moving allowance ($19,590) and non-taxable moving allowance ($438).



(5) Consists of taxable medical benefits ($498), taxable contributions to Loewen Group's group registered retirement savings plan ($4,039) and taxable moving allowance ($10,782).



(6) Consists of car allowance ($1,885), taxable medical benefits ($294) and taxable contributions to Loewen Group's group registered retirement savings plan ($3,029).


EXISTING BENEFIT PLANS AND AGREEMENTS


      Information regarding the existing employment, compensation and benefit arrangements of the Loewen Companies for executive officers of Loewen Group that are to be maintained by Alderwoods Group as of the Effective Date for its executive officers is set forth below.


      KEY EMPLOYEE RETENTION PROGRAM


      Loewen Group adopted the Key Employee Retention Program in the third quarter of 1999. The Key Employee Retention Program was designed to attract, retain and provide incentives to key employees during the financial and business restructuring. The Key Employee Retention Program has been essential to the Loewen Companies' ability to meet these goals during the pendency of the ongoing reorganization proceedings. Loewen International believes that the Key Employee Retention Program will continue to be critical to the ability of the Company to attract and retain key employees following the Effective Date. The Key Employee Retention Program, as modified, includes the following four principal components:



      1. Retention/Stay Bonuses. The Key Employee Retention Program authorized the payment of retention bonuses to approximately 267 key corporate and cemetery division employees whose prior incentives were negated as a result of, among other things, the Chapter 11 filings. Retention bonus payments of approximately $2.3 million were made.



      2. Annual Incentive Payments. Performance goals for Loewen Group's annual incentive program in 2000 were set after consultation with the Creditors' Committee and after approval by the Compensation Committee of Loewen Group's Board of Directors. Approximately 1,320 employees were eligible for annual incentive payments in 2000. Employees were eligible for target incentive payments depending on the attainment of specified company and individual goals. The aggregate amount of such payments for 2000, which were paid in the first quarter of 2001, was approximately $6.9 million. The aggregate amount of payments under the Key Employee Retention Program for 1999, which were paid in the first quarter of 2000, was approximately $2.2 million.



      3. Emergence Bonus. Under the Key Employee Retention Program, approximately 100 key employees in senior management positions other than Mr. Lacey and Mr. Houston are eligible to receive emergence bonuses based primarily upon the successful reorganization. The approximately 100 members of senior management will be paid a bonus equal to a percentage of each employee's salary. Such percentages range from 10% of an employee's salary up to 50% of an employee's salary, depending on position. In the discretion of the Compensation Committee of Loewen Group's Board of Directors, such bonuses will be paid in a combination of cash and Common Stock, with the cash portion at least sufficient to satisfy income tax obligations. The Common Stock to be granted as emergence bonuses will be valued at the average of the daily closing sales price per share of the Common Stock as reported on The Nasdaq Stock Market or the national securities exchange on which it is listed, as applicable, for the 30 consecutive trading days immediately following the Effective Date. One-third of the bonus will be paid promptly following the thirtieth trading day following the Effective Date and two-thirds will be paid within 15 days of the date that is six months after the Effective Date. As of the date of this Registration Statement, the Debtors estimate that, if all of these employees earn and receive their emergence payments, the aggregate amount of such payments would be valued at approximately $6.4 million; the amount of such payments to Kenneth A. Sloan, Senior Vice President, Chief Financial Officer, Bradley D. Stam, Senior Vice President, Legal and Asset Management, Gordon D. Orlikow, Senior Vice President, People and James D. Arthurs, Senior Vice President, Chief Information Officer would be valued at approximately $118,000, $150,000, $64,000 and $70,000, respectively.



      4. Severance Pay Plan. Loewen Group adopted a severance pay plan for all of its employees. The severance pay plan was designed to attract, retain and provide incentives to employees during Loewen Group's financial and business restructuring. The severance pay plan will continue to be critical to the ability of Alderwoods Group to attract and retain employees following the Effective Date. The severance pay plan covers all employees of Loewen Group and Alderwoods Group. Under the severance pay plan, employees who are involuntarily terminated without cause receive an amount equal to a percentage of the employee's salary, based on the employee's position or years of service. In general, severance pay will range from an amount equal to one week's pay up to two years of pay. The Debtors paid approximately $2.5 million in severance pay to 227 individuals for the period from March 1999 through December 31, 1999, approximately $2.3 million in severance pay to 34 individuals for the period from January 1, 2000 through December 31, 2000 and approximately $1.5 million in severance pay to 49 individuals for the period from January 1, 2001 through September 30, 2001. These payments were made under the Key Employee Retention Program, with the approval of the Bankruptcy Court. The Debtors have obtained authority to continue the severance pay plan and to pay severance benefits under the severance pay plan to all employees terminated from the Petition Date and up to one year after the Effective Date. Severance payments for each of Messrs. Lacey, Houston, Sloan, Stam, Orlikow and Arthurs are or will be governed by the terms of his respective employment agreement. See " -- Existing Benefit Plans and Agreements -- Certain Employment Agreements" and " -- New Benefit Plans and Agreements -- Certain Employment Agreements."



      An eligible employee's right to participate in the Key Employee Retention Program is contingent upon the employee's execution of a release and waiver agreement, under which the employee waived any rights or claims that he or she may have at law or under prepetition employment or consulting agreements or company programs with respect to retention or performance incentive payments or severance or similar benefits.


      CERTAIN EMPLOYMENT AGREEMENTS


      Loewen Group has entered into employment agreements with John S. Lacey, its Chairman, and Paul A. Houston, its President and Chief Executive Officer. Each employment agreement is for a fixed term ending August 1, 2004, or, if earlier, the date on which the officer terminates employment. Under their respective employment agreements, Mr. Lacey receives an annual base salary of $500,000 and Mr. Houston has received or will receive an annual base salary of:
(a) $425,000 through December 31, 2000; (b) $500,000 for the period between January 1, 2001 and the earlier of June 1, 2001 or the Effective Date; and (c) $600,000 thereafter. Base salary is subject to periodic review, and both officers will have an annual bonus opportunity of up to 100% of base salary based on the achievement of financial performance goals. In addition, Mr. Lacey will receive a reorganization bonus of $3 million, and Mr. Houston will receive a reorganization bonus of $1.5 million, both payable within 15 days of the Effective Date. Each employment agreement also provides for customary executive benefits.



      Under the employment agreements, Mr. Lacey and Mr. Houston each will become entitled to receive a grant of stock options as of the Effective Date. Pursuant to the Plan, Loewen Group is seeking to modify its employment agreements with Mr. Lacey and Mr. Houston so as to clarify that (a) each will receive a grant of stock options as of the Effective Date exercisable to purchase 495,000 shares of Common Stock and (b) the options so granted will become exercisable in cumulative installments with respect to 25% of the shares on the later to occur of November 1, 2001 (i.e., the first anniversary of the date of such employment agreements) and the date next following the day on which the exercise price becomes fixed as described in the immediately following sentence, 25% of the shares on November 1, 2002 (i.e., the second anniversary of the date of such employment agreement) and the remaining 50% of the shares on November 1, 2003 (i.e., the third anniversary of the date of such employment agreement). The options will have a per share exercise price of the average of the daily closing sales price per share of the Common Stock as reported on The Nasdaq Stock Market or the national securities exchange on which it is listed, as applicable, for the 30 consecutive trading days immediately following the Effective Date.

      If either officer is terminated without cause (as defined in their respective employment agreements), all stock options will become immediately exercisable, and the officer will be entitled to severance benefits in the amount of 24 months base salary paid in a lump sum, benefit coverage for the remaining term of the employment agreement and a prorated bonus for the year of termination determined without regard to financial performance. In the event of a change in control, the officer will be entitled to the same severance benefits if, within two years after the change in control, he is terminated without cause or if he resigns because of certain adverse changes in his compensation, benefits or position. In addition, if an agreement that would result in a change in control is entered into, each officer may submit his resignation for any reason prior to, but effective upon, the date of the change in control and receive the severance benefits described above. The employment agreements also provide for tax gross-up payments if the severance benefits are subject to the excise tax imposed under the Internal Revenue Code on so-called excess parachute payments. For purposes of the employment agreements, a "change in control" is defined as the occurrence of any one of the following events: (a) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of the combined voting power of Alderwoods Group (excluding acquisitions as a result of issuances of stock directly from Alderwoods Group and approved by the Incumbent Board (as defined below); acquisitions by Alderwoods Group; acquisitions by an employee benefit plan (or related trust) sponsored or maintained by Alderwoods Group or any of its subsidiaries; and acquisitions by persons pursuant to a Business Combination (as defined below) that would not constitute a change in control); (b) the consummation of a reorganization, amalgamation, merger or consolidation, a sale or disposition of all or substantially all of the assets of Alderwoods Group, or other transaction (a "Business Combination") in which all or substantially all of the individuals and entities who were beneficial owners of voting stock of Alderwoods Group immediately prior to such Business Combination beneficially own, immediately following such Business Combination, less than 40% of the combined voting power of the entity resulting from the Business Combination; (c) individuals who, as of the Effective Date, constitute the Board of Directors of Alderwoods Group (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors (except that if an individual becomes a director subsequent to the Effective Date and his or her election or nomination for election was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, such individual will be deemed to be a member of the Incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors); or (d) the approval by the stockholders of Alderwoods Group of a complete liquidation or dissolution of Alderwoods Group, except pursuant to a Business Combination that would not constitute a change in control.



      Mr. Lacey will become the Chairman of Alderwoods Group, and Mr. Houston the President and Chief Executive Officer of Alderwoods Group, as of the Effective Date. In addition, on the Effective Date, (a) a wholly owned Canadian subsidiary of Alderwoods Group (the "Canadian Subsidiary") will assume the obligations of Loewen Group under the employment agreements with Messrs. Lacey and Houston and (b) a management services agreement will be entered into between Alderwoods Group and the Canadian Subsidiary providing for the provision of management services by the Canadian Subsidiary to Alderwoods Group and its other subsidiaries.


NEW BENEFIT PLANS AND AGREEMENTS


      Information regarding new employment, compensation and benefit arrangements for executive officers of Alderwoods Group that are expected to become effective as of the Effective Date is set forth below.


      CERTAIN EMPLOYMENT AGREEMENTS


      It is anticipated that, as of the Effective Date, the Canadian Subsidiary will enter into employment agreements with: (a) Kenneth A. Sloan, Senior Vice President, Chief Financial Officer; (b) Bradley D. Stam, Senior Vice President, Legal and Asset Management; (c) Gordon D. Orlikow, Senior Vice President, People; and (d) James D. Arthurs, Senior Vice President, Chief Information Officer. The annual base salary for each of these individuals immediately following the Effective Date is anticipated to be as follows: Mr. Sloan - $235,000; Mr. Stam - $300,000; Mr. Orlikow - $160,000; and Mr. Arthurs -
$175,000. These executive officers will also be entitled to one year of salary and bonus if the executive's employment is terminated (not following a change in control) for any reason other than termination for cause or voluntary resignation. In the event of a change in control of Alderwoods Group, each of these executives will be entitled to severance benefits if such executive's employment is terminated without cause (as defined in the employment agreements) or if the executive resigns because of certain adverse changes in compensation, benefits or position during either the two-year period following the change in control or the one-year period prior to a change in control, but after discussions have begun that ultimately lead to a change in control. For purposes of these agreements, the definition of a "change in control" will be substantially identical to the definition of such term contained in the employment agreements for Mr. Lacey and Mr. Houston. The severance benefits following a change in control under the employment agreements will consist of a lump sum payment equal to two times the executive's base salary and two times the executive's annual bonus (calculated at not less than the highest annual bonus earned in any of the three years preceding the year in which the change in control occurred), plus continued benefit coverage for a period of two years. In addition, vesting with respect to stock options or other long-term incentive compensation will accelerate, and any restrictions on the payment of such compensation will lapse, on a change in control, and the executive will be entitled to a tax gross-up payment in the event the severance benefits are subject to the excise tax imposed under the Internal Revenue Code on so-called excess parachute payments.


      EQUITY INCENTIVE PLAN


      As of the Effective Date, Alderwoods Group will implement the 2002 Equity and Performance Incentive Plan (the "Equity Incentive Plan") to attract, retain and motivate key employees following the Effective Date. On the Effective Date, options exercisable for shares of Common Stock will be granted to certain employees of the Reorganized Debtors as provided for in the Plan. Thereafter, Alderwoods Group's Board of Directors (or a committee thereof) will determine the awards to be granted under the Equity Incentive Plan. The Equity Incentive Plan will provide for grants of stock options, restricted stock, deferred shares and other typical equity incentive awards to the employees and members of the Alderwoods Group's Board of Directors. A total of 4,500,000 shares of Common Stock will be available for issuance in satisfaction of awards under the Equity Incentive Plan, including the grant of options to be made as of the Effective Date. Options covering up to 2,475,000 shares are expected to be granted on the Effective Date. All shares available under the Equity Incentive Plan not covered by the options granted as of the Effective Date will remain available for future grants under the Equity Incentive Plan.



      The option grants to be made as of the Effective Date are expected to include grants to the individuals serving as executive officers of Alderwoods Group as follows:


                                             NUMBER OF SHARES OF
                                                 COMMON STOCK
                      NAME                 UNDERLYING OPTION GRANT
                      ----                 -----------------------
      John S. Lacey......................          495,000
      Paul A. Houston....................          495,000
      Kenneth A. Sloan...................          120,000
      Bradley D. Stam....................          120,000
      Gordon D. Orlikow..................           95,000
      James D. Arthurs...................           95,000


The options granted as of the Effective Date will have a per share exercise price equal to the average of the daily closing sales price per share of the Common Stock as reported on The Nasdaq Stock Market or the national securities exchange on which it is listed, as applicable, for the 30 consecutive trading days immediately following the Effective Date and will become exercisable in cumulative installments with respect to 25% of the shares on the first and second anniversaries of the date of grant and with respect to the remaining 50% of the shares on the third anniversary of the date of grant; provided, however, that in the case of options granted to Mr. Lacey and Mr. Houston, pursuant to their employment agreements such options will become exercisable in cumulative installments with respect to 25% of the shares on the later to occur of November 1, 2001 and the date next following the day on which the exercise price becomes fixed as described above, 25% of the shares on November 1, 2002 and the remaining 50% of the shares on November 1, 2003.

      ANNUAL INCENTIVE PAYMENTS


      Under an annual incentive plan, Alderwoods Group expects to motivate and reward designated key employees for the achievement of annual corporate, departmental or individual goals and objectives through new annual cash incentives. The new annual incentives will compensate key employees chosen by the Compensation Committee of Alderwoods Group's Board of Directors based on certain performance levels. If designated performance levels are achieved, key employees will be eligible to receive a cash bonus payment.

DIRECTOR COMPENSATION


      For the year in which the Effective Date occurs, each director of Alderwoods Group who is not an employee of Alderwoods Group or any of its subsidiaries will be paid an annual base retainer fee of $30,000, plus meeting fees of $1,500 for attendance at each in-person meeting, and $250 for attendance at each telephonic meeting, of Alderwoods Group's Board of Directors or a committee thereof. The chairman of each committee will receive an additional annual fee of $5,000. Pursuant to the Director Compensation Plan of Alderwoods Group (the "Director Compensation Plan"), each such director will have the option of receiving such fees in cash, Common Stock or a combination thereof. Members of Alderwoods Group's Board of Directors who are also employees of Alderwoods Group or any of its subsidiaries will receive no additional compensation for service on Alderwoods Group's Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


      Neither the Board of Directors of Loewen International nor any committee thereof has ever made compensation decisions regarding the executive officers of Loewen International. The executive officers of Loewen International have historically received compensation for their services to Loewen Group and its subsidiaries, including Loewen International; thus, the Compensation Committee and Board of Directors of Loewen Group previously made such compensation decisions. Alderwoods Group's Board of Directors is expected to establish a Compensation Committee effective as of the Effective Date. See "Item 5. Directors and Executive Officers -- Board Committees."


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      In connection with his relocation upon becoming Senior Vice President, Chief Information Officer, James D. Arthurs and his spouse obtained a non-interest bearing loan from Loewen Group in the aggregate principal amount of $292,500, all of which was outstanding as of September 30, 2001. The loan is payable in full in August 2004.



      In connection with his relocation upon becoming Senior Vice President, People, Gordon D. Orlikow and his spouse obtained a non-interest bearing loan from Loewen Group in the aggregate principal amount of $130,000. As of September 30, 2001, $91,000 was outstanding under this loan, which is payable in full in November 2003.


ITEM 8. LEGAL PROCEEDINGS


CHAPTER 11 AND CREDITORS ARRANGEMENT ACT FILINGS AND RELATED REORGANIZATION PROCEEDINGS



      On June 1, 1999, Loewen Group, Loewen International and certain of their subsidiaries filed for protection from creditors under Chapter 11 and/or the Creditors Arrangement Act. See "Item 1. Business -- Bankruptcy."


BANKERS TRUST ACTION AND RELATED CREDITOR NEGOTIATIONS


      On September 27, 2000, Bankers Trust Company, the trustee under the Collateral Trust Agreement, filed an adversary proceeding in the Bankruptcy Court (the "Bankers Trust Action") seeking a declaratory judgment that the Series 3, 4, 6 and 7 Senior Notes and the Pass-through Asset Trust Securities ("PATS") issued by Loewen International (collectively, the "Subject Debt") are secured debt and entitled to the benefits of the Collateral Trust Agreement. Certain of the Debtors have been named as defendants in that proceeding, along with the Creditors' Committee, State Street Bank and Trust Company and U.S. Bank National Association (the indenture trustees for certain of the Company's debt issues), the Bank of Montreal and Wachovia Bank N.A.



      Since the commencement of the Bankers Trust Action, Bank of Montreal has filed an answer requesting that the Bankruptcy Court enter a judgment declaring that Bankers Trust Company does not hold a valid, attached and perfected security interest in the collateral for the benefit of the holders of the Subject Debt, Wachovia Bank N.A. has filed an answer, cross-claims and a counterclaim seeking a declaratory judgment that the Subject Debt is unsecured and not entitled to share in the benefits of the Collateral Trust Agreement, and the Creditors' Committee has filed an answer, counterclaim and cross-claim seeking a declaratory judgment that the Subject Debt and the Series 5 Senior Notes issued by Loewen Group are not secured under the Collateral Trust Agreement. The

Creditors' Committee also filed a motion to join The Trust Company of Bank of Montreal ("BMO Trust Company"), trustee for the Series 5 Senior Notes, as an additional defendant. BMO Trust Company and Bank One Trust Company, N.A., as successor trustee for the Series 6 and 7 Senior Notes and the PATS, and Morgens, Waterfall, Vintiadis & Company, Inc. have been granted leave to intervene. Additionally, HSBC Bank USA, as successor indenture trustee for the Series 1 and 2 Senior Notes issued by Loewen International, filed a motion to intervene in the Bankers Trust Action, which motion was approved, and seeks a declaratory judgment that the Series 3 and 4 Senior Notes, the Series 6 and 7 Senior Notes and the PATS are not secured under the Collateral Trust Agreement. In November 2000, Bankers Trust Company filed a motion to stay the Bankers Trust Action pending the Debtors' efforts to confirm a plan of reorganization. On December 21, 2000, the Bankruptcy Court denied Bankers Trust Company's motion and directed the parties to proceed with discovery.


      On January 22, 2001, the Bankruptcy Court referred the Bankers Trust Action to mediation, with the objective of seeking a settlement of the disputes surrounding the Collateral Trust Agreement. A mediator was appointed and mediation sessions occurred in February and April 2001. The mediation was unsuccessful in resolving the Collateral Trust Agreement dispute.


      Following the Bankruptcy Court's denial of Bankers Trust Company's motion to stay the Bankers Trust Action, Loewen International filed an answer that, among other things, supported the pari passu treatment of the Subject Debt set forth in the Debtors' proposed plan of reorganization (which treatment differed from that set forth in the Plan). Other interested parties, including the Creditors' Committee, have also filed responsive pleadings taking various positions on whether the Subject Debt is secured, whether the Subject Debt is entitled to the benefits of the guarantees provided by various Loewen Group subsidiaries, and the implications of any determination that the Subject Debt is not entitled to the benefits of the Collateral Trust Agreement.



      On May 7, 2001, the Debtors filed a motion (the "May 7 Motion") requesting that the Bankruptcy Court schedule a hearing on the adequacy of the disclosure statement that would accompany a revised version of the plan of reorganization that Loewen International intended to file, which, based upon a proposed resolution of the disputes pending in the Bankers Trust Action, would treat holders of debt pursuant to the Collateral Trust Agreement on a non-pari passu basis. On May 18, 2001, the Debtors filed an amended plan of reorganization reflecting a proposed resolution of the disputes in the Bankers Trust Action, and treating the various holders of debt pursuant to the Collateral Trust Agreement on a non-pari passu basis. The Plan adopts a similar approach.



      At the Bankruptcy Court's May 25, 2001 hearing on the May 7 Motion, many of the creditors holding debt pursuant to the Collateral Trust Agreement indicated that, subject to further negotiation on other issues, the creditor recoveries set forth in the Debtors' proposed plan of reorganization potentially could represent a satisfactory settlement of the dispute. At the request of certain of the creditors holding debt pursuant to the Collateral Trust Agreement, the Bankruptcy Court continued its hearing on the May 7 Motion twice, until June 20, 2001, to permit further negotiations. During this period, the Debtors and certain of these creditors engaged in extensive further negotiations and discussions regarding, among other issues: (a) the procedures for implementation of the dispute settlement; (b) the corporate governance of Alderwoods Group; (c) the terms of the indebtedness to be issued pursuant to the plan of reorganization; and (d) the payment of attorneys' and other fees and expenses of, and the protections to be provided under the plan of reorganization to, the creditors and the indenture trustees. At the Bankruptcy Court's June 20, 2001 hearing on the May 7 Motion, certain parties involved in these negotiations generally indicated that, in their view, sufficient progress had been made to permit the procedures relating to consideration of a plan of reorganization to go forward. Accordingly, the Bankruptcy Court approved the May 7 Motion and, on August 16, 2001, held a hearing on the adequacy of the related disclosure statement. As a result of the hearing and the negotiations described above, modifications were made and included in the Plan and the Disclosure Statement.


      After the May 25, 2001 hearing, discovery and other activity in the Bankers Trust Action were held in abeyance, and, in light of the resolution of the Collateral Trust Agreement disputes embodied in the Debtors' proposed plan of reorganization, the parties negotiated the terms of an order (the "Stay Order") providing for the stay of the Bankers Trust Action subject to certain terms and conditions.

      On June 19, 2001, Director's Investment Group, Inc., on behalf of itself and related entities including Funeral Directors Life Insurance Company, filed, without leave to intervene as a "John Doe," an answer to Bankers Trust Company's complaint. On July 11, 2001, the Debtors filed a motion to strike the answer on the basis that, among other things, the parties had not first moved to intervene in the Bankers Trust Action.

      On July 17, 2001, the Bankruptcy Court approved the Stay Order. The Stay Order provides in principle as follows:


      - From the date of the Stay Order until the date on which the tabulation of votes on the Plan is filed with the Bankruptcy Court (the "Tabulation Date"), all discovery, pending motions and other proceedings in the Bankers Trust Action will be stayed.

      - If all three classes of Collateral Trust Agreement creditors vote in requisite number and amount to accept the Plan, the Bankers Trust Action will remain stayed through the date of entry of an order confirming or denying confirmation of the Plan.


      - If any of the three classes of Collateral Trust Agreement creditors fails to accept the Plan: (a) the Debtors, in their discretion, may nonetheless proceed to seek confirmation of the Plan; (b) most of the parties to the Bankers Trust Action, including the Debtors, will support a request for the Bankruptcy Court to set a summary judgment hearing in the Bankers Trust Action within 60 days after the Tabulation Date, subject to reservation of the parties' right under applicable procedural rules; (c) the Debtors will not file another plan of reorganization during the 120-day period following the Tabulation Date; and (d) the stay will be deemed lifted as of the Tabulation Date, without further order of the Bankruptcy Court.


      On September 4, 2001, the Bankruptcy Court approved the Disclosure Statement related to the Plan for solicitation of votes to accept or reject the Plan. In light of the settlement of the dispute, the Plan contemplates, and one of the conditions to confirmation of the Plan is, that the Bankruptcy Court shall have entered an order approving and authorizing, pursuant to Bankruptcy Rule 9019, the settlement of certain of the issues relating to these disputes embodied in the Plan and providing for the dismissal of all claims in the Bankers Trust Action.

PROPOSED CIVIL RIGHTS CLASS ACTIONS


      Since July 2000, ten lawsuits have been filed against Security Industrial Insurance Company, subsequently renamed Security Plan Life Insurance Company ("Security Industrial"), an Loewen International subsidiary, and various other unrelated insurance companies asserting similar claims and seeking class action certification. Security Industrial is one of the insurance subsidiaries that has been excluded from the Chapter 11 and the Creditors Arrangement Act filings and, as a result, litigation involving Security Industrial is not subject to the automatic stay. The Alexander, Beverly, Cothran, Smith and Sutherland cases were filed in July 2000, the Fletcher, Frank and Prince cases were filed in October 2000, the Jackson case was filed in November 2000, and the Hall case was filed in February 2001.


      Except as described in this paragraph, the complaints in each of the lawsuits are almost identical. Plaintiffs allege that the defendants sold life insurance products to plaintiffs and other African Americans without disclosing that premiums paid would likely exceed the face value of the policies, and that plaintiffs paid higher premiums than Caucasian policyholders and received proportionately lower death benefits. The plaintiffs seek injunctive relief, equitable relief, restitution, disgorgement, increased death benefits, premium refunds (in one case, with interest), costs and attorney fees. The plaintiffs in the Alexander, Cothran and Smith cases also allege racial discrimination under the Louisiana Constitution as well as unfair trade practices, and seek compensatory damages, including, where applicable, punitive, exemplary or special damages; however, Louisiana law prohibits punitive damages unless specifically authorized by federal law. The Beverly, Fletcher, Jackson, Prince and Sutherland cases include an allegation that defendants violated the Civil Rights Act of 1866 (42 U.S.C. Section 1981), which provides for punitive damages in certain circumstances. In several of the cases, Security Industrial has filed a motion to dismiss all claims for failure to state a cause of action and/or for summary judgment.


      In October 2000, Unitrin, Inc. ("Unitrin"), a defendant in the Cothran case and other related cases, filed a motion with the court administering the Cothran case requesting the transfer of the Cothran case and the other related cases to the Judicial Panel on Multidistrict Litigation (the "MDL Panel") for consolidation for administrative purposes.


      On December 6, 2000, the MDL Panel granted Unitrin's motion for coordinated pretrial treatment of eight cases, including Beverly, Cothran, Smith and Sutherland, in the United States District Court for the Eastern

District of Louisiana, where they were assigned to Judge Martin L.C. Feldman as In re Industrial Life Insurance Litigation, MDL No. 1382. On December 21, 2000, the MDL Panel transferred the Alexander, Prince and Frank cases to Judge Feldman as related cases. Subsequently, Judge Feldman consolidated the Fletcher case with the other cases subject to the MDL proceeding. The Hall case has not yet been consolidated. The parties in the MDL cases are currently negotiating a case management order to govern pretrial proceedings in those cases, including class certification, jurisdictional and discovery issues.

      Following are certain procedural and other information relating to each of the ten lawsuits:

      - Alexander, et al. v. Security Industrial, filed in the United States District Court, Western District of Louisiana, Lafayette-Opelousas Division (No. 6:00CV1810). In October 2000, the plaintiffs filed a motion for class certification.

      - Beverly, et al. v. Union National Life Insurance Co., et al., filed in the United States District Court, Western District of Louisiana, Lafayette-Opelousas Division (No. CV00-1633L-0).

      - Cothran, et al. v. Security Industrial, et al., filed in the United States District Court, Western District of Louisiana, Shreveport Division (No. 5:00CV1811).

      - Fletcher, et al. v. United Insurance Co. of America, et al., filed in the United States District Court, Eastern District of Louisiana (No. 00-2932 "S" (1)).

      - Frank, et al. v. Union National Life Insurance Co. and Security Industrial, originally filed in the 13th Judicial District Court for the Parish of Evangeline, State of Louisiana (No. 62369 Div. A).

      - Hall, et al. v. Security Industrial, filed in the 23rd Judicial Court for the Parish of Baton Rouge, State of Louisiana (No. 68938).

      - Jackson, et al. v. Security Industrial and Security Industrial Life Insurance Co., filed in the United States District Court, Northern District of Georgia (No. 4-00CV-339-RLV).

      - Prince v. United Insurance Co. of America, Union National Life Insurance Company and Security Industrial, filed in the United States District Court, Western District of Louisiana,
            Lafayette-Opelousas Division (No. CV-00-2255, LO).

      - Smith v. Security Industrial, filed in the United States District Court, Eastern District of Louisiana.

      - Sutherland, et al. v. United Insurance Co. of America, et al., filed in the United States District Court, Eastern District of Louisiana (No. 00-2076 "F" (2)).


      Loewen Group and Loewen International have engaged in settlement discussions with attorneys for certain of the plaintiff groups and, in connection with that process, are attempting to effectuate a settlement of all of these cases through an agreement that would be approved in a state court proceeding, but which takes into account the multidistrict litigation and the orders issued by Judge Feldman.



      Loewen International has determined that it is not possible at this time to predict the final outcome of these legal proceedings, nor is it possible to establish a reasonable estimate of possible damages other than litigation defense costs. Accordingly, provision with respect to these lawsuits within the Consolidated Financial Statements has been limited to estimated defense costs.


SECURITIES CLASS ACTIONS


      Since December 1998, Loewen Group has been served with various related lawsuits filed in the United States District Courts for the Eastern District of Pennsylvania (the "Pennsylvania District Court") and for the Eastern District of New York. Raymond L. Loewen, the former Chairman and Chief Executive Officer, and certain former officers and directors have been named as defendants in some of the suits. All but one of these lawsuits were filed as purported class actions on behalf of persons or entities that purchased Loewen Group common shares during five different time periods ranging from November 3, 1996 through January 14, 1999. Loewen International and Loewen Group Capital, L.P. ("LGC") are named as defendants in two suits. The plaintiffs in these two lawsuits purport to sue on behalf of a class of purchasers of the Monthly Income Preferred Securities from March 5, 1997 through January 14, 1999. The Monthly Income Preferred Securities were issued by LGC. The complaints generally make allegations concerning, among other things, Loewen Group's internal controls, accounting practices, financial disclosures and acquisition practices. The plaintiffs seek unspecified monetary damages in amounts in excess of the minimum jurisdictional requirements.



      The MDL Panel granted the defendants' motion to consolidate all of the actions for pre-trial coordination in the Pennsylvania District Court. On April 15, 1999, Judge Thomas O'Neill of the Pennsylvania District Court entered an order consolidating in the Eastern District of Pennsylvania, all of the cases then filed, as well as any related cases thereafter transferred to that District (the "April 15 Order"). The April 15 Order appointed the City of Philadelphia Board of Pensions and Retirement, Phil Schwartz, James McGlathery, Terry Roberts, Kurt Mueller, Jr., Harley Puff and Morton Silas as lead plaintiffs. Subsequent to the Chapter 11 and Creditors Arrangement Act filings, Judge O'Neill entered an order staying all of the cases and placing them on the civil suspense docket. On January 18, 2001, plaintiffs filed a motion to remove the case from the civil suspense docket, in which they indicated that they intend to pursue claims against certain individuals who are currently defendants and against other former officers and/or directors who are not currently defendants. The Pennsylvania District Court denied the motion.



      On August 29, 2001, the plaintiffs filed in the Chapter 11 cases a memorandum in support of a motion to modify the automatic stay, requesting that the Bankruptcy Court lift the automatic stay to allow: (a) the plaintiffs to file a consolidated complaint in the securities cases; (b) the parties to file and/or brief the Pennsylvania District Court on motions to dismiss these actions; and (c) the plaintiffs to obtain a judgment against Loewen Group for the sole purpose of potentially enabling the plaintiffs to obtain enhanced judgements against the non-Debtor defendants. The Debtors opposed this request to modify the automatic stay. The Bankruptcy Court granted a limited modification to the automatic stay, which allows plaintiffs to file a consolidated complaint in the securities cases and permits the parties to the cases to brief and obtain a decision on any motion to dismiss the plaintiffs' claims. The Bankruptcy Court recognized, however, that the plaintiffs cannot file such complaint, and the parties cannot brief any motion to dismiss the plaintiffs' claims, until the Pennsylvania District Court removes the cases from the civil suspense docket. The Bankruptcy Court denied, without prejudice, the plaintiffs' request for authorization to pursue, but not collect upon, a judgment against Loewen Group in the securities cases.


      Pursuant to the terms of the Plan, the monetary claims against the Debtors arising under these lawsuits will be discharged as of the Effective Date.

THE LOEWEN GROUP INC., ET AL. V. THE UNITED STATES OF AMERICA


      In October 1998, Loewen Group and Raymond L. Loewen, the then-Chairman and Chief Executive Officer of Loewen Group, filed a claim against the United States government for damages under the arbitration provisions of NAFTA. The claimants contend that they were damaged as a result of breaches by the United States of its obligations under NAFTA in connection with certain litigation in the State of Mississippi entitled O'Keefe vs. The Loewen Group Inc. Specifically, the plaintiffs allege that they were subjected to discrimination, denial of the minimum standard of treatment guaranteed by NAFTA and uncompensated expropriation, all in violation of NAFTA. The NAFTA claims are currently the subject of a pending proceeding before an arbitration panel (the "Arbitration Tribunal") appointed pursuant to the rules of the International Centre for Settlement of Investment Disputes. In January 2001, the Arbitration Tribunal issued a ruling rejecting certain of the United States government's jurisdictional challenges and scheduled a hearing on the merits of the NAFTA claims for October 2001. The hearing was held on October 15-19, 2001. The matter is now pending before the Arbitration Tribunal. Loewen International has determined that it is not possible at this time to predict the final outcome of this proceeding or to establish a reasonable estimate of the damages, if any, that may be realized by the Company. See "Item 1. Business -- Risk Factors -- Outcome of NAFTA Claims Is Impossible To Predict."

OTHER

      The Loewen Companies are party to other legal proceedings in the ordinary course of business but do not expect the outcome of any other proceedings, individually or in the aggregate, to have a material adverse effect on the Loewen Companies' financial position, results of operation or liquidity.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

      ABSENCE OF PUBLIC MARKET


      There currently is no established public trading market for the Common Stock or the Warrants. On November 5, 2001, Loewen International filed an application with Nasdaq to have the Common Stock and the Warrants designated as Nasdaq National Market securities. See "Item 1. Business -- Risk Factors -- There is No Established Market for the Common Stock or the Warrants; Volatility Is Possible."


      COMMON STOCK OUTSTANDING OR RESERVED FOR ISSUANCE ON EFFECTIVE DATE


      On the Effective Date, (a) approximately 40,000,000 share of Common Stock will be distributed in accordance with the terms of the Plan; (b) 4,500,000 shares of Common Stock will be reserved for issuance under the Equity Incentive Plan, including up to 2,475,000 shares covered by options to be granted as of the Effective Date; (c) 2,992,000 shares of Common Stock will be reserved for issuance upon the exercise of the Warrants; (d) 1,437,332 shares of Common Stock will be reserved for issuance upon conversion of the Convertible Subordinated Notes; (e) 100,000 shares of Common Stock will be reserved for issuance under the Director Compensation Plan; and (f) 775,000 shares of Common Stock will be reserved for possible future issuance under the Plan. Additional shares of Common Stock may also be issued in respect of emergence bonuses pursuant to the Key Employee Retention Program. The number of shares that may be issued pursuant to the Key Employee Retention Program cannot be determined at this time. See "Item 6. Executive Compensation -- Existing Benefit Plans and Agreements -- Key Employee Retention Program."


      TRANSFERS OF COMMON STOCK AND WARRANTS SUBSEQUENT TO THE EFFECTIVE DATE


      In general, all resales and subsequent transactions in the shares of Common Stock issued pursuant to the Plan, and all shares of Common Stock issued upon the exercise of the Warrants or the conversion of the Convertible Subordinated Notes, will be exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "affiliate" of Alderwoods Group or an "underwriter" with respect to such securities. Rule 144 under the Securities Act defines "affiliate" of an issuer as any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":


      (a) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

      (b) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

      (c) persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

      (d) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer. Whether any particular person would be deemed to be an "affiliate" or an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, Loewen International expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.



      Rule 144 under the Securities Act provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an "affiliate" of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. Loewen International believes that, pursuant to section 1145(c) of the Bankruptcy Code, the Common Stock and the Warrants to be distributed pursuant to the Plan and the Common Stock issuable upon the exercise of the Warrants or conversion of the Convertible Subordinated Notes will be unrestricted securities for purposes of Rule 144. Further, Loewen International presently anticipates that approximately 10,500,000 shares of Common Stock expected to be outstanding immediately after the Effective Date could be deemed held by affiliates and could be resold pursuant to the resale provisions of Rule 144. The Company has agreed to register these shares under the Securities Act. See " -- Registration Rights."


      In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization that are not "affiliates" of the issuer are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

      (a) either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

      (b) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); or

      (c) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms' length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.


      GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN "AFFILIATE" OF ALDERWOODS GROUP OR "UNDERWRITER" WITH RESPECT TO THE COMMON STOCK OR THE WARRANTS, THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SUCH SECURITIES AND RECOMMENDS THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.


      State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner's own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the Common Stock and the Warrants, as well as the shares of Common Stock issued upon the exercise of the Warrants or conversion of the Convertible Subordinated Notes.



      Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the Common Stock or the Warrants prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by Alderwoods Group or by or through an underwriter are required to deliver to the purchaser of such securities a copy of the Disclosure Statement relating to the Plan (and supplements thereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.


      REGISTRATION RIGHTS


      Pursuant to the Plan, Angelo Gordon & Co., Cerberus Capital Management, LP, Franklin Mutual Advisers, LLP, GSCP Recovery, Inc., Oaktree Capital Management, LLC and each other person or entity entitled to receive at least 10% of the outstanding shares of Common Stock solely as a result of distributions made pursuant to the Plan (collectively, "Eligible Holders") will be entitled to enter into a registration rights agreement with Alderwoods Group (the "Registration Rights Agreement") on the Effective Date. Loewen International estimates that as of the Effective Date the Eligible Holders will own 17,900,000 shares of Common Stock in the aggregate. Under the Registration Rights Agreement, the Eligible Holders or their permitted transferees will be entitled to the registration rights described below with respect to shares of Common Stock issued to them pursuant to the Plan, until such shares: (a) are disposed of pursuant to an effective registration statement under the Securities Act; (b) are distributed to the public pursuant to Rule 144 under the Securities Act; (c) have been transferred other than to permitted transferees; or (d) have ceased to be outstanding (prior to the occurrence of any such event, such shares constituting "Registrable Securities").



      On or before the later to occur of (a) the date that is 60 calendar days after the Effective Date and (b) April 1, 2002, Alderwoods Group will file a shelf registration statement (the "Shelf Registration Statement") covering the Registrable Securities held by the Eligible Holders. Such shelf registration, which is required to be kept effective for up to two years, will be subject to customary suspension provisions. Holders of at least 10% of the Registrable Securities may demand a maximum of three underwritten offerings pursuant to the Shelf Registration Statement, provided in each case that the securities proposed to be sold have a then-current market value of at least $10 million. Furthermore, a demand for an underwritten offering pursuant to the Shelf Registration Statement cannot be made sooner than 120 days after the effectiveness of the next preceding underwritten offering pursuant to the Shelf Registration Statement. Customary priority provisions will apply in the context of an underwritten offering.



      Commencing 120 days after the Shelf Registration Statement ceases to be effective, holders of Registrable Securities who are affiliates may demand a maximum of three registrations under the Securities Act, provided in each case that the securities to be registered have an aggregate offering price of at least $10 million. Furthermore, a demand for registration cannot be made sooner than 120 days after the effectiveness of a registration pursuant to the next preceding demand. Alderwoods Group will have the right to defer the filing of a demand registration in certain circumstances, and customary priority provisions will apply in the context of an underwritten offering. Rights to demand registration will be suspended during any period in which a shelf registration on which such requesting holder's Registrable Securities were included or were properly offered to be included, and which would permit the proposed disposition, is effective.



      If Alderwoods Group registers Common Stock for its own account or the account of other stockholders (other than in connection with employee benefit plans or a merger or reorganization), each holder of Registrable Securities will be offered the opportunity to include its Registrable Securities in such registration. Customary priority provisions will apply in the context of an underwritten offering.

      Rights under the Registration Rights Agreement may be assigned in connection with any transfer of Registrable Securities provided that the transferee either (a) receives all of the Registrable Securities then held by the transferor or (b) receives at least 25% of the Registrable Securities then held by the transferor and, as a result of such transfer, beneficially owns five percent or more of the shares of Common Stock then outstanding. Furthermore, rights under the Registration Rights Agreement may be assigned by an Eligible Holder to a transferee acquiring at least 25% of the Registrable Equity Securities issued to such Eligible Holder on the Effective Date pursuant to the Plan. In any case, for the transferee to receive rights under the Registration Rights Agreement, the transfer must be made in accordance with applicable securities laws and the transferee must agree to be bound by the provisions of the Registration Rights Agreement.


      The Registration Rights Agreement will contain customary indemnification provisions which will survive termination.

HOLDERS OF COMMON STOCK AND WARRANTS


      The Common Stock and the Warrants will not be issued until the Effective Date. Such issuance will be made pursuant to and governed by the terms of the Plan. Loewen International estimates that at least 4,000 record holders of Common Stock and at least 600 record holders of Warrants will receive distributions pursuant to the Plan.


DIVIDENDS


      It is not anticipated that Alderwoods Group will pay any dividends on the Common Stock in the foreseeable future. In addition, covenants in the respective indentures governing the Five-Year Secured Notes, if issued, the Two-Year Unsecured Notes, if issued, the Seven-Year Unsecured Notes and the Convertible Subordinated Notes and in the Exit Financing Facility will restrict the ability of Alderwoods Group to pay dividends and may prohibit the payment of dividends and certain other payments. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the Common Stock.


ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES


      Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option, right to purchase or conversion privilege that is sold in the manner specified in section 1145(a)(1) and the sale of a security upon the exercise of such a warrant, option, right or privilege. Alderwoods Group believes that the offer and sale of the Common Stock, the Warrants, the Seven-Year Unsecured Notes, and the Convertible Subordinated Notes, the Five-Year Secured Notes, if issued, the Two-Year Unsecured Notes, if issued, under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws. Similarly, Loewen International believes that the offer of Common Stock through the Warrants and the Convertible Subordinated Notes and the sale of Common Stock upon the exercise of the Warrants or conversion of the Convertible Subordinated Notes satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws. Distribution of such securities under the Plan will commence on the Effective Date.


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

COMMON STOCK


      Pursuant to the Alderwoods Group Certificate of Incorporation, as of the Effective Date Alderwoods Group will be authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share.

      The holders of Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Alderwoods Group Certificate of Incorporation does not grant stockholders the right to cumulate votes in the election of directors. As a result, the holders of a majority of the shares voted can elect all directors standing for election. The Alderwoods Group Bylaws provide that, unless otherwise provided by law, the Alderwoods Group Certificate of Incorporation, the Alderwoods Group Bylaws or a preferred stock certificate of designation, all matters brought before a vote of stockholders will be determined by the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the subject matter and which has actually been voted. Alderwoods Group's Board of Directors may make, amend and repeal the Alderwoods Group Bylaws. Accordingly, the rights of holders of Common Stock may be modified by a vote of the Alderwoods Group's Board of Directors to amend the Alderwoods Group Bylaws.



      Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by Alderwoods Group's Board of Directors out of funds legally available for payment of dividends. However, it is not presently anticipated that dividends will be paid on Common Stock in the foreseeable future. In the event of a liquidation, dissolution or winding up of Alderwoods Group, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Accordingly, the debt securities to be issued pursuant to the Plan and indebtedness under the Exit Financing Facility may affect the rights of holders of Common Stock upon a liquidation, dissolution or winding up of Alderwoods Group. See " -- Certain Effects of Indebtedness." Holders of Common Stock will have no preemptive, subscription, redemption or conversions rights.


      The transfer agent and registrar for the Common Stock will be Wells Fargo Bank Minnesota, National Association.

      All of the shares of Common Stock to be issued pursuant to the Plan will be, upon such issuance, validly issued, fully paid and nonassessable.

WARRANTS


      As of the Effective Date, in accordance with the terms of the Plan, Alderwoods Group will distribute Warrants exercisable to purchase 2,992,000 shares of Common Stock. The Warrants are to be issued under a warrant agreement to be entered into between Alderwoods Group and Wells Fargo Bank Minnesota, National Association, as agent for the holders of the Warrants (the "Warrant Agreement").



      Initially, each Warrant will entitle the holder thereof to acquire one share of Common Stock at an exercise price equal to $25.76. The exercise price and the number and kind of shares purchasable upon exercise of a Warrant will be subject to adjustment in the following events: (a) if Alderwoods Group (i) pays a dividend or otherwise distributes to holders of Common Stock, as such, shares of its capital stock (whether Common Stock or capital stock of any other class),
(ii) subdivides outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combines outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues any shares of capital stock in a reclassification of outstanding shares of Common Stock; (b) if Alderwoods Group distributes to holders of Common Stock, as such, (i) evidences of indebtedness or assets (excluding regular cash dividends or cash distributions payable out of surplus or net profits legally available therefor and those distributions described in clause (a) above) of Alderwoods Group or any of its subsidiaries, (ii) shares of capital stock of any of its subsidiaries, (iii) securities convertible into or exchangeable for capital stock of Alderwoods Group or any of its subsidiaries or (iv) any rights, options or warrants to purchase any of the foregoing (excluding those described in clause (c) below); (c) if Alderwoods Group issues rights, options or warrants to holders of the outstanding shares of Common Stock, as such, entitling the holders of such rights, options or warrants to subscribe for or purchase shares of Common Stock at a price per share that is lower on the record date than the current market price per share of Common Stock on such record date (as determined in accordance with the Warrant Agreement); or (d) if Alderwoods Group issues shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock or rights, options or warrants entitling holders of such rights, options or warrants to subscribe for or purchase shares of Common Stock (excluding shares of Common Stock, convertible or exchangeable securities or rights, options or warrants issued in any of the transactions described in clauses (a), (b) or (c) above) for a purchase price per share of such Common Stock, for a conversion or exchange price per share of Common Stock initially deliverable upon conversion or exchange of such securities or for a subscription or purchase price per share of Common Stock initially deliverable upon exercise of such rights, options or warrants, that is less than the current market price per share of Common Stock on the date the purchase, conversion, exchange or subscription price of such additional shares of Common Stock are first fixed (as determined in accordance with the Warrant Agreement).


      No adjustment in the number of shares purchasable upon the exercise of a Warrant will be required unless such adjustment would require an increase or decrease in the number of shares purchasable upon the hypothetical exercise of a Warrant of at least 1%; provided, however, that any adjustments which are not required to be made currently will be carried forward and made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, would require an increase or decrease in the number of shares purchasable upon the hypothetical exercise of a Warrant of 1% or more. In addition, no adjustment in the number of shares purchasable upon the exercise of a Warrant will be made in the circumstances described in clause
(a)(i), (b), (c) or (d) in the second sentence of the immediately preceding paragraph if Alderwoods Group issues or distributes to each holder of a Warrant the shares, rights, options, warrants, convertible or exchangeable securities, evidences of indebtedness, assets or other securities referred to in such clause that such holder would have been entitled to receive had the Warrant been exercised prior to the happening of such event or the record date with respect thereto. Further, no adjustment in the number of shares purchasable upon the exercise of a Warrant will be made on account of: (a) any issuance of shares of Common Stock, or of options, rights or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock, pursuant to the Plan; (b) any issuance of shares of Common Stock upon the exercise of options, rights or warrants or upon the conversion or exchange of convertible or exchangeable securities, in either case issued pursuant to the Plan or outstanding as of the Effective Date; (c) any issuance of shares of Common Stock, or of options, rights or warrants, or of other securities, pursuant to a share purchase rights plan or any similar plan adopted by the Board of Directors of Alderwoods Group; (d) any issuance of shares of Common Stock, or of options, rights or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock, in accordance with any plan for the benefit of the employees or directors of Alderwoods Group existing as of the Effective Date or contemplated by the Plan or any other plan adopted by the Board of Directors of Alderwoods Group for the benefit of the employees or directors of Alderwoods Group or any of its subsidiaries; (e) any issuance of shares of Common Stock in connection with a company-sponsored plan for reinvestment of dividends or interest; (f) any issuance of shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock or rights, options or warrants entitling holders of such rights, options or warrants to subscribe for or purchase shares of Common Stock pursuant to an underwritten public offering, in the case of an issuance of shares of Common Stock, for a price per share of Common Stock or, in the case of an issuance of convertible or exchangeable securities or rights, warrants or options, involving a conversion or exchange price per share of Common Stock initially deliverable upon conversion or exchange of such convertible or exchangeable securities or a subscription or purchase price per share of Common Stock initially deliverable upon exercise of such rights, options or warrants, as applicable, that is equal to or greater than 95% of the closing price per share of Common Stock on the date the offering, conversion, exchange, subscription or purchase price of such additional shares of Common Stock is first fixed (as determined in accordance with the Warrant Agreement); or (g) any issuance of shares of Common Stock or other securities to the owners of any entity that is acquired by Alderwoods Group in an arm's-length transaction approved by the Board of Directors of Alderwoods Group. No adjustment in the number of shares purchasable upon the exercise of a Warrant will be made for a change in the par value of the shares of Common Stock.


      The Warrants will be exercisable at any time between the Effective Date and the fifth anniversary of the Effective Date.

PREFERRED STOCK


      Pursuant to the Alderwoods Group Certificate of Incorporation, as of the Effective Date, Alderwoods Group will be authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). Alderwoods Group's Board of Directors will have the authority, within the limitations and restrictions stated in the Alderwoods Group Certificate of Incorporation, to provide by resolution for the issuance of shares of Preferred Stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions for them, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series and the designation of that series, without any further vote or action of Alderwoods Group's stockholders. The Preferred Stock may rank prior to the Common Stock as to dividend rights, liquidation preferences or both.

      The Plan does not provide for the issuance of any shares of Preferred Stock and no such shares are being registered by this Registration Statement.


FUTURE ISSUANCES OF CAPITAL STOCK


      Authorized but unissued shares of Common Stock and Preferred Stock of Alderwoods Group under the Alderwoods Group Certificate of Incorporation will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of Alderwoods Group by means of a proxy contest, tender offer, merger or otherwise. In addition, any future issuance of shares of Common Stock or Preferred Stock could have the effect of diluting the earnings per share, book value per share and voting power of shares held by the stockholders of Alderwoods Group. The Alderwoods Group Certificate of Incorporation provides, to the extent required by section 1123 of the Bankruptcy Code, that Alderwoods Group will not issue nonvoting equity securities.


CERTAIN CORPORATE GOVERNANCE MATTERS

      INTRODUCTION


      Certain provisions of the Alderwoods Group Certificate of Incorporation and the Alderwoods Group Bylaws, together with applicable Delaware state law, may discourage or make more difficult the acquisition of control of Alderwoods Group by means of a tender offer, open market purchase, proxy fight or otherwise. See "Item 1. Business -- Risk Factors -- Certain Provisions Will Have Anti-Takeover Effects" and " -- Future Issuance of Capital Stock."


      REMOVAL OF DIRECTORS AND FILLING VACANCIES IN DIRECTORSHIPS


      The Alderwoods Group Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of at least 66 2/3% of securities entitled to vote generally in the election of directors. Under the Alderwoods Group Certificate of Incorporation, any vacancy on Alderwoods Group's Board of Directors, including a vacancy resulting from an enlargement of Alderwoods Group's Board of Directors, may be filled by the vote of a majority of the directors then in office. The limitations on the removal of directors and filling of vacancies may deter a third party from seeking to remove incumbent directors and simultaneously gaining control of Alderwoods Group's Board of Directors by filling the vacancies created by such removal with its own nominees. See "Item 1. Business -- Risk Factors -- Certain Provisions Will Have Anti-Takeover Effects."


      STOCKHOLDER ACTION AND SPECIAL MEETINGS OF STOCKHOLDERS


      The Alderwoods Group Certificate of Incorporation eliminates the ability of stockholders to act by written consent in lieu of a meeting. It also provides that special meetings of the stockholders may only be called (a) by the Chairman of the Board, (b) by the President, (c) by the Secretary within ten calendar days after receipt of a written request of a majority of the total number of directors (assuming no vacancies) or (d) by persons holding at least 25% of all shares outstanding and entitled to vote at such meeting. Upon the receipt by Alderwoods Group of a written request by any stockholder or stockholders entitled to call a meeting of stockholders, Alderwoods Group's Board of Directors will (a) call for a special meeting of the stockholders for the purposes specified in the request for a special meeting and (b) fix a record date for the determination of stockholders entitled to notice of and to vote at such meeting, which record date will not be later than 60 calendar days after the date of receipt by Alderwoods Group of the request to call the meeting. No special meeting pursuant to a stockholders' request will be required to be convened if (a) Alderwoods Group's Board of Directors calls an annual or special meeting of stockholders to be held not later than 90 calendar days after receipt by Alderwoods Group of a proper request by a stockholder to call a meeting and
(b) the purposes of such annual or special meeting include the purposes specified in the stockholder's request. The Alderwoods Group Bylaws provide that the business permitted to be conducted at any such meeting will be limited to that business specified in the notice of the meeting given by or at the direction of the Chairman of the Board, the President or a majority of the total number of directors (assuming no vacancies) or that is otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the total number of directors (assuming no vacancies).

      ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS


      The Alderwoods Group Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at Alderwoods Group's principal executive offices not less than 60 calendar days nor more than 90 calendar days prior to the anniversary date of the date on which Alderwoods Group first mailed its proxy materials for the prior year's annual meeting of stockholders, except that if there was no annual meeting held during the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice by the stockholder in order to be timely must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the date on which public announcement was first made of the date of the annual meeting. The Alderwoods Group Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. See "Item 5. Directors and Executive Officers -- Director Nomination Procedures."


      SUPERMAJORITY VOTE REQUIREMENTS


      Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Alderwoods Group Certificate of Incorporation and the Alderwoods Group Bylaws require the affirmative vote of the holders of at least 66 2/3% of securities entitled to vote to amend, repeal or adopt any provision inconsistent with some provisions, including those provisions relating to: (a) the election of directors; (b) directorship vacancies and removal of directors; (c) action by written consent of stockholders; (d) special meetings of stockholders; and (e) stockholder proposals and nomination of directors.


      DELAWARE SECTION 203


      Alderwoods Group will be subject to the provisions of section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.



      As of the Effective Date, Loewen International's Board of Directors will have approved, for purposes of Section 203 of the DGCL: (a) the issuance pursuant to the Plan of Common Stock to any person or entity that will become the owner of 15% or more of the outstanding Common Stock as a result of such issuance; and (b) any issuance to any person or entity that will become the owner of 12% or more but less than 15% of the outstanding Common Stock as a result of the issuance pursuant to the Plan of Common Stock which causes such person or entity to become the owner of 15% or more of the outstanding Common Stock.


CERTAIN EFFECTS OF INDEBTEDNESS


      On the Effective Date, pursuant to the terms of the Plan, Alderwoods Group will enter into the Exit Financing Revolving Credit Facility, will issue the Seven-Year Unsecured Notes and the Convertible Subordinated Notes, and may issue the Five-Year Secured Notes and the Two-Year Unsecured Notes and enter into the Exit Financing Term Loan. In the event of a liquidation, dissolution or winding up of Alderwoods Group, Alderwoods Group's obligations under such indebtedness will be paid prior to any assets becoming available for distribution to the holders of the Common Stock. The terms of the Exit Financing Facility and the indentures governing the Five-Year Secured Notes, the Two-Year Unsecured Notes, the Seven-Year Unsecured Notes and the Convertible Subordinated Notes will restrict the ability of Alderwoods Group to pay dividends and may prohibit the payment of dividends. See "Item 1. Business -- Risk Factors -- Dividends Are Not Anticipated; Payment of Dividends Is Subject to Restriction."

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS


      The Alderwoods Group Certificate of Incorporation limits the liability of the directors of Alderwoods Group to the maximum extent permitted by the DGCL. The DGCL provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for any of the following: (a) a breach of the director's duty of loyalty to the corporation or its stockholders; (b) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (c) unlawful payments of dividends or unlawful stock repurchases or redemptions; or (d) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.


      Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.


      The Alderwoods Group Certificate of Incorporation provides that Alderwoods Group is required to indemnify its directors and officers to the maximum extent permitted by law. Notwithstanding the foregoing, the Alderwoods Group Certificate of Incorporation does not require Alderwoods Group to indemnify any such directors and officers in connection with any Proceeding (as such term is defined in the Alderwoods Group Certificate of Incorporation) that is initiated prior to the Effective Date; provided, however, that Alderwoods Group may, in its sole discretion, elect to provide such indemnification in the event that any of the Debtors' directors and officers liability insurance carriers fails or refuses to provide coverage. The Alderwoods Group Certificate of Incorporation also requires Alderwoods Group to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of Alderwoods Group or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if serving as such at Alderwoods Group's request. In addition, the Alderwoods Group Certificate of Incorporation permits Alderwoods Group to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity.



      It is anticipated that Alderwoods Group will enter into indemnification agreements with its directors and its executive officers containing provisions that will obligate Alderwoods Group to: (a) indemnify, to the maximum extent permitted by Delaware law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers, except liabilities arising from willful misconduct of a culpable nature; (b) advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and (c) obtain directors' and officers' liability insurance if maintained for other directors or officers.



      The management of Loewen International believes that the provisions of the Alderwoods Group Certificate of Incorporation and indemnification agreements described above are necessary to attract and retain qualified persons as directors and officers.


      Under the Plan, the obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees as of December 31, 2000 by reason of such person's prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity to the extent provided in the applicable articles of incorporation, code of regulations or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, to the extent that the provision of such indemnification is authorized by the certificate of incorporation or similar constituent document of the applicable Reorganized Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the order of the Bankruptcy Court confirming the Plan, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date. The obligations of each Debtor or Reorganized Debtor to indemnify any person who, as of December 31, 2000, was no longer serving as a director, officer or employee of such Debtor or Reorganized Debtor, which indemnity obligation arose by reason of such person's prior service in any such capacity or as a director, officer or employee of another corporation, partnership or other legal entity, whether provided in the applicable articles of incorporation, code of regulations or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise, as of the Effective Date; provided, however, that, to the extent that such indemnification obligations no longer give rise to contingent Claims (as defined in the Plan) that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as executory contracts that are rejected by the applicable Debtor pursuant to the Plan and section 365 of the Bankruptcy Code, as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of the Plan. Additionally, Alderwoods Group will purchase a directors' and officers' insurance policy to cover claims against any person serving as one of the Debtors' directors, officers and employees as of December 31, 2000 for acts occurring prior to the Effective Date.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


      The Predecessor's audited annual consolidated financial statements for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, unaudited quarterly financial data and the unaudited interim results for the three and nine months ended September 30, 2001 and September 30, 2000 are set forth at the end of this Registration Statement and begin on page F-1.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


      There have been no disagreements with the independent public accountants for the Predecessor and Loewen International during the last two fiscal years.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Index to Financial Statements

         See page F-1.

      (b)   Index of Exhibits


Exhibit
Number                               Description of Exhibit
------                               ----------------------
  2.1           Fourth Amended Joint Plan of Reorganization of Loewen Group
                International, Inc., Its Parent Corporation and Certain of
                Their Debtor Subsidiaries (incorporated by reference to Exhibit
                99.1 to the Form 8-K of The Loewen Group Inc., SEC File No.
                1-12163, filed September 10, 2001)

  2.2 Modification to the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., Its Parent Corporation and
                Certain of Their Debtor Subsidiaries (incorporated by reference to Exhibit 2.2 to the Form 8-K of The Loewen Group Inc., SEC
                File No. 1-12163, filed December 11, 2001)

  2.3           Second Modification to the Fourth Amended Joint Plan of
                Reorganization of Loewen Group International, Inc., Its Parent
                Corporation and Certain of Their Debtor Subsidiaries
                (incorporated by reference to Exhibit 2.3 to the Form 8-K of
                The Loewen Group Inc., SEC File No. 1-12163, filed December 11,
                2001)

  2.4           Order Approving Modification of Fourth Amended Joint Plan of
                Reorganization of Loewen Group International, Inc., Its Parent
                Corporation and Certain of Their Debtor Subsidiaries and
                Compromise and Settlement of Claims Filed by Thomas Hardy
                (incorporated by reference to Exhibit 2.4 to the Form 8-K of
                The Loewen Group Inc., SEC File No. 1-12163, filed December 11,
                2001)

  2.5           Findings of Fact, Conclusions of Law and Order Confirming
                Amended Joint Plan of Reorganization of Loewen Group
                International, Inc., Its Parent Corporation and Certain of
                Their Debtor Subsidiaries, As Modified, dated December 5, 2001
                (incorporated by reference to Exhibit 2.5 to the Form 8-K of
                The Loewen Group Inc., SEC File No. 1-12163, filed December 11,
                2001)

  2.6 Final Order dated December 7, 2001 (incorporated by reference to Exhibit 2.6 to the Form 8-K of The Loewen Group Inc., SEC
                File No. 1-12163, filed December 11, 2001)

  3.1           Certificate of Incorporation of Loewen Group International,
                Inc., as amended (incorporated by reference to Exhibit T3A(1) to the Form T-3 of Loewen Group International, Inc., SEC File
                No. 022-22551, filed September 10, 2001)

  3.2 Bylaws of Loewen Group International, Inc. (incorporated by reference to Exhibit T3B(1) to the Form T-3 of Loewen Group
                International, Inc., SEC File No. 022-22551, filed September
                10, 2001)

  3.3           Form of Certificate of Incorporation of Alderwoods Group, Inc.
                to be filed with the Secretary of State of the State of Delaware on the Effective Date*

  3.4 Form of Bylaws of Alderwoods Group, Inc. to become effective as of the Effective Date*

  4.1           Form of Stock Certificate for Common Stock

Exhibit
Number                               Description of Exhibit
------                               ----------------------
  4.2           Form of Equity Registration Rights Agreement among Alderwoods
                Group, Inc. and certain holders of Common Stock*

  4.3           Form of Warrant Agreement*

  4.4           Form of Warrant Certificate (included as Exhibit A to Exhibit
                4.3 to this Registration Statement)

 10.1           Form of Indenture governing the 12-1/4% Senior Notes Due 2004
                (incorporated by reference to Exhibit T3C to the Form T-3 of Loewen Group International, Inc., SEC File No. 022-22557, filed
                September 10, 2001)

 10.2           Form of Indenture governing the 11% Senior Notes Due 2007
                (incorporated by reference to Exhibit T3C to the Form T-3 of Loewen Group International, Inc., SEC File No. 022-22551, filed
                September 10, 2001)

 10.3           Form of Indenture governing the 12-1/4% Senior Notes Due 2009
                (incorporated by reference to Exhibit T3C to the Form T-3 of Loewen Group International, Inc., SEC File No. 022-22553, filed
                September 10, 2001)

 10.4           Form of Indenture governing the 12-1/4% Convertible
                Subordinated Notes Due 2012 (incorporated by reference to
                Exhibit T3C to the Form T-3 of Loewen Group International,
                Inc., SEC File No. 022-22555, filed September 10, 2001)

 10.5           Form of Debt Registration Rights Agreement among Alderwoods
                Group, Inc. and certain holders of debt securities of Alderwoods Group, Inc.*

 10.6           Indenture dated as of November 15, 1996 governing the 9 -1/2%
                Senior Subordinated Notes due 2004 of Rose Hills Acquisition
                Corp. (incorporated by reference to Exhibit 4.1 to the Form S-4 of Rose Hills Company, SEC File No. 333-21411, filed February
                7, 1997)

 10.7           Credit Agreement dated as of November 19, 1996 among Rose Hills
                Company, Rose Hills Holdings Corp., Goldman, Sachs & Co., as syndication agent and arranging agent, the financial institutions from time to time parties thereto as lenders and The Bank of Nova Scotia, as administrative agent for such lenders (incorporated by reference to Exhibit 10.2 to the Form
                S-4 of Rose Hills Company, SEC File No. 333-21411, filed
                February 7, 1997)

 10.8 The Loewen Group Inc. Corporate Incentive Plan (incorporated by reference to Exhibit 10.5.1 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.9 The Loewen Group Inc. Operations Incentive Plan (incorporated by reference to Exhibit 10.5.2 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.10          The Loewen Group Inc. Basic Employee Severance Plan
                (incorporated by reference to Exhibit 10.5.3 to the Form 10-K of The Loewen Group Inc., SEC File No. 1-12163, filed March 16,
                2000)

 10.11          The Loewen Group Inc. Executive and Other Specified Employee
                Severance Plan (incorporated by reference to Exhibit 10.5.4 to the Form 10-K of The Loewen Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.12 The Loewen Group Inc. Confirmation Incentive Plan (incorporated by reference to Exhibit 10.5.5 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

Exhibit
Number                               Description of Exhibit
------                               ----------------------
 10.13          The Loewen Group Inc. Retention Incentive Plan (incorporated by reference to Exhibit 10.5.6 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.14          Form of Employment and Release Agreement for Corporate and
                Country Management (incorporated by reference to Exhibit 10.5.7 to the Form 10-K of The Loewen Group Inc., SEC File No.
                1-12163, filed March 16, 2000)

 10.15          Form of Stay Put Bonus Plan Letters, dated February 26, 1999
                (incorporated by reference to Exhibit 10.13 to the Form 10-K of The Loewen Group, Inc., SEC File No. 1-12163, filed on April
                14, 1999)

 10.16          Employment Agreement dated November 1, 2000, by and between The
                Loewen Group Inc. and John S. Lacey (incorporated by reference to Exhibit 10.13 to the Form 10-K of The Loewen Group Inc., SEC
                File No. 1-12163, filed March 22, 2001)

 10.17          Employment Agreement dated November 1, 2000, by and between The
                Loewen Group Inc. and Paul A. Houston (incorporated by reference to Exhibit 10.14 to the Form 10-K of The Loewen Group
                Inc., SEC File No. 1-12163, filed March 22, 2001)

 10.18          Form of Employment Agreement to be entered into by Alderwoods
                Group, Inc. and each of Messrs. Sloan, Stam, Orlikow and Arthurs

 10.19          Form of Alderwoods Group, Inc. 2002 Equity and Performance
                Incentive Plan*

 21.1 Subsidiaries of Loewen Group International, Inc. as of the date of this Registration Statement

 21.2           Subsidiaries of Alderwoods Group, Inc. as of the Effective Date


------------------------


*  Previously filed.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       Loewen Group International, INC.





Date:  December 17, 2001               By:   /s/  BRADLEY D. STAM
                                           -----------------------------------
                                           Name:  Bradley D. Stam
                                           Title: Senior Vice President,
                                                  Legal & Asset Management

                          INDEX TO FINANCIAL STATEMENTS


                                                                                 PAGE
                                                                                 ----
AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
   Management's Statement of Responsibility.................................      F-2
   Report of Independent Accountants........................................      F-3
   Consolidated Balance Sheets as of December 31, 2000 and 1999.............      F-4
   Consolidated Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998......................................................      F-5
   Consolidated Statements of Retained Earnings (Deficit) for the Years
   Ended December 31, 2000, 1999 and 1998...................................      F-6
   Consolidated Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998......................................................      F-7
   Notes to Audited Annual Consolidated Financial Statements................      F-8

QUARTERLY FINANCIAL DATA (UNAUDITED)........................................      F-50

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
   Consolidated Balance Sheets as of September 30, 2001 and December 31,
   2000.....................................................................      F-51
   Consolidated Statements of Operations and Deficit for the Three and Nine
     Months Ended September 30, 2001 and 2000...............................      F-52
   Consolidated Statements of Cash Flows for the Three and Nine Months Ended
     September 30, 2001 and 2000............................................      F-53
   Notes to Unaudited Interim Consolidated Financial Statements.............      F-54

                              THE LOEWEN GROUP INC.
                        CONSOLIDATED FINANCIAL STATEMENTS

                     MANAGEMENT'S STATEMENT OF RESPONSIBILITY

      The management of The Loewen Group Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in the Annual Report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to present fairly the financial position and operating results of the Company.

      The Company maintains various systems of internal control designed to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements in all material respects.

      The Company's audit committee is composed entirely of non-management directors and is appointed by the Board of Directors annually. The audit committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The audit committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

      The Company's independent auditors, KPMG LLP, have examined the consolidated financial statements and their report follows.


/s/ PAUL A.  HOUSTON                    /s/ KENNETH A. SLOAN
President and Chief Executive Officer   Senior Vice-President, Chief Financial
                                        Officer


March 9, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
The Loewen Group Inc.

      We have audited the consolidated balance sheets of The Loewen Group Inc. as at December 31, 2000 and 1999 and the consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

      With respect to the consolidated financial statements for the year ended December 31, 2000, we conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. With respect to the consolidated financial statements for the years ended December 31, 1999 and 1998, we conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in accordance with Canadian generally accepted accounting principles. As required by the Company Act of the Province of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.

      Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three-year period ended December 31, 2000 and assets, liabilities and shareholders' equity as at December 31, 2000 and 1999 to the extent summarized in Note 17 to the consolidated financial statements, except that the Company has not adopted provisions of the U.S. Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which results in such information not being in accordance with accounting principles generally accepted in the United States.

/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada

March 9, 2001


  COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA -- U.S. REPORTING DIFFERENCE

      In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the board of directors dated March 9, 2001 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
March 9, 2001

                              THE LOEWEN GROUP INC.
                           CONSOLIDATED BALANCE SHEETS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS


                                                                  DECEMBER 31
                                                            2000                1999
                                                        -----------         -----------
ASSETS
Current assets
  Cash .........................................        $   159,090         $    55,166
  Receivables, net of allowances ...............            211,799             198,500
  Inventories ..................................             35,418              34,850
  Prepaid expenses .............................              9,551              12,332
                                                        -----------         -----------
                                                        $   415,858         $   300,848
Long-term receivables, net of allowances .......            534,664             577,733
Cemetery property ..............................            882,080             923,344
Property and equipment .........................            687,804             799,813
Names and reputations ..........................            600,709             650,200
Insurance invested assets ......................            302,515             281,423
Future income tax assets .......................              2,458               5,128
Pre-arranged funeral services ..................            427,838             438,541
Other assets ...................................            126,980             133,553
                                                        -----------         -----------
                                                        $ 4,396,764         $ 4,411,431
                                                        ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities not subject to compromise
  Current liabilities
   Accounts payable and accrued liabilities ....        $   112,387         $    97,637
   Long-term debt, current portion .............             25,598              20,693
                                                        -----------         -----------
                                                            137,985             118,330
  Long-term debt, net of current portion .......             47,944              70,511
  Other liabilities ............................            399,893             426,019
  Insurance policy liabilities .................            204,727             184,207
  Future income tax liabilities ................            144,570             146,028
  Deferred pre-arranged funeral services revenue            427,838             438,541
Liabilities subject to compromise ..............          2,289,497           2,282,601
Shareholders' equity
  Common shares ................................          1,276,414           1,276,434
  Preferred shares .............................            157,144             157,146
  Deficit ......................................         (1,117,634)         (1,004,917)
  Foreign exchange adjustment ..................             12,528              15,683
                                                        -----------         -----------
                                                            328,452             444,346
                                                        -----------         -----------
                                                        $ 3,980,906         $ 4,110,583
                                                        ===========         ===========



Reorganization proceedings and basis of presentation (Note 1)
Commitments and contingencies (Notes 3, 5, 8, 10, 12 and 16)

           See accompanying notes to consolidated financial statements

                              THE LOEWEN GROUP INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
         EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS


                                                             YEARS ENDED DECEMBER 31
                                               ---------------------------------------------------
                                                   2000                1999                1998
                                               -----------         -----------         -----------
Revenue
  Funeral .............................        $   580,204         $   605,029         $   625,766
  Cemetery ............................            220,613             324,019             408,117
  Insurance ...........................             95,245              94,101              96,516
                                               -----------         -----------         -----------
                                                   896,062           1,023,149           1,130,399

Costs and expenses
  Funeral .............................            410,630             413,811             427,714
  Cemetery ............................            171,177             271,077             357,062
  Insurance ...........................             79,837              73,727              80,013
                                               -----------         -----------         -----------
                                                   661,644             758,615             864,789
                                               -----------         -----------         -----------
                                                   234,418             264,534             265,610
Expenses
  General and administrative ..........             71,356              93,919             124,473
  Depreciation and amortization .......             57,019              64,042              71,203
  Provision for asset impairment ......            132,276             355,180             333,900
                                               -----------         -----------         -----------
                                                   260,651             513,141             529,576
                                               -----------         -----------         -----------
Loss from operations ..................            (26,233)           (248,607)           (263,966)
Interest on long-term debt ............             12,410              87,849             182,305
Provision for investment impairment and
contingent losses .....................                 --              59,247             315,207
Reorganization costs ..................             45,877              92,791                  --
Dividends on preferred securities of
subsidiary ............................                 --               2,971               7,088

Other expenses (income) ...............             14,390               5,651              (5,126)
                                               -----------         -----------         -----------
Loss before income taxes ..............            (98,910)           (497,116)           (763,440)
Income taxes
  Current .............................             12,008               8,232              23,118
  Future ..............................              1,799             (40,172)           (187,589)
                                               -----------         -----------         -----------
                                                    13,807             (31,940)           (164,471)
                                               -----------         -----------         -----------
Net loss ..............................        $  (112,717)        $  (465,176)        $  (598,969)
                                               ===========         ===========         ===========
Basic loss per Common share ...........        $     (1.64)        $     (6.40)        $     (8.22)

          See accompanying notes to consolidated financial statements

                              THE LOEWEN GROUP INC.
             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)
         EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS


                                                                    YEARS ENDED DECEMBER 31
                                                      -------------------------------------------------
                                                          2000                1999              1998
                                                      -----------         -----------         ---------
Retained earnings (deficit), beginning of year        $(1,004,917)        $  (539,741)        $  75,624
Net loss .....................................           (112,717)           (465,176)         (598,969)
Common share dividends .......................                 --                  --            (7,496)
Preferred share dividends ....................                 --                  --            (8,900)
                                                      -----------         -----------         ---------
Deficit, end of year .........................        $(1,117,634)        $(1,004,917)        $(539,741)
                                                      ===========         ===========         =========

Dividend per Common share ....................        $        --         $        --         $   0.100
Dividend per Preferred share .................        $        --         $        --         $   1.011


           See accompanying notes to consolidated financial statements

                              THE LOEWEN GROUP INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS




                                                                                     YEARS ENDED DECEMBER 31
                                                                         -----------------------------------------------
                                                                            2000              1999               1998
                                                                         ---------         ---------         ----------
CASH PROVIDED BY (APPLIED TO)
Operations
   Net loss .....................................................        $(112,717)        $(465,176)        $ (598,969)
   Items not affecting cash
      Depreciation and amortization .............................           73,742            82,212             88,513
      Amortization of debt issue costs ..........................            3,142             4,929             26,581
      Provision for asset impairment ............................          132,276           355,180            333,900
      Provision for investment impairment and contingent losses .               --            59,247            315,207
      Loss (gain) on disposition of assets and investments ......           14,390             1,122             (6,768)
      Future income taxes .......................................            1,799           (40,172)          (187,589)
      Equity and other earnings of associated companies .........               --             4,529             (5,126)
      Non-cash reorganization costs .............................            6,293            59,184                 --
Other, including net changes in other non-cash balances .........           28,911           (27,991)           (90,277)
                                                                         ---------         ---------         ----------
                                                                           147,836            33,064           (124,528)
                                                                         ---------         ---------         ----------


Investing
   Proceeds on disposition of assets and investments ............           36,119           202,635             56,340
   Purchase of property and equipment ...........................          (24,024)          (39,530)           (43,540)
   Construction of new facilities ...............................           (2,468)          (14,974)           (19,208)
   Purchase of insurance invested assets ........................         (141,873)         (147,510)          (224,145)
   Proceeds on disposition and maturities of insurance invested
      assets ....................................................          109,612           130,434            180,175
   Business acquisitions ........................................               --              (173)          (252,598)
   Investments, net .............................................               --                --             (1,422)
                                                                         ---------         ---------         ----------
                                                                           (22,634)          130,882           (304,398)
                                                                         ---------         ---------         ----------

Financing
   Increase in long-term debt ...................................               --            14,936          1,105,441
   Repayment of long-term debt ..................................          (20,553)         (140,613)          (645,667)
   Increase in (repayment of) current indebtedness ..............               --           (66,222)            66,222
   Debt issue costs .............................................             (725)           (8,866)           (17,884)
   Issue of Common shares, before income tax recovery ...........               --                --              1,801
   Common share dividends .......................................               --                --            (14,713)
   Preferred share dividends ....................................               --            (2,156)            (8,900)
                                                                         ---------         ---------         ----------
                                                                           (21,278)         (202,921)           486,300
                                                                         ---------         ---------         ----------
Increase (decrease) in cash .....................................          103,924           (38,975)            57,374
Cash, beginning of year .........................................           55,166            94,141             36,767
                                                                         ---------         ---------         ----------
Cash, end of year ...............................................        $ 159,090         $  55,166         $   94,141
                                                                         =========         =========         ==========


           See accompanying notes to consolidated financial statements

                              THE LOEWEN GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT PER SHARE AMOUNTS AND NUMBER OF SHARES

NOTE 1. REORGANIZATION PROCEEDINGS AND BASIS OF PRESENTATION

REORGANIZATION PROCEEDINGS

      The Loewen Group Inc. (the "Company") is a company organized under the laws of British Columbia, Canada.

      On June 1, 1999 (the "Petition Date"), the Company, and each of approximately 850 United States subsidiaries and one foreign subsidiary voluntarily filed a petition for creditor protection under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") in the U.S. Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court"). Concurrent with the Chapter 11 filing, the Company and 117 Canadian subsidiaries voluntarily filed an application for creditor protection under the Companies' Creditors Arrangement Act ("CCAA") with the Ontario Superior Court of Justice, Toronto, Ontario, Canada (the "Canadian Court" and, together with the U.S. Bankruptcy Court, the "Bankruptcy Courts"). Subsequent to the Petition Date, three additional subsidiaries of the Company voluntarily filed petitions for creditor protection and 41 subsidiaries were voluntarily deleted.

      The Company and its subsidiaries under creditor protection (the "Debtors") are presently operating their businesses as debtors-in-possession. The United States trustee for the District of Delaware appointed a statutory committee of unsecured creditors (the "Official Unsecured Creditors' Committee"). The proceedings of the Debtors are being jointly administered for procedural purposes only. The Company's United Kingdom, insurance and certain funeral and cemetery subsidiaries were excluded from the filings.

      The Company filed a Joint Plan of Reorganization (the "Plan") and related Disclosure Statement for itself and other filing subsidiaries with the U.S. Bankruptcy Court on November 14, 2000. On February 16, 2001, the Company filed a First Amended Joint Plan of Reorganization (the "Amended Plan") and related Disclosure Statement with the U.S. Bankruptcy Court.

      The primary objectives of the Amended Plan are to: (a) alter the Debtors' debt and capital structures to permit them to emerge from Chapter 11 with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates, creditors and equity holders. The Amended Plan provides for, among other things:

      - transactions that will result in the ultimate parent company in the corporate structure being Loewen Group International, Inc. ("LGII"), which will be reorganized but will remain a Delaware corporation ("Reorganized LGII");

      -     the cancellation of currently outstanding LGII common shares;

      - the cancellation of the 9.45% Cumulative Monthly Income Preferred Securities, Series A ("MIPS") and the related obligations in exchange for Reorganized LGII warrants (if the holders of the MIPS accept the Amended Plan);

      - the cancellation of debt claiming the benefit of the Collateral Trust Agreement dated as of May 15, 1996, in exchange for a combination of cash, Reorganized LGII common shares and seven-year unsecured notes and, under specified circumstances, two-year unsecured notes and/or five-year secured notes;

      - the cancellation of certain other indebtedness in exchange for cash, Reorganized LGII common shares, Reorganized LGII warrants or interests in a liquidating trust that will hold (i) five-year warrants of reorganized Prime Succession Holdings, Inc. ("Prime") issued to the Company in

            Prime's recent reorganization proceeding, and (ii) an undivided 25% interest in the net proceeds, if any, of the Company's claim against the United States of America, ICSID case No. ARB (AF)/98/3, under the North American Free Trade Agreement (the "Liquidating Trust");

      - the satisfaction of certain administrative claims through the issuance of Reorganized LGII unsecured subordinated convertible notes and common shares, which will result in Reorganized LGII becoming the owner of all of the outstanding common shares of Rose Hills Holdings Corp.;

      - the assumption, assumption and assignment or rejection of executory contracts and unexpired leases to which any Debtor is a party;

      - the corporate restructuring and simplification of Reorganized LGII's subsidiaries; and

      - the selection of boards of directors of Reorganized LGII and the Company's reorganized subsidiary Debtors.

      Current holders of the Company's Common shares and Series C Preferred shares will receive no value under the Amended Plan. In addition to the principal transactions contemplated by the Amended Plan, pursuant to an order of the Canadian Court, certain of the Company's Canadian subsidiaries will be restructured and certain other transactions transferring substantially all of the Company's assets to Reorganized LGII will be effected.

      There can be no assurance, however, that the Company will successfully emerge from its reorganization proceedings. Confirmation of the Amended Plan and emergence from reorganization proceedings are subject to a number of significant conditions. The Amended Plan is subject to certain conditions and requirements for confirmation, including the vote of creditors to accept the Amended Plan, certain of the statutory findings that must be made by the U.S. Bankruptcy Court and certain other conditions and requirements set forth in the Amended Plan. Due to the uncertainty regarding the secured status of the Company's Series 3, 4, 6 and 7 Senior Notes and Pass-through Asset Trust Securities (the "Subject Debt") under the Collateral Trust Agreement (see Note 3), the Company anticipates that certain creditors are likely to challenge the Amended Plan.

      If the Amended Plan is not confirmed, the Company, by itself, or (subject to the Company's exclusive periods under Chapter 11 and the CCAA to file and solicit acceptances of a plan or plans of reorganization) together with any other party in interest in the reorganization cases could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Company's U.S. Chapter 11 cases may be converted to U.S. Bankruptcy Code Chapter 7 cases ("Chapter 7"). In a liquidation case under Chapter 7, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would then be distributed to the respective creditors of the Company and its Debtor subsidiaries in accordance with the priorities established by the U.S. Bankruptcy Code. The impact on carrying values in this scenario cannot be determined.

BASIS OF PRESENTATION

      The accompanying consolidated financial statements have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles ("GAAP"). The "going concern" basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. There is substantial doubt about the appropriateness of the use of the "going concern" assumption because of the Chapter 11 and the CCAA reorganization proceedings and circumstances relating to this event, including the Company's current debt structure, recent losses and cash flow. As such, realization of assets and discharge of liabilities are subject to significant uncertainty.

      The consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" basis was not appropriate. If the "going concern" basis was not appropriate for these consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. The appropriateness of the "going concern" basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to renegotiate, if necessary, and comply with the terms of a debtor-in-possession revolving credit facility, and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

      Additionally, if the Amended Plan (or other plan of reorganization) is confirmed by the U.S. Bankruptcy Court, Reorganized LGII will be required to adopt "fresh start" accounting and report in accordance with U.S. GAAP. This accounting will require that assets and liabilities be recorded at their fair values at the date of emergence from the Company's reorganization proceedings. As a result, the reported amounts in the consolidated financial statements could materially change, because they do not give effect to the adjustments to the carrying value of assets and liabilities that may ultimately result from the adoption of "fresh start" accounting.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada, which in the case of the Company, generally conform with those established in the United States, except as explained in Note 17.

      The United States dollar is the principal currency of the Company's business and, accordingly, the consolidated financial statements are expressed in United States dollars.

BASIS OF CONSOLIDATION

      The accounts of all subsidiary companies have been included in the consolidated financial statements from their respective dates of acquisition of control or formation. All subsidiaries are wholly owned at December 31, 2000, except for a few companies with small minority interests. The Company's operating subsidiaries in the United States are held through LGII.

      The Company accounts for its investment in companies in which it has significant influence by the equity method. The Company's proportionate share of income (loss) as reported, net of amortization of excess purchase price over net assets acquired, is included in income and added to (deducted from) the cost of the investment. The equity method carrying value of the investment is also reduced by any provision for asset impairment and common share dividends received.

      All significant inter-company balances and transactions have been eliminated in the consolidated financial statements.

MEASUREMENT UNCERTAINTY

      The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. As a result, actual results could significantly differ from those estimates.

FUNERAL SERVICES

      The Company provides a full range of at-need funeral services as well as pre-arranged funeral services.

      Pre-arranged funeral services provide for future funeral services generally determined by prices prevailing at the time the contract is signed. The payments made under the contract, in part, are either placed in trust or are used to pay the premiums of life insurance policies under which the Company will be designated as beneficiary. Except for insurance commissions and amounts not required to be trusted, which are used to defray initial costs of administration, no income is recognized until the performance of a specific funeral.

      Trust fund principal amounts and insurance contract amounts, together with trust fund investment earnings retained in trust and annual insurance benefits, are deferred until the service is performed. The Company estimates that trust fund investment earnings and annual insurance benefits exceed the increase in cost over time of providing the related services. Upon performance of the specific funeral service, the Company will recognize the trust fund principal amount or insurance contract amount together with the accumulated trust earnings and annual insurance benefits as funeral revenues. Direct obtaining costs related to the sale of pre-arranged funeral services are included in other assets and amortized over a period of ten years, approximating the period the benefits are expected to be realized. Indirect obtaining costs relating to the sale of pre-arranged funeral services are expensed in the period incurred.

CEMETERY OPERATIONS

      The Company provides a complete line of cemetery products and services, the majority of which are sold on a pre-need basis.

      Pre-need sales of cemetery interment rights and other related products and services are recorded as revenue when customer contracts are signed with concurrent recognition of related costs. Changes in estimated costs of merchandise and services are recognized in income when additional information becomes available. Interest is imputed at a market rate for contracts that do not bear a market rate of interest. An allowance for cancellations and refunds is provided at the date of sale based on management's estimates. The allowance is reviewed quarterly and changes in estimates are reflected for current and prior contracts as a result of recent cancellation experience, trends and analysis. Actual cancellation rates in the future will result in changes in estimate which are recognized when information is available.

      A portion of the proceeds from cemetery sales is generally required by law to be paid into perpetual or endowment care trust funds. Cemetery revenue is recorded net of the amount to be deposited to perpetual or endowment care trust funds. Earnings of perpetual or endowment care trust funds are used to defray the maintenance costs of cemeteries. Additionally, pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services may also be required to be paid into trust funds which are recorded as long-term receivables. Earnings of merchandise and services trust funds are recognized in income in the year realized; increases of cost in the merchandise and services are recognized as a charge to income.

INSURANCE OPERATIONS

      The Company's insurance companies sell a variety of life insurance products, primarily to fund pre-arranged funeral services.

      Insurance invested assets, primarily consisting of bonds and other fixed-term securities, are carried at amortized cost. Net realized gains and losses on the disposal of bonds and other fixed-term securities are deferred and amortized to income over the remaining term to maturity of the security sold. Equity securities are carried at moving average market value. Net realized gains and losses on the disposal of equity securities are deferred and amortized to income on a declining balance basis.

      Insurance policy liabilities represent an estimate of the amount which, together with future premiums and investment income, will be sufficient to pay future benefits, dividends and expenses on insurance and annuity contracts. Liabilities are computed using the policy premium method which involves the use of estimates concerning such factors as mortality and morbidity rates, future investment yields, future expense levels and rates of surrender. Consequently, policy liabilities include reasonable provisions for adverse deviations from those estimates. These assumptions will be revised if it is determined that future experience differs substantially from that previously assumed.

CASH

      Cash includes cash, restricted cash and term deposits with an initial maturity less than or equal to 90 days.

INVENTORIES

      Inventories are carried at the lower of cost, determined primarily on a specific identification basis or a first in first out basis, and net realizable value.

CEMETERY PROPERTY

      Cemetery property, including capitalized interest, consists of developed and undeveloped cemetery property and mausoleums, and is valued at average cost. Amounts are expensed as sales of cemetery plots and mausoleums occur.

PROPERTY AND EQUIPMENT

      Property and equipment is recorded initially at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements.....................   10 to 40 years
Automobiles....................................   Up to 6 years
Furniture, fixtures and equipment..............   6 to 10 years
Computer hardware and software.................   6 years
Leasehold improvements.........................   Over the term of the lease plus one renewal

NAMES AND REPUTATIONS

      The amount paid for the names and reputations of operations acquired is equivalent to the excess of the purchase price over the fair value of identifiable net assets acquired, as determined by management. Amortization is provided on a straight-line basis over 40 years.

      Covenants not to compete included with names and reputations on the consolidated balance sheet represent amounts capitalized for non-competition agreements with certain key management personnel of acquired operations. Amortization of such prepaid covenants not to compete is provided on a straight-line basis over the terms of the relevant agreements, typically ten years.

IMPAIRMENT OF LONG-LIVED ASSETS

      The Company monitors the recoverability of long-lived assets, including names and reputations, cemetery property, property and equipment, investments and other assets based on estimates using factors such as future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or realized upon sale. The Company's policy is to write down assets to their estimated net recoverable amount in the period when it is determined that the carrying amount of the asset is not likely to be recovered.

DEBT ISSUE COSTS

      Debt issue costs included in other assets on the consolidated balance sheet represent the costs of negotiating and securing the Company's long-term debt and preferred securities of subsidiary and are included in interest expense on a straight-line basis over the respective term of the related instrument. These costs include legal fees, accounting fees, underwriting and agency fees and other related costs.

FINANCIAL INSTRUMENTS

      Financial instruments that potentially subject the Company to concentrations of credit risk principally consist of cash and cash equivalents, trade accounts receivable and installment contracts receivable.

      The Company maintains its cash and cash equivalents with various high quality and reputable financial institutions. The Company's policies with respect to cash and cash equivalents are specifically designed to minimize concentrations of credit risk.

      Concentrations of credit risk with respect to both trade accounts receivable and installment contracts receivable are minimal, due to the low dollar amount of each receivable, the large number of customers and the large dispersion of the receivables across many geographic areas.

DERIVATIVE INSTRUMENTS

      Prior to the Chapter 11 and the CCAA filings, the Company used derivative transactions with financial institutions primarily as hedges of other financial transactions. The Company's policies do not allow leveraged transactions and are designed to minimize credit and concentration risk with counterparties.

      The Company typically used interest rate swap agreements to manage interest rate exposure on its long-term debt. Differences between the amounts paid and received would be accrued and accounted for as an adjustment to interest expense over the life of the swap agreement.

      The Company used basic swap and option products to manage its exposure to interest rate movements when anticipated financing transactions were probable and the significant characteristics and expected terms were identified. Any gain or loss as a result of the hedging would be deferred and amortized as an adjustment to interest expense over the life of the financing instrument hedged. If at any point in time a hedging transaction no longer met the criteria of a hedge, any gain or loss would be recognized in current earnings.

      The Company also used foreign exchange forward contracts, cross currency swaps, options and futures to hedge the Company's exposure to fluctuations in foreign exchange rates. Gains or losses as a result of the hedge transaction would be accounted for as an adjustment to the related transaction.

SHARE ISSUE EXPENSES

      The costs of issuing shares, net of income tax recoveries thereon, are applied to reduce the stated value of such shares.

FUTURE INCOME TAXES

      The Company follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Future income tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

EARNINGS PER SHARE

      Loss per share is calculated based on losses attributable to Common shareholders using the weighted average number of Common shares outstanding during the respective periods. Fully diluted loss per share is not materially different from loss per share.

FOREIGN CURRENCY TRANSLATION

      The assets and liabilities of the Company's Canadian operations and other operations outside the United States, which are accounted for as self-sustaining operations, have been translated into United States dollars at the rates of exchange as at the balance sheet dates, and revenue and expenses are translated at the average rates of exchange for the periods of operation. The net gains or losses arising from the translations are deferred and are classified as "Foreign exchange adjustment" within Shareholders' equity.

COMPARATIVE FIGURES

      Certain of the comparative figures have been reclassified to conform to the presentation adopted in 2000.

NOTE 3. LIABILITIES SUBJECT TO COMPROMISE AND DEBT

      In the Chapter 11 and the CCAA proceedings, substantially all unsecured and under-secured liabilities of the Debtors as of the Petition Date are subject to compromise or other treatment under a plan of reorganization to be confirmed by the U.S. Bankruptcy Court after submission to any required vote and approval by creditors. For financial reporting purposes, those liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the Chapter 11 and the CCAA proceedings have been segregated and classified as liabilities subject to compromise in the consolidated financial statements. Generally, all actions to enforce or otherwise effect repayment of pre-Petition Date liabilities, as well as all pending litigation against the Debtors arising from pre-Petition Date events, are stayed while the Debtors continue their business operations as debtors-in-possession. The Bar Date, which was the last date by which claims against the Company had to be filed in the U.S. Bankruptcy Court if the claimants wished to receive any distribution in the Chapter 11 proceedings, was December 15, 1999. In June 2000, the Company filed amended schedules identifying additional potential creditors, for which the Bar Date was set at July 14, 2000. The Bar Date for claims against operating entities applicable to the CCAA proceedings was extended to and expired on March 17, 2000.

      As a result of the reorganization proceedings, proofs of claim were filed against the Debtors in the Bankruptcy Courts. The Debtors are resolving proofs of claim that differ in nature, classification or amount from the Debtors' records through several means, including negotiations with the affected claimants, the filing and prosecution of objections and, where appropriate, the referral of the claims to the alternative dispute resolution procedures (the "ADR Procedures") approved by the U.S. Bankruptcy Court on February 23, 2000. The ADR Procedures provide for settlement offer exchange procedures to facilitate the parties' resolution of the claim on a consensual basis. If the claim remains unresolved following the settlement offer exchange procedures, the claim is submitted to binding or nonbinding arbitration (depending on the election of the claimant). As at March 12, 2001, the Debtors have submitted approximately 560 proofs of claim to the ADR Procedures, of which, approximately 173 have been resolved, 273 are in arbitration and 114 are still in ADR Procedures. Of the 173 that were resolved, 95 have been approved by the U.S. Bankruptcy Court and 78 are awaiting U.S. Bankruptcy Court approval. Of the 273 that are in arbitration, the Company has applied for a motion to dismiss 36 of the claims but the U.S. Bankruptcy Court has not yet ruled on the motion. For those claims that have been resolved, accrued liabilities, in the Company's consolidated financial statements, have been adjusted to reflect the settled amounts. However, the ultimate liquidated amounts of the remaining liabilities are still at issue and the terms for satisfying these liabilities are subject to a confirmed plan of reorganization. Accordingly, these liabilities are not presently determinable.

      Under the U.S. Bankruptcy Code, the Debtors may elect to assume or reject leases, employment contracts, service contracts and other pre-Petition Date executory contracts, subject to U.S. Bankruptcy Court approval including those described in Note 10. Liabilities related to executory contracts are recorded as liabilities not subject to compromise, unless the Company has decided to reject the contract. Claims for damages resulting from the rejection, after December 15, 1999, of executory contracts will be subject to separate bar dates. The Debtors are reviewing all executory contracts for assumption or rejection. In August 1999, the Debtors applied to the U.S. Bankruptcy Court to reject approximately 200 non-compete agreements. The Company has suspended payments applicable to these non-compete agreements. The U.S. Bankruptcy Court disallowed the Company's motion to reject these non-compete agreements as a group in August 1999. In September 2000, the Debtors filed motions to reject 32 pre-Petition Date non-competition agreements (the "September Rejected Non-Competition Agreements"). At the same time, the Debtors also filed motions to reject 56 consulting agreements (the "Rejected Consulting Agreements"). In addition, the Debtors notified 36 other non-Debtor parties to non-competition agreements that the Debtors determined to be non-executory that the Debtors were suspending payments under such agreements and did not intend to enforce the non-competition covenants set forth therein. As of February 28, 2001, the U.S. Bankruptcy Court had approved the rejection of approximately 26 of the September Rejected Non-Competition Agreements and approximately 47 of the Rejected Consulting Agreements. The Company may submit applications to reject additional executory contracts in the future.

      The principal categories of obligations classified as liabilities subject to compromise under the reorganization proceedings are identified below. The amounts in total may vary significantly from the stated amount of proofs of claim that are filed with the Bankruptcy Courts, and may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to potential disputed claims, and determination as to the value of any collateral securing claims or other events. Additional claims may also arise from the rejection of executory contracts by the Debtors.

      The Company filed the Plan with the U.S. Bankruptcy Court on November 14, 2000. On February 16, 2001, the Company filed the Amended Plan with the U.S. Bankruptcy Court. Under the Amended Plan, liabilities subject to compromise have been categorized into a class of allowed claims and further categorized into divisions. Certain of these allowed claims will receive a pro rata share of Reorganized LGII common shares, warrants and the Liquidating Trust. The amount of any claim that ultimately is allowed by the U.S. Bankruptcy Court may be significantly more or less than the estimated amount of such claim. As a consequence, the actual ultimate aggregate amount of allowed unsecured claims may differ significantly from the amounts recorded in the Company's consolidated financial statements. Accordingly, the amount of the pro rata distributions of Reorganized LGII's common shares, warrants and interests in the Liquidating Trust that ultimately will be received by a holder of an allowed unsecured claim may be adversely or favorably affected by the aggregate amount of claims ultimately allowed. Distributions of Reorganized LGII's common shares, warrants and interests in the Liquidating Trust to holders of allowed unsecured claims will be made on an incremental basis until all claims have been resolved.

      The liabilities subject to compromise and debt are as follows:


                                                                                        DECEMBER 31
                                                              --------------------------------------------------------------
                                                                  2000             2000             1999             1999
                                                              ----------        ----------        ----------        -------
                                                              LIABILITIES                       LIABILITIES
                                                              SUBJECT TO        LONG-TERM         SUBJECT TO       LONG-TERM
                                                              COMPROMISE          DEBT            COMPROMISE          DEBT
                                                              ----------        ----------        ----------        -------
DIP Facilities .......................................        $       --        $       --        $       --        $ 8,000
Bank credit agreements ...............................           353,115                --           338,689             --
11.12% Series D senior amortizing notes due in 2003 ..            36,518                --            36,518             --
7.82% Series E senior amortizing notes due in 2004 ...            30,432                --            30,432             --
7.50% Series 1 senior notes due in 2001 ..............           225,000                --           225,000             --
8.25% Series 2 senior notes due in 2003 ..............           125,000                --           125,000             --
7.75% Series 3 senior notes due in 2001 ..............           125,000                --           125,000             --
8.25% Series 4 senior notes due in 2003 ..............           225,000                --           225,000             --
6.10% Series 5 senior notes due in 2002
   (Cdn.  $200,000,000) ..............................           133,315                --           139,567             --
7.20% Series 6 senior notes due in 2003 ..............           200,000                --           200,000             --
7.60% Series 7 senior notes due in 2008 ..............           250,000                --           250,000             --
6.70% Pass-through Asset Trust Securities ("PATS") and
   related option liability recorded, due in 1999 ....           309,760                --           309,760             --
Promissory notes and capital lease obligations .......            86,934            73,542            80,159         83,204
Accounts payable and accrued liabilities .............            85,126                --            95,622             --
9.45% Cumulative Monthly Income Preferred Securities,
   Series A ("MIPS") .................................            75,000                --            75,000             --
Executory contracts ..................................            29,297                --            26,854             --
                                                              ----------        ----------        ----------        -------
                                                               2,289,497            73,542         2,282,601         91,204
Less current portion of long-term debt ...............                --            25,598                --         20,693
                                                              ----------        ----------        ----------        -------
                                                              $2,289,497        $   47,944        $2,282,601        $70,511
                                                              ==========        ==========        ==========        =======

      Litigation against the Company and its filing subsidiaries arising from events occurring prior to June 1, 1999 and any additional liabilities related thereto will be subject to compromise (see Note 8).

      As a result of the Chapter 11 and the CCAA filings, no principal or interest payments will be made on most pre-Petition Date debt obligations without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been submitted to any required vote and approval of creditors, has been confirmed by the U.S. Bankruptcy Court and has become effective.

      In March 1999, the Company deferred future dividends applicable to the MIPS. Since June 1, 1999, as a result of the Chapter 11 and the CCAA filings, the Company was in default of its bank credit agreements, Series D and E senior amortizing notes, Series 1 through 7 Senior notes, and PATS and, accordingly, has not made interest, principal or dividend payments when due on secured, unsecured and under-secured debt obligations.

      Pursuant to U.S. bankruptcy law, interest on unsecured and under-secured pre-Petition Date debt obligations subject to compromise has not been accrued after the Petition Date. Interest expense and principal payments will continue to be recorded on most secured vendor financing, including capital lease obligations. Contractual interest expense not recorded on liabilities subject to compromise totaled $174,064,000 for the year ended December 31, 2000 (1999 -- $99,885,000).

      The scheduled payments in arrears based on original contractual terms on the Company's senior debt obligations are as follows:

                                                DECEMBER 31, 2000   DECEMBER 31, 1999
                                                -----------------   -----------------
Interest payments in arrears:
   Bank credit agreements ..............            $ 65,776            $ 21,417
   11.12% Series D senior notes ........               6,207               1,825
   7.82% Series E senior notes .........               3,461                 958
   7.50% Series 1 senior notes .........              26,274               8,438
   8.25% Series 2 senior notes .........              16,116               5,156
   7.75% Series 3 senior notes .........              15,102               4,844
   8.25% Series 4 senior notes .........              29,008               9,281
   6.10% Series 5 senior notes .........              12,574               4,257
   7.20% Series 6 senior notes .........              30,393              14,659
   7.60% Series 7 senior notes .........              40,221              19,361
   6.70% PATS ..........................              10,050              10,050
                                                    --------            --------
                                                    $255,182            $100,246
                                                    ========            ========

Principal payments in arrears:
   11.12% Series D senior notes ........            $ 17,143            $  8,571
   7.82% Series E senior notes .........               7,143                  --
   6.70% PATS ..........................             300,000             300,000
                                                    --------            --------
                                                    $324,286            $308,571
                                                    ========            ========

Subsidiary dividends in arrears:
   9.45% MIPS ..........................            $ 12,994            $  5,906
                                                    ========            ========


      The Company, LGII and all of its U.S. debtor subsidiaries, as debtors-in-possession, became parties to a Petition Date $200,000,000 revolving credit agreement (the "DIP Facility"). On May 24, 2000, the Company, LGII and all of its U.S. debtor subsidiaries entered into a new debtor-in-possession credit agreement (the "New DIP Facility"), replacing the DIP Facility. The New DIP Facility will be used primarily to fund LGII's working capital needs during the course of the reorganization proceedings. The credit limit was reduced to $100,000,000 and the number of participating banks was reduced from 15 to seven. The material covenants include restrictions on new indebtedness and asset sales not already approved by the U.S. Bankruptcy Court, a quarterly interest coverage ratio, and quarterly minimum funeral home gross margin. Use of the New DIP Facility for letters of credit is limited to a maximum of $50,000,000. The New DIP Facility matures on June 30, 2001 and is secured by a perfected security interest in substantially all of the existing and future assets of LGII and its U.S. debtor subsidiaries (subject only to valid and perfected pre-Petition Date liens). The lenders under the New DIP Facility also have the benefit of a "super-priority" administrative expense claim in LGII's reorganization proceedings.

      Net cash proceeds, after payment of certain direct selling costs, generated from the Company's asset disposition program approved by the U.S. Bankruptcy Court are subject to restrictions on use. The New DIP Facility requires that such proceeds must first be used to repay any outstanding balances under the New DIP Facility. The remaining cash proceeds are required to be placed in a segregated deposit account, pending a U.S. Bankruptcy Court order determining how such cash proceeds shall be distributed. As at December 31, 2000, cash in this segregated deposit account amounted to approximately $23 million (1999 -- $nil).

      Currently, loans made under the New DIP Facility bear interest at floating rates of U.S. Prime plus 1.25% (LIBOR plus 2.75% for Eurodollar advances). A fee of 2.75% is charged on letters of credit and a commitment fee of 0.50% is charged on the unused portion of the New DIP Facility. Related debt issue costs have been deferred and are being amortized over the remaining life of the New DIP Facility. As at December 31, 2000, there were no borrowings under the New DIP Facility and the letters of credit outstanding were $12,380,000.

      In 1996, the Company, LGII and a trustee entered into a collateral trust agreement pursuant to which the senior lenders share certain collateral and guarantees on a pari passu basis (the "Collateral Trust Agreement"). The security for lenders under the Collateral Trust Agreement consists of (i) all of LGII's right, title and interest in and to all rights to receive payment under or in respect of accounts, contracts, contractual rights, chattel paper, documents, instruments and general intangibles, (ii) a pledge of the common shares of substantially all of the subsidiaries in which the Company directly or indirectly holds more than a 50% voting or economic interest, and (iii) a guarantee by each subsidiary that pledged shares. The security is held by the trustee for the equal and ratable benefit of the senior lending group. The senior lending group consists principally of the lenders under the senior amortizing notes, senior notes and bank credit agreements as well as the holders of certain letters of credit.

      Subsequent to the execution of the Collateral Trust Agreement, among other financings, the Company issued the Subject Debt. The aggregate principal amount outstanding of the Subject Debt is $1,100,000,000. In April 2000, the Company announced that there is uncertainty as to the secured status under the Collateral Trust Agreement with respect to the Subject Debt. In accordance with the terms of the Collateral Trust Agreement, holders of future indebtedness or their representatives were to effect registration by delivering to the collateral trustee Additional Secured Indebtedness Registration Statements in a form set forth in the Collateral Trust Agreement. However, Additional Secured Indebtedness Registration Statements relating to the Subject Debt were either not delivered to the collateral trustee or were delivered indicating an incorrect outstanding amount. The Company has confirmed that it satisfied its obligations under the financing agreements to adopt appropriate corporate resolutions and to deliver to lender representatives, in connection with closing, Additional Secured Indebtedness Registration Statements relating to the Subject Debt. Pursuant to the agreements with lender representatives in connection with those financings, the Company and LGII have treated the Subject Debt as secured under the Collateral Trust Agreement. On this basis, the total indebtedness owed to the senior lending group subject to the Collateral Trust Agreement, including holders of certain letters of credit, at the Petition Date aggregated $2,016,000,000.

      The Amended Plan provides for the cancellation of the debt claiming the benefit of the Collateral Trust Agreement in exchange for a combination of cash, Reorganized LGII common shares and seven-year unsecured notes. Under specified circumstances, Reorganized LGII may also issue two-year unsecured notes or five-year secured notes, or both in exchange for cancellation of such debt.

      It is not known when the uncertainty will be resolved. Accordingly, the effects of this contingency, if any, have not been reflected in the Company's consolidated financial statements.

      On September 29, 2000, Bankers Trust Company, the trustee under the Collateral Trust Agreement, filed an adversary proceeding in the U.S. Bankruptcy Court seeking a declaratory judgment that the Subject Debt is secured debt and entitled to the benefits of the Collateral Trust Agreement. The Company has been named as a defendant in that proceeding (see Note 8).

      Interest expense for the year ended December 31, 2000 includes $3,142,000 of amortization and write-offs of unamortized debt issue costs (1999 -- $4,929,000, 1998 -- $26,581,000). In 1999, unamortized debt issue costs applicable to debt which is subject to compromise of $23,035,000 was charged to reorganization costs (see Note 9).

      In 1994, Loewen Group Capital L.P. ("LGC") issued 3,000,000 9.45% Cumulative Monthly Income Preferred Securities, Series A ("MIPS") for an aggregate amount of $75,000,000. LGC is a limited partnership and LGII as its general partner manages its business and affairs. The MIPS were due August 31, 2024 and were subject to redemption at par at the option of LGC, in whole or in part, from time to time on or after August 31, 2004. As a result of the Chapter 11 filing, the MIPS became currently redeemable. The MIPS are subject to an unsecured guarantee by the Company and LGII. Accordingly, the MIPS have been designated as liabilities subject to compromise.

      LGII serves as the holding company for all United States assets and operations of the Company. The consolidated financial statements of LGII are prepared in accordance with Canadian GAAP and are presented in United States dollars. The following presents supplemental condensed consolidating financial information for LGII:

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS -- DECEMBER 31, 2000


                                                                                                                       PARENT
                                                                                  PARENT AND                           COMPANY
                                                              SUBSIDIARY            OTHER        CONSOLIDATING          TLGI
                                                              ISSUER LGII        SUBSIDIARIES      ADJUSTMENTS       CONSOLIDATED
                                                              -----------        ------------      -----------       ------------
ASSETS
   Cash ..............................................        $   142,703         $  16,387         $      --         $  159,090
   Other current assets ..............................            205,488            48,449             2,831            256,768
   Long-term receivables, net of allowances ..........            480,621            49,852             4,191            534,664
   Cemetery property .................................            873,610             8,470                --            882,080
   Property and equipment ............................            574,842           112,962                --            687,804
   Names and reputations .............................            537,953            62,756                --            600,709
   Pre-arranged funeral services .....................            367,273            60,565                --            427,838
   Other assets ......................................            450,246            11,716           (30,009)           431,953
                                                              -----------         ---------         ---------         ----------
      Total assets ...................................        $ 3,632,736         $ 371,157         $ (22,987)        $3,980,906
                                                              ===========         =========         =========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities not subject to compromise
      Current liabilities ............................        $   124,430         $  13,555         $      --         $  137,985
      Other liabilities ..............................            781,894            12,823             2,417            797,134
      Deferred pre-arranged funeral services revenue .            367,273            60,565                --            427,838
   Liabilities subject to compromise
      Intercompany, net of investments in and advances
        to affiliates.................................          1,100,424          (496,820)         (603,604)                --
      Third party ....................................          2,114,104           175,393                --          2,289,497
   Shareholders' equity (deficit) ....................           (855,389)          605,641           578,200            328,452
                                                              -----------         ---------         ---------         ----------
      Total liabilities and shareholders' equity .....        $ 3,632,736         $ 371,157         $ (22,987)        $3,980,906
                                                              ===========         =========         =========         ==========

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 2000

                                                                                                                      PARENT
                                                                                  PARENT AND                         COMPANY
                                                                SUBSIDIARY          OTHER        CONSOLIDATING         TLGI
                                                                ISSUER LGII      SUBSIDIARIES      ADJUSTMENTS     CONSOLIDATED
                                                                -----------      ------------      -----------     ------------
Revenues ................................................        $ 809,198         $ 86,864         $    --         $ 896,062
Costs and expenses ......................................          712,135           70,254           7,630           790,019
Provision for asset impairment ..........................          127,975            4,301              --           132,276
                                                                 ---------         --------         -------         ---------
Earnings (loss) from operations .........................          (30,912)          12,309          (7,630)          (26,233)
Interest on long-term debt ..............................           11,800            2,357          (1,747)           12,410
Provision for investment impairment and contingent
losses ..................................................            1,370           (1,370)             --                --
Reorganization costs ....................................           39,587            6,290              --            45,877
Other expenses ..........................................           13,677              713              --            14,390
                                                                 ---------         --------         -------         ---------
Loss before income taxes ................................          (97,346)           4,319          (5,883)          (98,910)
Income taxes ............................................           14,816            2,043          (3,052)           13,807
                                                                 ---------         --------         -------         ---------
Net loss ................................................        $(112,162)        $  2,276         $(2,831)        $(112,717)
                                                                 =========         ========         =======         =========

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS -- YEAR ENDED DECEMBER 31, 2000

                                                                                                     PARENT
                                                              PARENT AND                            COMPANY
                                           SUBSIDIARY           OTHER          CONSOLIDATING          TLGI
                                           ISSUER LGII       SUBSIDIARIES        ADJUSTMENTS      CONSOLIDATED
                                           -----------       ------------        -----------      ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities        $  46,904         $ 100,932         $         --        $ 147,836
Cash flows from investing activities          (14,221)           (8,413)                  --          (22,634)
Cash flows from financing activities           67,624           (88,902)                  --          (21,278)
                                            ---------         ---------         ------------        ---------
Increase in cash ...................          100,307             3,617                   --          103,924
Cash, beginning of year ............           42,396            12,770                   --           55,166
                                            ---------         ---------         ------------        ---------
Cash, end of year ..................        $ 142,703         $  16,387         $         --        $ 159,090
                                            =========         =========         ============        =========

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS -- DECEMBER 31, 1999


                                                                                                                      PARENT
                                                                                PARENT AND                           COMPANY
                                                            SUBSIDIARY            OTHER        CONSOLIDATING           TLGI
                                                            ISSUER LGII        SUBSIDIARIES     ADJUSTMENTS       CONSOLIDATED
                                                            -----------        ------------     -----------        ------------
   Cash ............................................        $    42,396         $  12,770         $      --         $   55,166
   Other current assets ............................            152,728            86,183             6,771            245,682
   Long-term receivables, net of allowances ........            474,146            95,706             7,881            577,733
   Cemetery property ...............................            914,310             9,034                --            923,344
   Property and equipment ..........................            679,086           120,727                --            799,813
   Names and reputations ...........................            580,976            69,224                --            650,200
   Pre-arranged funeral services ...................            372,521            66,020                --            438,541
   Other assets ....................................            435,174           (15,070)               --            420,104
                                                            -----------         ---------         ---------         ----------
      Total assets .................................        $ 3,651,337         $ 444,594         $  14,652         $4,110,583
                                                            ===========         =========         =========         ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities not subject to compromise
      Current liabilities ..........................        $   104,113         $  14,217         $      --         $  118,330
      Other liabilities ............................            803,310            17,986             5,469            826,765
      Deferred pre-arranged funeral services revenue            372,521            66,020                --            438,541
   Liabilities subject to compromise
      Intercompany, net of investments in and
        advances to affiliates .....................          1,015,163          (439,057)         (576,106)                --
      Third party ..................................          2,100,827           181,774                --          2,282,601
   Shareholders' equity (deficit) ..................           (744,597)          603,654           585,289            444,346
                                                            -----------         ---------         ---------         ----------
      Total liabilities and shareholders' equity ...        $ 3,651,337         $ 444,594         $  14,652         $4,110,583
                                                            ===========         =========         =========         ==========

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1999

                                                                                                                  PARENT
                                                                           PARENT AND                            COMPANY
                                                         SUBSIDIARY           OTHER          CONSOLIDATING         TLGI
                                                        ISSUER LGII       SUBSIDIARIES        ADJUSTMENTS      CONSOLIDATED
                                                        -----------       ------------        -----------      ------------
Revenues .........................................        $ 938,902         $  84,247         $      --         $ 1,023,149
Costs and expenses ...............................          839,715            66,731            10,130             916,576
Provision for asset impairment ...................          350,643             4,537                --             355,180
                                                          ---------         ---------         ---------         -----------
Earnings (loss) from operations ..................         (251,456)           12,979           (10,130)           (248,607)
Interest on long-term debt .......................          122,763           295,944          (330,858)             87,849
Provision for investment impairment and contingent
   losses ........................................           50,248             8,999                --              59,247
Reorganization costs .............................           85,724             7,067                --              92,791
Other expenses ...................................              782             7,840                --               8,622
                                                          ---------         ---------         ---------         -----------
Loss before income taxes .........................         (510,973)         (306,871)          320,728            (497,116)
Income taxes .....................................          (45,176)           17,288            (4,052)            (31,940)
                                                          ---------         ---------         ---------         -----------
Net loss .........................................        $(465,797)        $(324,159)        $ 324,780         $  (465,176)
                                                          =========         =========         =========         ===========

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS -- YEAR ENDED DECEMBER 31, 1999

                                                                                                                  PARENT
                                                                            PARENT AND                           COMPANY
                                                         SUBSIDIARY           OTHER          CONSOLIDATING         TLGI
                                                         ISSUER LGII       SUBSIDIARIES        ADJUSTMENTS     CONSOLIDATED
                                                         -----------       ------------        -----------     ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities.............         $ (40,290)          $ 73,354          $       --        $  33,064
Cash flows from investing activities.............           133,725             (2,843)                 --          130,882
Cash flows from financing activities.............          (135,241)           (67,680)                 --         (202,921)
                                                          ---------           --------          ----------        ---------
Increase (decrease) in cash .....................           (41,806)             2,831                  --          (38,975)
Cash, beginning of year .........................            84,202              9,939                  --           94,141
                                                          ---------           --------          ----------        ---------
Cash, end of year ...............................         $  42,396           $ 12,770          $       --        $  55,166
                                                          =========           ========          ==========        =========


SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1998

                                                                                                                     PARENT
                                                                                PARENT AND                          COMPANY
                                                            SUBSIDIARY            OTHER        CONSOLIDATING          TLGI
                                                            ISSUER LGII        SUBSIDIARIES     ADJUSTMENTS       CONSOLIDATED
                                                            -----------        ------------     -----------       ------------

Revenues .........................................        $ 1,067,158         $  63,241         $      --         $ 1,130,399
Costs and expenses ...............................            982,641            78,883            (1,059)          1,060,465
Provision for asset impairment ...................            301,605            32,295                --             333,900
                                                          -----------         ---------         ---------         -----------
Loss from operations .............................           (217,088)          (47,937)            1,059            (263,966)
Interest on long-term debt .......................            284,974          (102,669)                              182,305
Provision for investment impairment and contingent
   losses ........................................            313,459             1,748                --             315,207
Other expenses (income) ..........................             (3,841)            5,803                --               1,962
                                                          -----------         ---------         ---------         -----------
Earnings (loss) before income taxes ..............           (811,680)           47,181             1,059            (763,440)
Income taxes .....................................           (175,768)            8,707             2,590            (164,471)
                                                          -----------         ---------         ---------         -----------
Net earnings (loss) ..............................        $  (635,912)        $  38,474         $  (1,531)        $  (598,969)
                                                          ===========         =========         =========         ===========


SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS -- YEAR ENDED DECEMBER 31, 1998

                                                                                                                    PARENT
                                                                             PARENT AND                            COMPANY
                                                           SUBSIDIARY           OTHER          CONSOLIDATING         TLGI
                                                           ISSUER LGII       SUBSIDIARIES        ADJUSTMENTS     CONSOLIDATED
                                                           -----------       ------------        -----------     ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities..............        $ (203,675)         $ 79,147          $       --        $  (124,528)
Cash flows from investing activities..............          (277,088)          (27,310)                 --           (304,398)
Cash flows from financing activities..............           529,402           (43,102)                 --            486,300
                                                           ---------          --------          ----------          ---------
Increase (decrease) in cash ......................            48,639             8,735                  --             57,374
Cash, beginning of year ..........................            35,563             1,204                  --             36,767
                                                           ---------          --------          ----------          ---------
Cash, end of year ................................         $  84,202          $  9,939          $       --          $  94,141
                                                           =========          ========          ==========          =========


      Included in LGII's liabilities subject to compromise are net inter-company payables of $1,100,424,000 (1999 -- $1,015,163,000).

      Maturities of long-term debt which are not subject to compromise are as follows:

                                                       DECEMBER 31
                                                       -----------
2001.................................................   $25,598
2002.................................................    10,257
2003.................................................    10,016
2004.................................................    12,307
2005.................................................     5,426
Thereafter...........................................     9,938
                                                        -------
                                                        $73,542
                                                        =======


NOTE 4. IMPAIRMENT OF ASSETS AND DISPOSITIONS

      During 1999, as a result of the Company's reorganization proceedings and operating performance decline, the Company conducted extensive reviews of each of its operating locations, resulting in a pre-tax asset impairment provision for long-lived assets of $340,068,000. In calculating the long-lived asset impairment provision, the Company used estimated cash flow from operations for properties anticipated to be held for their remaining life and, for locations identified as probable for sale, used estimated cash proceeds on the anticipated sale of these properties.

      The review resulted in the identification of 201 funeral homes and 170 cemeteries as probable for sale and the development of a program for disposition of these locations. In January 2000, the U.S. Bankruptcy Court approved the Company's program for disposition.

      At June 30, 2000, the Company revised its estimates of expected proceeds of the locations held for disposal, resulting in a pre-tax impairment provision to the locations' long-lived assets of $92,031,000. Furthermore, during the first two months of 2001, the Company completed the sale of 49 funeral homes and 43 cemeteries for gross proceeds of $25,267,000. As a result, an additional pre-tax asset impairment provision of $40,245,000 has been provided for in 2000.

      In December 1998, the Company recorded a pre-tax asset impairment provision of $333,900,000 on certain properties. In calculating the asset impairment provision, the Company used estimated cash flow from operations and estimated cash proceeds on the sale of these properties. The asset impairment provision reduced cemetery property by $319,300,000, property and equipment by $4,000,000 and names and reputations by $10,600,000. Of this asset impairment provision, $301,605,000 was applicable to the sale of 124 cemeteries and three funeral homes. The balance of the 1998 asset impairment provision was applicable to certain properties within two smaller groups of properties identified at December 31, 1998 as probable for sale. In June 1999, the Company recorded an additional pre-tax asset impairment provision of $15,112,000 applicable to other properties within these two groups.

      The asset impairment provisions were based on management estimates. The Company continues to assess these estimates as it proceeds with the disposition of locations identified as probable for sale. As a result, actual results could differ significantly from these estimates. In addition, due to the reorganization proceedings, other properties, although not specifically identified, could be sold.

      During 2000, the Company sold 101 funeral homes and 33 cemeteries for gross proceeds of $38,226,000, before closing and other settlement costs of $2,107,000, resulting in a pre-tax loss of $14,409,000.

      In 1999, the Company sold 124 cemeteries and three funeral homes to an investor group for gross proceeds of $193,000,000, before purchase price adjustments and transaction costs, resulting in a pre-tax loss of $1,122,000.

      In 1998, the Company sold First Capital Life Insurance Company of Louisiana, a wholly owned subsidiary, for gross proceeds of $24,522,000 resulting in a pre-tax gain of $6,768,000.

NOTE 5. INVESTMENTS

      (a)   Prime

      The Company owned 213.2353 shares of Prime common stock, representing 21.8% of Prime's voting common stock, and 100% of Prime's non-voting preferred stock, with a 10% cumulative annual payment-in-kind dividend. Blackstone Capital Partners II Merchant Banking Fund L.P. and certain affiliates (together, "Blackstone") owned 764.7059 shares of Prime common stock, representing 78.2% of Prime's voting common stock.

      Prime held all of the outstanding common shares of Prime Succession, Inc., an operator of funeral homes and cemeteries in the United States. Prime Succession, Inc. was purchased on August 26, 1996 for approximately $320,000,000 of which $52,000,000 was funded by Blackstone and $78,000,000 by the Company. The excess of the purchase price over the fair value of net assets of approximately $230,000,000, was established as goodwill in Prime Succession, Inc. and was being amortized over 40 years.

      During 2000, Prime was reorganized under Chapter 11 in the U.S. Bankruptcy Court. Prime's common shares were cancelled and the Company received five-year warrants to purchase 500,000 new common shares of reorganized Prime at an exercise price of $16.76 per common share. The Prime plan of reorganization also provides that 5,000,000 new common shares will be issued to certain creditors of Prime. The Company is unable at this time to predict what value, if any, it may ultimately realize in respect to its interest in Prime. Accordingly, these warrants have been recorded at a nominal value.

      Under a Put/Call Agreement entered into with Blackstone in August 1996, the Company has the option to acquire ("Call") Blackstone's Prime common stock commencing on the fourth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement. Blackstone has the option to sell ("Put") its Prime common stock to the Company commencing on the sixth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement.

      Due to liquidity concerns of the Company in 1998, the performance of Prime and the reduced market values for the Company's and other industry participants' stock, the Company determined the exercise of the Call on the fourth anniversary as unlikely and the exercise of the Put as likely. Accordingly, in 1998, the Company concluded that its investment had suffered a decline in value that was other than temporary and wrote down its investment based on an assumed distribution of Prime's shareholders' equity. In 1999, due to the performance of Prime, the Company wrote off its remaining investment.

      In addition, the Company estimated the expected Put option price on the sixth anniversary, the first date the Put option becomes exercisable by Blackstone, based on the Company's best estimate of EBITDA and debt at that time and the relevant formula in the Put/Call Agreement. The Company accrued a contingent loss at December 31, 1998 based upon the difference between the estimated Put option price and the Company's estimate of the fair value of Blackstone's equity in Prime which is based in part on prevailing market conditions. In the fourth quarter of 1999, due to the performance of Prime and the reduced market values and performance of other industry participants, the Company re-assessed the estimates of EBITDA and debt at the first date the Put option becomes exercisable by Blackstone. Based upon changes to the estimates of the expected Put option price and the fair value of Blackstone's equity in Prime, the Company reduced the accrual of its contingent loss as at December 31, 1999. In 2000, the Company concluded that no change of the contingent loss accrual was required, as the estimate of EBITDA and debt were virtually unchanged, and, in light of the tentative resolution of the status of obligations of the Put/Call Agreement in the reorganization proceedings of Prime and the Company. The respective contingent liability has been recorded in "Other liabilities," (Note 14). In 2000, 1999 and 1998, the Company recognized income
(loss) of $nil, $(2,861,000) and $(1,430,000), respectively, applicable to its investment in Prime, excluding the investment impairment provisions and contingent losses.

      (b)   Rose Hills

      The Company owns 204.5454 shares of Rose Hills Holdings Corp. ("Rose Hills") common stock, representing 20.45% of Rose Hills' voting common stock, and 100% of Rose Hills non-voting preferred stock, with a 10% cumulative annual payment-in-kind dividend. Blackstone owns 795.4546 shares of Rose Hills common stock, representing 79.55% of Rose Hills' voting common stock.

      Rose Hills holds all of the outstanding common stock of Rose Hills Company ("RHC") and the cemetery related assets of Rose Hills Memorial Park Association, representing the largest single location cemetery in the United States. These companies were purchased on November 19, 1996 for approximately $285,000,000 of which $35,000,000 was funded by Blackstone and $95,000,000 by the Company, and $155,000,000 was financed through bank borrowings and the issuance of senior subordinated notes. The excess of the purchase price over the fair value of net assets of approximately $130,000,000 was established as goodwill in RHC and is being amortized over 40 years.

      Blackstone and the Company have the right to designate five and three nominees, respectively, to the Rose Hills' Board of Directors. Blackstone controls the strategic operating, investing and financing policies of Rose Hills. Neither Blackstone nor the Company can, without the consent of the other party, sell or transfer its shares in Rose Hills to a party other than to an affiliate of itself.

      Under a Put/Call Agreement entered into with Blackstone in November 1996, the Company has the option to acquire ("Call") Blackstone's Rose Hills common stock commencing on the fourth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement. Blackstone has the option to sell ("Put") its Rose Hills common stock to the Company commencing on the sixth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement. The Company guaranteed LGII's obligations.

      The prices for the Call and the Put are based on a formula that calculates the equity value attributable to Blackstone's common share interest. The calculated equity value is determined at the Put or Call date based on a multiple of approximately 14x earnings before interest, taxes, depreciation and amortization ("EBITDA") for the previous year, after deduction of certain liabilities. Any payment to Blackstone under the Call or the Put may be in the form of cash and/or Common shares of the Company, at the Company's option, subject to certain conditions.

      Upon a Call, Blackstone is entitled to receive, at a minimum, its original investment plus a 22.5% compound return per annum thereon regardless of the calculated equity value. Any additional equity value attributable to Blackstone common stock interest will be determined on the basis of a formula set forth in the Put/Call Agreement. Upon a Put by Blackstone, there is no guaranteed return to Blackstone. Any payment to Blackstone is limited to Blackstone's share of the calculated equity value based on a formula set forth in the Put/Call Agreement.

      Prior to March 1, 2000, the Company had provided various management and administrative services to RHC and subsidiaries under an Administrative Services Agreement for an annual fee of $250,000. The Company and RHC have agreed to amend that Agreement, effective March 1, 2000, to provide that, until such time as the Company makes an election to reject or assume the Agreement under Chapter 11 of the U.S. Bankruptcy Code, the annual fee payable by RHC under the Agreement will be reduced to nil and the Company will no longer be required to provide any services to RHC under the Agreement. That annual fee is subject to renegotiation in the event that RHC requests further services from the Company. If the Agreement were to become terminable by Blackstone due to the Company's material breach thereof or other failure to comply in any material respect, the price payable to Blackstone upon a Put of its interests would, under the terms of the Put/Call Agreement, be no less than an amount equal to its original investment plus a 25% compound return per annum thereon which increases to 27.5% in the event of a change in control of the Company regardless of the calculated equity value.

      Prior to the fourth quarter of 1998, the Company evaluated the exercise of the Call on the fourth anniversary date as likely. Due to liquidity concerns of the Company, the performance of Rose Hills and the reduced market values for the Company's and other industry participants' stock, the Company has determined the exercise of the Call on the fourth anniversary as unlikely and the exercise of the Put as likely. Accordingly, in 1998 the Company assessed that its investment had suffered a decline in value that was other than temporary and wrote down its investment based on an assumed distribution of Rose Hills' shareholders' equity at December 31, 1998 taking into account Blackstone's return under the Put. No further write down was made in 2000 or 1999. As at December 31, 2000, 1999 and 1998, the carrying value of the Company's investment in Rose Hills was $43,990,000.

      In addition, the Company estimated the expected Put option price on the sixth anniversary, the first date the Put option becomes exercisable by Blackstone, based on the Company's best estimate of EBITDA and debt at that time and the relevant formula in the Put/Call Agreement. The Company accrued a contingent loss at December 31, 1998 based upon the difference between the estimated Put option price and the Company's estimate of the fair value of Blackstone's equity in Rose Hills which is based in part on prevailing market conditions. In the fourth quarter of 1999, due to the performance of Rose Hills and the reduced market values and performance of other industry participants, the Company re-assessed the estimates of EBITDA and debt at the first date the Put option becomes exercisable by Blackstone. Based upon changes to the estimates of the expected Put option price and the fair value of Blackstone's equity in Rose Hills, the Company increased the accrual of the contingent loss as at December 31, 1999. In 2000, the Company concluded that no change of the contingent loss accrual was required, as the estimates of EBITDA and debt were virtually unchanged. Such amount could change based on changes in the estimated future value of the business. The respective contingent liability has been recorded in "Other liabilities," net of the carrying value of Rose Hills (see
Note 14). In 2000, 1999 and 1998, the Company recognized income of $nil, $nil and $6,535,000, respectively, applicable to its investment in Rose Hills, excluding the investment impairment provisions and contingent losses.

      The latest available financial data reported by Rose Hills was:

                                                                       NINE MONTHS         YEARS ENDED
                                                                          ENDED            DECEMBER 31
                                                                      SEPTEMBER 30,  -------------------------
                                                                           2000        1999           1998
                                                                      -----------    ----------    -----------
                                                                      (UNAUDITED)
Income statement information:
   Revenue........................................................    $    61,000    $   88,403    $    83,577
   Gross margin...................................................         20,166        31,669         69,814
   Earnings from operations.......................................         11,717        20,610         19,538
   Payment-in-kind dividend.......................................          8,716        10,525          9,568
   Net loss attributable to common shareholders...................         (9,437)       (6,828)        (8,534)

                                                                                   SEPTEMBER 30    DECEMBER 31
                                                                                       2000           1999
                                                                                   ------------    -----------
                                                                                   (UNAUDITED)
Balance sheet information:
   Total assets...............................................................        $314,725       $317,812
   Total liabilities..........................................................         183,457        185,823
   Shareholders' equity.......................................................         131,268        131,989


      (c)   Proposed Blackstone Settlement

      Blackstone has filed proofs of claim against the Company in respect of the Prime Put, in which Blackstone calculates a Put price of $183,400,000. Blackstone has also filed proofs of claim against the Company in respect of the Rose Hills Put, in which Blackstone calculates a Put price of $158,800,000.

      In accordance with the Company's Amended Plan, it is contemplated that Blackstone, RHI Management Direct L.P. ("RHI") and the Company will enter into a settlement and resolution of any and all claims, issues and disputes between such parties relating to or involving Prime or Rose Hills on substantially the following terms (the "Proposed Blackstone Settlement"):

      (i) each of Blackstone and RHI, on the one hand, and the Company and certain of its affiliates, on the other hand, will, effective as of the closing of the transactions described below, release, waive and discharge the other from any and all claims, demands, rights, causes of action and controversies arising from or relating to the Prime Put/Call Agreement (including the rejection thereof), the Rose Hills Put/Call Agreement or otherwise relating to Prime or Rose Hills;

      (ii) Reorganized LGII will assume the Rose Hills Put/Call Agreement as amended and modified by the agreement to be entered into to effect the Proposed Blackstone Settlement; and

      (iii) the Rose Hills Put/Call Agreement will be amended and modified to provide that:

            -  the Rose Hills Put will automatically be exercised;

            - in full satisfaction of all of the Debtors' obligations under the Rose Hills Put/Call Agreement, Reorganized LGII will deliver to Blackstone and RHI $24,679,000 aggregate principal amount of Reorganized LGII unsecured subordinated convertible notes, a number of shares of Reorganized LGII common shares with an aggregate value of $6,515,000 using, for such purpose, the estimated value per share of Reorganized LGII common shares based on the midpoint of the assumed reorganization value of Reorganized LGII set forth in the Disclosure Statement filed with the Amended Plan, and assume the obligations under the $445,000 note issued by RHI;

            - in full satisfaction of all of the obligations of Blackstone and RHI under the Rose Hills Put/Call Agreement, Blackstone and RHI will convey to Reorganized LGII all of the Rose Hills common shares owned by them, free and clear of all liens; and

            - upon the closing of such transactions, the Rose Hills Put/Call Agreement will terminate and be of no further force or effect.

      The terms of the Proposed Blackstone Settlement, though tentatively agreed to, remain subject to change. The Company has determined that it is not possible at this time to predict the final outcome of these proceedings. Accordingly, no adjustments have been made to previously recorded provisions in the Company's consolidated financial statements as a result of the Proposed Blackstone Settlement.


NOTE 6. INVESTMENTS, FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

      Prior to filing for bankruptcy, the Company used derivative transactions with financial institutions primarily as hedges of other financial transactions. The Company does not trade in financial instruments and is not a party to leveraged derivatives.


SWAP AGREEMENTS AND INTEREST RATE OPTIONS

      The Company entered into swap agreements and interest rate options with a number of different commercial banks and financial institutions to manage its interest rate exposure on fixed rate long-term debt. At December 31, 2000 and 1999, no such agreements were outstanding.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amount of cash and term deposits, current receivables, and accounts payable and accrued liabilities approximates fair value due to the short-term maturities of these instruments. The fair value of insurance policy liabilities has been omitted because it is not practicable to determine fair values with sufficient reliability. Financial instruments with a carrying value different from their fair value include:

                                                                   DECEMBER 31, 2000            DECEMBER 31, 1999
                                                                ------------------------     ------------------------
                                                                CARRYING         FAIR        CARRYING        FAIR
                                                                  VALUE          VALUE         VALUE         VALUE
Financial assets:
Insurance invested assets and pre-arranged funeral services:
      Short-term investments...............................     $  172,525     $ 171,338     $  184,895    $  185,692
      Fixed maturities.....................................        407,687       406,451        417,900       399,856
      Mutual funds.........................................             32            34         10,148        10,161
      Equity securities....................................         88,471        88,555         61,344        63,038
      Insurance policies held by trust.....................         51,720        51,697         44,833        45,548
      Other................................................          9,918         9,897            844           844
   Long-term receivables:
      Practicable to estimate fair value...................        433,527       439,746        395,155       407,262
      Not practicable to estimate fair value...............        101,137           n/a        182,578           n/a

      The fair value determination of insurance invested assets and pre-arranged funeral services and long-term receivables is based on quoted market prices. The long-term receivables for which it is not practicable to estimate fair value comprise primarily installment receivables on cemetery sales, which generally have terms of one to seven years and contractual or imputed interest ranging from 9.00% to 12.75%.

      Due to the Chapter 11 filings, calculation of fair values for the preferred securities of a subsidiary and liabilities subject to compromise cannot be determined as at December 31, 2000. Although not presently determinable, the Amended Plan proposes settlement amounts at substantially less than the carrying values of the preferred securities of a subsidiary and liabilities subject to compromise. As detailed in Note 3, the majority of the Company's long-term debt and the preferred securities of a subsidiary became subject to compromise effective June 1, 1999.

      Pre-arranged funeral services represents amounts deposited in accordance with state trusting laws with various financial institutions together with accrued earnings. The Company will receive the pre-arranged funeral trust amounts when the funeral services are performed. The weighted average rate of return for the year ended December 31, 2000 was 4.3% (1999 -- 2.7%, 1998 -- 3.0%).

      On the insurance invested assets, the Company earned $21,642,000 of investment income for the year ended December 31, 2000 (1999 -- $19,450,000). Included in the market value of insurance invested assets are $4,522,000 and $7,887,000 of unrealized gains and losses, respectively (1999 -- $200,000 and $18,323,000, respectively). Maturities of fixed maturity securities, excluding mortgage-backed securities and collateralized mortgage obligations, are estimated as follows:

                                                                   DECEMBER 31, 2000               DECEMBER 31, 1999
                                                                ------------------------        ------------------------
                                                                 CARRYING         FAIR          CARRYING          FAIR
                                                                  VALUE           VALUE          VALUE           VALUE
                                                                --------        --------        --------        --------
Due in one year or less ................................        $  1,056        $  1,053        $  4,770        $  4,387
Due in one to five years ...............................          31,157          29,777          20,656          19,663
Due in five to ten years ...............................          52,281          51,848          66,819          62,527
Thereafter .............................................          92,216          88,657         103,880          92,881
                                                                --------        --------        --------        --------
                                                                $176,710        $171,335        $196,125        $179,458
                                                                ========        ========        ========        ========

      The Company's mortgage-backed securities and collateralized mortgage obligations consist of:

                                   DECEMBER 31, 2000               DECEMBER 31, 1999
                                ------------------------        ------------------------
                                 CARRYING         FAIR          CARRYING          FAIR
                                  VALUE           VALUE          VALUE           VALUE
                                --------        --------        --------        --------
                                 $101,721        $103,767        $66,142         $64,710
                                 ========        ========        =======         =======

NOTE 7. SHARE CAPITAL

      (a)   Authorized

  200,000,000  (1999 -- 200,000,000) First Preferred shares without par value
  40,000,000   (1999 -- 40,000,000) Class A shares without par value
  750,000,000  (1999 -- 750,000,000) Common shares without par value

      Of the 200,000,000 First Preferred shares, 1,000,000 shares are designated as 7.75% Cumulative Redeemable Convertible First Preferred shares without par value, Series A, 425,000 shares are designated as Convertible First Preferred shares, Series B, (see (c) below), and 8,800,000 shares are designated as 6.00% Cumulative Redeemable Convertible First Preferred shares, Series C ("Series C Preferred shares") (see (c) below).


      (b)   Issued and outstanding shares

                                                                                   NUMBER OF
                                                                                     SHARES       STATED VALUE
                                                                                   ----------     ------------
Common shares and contributed surplus
   Outstanding December 31, 1997.............................................      73,910,897     $ 1,271,177
   Issued for cash on exercise of stock options, including related tax benefits        54,876           1,092
   Issued for cash under stock purchase plan.................................          18,425             650
   Issued for acquisitions...................................................          64,007           1,085
   Issued under employee stock bonus plan....................................           7,885              92
                                                                                   ----------     -----------
Outstanding December 31, 1998................................................      74,056,090       1,274,096
   Issued for cash on exercise of stock options, including related tax benefits         5,496             112
   Issued for cash under stock purchase plan.................................             350               1
   Issued under acquisition option agreements, including related tax benefits          80,000           2,223
   Issued under employee stock bonus plan....................................           3,465               2
                                                                                   ----------     -----------
Outstanding December 31, 1999................................................      74,145,401       1,276,434
   Other.....................................................................              65             (20)
                                                                                   ----------     -----------
Outstanding December 31, 2000................................................      74,145,466     $ 1,276,414
                                                                                   ==========     ===========
Preferred shares
   Series C Preferred shares.................................................       8,799,900     $   157,144
                                                                                   ==========     ===========

      (c)   First Preferred shares

      First Preferred shares may be issued from time to time in one or more series and in such numbers and with such special rights and restrictions as the directors of the Company determine.

      During 1994, as part of the Management Equity Investment Plan, 425,000 shares were designated as Convertible First Preferred shares, Series B of the Company. Each Convertible First Preferred share is convertible into ten Common shares at any time prior to July 13, 2011. No Series B Preferred shares have been issued.

      The Series C Preferred shares were issued for cash of $157,144,000 by public offering, net of expenses of $3,776,000, in 1996. The holders of Series C Preferred shares will have the right at any time before January 1, 2003, to convert each Series C Preferred share into that number of Common shares determined by dividing Cdn. $25.00 by Cdn. $38.125. Thereafter, a holder of Series C Preferred shares will have the right on January 1, 2003, and on the first business day of each quarter thereafter, to convert all or part of such Series C Preferred shares into that number of Common shares determined by dividing Cdn. $25.00 plus accrued and unpaid dividends by the greater of Cdn. $3.00 and 95% of the Current Market Price (as defined) on the date of conversion. During 2000, 100 Series C Preferred shares were converted into 65 Common shares.

      The holders of the Series C Preferred shares are entitled, as and when declared by the Board of Directors, to a fixed preferential cumulative cash dividend of 6% per year, payable quarterly. In March 1999, the Company suspended future dividends on its Common shares and deferred future dividends on its Preferred shares.

      In August 2000, a motion was filed in the Canadian Court by RBC Dominion Securities Inc., Sunrise Partners LLC and Paloma Strategic Fund LP seeking an order to compel the Company to convert the Preferred shares to Common shares upon request from the Preferred shareholders. The court denied that motion on September 29, 2000.

      On or after July 1, 1999, the Series C Preferred shares are redeemable by the Company, upon giving not less than 30 days notice, at a redemption price equal to Cdn. $25.00 per share together with accrued and unpaid dividends. Prior to July 1, 2001, the redemption will only be effected by the issuance of Common shares, determined by dividing the redemption price by the greater of Cdn. $3.00 and 95% of the current market price at the date of redemption. On and after July 1, 2001, the redemption may be effected by the issuance of Common shares or payment of a cash amount.

      As of January 2, 2001, the Company had deferred payment of dividends for eight consecutive calendar quarters. Accordingly, these Preferred shares are currently convertible into Common shares at a ratio of 9.333 Common shares per Preferred share. However, the Company is not accepting requests for conversion.


                                                         DECEMBER 31,      DECEMBER 31,
                                                           2000               1999
                                                         ------------      ------------
Dividends in arrears:
  6.00% Preferred shares, Series C.................       $15,398              $6,909

      In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Series C Preferred shares shall be entitled to receive the redemption price before any amounts are paid to the holders of Common shares or any other class of shares ranking junior to the Series C Preferred shares.

      (d)   Management Equity Investment Plan ("MEIP")

      4,250,000 Common shares of the Company were reserved upon adoption by the Company of the MEIP on June 15, 1994. Senior Exchangeable Debentures amounting to $127,670,000 were issued by LGII to a wholly-owned subsidiary of LGII formed to act as agent for the MEIP. The Debentures are due July 15, 2001 and bear interest at floating rates. Each $300.40 of principal amount of Debentures will be exchangeable for one Convertible First Preferred share, Series B of the Company, each of which will be convertible into ten Common shares of the Company. As at December 31, 2000 and 1999, the MEIP participants had paid $2,869,000 for option rights to acquire $57,382,000 of Debentures exercisable as to 50% in 1999, 25% in 2000 and 25% in 2001. If an option expires unexercised, the participant is entitled to a refund without interest of the amount paid to acquire such option right. In addition, as at December 31, 2000 and 1999, the former Chairman had paid $2,253,000 for the right and obligation to acquire $45,060,000 of Debentures with the same exercise dates.

       (e)  Stock Option Plans

      The Company has separate fixed stock option plans for its United States and Canadian employees which enable the Company to grant options to its employees and Directors. The option plans are administered by the Compensation Committee of the Company's Board of Directors. Granting of stock options has been suspended since the Petition Date. At December 31, 2000, 1,752,025 options were exercisable at prices ranging from $0.93 to $41.25 per Common share. The Company has determined that, due to its reorganization proceedings and the expectation that existing Common shares will hold no value as contemplated in the Amended Plan, it is unlikely the outstanding options will be exercised. It is contemplated under the Amended Plan that Reorganized LGII will implement a new employee stock option plan upon emergence from reorganization proceedings.

NOTE 8. LEGAL CONTINGENCIES

REORGANIZATION PROCEEDINGS

      On June 1, 1999, the Company and each of approximately 850 United States subsidiaries and one foreign subsidiary filed a voluntary petition for creditor protection and to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. The filings subsequently were consolidated for joint administration (In re: Loewen Group International, Inc., et al., No. 99-1244). On the same day, the Company and 117 Canadian subsidiaries filed an application for creditor protection under the Companies' Creditors Arrangement Act in the

Ontario Superior Court of Justice in Toronto (File No. 99-CL-3384). The Company's United Kingdom subsidiaries, which generate approximately 1% of the Company's revenues, along with the Company's insurance and certain funeral and cemetery subsidiaries, were excluded from the filings. Subsequent to the Petition Date, three additional subsidiaries of the Company voluntarily filed petitions for creditor protection and 41 subsidiaries were voluntarily deleted.

      The Company is reorganizing its affairs under the protection of Chapter 11 and the CCAA. The Company filed the Plan and related Disclosure Statement for itself and other filing subsidiaries with the U.S. Bankruptcy Court on November 14, 2000. On February 16, 2001, the Company filed the Amended Plan and related Disclosure Statement with the U.S. Bankruptcy Court.

      The Company and its subsidiaries, under creditor protection, are presently operating their businesses as debtors-in-possession and are parties to the New DIP Facility, a $100,000,000 revolving credit agreement that has been approved by the U.S. Bankruptcy Court. An Official Unsecured Creditors' Committee has been appointed by the United States trustee in the reorganization proceedings.

      As a result of the Chapter 11 and the CCAA filings, litigation against the Company and its filing subsidiaries was stayed as of June 1, 1999, unless the stay is lifted by the applicable Bankruptcy Court, and any additional liabilities related thereto will be subject to compromise.

      As a result of the reorganization proceedings, proofs of claim were filed against the Debtors in the Bankruptcy Courts. The Debtors are resolving proofs of claim that differ in nature, classification or amount from the Debtors' records through several means, including negotiations with the affected claimants, the filing and prosecution of objections and, where appropriate, the referral of the claims to the alternative dispute resolution procedures (the "ADR Procedures") approved by the U.S. Bankruptcy Court on February 23, 2000. The ADR Procedures provide for settlement offer exchange procedures to facilitate the parties' resolution of the claim on a consensual basis. If the claim remains unresolved following the settlement offer exchange procedures, the claim is submitted to binding or nonbinding arbitration (depending on the election of the claimant). As at March 12, 2001, the Debtors have submitted approximately 560 proofs of claim to the ADR Procedures, of which, approximately 173 have been resolved, 273 are in arbitration and 114 are still in ADR Procedures. Of the 173 that were resolved, 95 have been approved by the U.S. Bankruptcy Court and 78 are awaiting U.S. Bankruptcy Court approval. Of the 273 that are in arbitration, the Company has applied for a motion to dismiss 36 of the claims but the U.S. Bankruptcy Court has not yet ruled on the motion. For those claims that have been resolved, accrued liabilities, in the Company's consolidated financial statements, have been adjusted to reflect the settled amounts. However, the ultimate liquidated amounts of the remaining liabilities are still at issue and the terms for satisfying these liabilities are subject to a confirmed plan of reorganization. Accordingly, these liabilities are not presently determinable.

      BANKERS TRUST ACTION

      On September 29, 2000, Bankers Trust Company, the trustee under the Collateral Trust Agreement, filed an adversary proceeding in the U.S. Bankruptcy Court (the "Bankers Trust Action") seeking a declaratory judgment that the Subject Debt is secured debt and entitled to the benefits of the Collateral Trust Agreement. The Company has been named as a defendant in that proceeding, along with the Official Unsecured Creditors' Committee, State Street Bank and U.S. Bank (the indenture trustees for certain of the Company's debt issues), the Bank of Montreal and Wachovia Bank of Georgia.

      Since the commencement of the adversary proceeding, Bank of Montreal has filed an answer requesting that the U.S. Bankruptcy Court enter a judgment declaring that Bankers Trust Company does not hold a valid, attached and perfected security interest in the collateral for the benefit of the holders of the Subject Debt, Wachovia Bank has filed an answer, cross-claims and a counterclaim seeking a declaratory judgment that the Subject Debt is unsecured and not entitled to share in the benefits of the Collateral Trust Agreement, and the Official Unsecured Creditors' Committee has filed an answer, counterclaim and cross-claim seeking a declaratory judgment that the Subject Debt and the Series 5 Senior Notes are not secured under the Collateral Trust Agreement. Additionally, HSBC Bank USA, as successor indenture trustee for the Series 1 and 2 Senior Notes, has filed a motion to intervene in the Bankers Trust Action. Bankers Trust Company filed a motion to stay the adversary proceeding pending the Company's efforts to confirm its Plan. On December 21, 2000, the Court denied Bankers Trust Company's motion and directed the parties to proceed with discovery. The Court has also established a mediation procedure with the objective of seeking a settlement of the disputes surrounding the Collateral Trust Agreement. A mediator has been appointed and the initial mediation sessions occurred in February 2001. Additional sessions are scheduled for March and April 2001. Following the Court's denial of Bankers Trust Company's motion, the Company has filed an answer that, among other things, supports the treatment of the Subject Debt as set forth in the Amended Plan. Other interested parties, including the Official Unsecured Creditors Committee, have also filed responsive pleadings taking various positions on whether the Subject Debt is secured, whether the Subject Debt is entitled to the benefits of the guarantees provided by various Loewen subsidiaries, and the implications of any determination that the Subject Debt is not entitled to the benefits of the Collateral Trust Agreement. The Company has determined that it is not possible at this time to predict the outcome of the Bankers Trust Action, when that litigation might be completed or whether the mediation will be successful in resolving the Collateral Trust Agreement disputes by settlement.

      PREFERRED SHARES CONVERSION MOTION

      In August 2000, a motion was filed in the Canadian Court by RBC Dominion Securities Inc., Sunrise Partners LLC and Paloma Strategic Fund LP seeking an order to compel the Company to convert the Preferred shares to Common shares upon request from the Preferred shareholders. The court denied that motion on September 29, 2000.

      PROPOSED CIVIL RIGHTS CLASS ACTIONS

      Since July 2000, ten lawsuits have been filed against Security Industrial Insurance Company, subsequently renamed Security Plan Life Insurance Company ("Security Industrial"), an LGII subsidiary, and various other unrelated insurance companies asserting similar claims and seeking class action certification. Security Industrial is one of the insurance subsidiaries that has been excluded from the Chapter 11 and the CCAA filings and, as a result, litigation involving Security Industrial is not subject to the automatic stay. The Alexander, Beverly, Cothran, Smith and Sutherland cases were filed in July 2000, the Fletcher, Frank and Prince cases were filed in October 2000, the Jackson case was filed in November 2000, and the Hall case was filed in February 2001.

      Except as described in this paragraph, the complaints in each of the lawsuits are almost identical. Plaintiffs allege that the defendants sold life insurance products to plaintiffs and other African Americans without disclosing that premiums paid would likely exceed the face value of the policies, and that plaintiffs paid higher premiums than Caucasian policyholders and received proportionately lower death benefits. The plaintiffs seek injunctive relief, equitable relief, restitution, disgorgement, increased death benefits, premium refunds (in one case, with interest), costs and attorney fees. The plaintiffs in the Alexander, Cothran and Smith cases also allege racial discrimination under the Louisiana Constitution as well as unfair trade practices, and seek compensatory damages, including, where applicable, punitive, exemplary or special damages; however, Louisiana law prohibits punitive damages unless specifically authorized by Federal law. The Beverly, Fletcher, Jackson, Prince and Sutherland cases include an allegation that defendants violated the Civil Rights Act of 1866 (42 USC 1981), which provides for punitive damages in certain circumstances. In several of the cases, Security Industrial has filed a motion to dismiss all claims for failure to state a cause of action and/or for summary judgment ("Motion to Dismiss").

      In October 2000, Unitrin, Inc., a defendant in the Cothran case and other related cases, filed a motion with the court administering the Cothran case requesting the transfer of the Cothran case and the other related cases to the Judicial Panel on Multidistrict Litigation (the "MDL Panel") for consolidation for administrative purposes.

      On December 6, 2000, the MDL Panel granted Unitrin's motion for coordinated pretrial treatment of eight cases, including Beverly, Cothran, Smith and Sutherland, in the United States District Court for the Eastern District of Louisiana, where they were assigned to Judge Martin L.C. Feldman as In re Industrial Life Insurance Litigation, MDL No. 1382. On December 21, 2000, the MDL Panel transferred the Alexander, Prince and Frank cases to Judge Feldman as related cases. Subsequently, Judge Feldman consolidated the Fletcher case with the other cases subject to the MDL proceeding. The Hall case has not yet been consolidated. The parties in the MDL cases are currently negotiating a case management order to govern pretrial proceedings in those cases, including class certification, jurisdictional and discovery issues.

      Following are certain procedural and other information relating to each of the ten lawsuits:


      - Alexander, et al. v. Security Industrial, filed in the United States District Court, Western District of Louisiana, Lafayette-Opelousas Division (No. 6:00CV1810). In October 2000, the plaintiffs filed a motion for class certification.

      - Beverly, et al. v. Union National Life Insurance Co., et al., filed in the United States District Court, Western District of Louisiana, Lafayette-Opelousas Division, (No. CV00-1633L-0).

      - Cothran, et al. v. Security Industrial, et al., filed in the United States District Court, Western District of Louisiana, Shreveport Division (No. 5:00CV1811).

      - Fletcher, et al. v. United Insurance Co. of America, et al., filed in the United States District Court, Eastern District of Louisiana (No. 00-2932 "S" (1)).

      - Frank, et al. v. Union National Life Insurance Co. and Security Industrial, originally filed in the 13th Judicial District Court for the Parish of Evangeline, State of Louisiana (No. 62369 Div. A).

      - Hall, et al. v. Security Industrial, filed in the 23rd Judicial Court for the Parish of Baton Rouge, State of Louisiana (No. 68938).

      - Jackson, et al. v. Security Industrial and Security Industrial Life Insurance Co., filed in the United States District Court, Northern District of Georgia (No. 4-00CV-339-RLV).

      - Prince v. United Insurance Co. of America, Union National Life Insurance Company and Security Industrial, filed in the United States District Court, Western District of Louisiana,
            Lafayette-Opelousas Division (No. CV-00-2255, LO).

      - Smith v. Security Industrial, filed in the United States District Court, Eastern District of Louisiana.

      - Sutherland, et al. v. United Insurance Co. of America, et al., filed in the United States District Court, Eastern District of Louisiana (No. 00-2076 "F" (2)).

      The Company has engaged in settlement discussions with attorneys for certain of the plaintiff groups and, in connection with that process, is attempting to effectuate a settlement of all of these cases through an agreement that would be approved in a State court proceeding, but which takes into account the multidistrict litigation and the orders issued by Judge Feldman.

      The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings, nor is it possible to establish a reasonable estimate of possible damages other than litigation defense costs. Accordingly, provision with respect to these lawsuits within the Company's consolidated financial statements has been limited to estimated defense costs.

SECURITIES CLASS ACTIONS

      Since December 1998, the Company has been served with various related lawsuits filed in the United States District Courts for the Eastern District of Pennsylvania and for the Eastern District of New York. Raymond L. Loewen, the former Chairman and Chief Executive Officer, and certain current and former officers and directors have been named as defendants in some of the suits. All but one of these lawsuits were filed as purported class actions on behalf of persons or entities that purchased Company Common shares during five different time periods ranging from November 3, 1996 through January 14, 1999. LGII and Loewen Group Capital L.P. ("LGC") are named as defendants in two suits (with the Company, the "Loewen Defendants"). The plaintiffs in these two lawsuits purport to sue on behalf of a class of purchasers of MIPS from March 5, 1997 through January 14, 1999. The MIPS were issued by LGC.

      The complaints generally make allegations concerning, among other things, the Company's internal controls, accounting practices, financial disclosures and acquisition practices.

      The Judicial Panel on Multidistrict Litigation granted the Loewen Defendants' motion to consolidate all of the actions for pre-trial coordination in the United States District Court for the Eastern District of Pennsylvania. On April 15, 1999, Judge Thomas O'Neill of the District Court for the Eastern District of Pennsylvania entered an order consolidating in the Eastern District of Pennsylvania, all of the cases then filed, as well as any related cases thereafter transferred to that District (the "April 15 Order"). The April 15 Order appointed the City of Philadelphia Board of Pensions and Retirement as lead plaintiff. Subsequent to the Company's bankruptcy filings, Judge O'Neill entered an order staying all of the cases and placing them on the suspense docket.

      On January 18, 2001, plaintiffs filed a motion to remove the case from the Civil Suspense Docket, in which they indicated that they intend to pursue claims against certain individuals who are currently defendants and against other former officers and/or directors who are not currently defendants. Defendants have filed their opposition papers. The Court has requested additional briefing by the parties and has not yet ruled on this motion.

      The Company has determined that it is not possible at this time to predict the final outcome of these proceedings or to establish a reasonable estimate of possible damages, if any, or to reasonably estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to these lawsuits has been made in the Company's Consolidated Financial Statements.

FELDHEIM ET AL. V. SI-SIFH CORP. ET AL. AND DUFFY ET AL. V. SI-SIFH CORP., ET
AL.

      As described in the Company's previous periodic reports, in April 1999 the Louisiana Supreme Court declined to review lower courts' decisions to deny class action status. Due to the small number of plaintiffs that have been specifically identified and the range of potential damages, the Company has determined that it is likely that damages, if any, awarded in connection with this lawsuit will not be material.

LUENING, ET AL. V. SI-SIFH CORP., ET AL.

      As described in the Company's previous periodic reports, in April 1999 the Louisiana Supreme Court declined to review lower courts' decisions to deny class action status. Due to the small number of plaintiffs that have been specifically identified and the range of potential damages, the Company has determined that it is likely that damages, if any, awarded in connection with this lawsuit will not be material.

F. LEO GROFF, INC. ET AL. V. RESTLAWN MEMORIAL GARDENS, INC. ET AL.

      This action (No. 96-CV-397, Court of Common Pleas, Erie County, Ohio) was served on Loewen and other defendants on September 19, 1996. Plaintiffs allegedly compete with defendants Restlawn Memorial Park Association, Restlawn Memorial Gardens, Inc., and Sinfran, Inc., which were acquired by the Company. Plaintiffs allege thirteen counts, including counts alleging that defendant Restlawn engaged in false and deceptive advertising, misused confidential information, defamed plaintiffs, breached contractual obligations, misappropriated trade secrets, and tortiously interfered with plaintiffs' contractual relationships. Plaintiffs further allege that the Company knew or should have known of Restlawn's conduct and adopted and continued Restlawn's alleged unfair, false, and deceptive practices. Plaintiffs also allege that the defendants conspired, in violation of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), to destroy the plaintiffs' business and created a "trust in order to prevent competition" in violation of Ohio's antitrust laws. Plaintiffs seek compensatory damages, which are unspecified but alleged to exceed $350,000; punitive damages, which are unspecified but alleged to exceed $300,000; and injunctive relief. Defendants' summary judgment motion was denied as to all but one of plaintiffs' counts. A trial set for July 12, 1999 was stayed as a result of the reorganization proceedings.

      On October 23, 2000, an arbitration was held with respect to this matter pursuant to the U.S. Bankruptcy Court's ADR Procedures for handling pending litigation against the Company. Plaintiffs sought an award of $2.4 million plus attorneys' fees and the right to purchase the Company's Erie County properties. Plaintiffs did not pursue their RICO and antitrust claims. On November 1, 2000, the arbitrator issued a decision denying all of plaintiffs' claims for relief and compensation. Pursuant to the U.S. Bankruptcy Court's ADR Procedures, however, plaintiffs have provided notice that they will contest the decision and proceed to trial in State court. Plaintiffs have not yet obtained relief from the automatic stay to recommence this litigation. Accordingly, no trial date has been set, and it is unclear when proceedings will commence again in the Ohio courts.

      The Company has determined that it is not possible at this time to predict the final outcome of these proceedings or to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Company's consolidated financial statements.

FLANAGAN V. THE LOEWEN GROUP INC., ET AL.

      In December 1998, Honorine T. Flanagan filed a complaint in the Superior Court of the State of California in the County of Los Angeles against the Company and LGII, alleging breach of contract in connection with the sale of a mausoleum and mortuary business to the Company and in connection with employment and consulting agreements entered into at the time of the share purchase agreement. Additionally, Ms. Flanagan alleged causes of action for intentional and negligent misrepresentation and declaratory relief.

      Pursuant to a settlement of a number of disputes between the Company and Ms. Flanagan that was approved by the U.S. Bankruptcy Court in July 2000, the case was dismissed with prejudice during the fourth quarter of 2000.

THE LOEWEN GROUP INC. ET AL. V. THE UNITED STATES OF AMERICA

      In October 1998, the Company and Raymond L. Loewen, the then-Chairman and Chief Executive Officer of the Company, filed a claim against the United States government for damages under the arbitration provisions of the North American Free Trade Agreement ("NAFTA"). The claimants contend that they were damaged as a result of breaches by the United States of its obligations under NAFTA in connection with certain litigation in the State of Mississippi entitled O'Keefe vs. The Loewen Group Inc. Specifically, the plaintiffs allege that they were subjected to discrimination, denial of the minimum standard of treatment guaranteed by NAFTA and uncompensated expropriation, all in violation of NAFTA. The NAFTA claims are currently the subject of a pending proceeding before an arbitration panel (the "Arbitration Tribunal") appointed pursuant to the rules of the International Centre for Settlement of Investment Disputes. In January 2001, the Arbitration Tribunal issued a ruling rejecting certain of the U.S. government's jurisdictional challenges and scheduled a hearing on the merits of the NAFTA claims for October 2001. The Company has determined that it is not possible at this time to predict the final outcome of this proceeding or to establish a reasonable estimate of the damages, if any, that may be awarded to the Company.

OTHER

      The Company is a party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any other proceedings, individually or in the aggregate, to have a material adverse effect on the Company's financial position, results of operation or liquidity.

NOTE 9. REORGANIZATION COSTS

      The Company has incurred the following pre-tax charges for costs associated with reorganizing its affairs under the protection of Chapter 11 and the CCAA as follows:

                                                          YEARS ENDED
                                                          DECEMBER 31
                                                   -----------------------
                                                     2000            1999
                                                   -------        --------
Executory contracts submitted for rejection        $ 6,552        $ 26,955
Deferred debt issue costs written off .....             --          23,035
PATS option liability recorded ............             --           9,760
Key Employee Retention Plan costs .........          7,279           5,676
Professional fees and other costs .........         36,724          27,951
Interest income ...........................         (4,67)            (586)
                                                   -------        --------
                                                   $45,877        $ 92,791
                                                   =======        ========

      Professional fees and other costs include legal, accounting and consulting services provided to the Company and the Official Unsecured Creditors' Committee which, subject to court approval, are required to be paid by the Company as it reorganizes under Chapter 11 and the CCAA.

      In September 1999, the Bankruptcy Courts approved the Key Employee Retention Plan, a long-term agreement structured to ensure that appropriate employee levels and expertise are retained during the reorganization process (see Note 10).

NOTE 10. COMMITMENTS AND CONTINGENCIES

      (a)   Key Employee Retention Plan

      In September 1999, the Bankruptcy Courts approved the Key Employee Retention Plan ("KERP"), a long-term agreement structured to ensure that appropriate employee levels and expertise are retained during the reorganization process. The KERP is comprised of four separate components: a Retention Incentive Plan, a Performance Incentive Plan, a Confirmation Incentive Plan and a Severance Plan. The KERP supercedes previous employee arrangements, including the Executive Severance Arrangements. Pre-tax costs incurred in 2000 under the KERP amounted to $7,279,000 (1999 -- $5,676,000). The maximum remaining amount which could be incurred under the Confirmation Incentive Plan has been estimated at approximately $1,714,000. On the effective date of the reorganization, an additional amount of $4,500,000 could be incurred under employment agreements with certain employees.

      (b)   Leases

      The Company is committed to operating lease payments for premises, automobiles and office equipment in the following approximate amounts:

                                                          DECEMBER 31
                                                          -----------
2001.................................................      $12,695
2002.................................................        9,913
2003.................................................        8,364
2004.................................................        7,298
2005.................................................        5,835
Thereafter...........................................       34,533

      Total expense incurred under these operating leases for the year ended December 31, 2000 was $15,808,000 (1999 -- $19,344,000; 1998 -- $16,849,000).

      (c)   Covenants not to compete

      In connection with various acquisitions, the Company entered into non-competition agreements ("covenants not to compete") with certain key management personnel of operations acquired. The Company's payments under the agreements may be made at closing or over future periods and are expensed over the terms of the specific contracts. During 2000 and 1999, the Company suspended payments applicable to the agreements which the Company has elected to reject (see Notes 3 and 9). The agreements for which payments have not been suspended will result in future payments in the following approximate amounts:

                                                            DECEMBER 31
                                                            -----------
2001.................................................        $4,971
2002.................................................         4,260
2003.................................................         3,434
2004.................................................         2,812
2005.................................................         2,362
Thereafter...........................................         7,743

      (d)   Environmental contingencies and liabilities

      The Company's operations are subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which the Company operates. On a continuing basis, the Company's policies are designed to assess and evaluate environmental risk and, when necessary, conduct appropriate corrective measures. Liabilities are recorded when known or considered probable and can be reasonably estimated.

      The Company's policies are also designed to control environmental risk upon acquisition, through extensive due diligence and corrective measures taken prior to acquisition. Management endeavors to ensure that environmental issues are identified and addressed in advance of acquisition or are covered by an indemnity by the seller or an offset to the purchase price.

      The Company provides for environmental liabilities using its best estimates. Actual environmental liabilities could differ significantly from these estimates.

      (e)   Contingency related to potential purchase of investments

      The Company has identified and accrued for contingent losses arising from the potential exercise of the Put/Call Agreements in connection with its investments in Prime and Rose Hills (see Note 5).

NOTE 11. RETIREMENT PLANS

      The Company has a 401(K) Retirement Savings Plan for United States employees who may defer between 2% and 15% of their compensation. The Company will match 100% of employee contributions to a maximum of 2% of employees' eligible compensation. There are no required future contributions under this plan in respect of past service.

      The Company has a Registered Retirement Savings Plan for Canadian employees who may contribute 3% of their compensation which is matched by an equal contribution to the plan by the Company on behalf of employees. There are no required future contributions under these plans in respect of past service.

      The Company's total expense for these retirement plans for the three years ended December 31, 2000, 1999 and 1998 was $2,585,890, $2,777,000 and
$3,271,000, respectively.

NOTE 12.    INCOME TAXES

      (a)   Effective Tax Rate

      The Company's effective income tax rate is derived as follows:

                                                                                                YEARS ENDED
                                                                                                DECEMBER 31
                                                                                          ------------------------
                                                                                          2000      1999      1998
                                                                                          ----      ----      ----
                                                                                            %         %         %
Combined Canadian federal and provincial income tax rate............................     (45.5)    (45.5)     (45.5)
Non-deductible amortization and write down of goodwill arising
   from acquisitions................................................................       9.4       5.9        1.5
Non-deductible restructuring and other charges......................................      13.8       1.7        0.2
Substantively enacted change in tax rates, net of impact on valuation
   allowance of $21,271,000 (1999 -- nil; 1998 -- nil)..............................      (1.2)       --         --
Change in valuation allowance on future tax assets..................................      34.2      27.9       21.7
Foreign income and losses taxed at lower rates......................................       3.7       2.0       (2.0)
Other...............................................................................      (0.4)      1.6        2.6
                                                                                          ----      ----      -----
                                                                                          14.0      (6.4)     (21.5)
                                                                                          ====      ====      =====

      (b)   Future Tax Assets and Liabilities

                                                                                               DECEMBER 31
                                                                                         -------------------------
                                                                                            2000           1999
                                                                                         ----------    -----------
Future tax liabilities
   Long-term receivables............................................................     $  103,999    $   102,179
   Cemetery property................................................................        194,017        193,163
   Property and equipment...........................................................         37,690         60,754
   Insurance policy liabilities.....................................................         17,985         16,440
   Other............................................................................         19,740         25,151
                                                                                         ----------    -----------
   Total future tax liabilities.....................................................        373,431        397,687
                                                                                         ----------    -----------

Future tax assets
   Accounts payable and accrued liabilities.........................................         14,426         15,868
   Cemetery long-term liabilities...................................................         57,079         39,759
   Insurance assets.................................................................         15,195         13,500
   Legal settlements................................................................         14,454         14,454
   Names and reputations............................................................         26,574         15,923
   Interest.........................................................................        182,986        173,069
   Unrealized losses on investments in Prime and Rose Hills.........................         99,370        131,469
   Deferred costs related to pre-arranged funeral services..........................          6,966          7,417
   Share issue costs................................................................          1,417          4,926
   Operating and capital loss carryforwards.........................................        118,049        132,899
   Other............................................................................         23,606         23,670
                                                                                         ----------    -----------
      Total future tax assets before valuation allowance............................        560,122        572,954
      Valuation allowance...........................................................       (328,803)      (316,167)
                                                                                         ----------    -----------
      Total future tax assets after valuation allowance.............................        231,319        256,787
                                                                                         ----------    -----------
      Net future tax liabilities....................................................     $  142,112    $   140,900
                                                                                         ==========    ===========


      Although realization of the Company's future tax assets is not assured, management believes that it is more likely than not that reversals of future tax liabilities provide sufficient taxable income to realize the future tax assets after consideration of the valuation allowance. It is reasonably possible that the estimated valuation allowance could change in the near term due to matters such as the timing and manner of reversals of future tax liabilities, sales of operations, and future income or loss. During the year ended December 31, 2000, the Company increased its valuation allowance by approximately $12,636,000 (1999 -- $138,576,000).

      Debt discharged under Chapter 11 and the CCAA is required to be applied, for tax purposes, to reduce and in some cases eliminate tax attributes otherwise available and of value to the Company including but not limited to operating and capital loss carryforwards.


NOTE 13. CHANGES IN OTHER NON-CASH BALANCES

      Supplemental disclosures related to statements of cash flows consist of the following:


                                                                              YEARS ENDED DECEMBER 31
                                                                      ----------------------------------------
                                                                         2000          1999           1998
                                                                      ----------     ----------    -----------
Decrease (increase) in assets:
   Receivables, net of allowances
      Trade.......................................................    $    4,330     $    5,602    $    12,299
      Other.......................................................       (19,392)       (43,903)        22,168
   Inventories....................................................        (3,247)          (384)           671
   Prepaid expenses...............................................         2,611         (3,672)         2,630
   Amounts receivable from cemetery merchandise trusts............       (55,533)       (93,175)      (114,072)
   Installment contracts, net of allowances.......................        67,562         66,885          6,481
   Cemetery property..............................................         5,507         (4,785)       (46,081)
   Other assets...................................................         6,587         (8,682)       (20,309)

Increase (decrease) in liabilities, including certain liabilities subject to compromise:
   Accounts payable and accrued liabilities.......................         5,536         15,819         14,908
   Other liabilities..............................................        (2,523)        10,140          8,635
   Cemetery long-term liabilities.................................       (10,570)        10,427        (15,046)
   Insurance policy liabilities...................................        20,520         17,287         22,935
   Other changes in non-cash balances.............................         7,523            450         14,504
                                                                      ----------     ----------    -----------
                                                                      $   28,911     $  (27,991)   $   (90,277)
                                                                      ==========     ==========    ===========
Supplemental information:
   Interest paid..................................................         7,762         87,388        174,628
   Taxes paid.....................................................        16,325          3,604         15,226
   Bad debt expense...............................................        25,415          8,374         14,322
Non-cash investing and financing activities:
   Non-cash debt and share consideration on acquisitions..........    $       --     $       --    $    25,395
   Non-cash share issues pursuant to option agreements............            --         (2,280)            --
   Capital leases.................................................       (11,399)       (14,846)            --

NOTE 14.    SUPPLEMENTARY FINANCIAL INFORMATION

      A summary of certain balance sheet accounts is as follows:


                                                                                               DECEMBER 31
                                                                                         -------------------------
                                                                                            2000           1999
                                                                                         ----------    -----------
Receivables, net of allowances:
   Trade accounts...................................................................     $   88,786    $    96,277
   Allowance for doubtful accounts..................................................        (34,111)       (36,660)
   Other............................................................................         98,339         71,747
   Installment contracts............................................................         83,717        100,038
   Unearned finance income..........................................................        (12,640)       (15,218)
   Allowance for contract cancellations and refunds.................................        (12,292)       (17,684)
                                                                                         ----------    -----------
                                                                                         $  211,799    $   198,500
                                                                                         ==========    ===========
Long-term receivables, net of allowances:
   Notes receivable.................................................................     $    6,666    $     8,433
   Amounts receivable from cemetery merchandise trusts..............................        437,884        412,325
   Installment contracts............................................................        125,632        233,706
   Unearned finance income..........................................................        (17,450)       (36,070)
   Allowance for contract cancellations and refunds.................................        (18,068)       (40,661)
                                                                                         ----------    -----------
                                                                                         $  534,664    $   577,733
                                                                                         ==========    ===========
Cemetery property:
   Developed land and lawn crypts...................................................     $  158,626    $   171,874
   Undeveloped land.................................................................        644,541        666,218
   Mausoleums.......................................................................         78,913         85,252
                                                                                         ----------    -----------
                                                                                         $  882,080    $   923,344
                                                                                         ==========    ===========
Property and equipment:
   Land.............................................................................     $  154,976    $   176,516
   Buildings and improvements.......................................................        531,769        553,280
   Automobiles......................................................................        102,367         96,835
   Furniture, fixtures and equipment................................................        137,277        140,899
   Computer hardware and software...................................................         56,068         48,219
   Leasehold improvements...........................................................         17,702         18,239
   Accumulated depreciation and amortization........................................       (312,355)      (234,175)
                                                                                         ----------    -----------
                                                                                         $  687,804    $   799,813
                                                                                         ==========    ===========
Names and reputations:
   Names and reputations............................................................     $  742,805    $   784,513
   Covenants not to compete.........................................................         71,623         82,518
   Accumulated amortization.........................................................       (213,719)      (216,831)
                                                                                         ----------    -----------
                                                                                         $  600,709    $   650,200
                                                                                         ==========    ===========

                                                                                               DECEMBER 31
                                                                                         -------------------------
                                                                                            2000           1999
                                                                                         ----------    -----------
Other assets:
   Deferred debt issue costs........................................................     $     619     $   3,035
   Deferred direct obtaining costs..................................................       102,325       106,913
   Cemetery management contracts....................................................        12,834        12,614
   Investments......................................................................         1,807         2,469
   Other............................................................................         9,395         8,522
                                                                                         ---------     ---------
                                                                                         $ 126,980     $ 133,553
                                                                                         =========     =========
Accounts payable and accrued liabilities:
   Trade payables...................................................................     $  21,232     $  28,207
   Interest.........................................................................         5,646         4,046
   Insurance, property and business taxes...........................................         6,912         5,399
   Other............................................................................        78,597        59,985
                                                                                         ---------     ---------
                                                                                         $ 112,387     $  97,637
                                                                                         =========     =========
Other liabilities:
   Cemetery long-term liabilities...................................................     $ 165,102     $ 181,475
   Accrual for contingent losses (see Note 5).......................................       190,441       190,441
   Covenants not to compete.........................................................        12,158        18,695
   Regional partnership liabilities.................................................         6,698         9,265
   Other............................................................................        25,494        26,143
                                                                                         ---------     ---------
                                                                                         $ 399,893     $ 426,019
                                                                                         =========     =========

NOTE 15. SEGMENTED INFORMATION

      The Company's reportable segments are comprised of the three businesses it operates, each of which offers different products and services: funeral homes, cemeteries and insurance.

      The funeral homes offer a full range of funeral services, encompassing the collection of remains, registration of death, professional embalming, use of funeral home facilities, sale of caskets and other merchandise, and transportation to a place of worship, funeral chapel, cemetery or crematorium. In addition to providing at-need funeral services, the Company also provides pre-arranged funeral services to its customers.

      The cemeteries assist families in making burial arrangements and offer a complete line of cemetery products (including a selection of burial spaces, burial vaults, lawn crypts, caskets, memorials, niches and mausoleum crypts), the opening and closing of graves and cremation services. The majority of cemetery revenue is from pre-need sales.

      The insurance companies sell a variety of life insurance products, primarily to fund pre-arranged funeral services. The funeral home companies sell insurance contracts on behalf of the Company's insurance operations for which they receive commission revenue. In 2000, the inter-company commissions amounted to $4,454,000 and were eliminated in the Company's consolidated financial statements (1999 -- $4,554,000; 1998 -- $3,717,000).

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company sells primarily to external customers, though any intersegment sales or transfers occur at market price. The Company evaluates performance based on earnings from operations of the respective businesses.

                                            FUNERAL       CEMETERY       INSURANCE         OTHER      CONSOLIDATED
                                            -------       --------       ---------      ----------    ------------
Revenue earned from external sales:
   2000..............................    $   580,204    $   220,613     $    95,245    $        --    $   896,062
   1999..............................        605,029        324,019          94,101             --      1,023,149
   1998..............................        625,766        408,117          96,516             --      1,130,399
Earnings (loss) from operations:
   2000..............................    $    44,390    $   (23,941)    $    15,377    $   (62,059)   $   (26,233)
   1999..............................         52,994       (245,128)         20,344        (76,817)      (248,607)
   1998..............................        125,242       (301,789)         16,472       (103,891)      (263,966)
Investment revenue (included in
   earnings (loss) from operations):
   2000..............................    $     2,887    $    39,677     $    21,642    $       909    $    65,115
   1999..............................          1,682         43,972          19,450          1,246         66,350
   1998..............................          3,391         34,432          21,351          1,774         60,948
Deprecation and amortization:
   2000..............................    $    41,802    $     8,072     $        31    $     7,114    $    57,019
   1999..............................         44,897          9,310              31          9,804         64,042
   1998..............................         47,287          9,679              31         14,206         71,203
Total assets:
   2000..............................    $ 1,827,934    $ 1,630,759     $   318,178    $   204,035    $ 3,980,906
   1999..............................      1,984,739      1,745,673         290,398         89,773      4,110,583
   1998..............................      2,059,422      2,175,663         276,098        162,725      4,673,908
Capital expenditures:
   2000..............................    $    11,306    $     4,717     $        --    $    10,469    $    26,492
   1999..............................         22,195         23,955             190          8,337         54,677
   1998..............................         74,681         26,370             420          6,513        107,984

      The following table reconciles earnings from operations of reportable segments to earnings (loss) before income taxes and identifies the components of "Other" segment earnings from operations:


                                                                                    YEARS ENDED DECEMBER 31
                                                                           ---------------------------------------
                                                                               2000        1999            1998
                                                                           ---------    ----------     ----------
Earnings (loss) from operations of funeral, cemetery and insurance
   segments..........................................................      $  35,826    $ (171,790)    $ (160,075)
Other expenses of operations:
   General and administrative expenses...............................        (54,945)      (67,220)       (87,659)
   Depreciation and amortization.....................................         (7,114)       (9,804)       (14,206)
   Other.............................................................             --           207         (2,026)
                                                                           ---------    ----------     ----------
                                                                             (62,059)      (76,817)      (103,891)
                                                                           ---------    ----------     ----------
Total loss from operations...........................................      $ (26,233)   $ (248,607)    $ (263,966)
                                                                           =========    ==========     ==========

      The following table reconciles total assets of reportable segments and details the components of "Other" segment assets which is mainly comprised of corporate assets:

                                                                                         DECEMBER 31
                                                                          ------------------------------------------
                                                                               2000           1999            1999
                                                                          -----------    -----------     -----------
Total assets of funeral, cemetery and insurance segments.............     $ 3,776,871    $ 4,020,810     $ 4,511,183
"Other" assets includes:
   Cash..............................................................         133,215         24,642          61,012
   Receivables.......................................................          18,036         12,291          11,492
   Prepaid expenses..................................................           5,977          7,265           3,499
   Long-term receivables, net of allowances..........................           5,486          5,397           7,753
   Investments.......................................................              --             --           2,581
   Property and equipment............................................          33,536         30,005          33,323
   Names and reputations.............................................           3,139          3,548           4,358
   Future income tax assets..........................................              --             --          10,243
   Deferred debt issue costs.........................................             619          3,035          23,709
   Other.............................................................           4,027          3,590           4,755
                                                                          -----------    -----------     -----------
                                                                              204,035         89,773         162,725
                                                                          -----------    -----------     -----------
                                                                          $ 3,980,906    $ 4,110,583     $ 4,673,908
                                                                          ===========    ===========     ===========

      The Company operates principally in North America. Over 90% of its revenues are earned in the United States. The Company also has operations in Canada and the United Kingdom. The following tables depict the revenues earned and the long term assets held in the reportable geographic segments.

                                                                                   YEARS ENDED DECEMBER 31
                                                                          ------------------------------------------
                                                                             2000           1999            1998
                                                                          -----------    -----------     -----------
Revenue:
   United States.....................................................     $   817,043    $   953,034     $ 1,059,677
   Canada............................................................          58,554         58,420          63,526
   Other.............................................................          20,465         11,695           7,196
                                                                          -----------    -----------     -----------
                                                                          $   896,062    $ 1,023,149     $ 1,130,399
                                                                          ===========    ===========     ===========


                                                                                   YEARS ENDED DECEMBER 31
                                                                         -------------------------------------------
                                                                             2000           1999            1998
                                                                         ------------   -------------   ------------
Property and equipment, names and reputations and cemetery property:
   United States.....................................................    $  1,988,990   $   2,180,204   $  2,623,497
   Canada............................................................         160,319         168,848        163,932
   Other.............................................................          21,284          24,305         23,068
                                                                         ------------   -------------   ------------
                                                                         $  2,170,593   $   2,373,357   $  2,810,497
                                                                         ============   =============   ============

NOTE 16. RELATED PARTY TRANSACTIONS

      As part of the acquisition of Osiris Holding Corporation ("Osiris") in 1995, the Company recorded a liability for the present value of contingent payments. The contingent payments were due over a five-year period ending in 2001 to the former shareholders of Osiris, two of whom were officers of the Company. In 1999, the two officers of the Company entered into an agreement with the Company to purchase 124 cemeteries and three funeral homes and ended their association with the Company. The balance of the contingent payments, which was $14,947,000 at December 31, 1998, was paid out of the proceeds of the sale in 1999 (see Note 4).

      In addition, as part of the acquisition of Shipper Management ("Shipper") in 1996, the Company recorded a liability for the present value of contingent payments. The contingent payments were payable through 2001, to the former shareholders of Shipper, one of whom was an officer of the Company. In 1999, the remaining balance of $4,838,000 became subject to compromise, as a result of the Chapter 11 and the CCAA filings.

      At December 31, 2000, current and former officers, directors and employees were indebted to the Company for approximately $12,875,000 (1999 -- $11,016,000). As at December 31, 2000, an allowance of $10,759,000 (1999 --
$8,041,000) was recorded against those amounts for former officers and employees.

NOTE 17. UNITED STATES ACCOUNTING PRINCIPLES

      The consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles differ in the following material respects from those in the United States as summarized below. The SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") is required to be implemented for U.S. GAAP in the fourth quarter of 2000, with effect from January 1, 2000. The summary below does not reflect the effects of SAB 101 at this time, as a result of the Company's ongoing reorganization proceedings. For U.S. GAAP purposes, the Company will implement SAB 101 prospectively for pre-need sales contracts consummated on or after January 1, 2001, but will not recognize the cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2001, as a result of the Company's ongoing reorganization proceedings.

      (a)   Loss and loss per Common share


                                                                                  YEARS ENDED DECEMBER 31
                                                                              2000           1999          1998
Net loss in accordance with Canadian GAAP.............................     $ (112,717)   $ (465,176)    $ (598,969)
                                                                           ----------    ----------     ----------
Less effects of differences in accounting for:
   Provision for asset impairment (c).................................            421       (73,014)            --
   Insurance revenue (f)..............................................         (7,704)       (1,919)           359
   Insurance costs and expenses (d)...................................         (2,074)       (4,107)         3,687
   Cost of start-up activities (e)....................................            812         3,031          3,190
   Income taxes (i)...................................................          1,702        17,786         (2,458)
   Other..............................................................            (33)          (40)           (66)
                                                                           ----------    ----------     ----------
Net loss before cumulative effect of a change in accounting principle.       (119,593)     (523,439)      (594,257)
Cumulative effect of adopting SOP 98-5 as of January 1, 1998 (e)......             --            --         (5,000)
                                                                           ----------    ----------     ----------
Net loss in accordance with U.S. GAAP.................................       (119,593)     (523,439)      (599,257)
Other comprehensive income:
   Foreign currency translations:
      Unrealized foreign currency gains (losses) arising
        during the period.............................................         (3,155)        1,743            116
Unrealized gains (losses) on securities:
      Unrealized holding gains (losses) arising during the period, net of deferred tax recovery (expense) of $ -- , $5,157, and
        $(8,354), respectively........................................             (1)       (8,066)        10,211
Less: reclassification adjustment for gains (losses) included in net loss, net of deferred tax recovery (expense) of $(3,623),
      $2,817, and $6,943, respectively................................          6,223        (2,905)        (8,486)
                                                                           ----------    ----------     ----------
Comprehensive loss in accordance with U.S. GAAP.......................       (116,526)     (532,667)      (597,416)
                                                                           ==========    ==========     ==========
Basic loss before cumulative effect of change in accounting
   principle per Common share.........................................     $    (1.73)   $    (7.18)    $    (8.15)
                                                                           ==========    ==========     ==========


      For the year ended December 31, 1998, the impact on basic loss per Common share of the cumulative effect of the change in accounting principle was $0.07, and would have resulted in basic loss per Common share of $8.22.

      Under U.S. GAAP, basic loss per Common share, similar to Canadian GAAP, is based on the weighted average number of Common shares outstanding during the year. Diluted loss per Common share is not materially different from basic loss per Common share. The computation of basic loss before the 1998 cumulative effect of the change in accounting principle per Common share is as follows:

                                                                                  YEARS ENDED DECEMBER 31
                                                                             2000           1999          1998
Net loss before cumulative effect of change in accounting
   principle..........................................................     $ (119,593)   $ (523,439)    $ (594,257)
Less: Preferred share dividends.......................................          8,886         8,885          8,900
                                                                           ----------    ----------     ----------
Net loss before cumulative effect of change in accounting
   principle attributable to Common shareholders......................       (128,479)     (532,324)      (603,157)
                                                                           ==========    ==========     ==========
Weighted average number of shares outstanding (thousands).............         74,145        74,114         73,989
Basic loss before cumulative effect of change in accounting
   principle per Common share.........................................     $    (1.73)   $    (7.18)    $    (8.15)
                                                                           ==========    ==========     ==========

      (b)   Balance sheet

      The amounts in the consolidated balance sheet that materially differ from those reported under Canadian GAAP are as follows:

                                                              DECEMBER 31, 2000           DECEMBER 31, 1999
                                                      ----------------------------   ----------------------------
                                                         CANADIAN    UNITED STATES     CANADIAN     UNITED STATES
                                                           GAAP          GAAP             GAAP           GAAP
                                                      ------------   -------------   ------------   -------------
Assets:
   Long-term receivables, net of allowances........   $    534,664   $    540,883    $    577,733   $    589,840
   Cemetery property...............................        882,080        804,998         923,344        845,840
   Insurance invested assets.......................        302,515        298,635         281,423        263,960
   Other assets....................................        126,980        151,098         133,553        161,091
Liabilities and Shareholders' Equity:
   Insurance policy liabilities....................        204,727        241,570         184,207        217,915
   Future income tax liabilities...................        144,570        123,540         146,028        125,394
   Common shares...................................      1,276,414      1,302,819       1,276,434      1,302,806
   Deficit.........................................     (1,117,634)    (1,179,122)     (1,004,917)    (1,059,529)
   Accumulated other comprehensive income:
      Unrealized gains (losses) on securities
        available for sale, net of tax.............             --          2,188              --         (4,034)
      Foreign exchange adjustment..................         12,528        (16,469)         15,683        (13,314)


      (c)   Impairment of long-lived assets

      The Company follows the provisions of Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for U.S. GAAP purposes.


      FAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used or to be disposed of. FAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review for recoverability, (for assets to be held and used), includes an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the estimated expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment provision should be recognized. If an impairment charge is indicated, long-lived assets to be held and used are written down to the fair value of the asset.



      During 1999, as a result of the Company's reorganization proceedings and operating performance decline, the Company conducted extensive reviews of each of its operating locations. The review resulted in the identification of 201 funeral homes and 170 cemeteries, which did not meet the criteria for inclusion in the Company's new business plan and were designated as potential divestiture candidates. The Company developed a program for disposition for these locations. In January 2000, the disposition program was approved by the U.S. Bankruptcy Court, although individual disposition transactions require further approval by the U.S. Bankruptcy Court prior to consummation. Assets identified under the Company's disposition program are treated as assets to be held and used until the disposition transaction has been approved by the U.S. Bankruptcy Court, which generally occurs shortly before consummation.


      Under Canadian GAAP, the asset impairment provision of $355,180,000 in 1999 was determined on the basis of undiscounted cash flows. The incremental effects resulting from the application of FAS 121 for U.S. GAAP purposes in 1999 was an additional pre-tax asset impairment provision of $73,014,000.

      During 2000, the Company revised its estimates of expected proceeds of the locations held for disposal, resulting in a pre-tax impairment provision to the locations' assets of $132,276,000 under Canadian and U.S. GAAP. The net carrying amount of the long-lived assets of these locations, net of impairment provisions, is $23,260,000. The net carrying amount of long-lived assets excludes working capital and other financial assets and liabilities.

      (d)   Insurance costs and expenses




      Present value of insurance policies


      Under U.S. GAAP, the Company recognizes in other assets an amount that represents the actuarially-determined present value of the projected future profits of the insurance in-force at dates of acquisition. Canadian GAAP does not recognize such an asset. The asset is being amortized to insurance expense over the estimated life of the insurance in-force at the date of acquisition.


      Deferred policy acquisition costs


      Under U.S. GAAP, the Company defers costs related to the production of new business, which consist principally of commissions, certain underwriting expenses, and the costs of issuing policies. Deferred acquisition costs, which are classified in other assets, are amortized over the expected premium-paying periods of the related policies. Canadian GAAP does not permit deferral of such costs.


      Insurance policy liabilities

      Insurance policy liabilities, which represent liabilities for future policy benefits, are accounted for under U.S. GAAP using the net level premium method which involves different actuarial assumptions and methodologies than the policy premium method used for Canadian GAAP. In addition, under Canadian GAAP, all actuarial assumptions are re-evaluated on a periodic basis, resulting in adjustments to insurance policy liabilities and insurance costs and expenses. Under U.S. GAAP, assumptions established at the time a policy is written are locked in and only revised if it is determined that future experience will worsen from that previously assumed.

      (e)   Reporting on the costs of start-up activities

      The AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") on April 3, 1998, to be effective for fiscal years beginning after December 15, 1998. SOP 98-5 states that the costs of start-up activities, including organization costs, should be expensed as incurred. The Company elected early adoption of SOP 98-5 to be effective for the year ended December 31, 1998, for U.S. GAAP purposes. Pursuant to SOP 98-5, in 1998 the Company wrote off the unamortized costs of start-up activities, which were contained in "Other assets," as a change in accounting principle.

      SOP 98-5 was adopted in the fourth quarter of 1998, and was effective January 1, 1998. The effects on 1998 net loss and basic loss per Common share would be decreases of approximately $5,000,000 and $0.07, respectively, resulting from the cumulative effect of the adoption of SOP 98-5.


      (f)   Investments in debt and equity securities


      Amounts receivable from cemetery merchandise trusts and insurance invested assets are subject to the provisions of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity" under U.S. GAAP. Under FAS 115, fixed maturity securities which the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Fixed maturity securities classified as held-to-maturity were approximately $26,140,000 at December 31, 2000 (1999 --

$25,859,000). Debt and equity securities that are held with the objective of trading to generate profits on short-term differences in price are carried at fair value, with changes in fair value reflected in the results of operations. At December 31, 2000 and 1999, the Company had no securities classified as trading. All other fixed maturity and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and carried at fair value which was approximately $702,228,000 at December 31, 2000 (1999 -- $625,596,000). Available-for-sale securities may be sold in response to changes in interest rates and liquidity needs. Unrealized holding gains and losses related to available-for-sale investments, after deducting amounts allocable to income taxes, are reflected as a separate component of shareholders' equity. These income recognition policies differ from those applied under Canadian GAAP with respect to income related to insurance invested assets (See Note 2), with such differences reflected in insurance revenue in the statement of operations.


      (g)   Stock-based compensation

      The Company follows the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation," for U.S. GAAP purposes.

      The Company continues to record compensation expense for U.S. GAAP purposes following the intrinsic value principles of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," in accounting for the plans. Under APB 25, no compensation expense has been recognized for its stock-based compensation plans in any of the three years ending December 31, 2000. The Company has determined that there is no material difference if compensation cost is determined based on fair value at the grant dates for awards under those plans consistent with the measurement provisions of FAS 123.

      (h)   Advertising costs

      Advertising costs were $12,793,000 for the year ended December 31, 2000 (1999 -- $14,876,000; 1998 -- $10,444,000).

      (i)   Income taxes


      The Company follows the provisions of Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes," for U.S. GAAP purposes. Under FAS 109, changes in tax rates are not accounted for until they are enacted. Accordingly, substantively enacted changes in Canadian tax rates have not been reflected for U.S. GAAP purposes. For the year ended December 31, 2000, income tax expense was increased by $1,270,000 (1999 -- $nil, 1998 -- $nil) for U.S. GAAP purposes.


      (j)   Recent accounting standards

      The effective date for Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities," as deferred by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of Financial Accounting Standards No. 133 (an amendment of FASB statement No.
133)," is for all fiscal quarters of fiscal years beginning after June 15, 2000. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. As all existing derivatives were extinguished on or shortly after the Petition Date, the Company expects there to be little, if any, immediate impact on the Company's financial position or operating results.

      In December 1999, the SEC issued SAB 101, which provides the SEC staff's views on the application of existing generally accepted accounting principles to revenue recognition in financial statements. Under SAB 101, pre-need revenue (pre-arranged funerals, pre-need cemetery merchandise, services and spaces) will be recorded at the time of product delivery, performance of services, or transfer of interment right title. This revenue recognition policy is required to be applied with effect from January 1, 2000. The effects of SAB 101 will result in a significant deferral of revenue for the Company. However, as a result of the Company's Chapter 11 filing and its expected emergence therefrom, the Company will be required to apply "fresh start" accounting principles in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," which in turn requires adherence to the principles of "purchase" accounting as prescribed by Accounting Principles Board Opinion No. 16, "Business Combinations." The effective result of these principles is to reflect the assets and liabilities of the emerging entity at fresh start at their fair values, similar to an acquisition. The effects of SAB 101, if applied by the Company prior to emergence from Chapter 11, would be significantly impacted by the application of "fresh start" accounting principles. Accordingly, the Company will implement SAB 101 for U.S. GAAP purposes prospectively for pre-need sales contracts consummated on or after January 1, 2001, but will not recognize the cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2001. The Company's 2000 and prior financial information, prepared in accordance with Canadian GAAP, does not reflect SAB 101 at this time, as a result of the Company's ongoing reorganization proceedings.

NOTE 18. SUMMARIZED CHAPTER 11 AND CCAA FINANCIAL INFORMATION

      Summarized financial data for the companies under creditor protection of Chapter 11 and the CCAA are presented as follows:

                                                                                   YEAR ENDED
                                                                     DECEMBER 31, 2000   DECEMBER 31, 1999
                                                                     -----------------   -----------------
Income statement information:
   Revenue......................................................        $    699,482        $    785,515
   Gross margin.................................................             198,886             214,940
   Loss from operations.........................................             (47,140)           (225,048)
   Net loss.....................................................            (127,091)           (421,847)

                                                                     DECEMBER 31, 2000   DECEMBER 31, 1999
                                                                     -----------------   -----------------
Balance sheet information:
   Current assets...............................................        $    351,969        $    247,268
   Net investment in subsidiaries not under creditor
      protection (a)............................................             190,946             512,358
   Non-current assets...........................................           3,074,367           3,031,798
                                                                        ------------        ------------
Total assets....................................................           3,617,282           3,791,424

Liabilities not subject to compromise:
   Current liabilities..........................................              94,640              98,286
   Non-current liabilities......................................             904,693             966,191
Liabilities subject to compromise...............................           2,289,497           2,282,601
                                                                        ------------        ------------
Total liabilities...............................................           3,288,830           3,347,078
Shareholders' equity............................................             328,452             444,346


-----------

(a) Net investments in subsidiaries not under creditor protection of Chapter 11 and the CCAA include the net assets of legal subsidiaries, as well as the net assets of cemetery operations legally owned by third parties. The net assets of the third parties are included in the Company's consolidated financial statements since the Company has the economic risks and rewards of ownership of the underlying operations.

                              THE LOEWEN GROUP INC.

                               SUPPLEMENTARY DATA

                      QUARTERLY FINANCIAL DATA (UNAUDITED)

Expressed in thousands of U.S. dollars except per share amounts


                                                              FIRST         SECOND         THIRD         FOURTH
                                                             QUARTER       QUARTER        QUARTER        QUARTER
                                                             -------       -------        -------        -------
Year ended December 31, 2001
   Revenue...........................................      $  217,095    $   204,159    $  189,940     $
   Gross profit......................................          55,062         47,212        36,787
   Net earnings (loss)...............................         (10,446)      (116,744)      (50,752)
   Basic earnings (loss) per Common share............      $    (0.17)   $     (1.60)   $    (0.71)    $
Year ended December 31, 2000
   Revenue...........................................      $  256,857    $   218,852    $  206,192     $  214,161
   Gross profit......................................          79,842         56,391        46,910         51,275
   Net earnings (loss)...............................          22,799        (76,346)       (2,969)       (56,201)
   Basic earnings (loss) per Common share............      $     0.28    $     (1.06)   $    (0.07)    $    (0.79)
Year ended December 31, 1999
   Revenue...........................................      $  306,813    $   259,469    $  234,003     $  222,864
   Gross profit......................................         102,141         67,669        55,327         39,397
   Net earnings (loss)...............................           6,927       (105,330)        1,916       (368,689)
   Basic earnings (loss) per Common share(1).........      $     0.06    $     (1.44)   $       --     $    (5.00)


-----------

      (1) The basic earnings (loss) per Common share figures for the second and third quarter of 1999 have been restated to reflect the effect of undeclared cumulative Preferred share dividends previously omitted from the calculation.

                              THE LOEWEN GROUP INC.

                           CONSOLIDATED BALANCE SHEETS

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS


                                                                                        SEPTEMBER 30      DECEMBER 31
                                                                                            2001             2000
                                                                                       --------------   -------------
                                                                                         (UNAUDITED)
ASSETS
Current assets
  Cash............................................................................     $    228,366     $    159,090
  Receivables, net of allowances..................................................          166,704          211,799
  Inventories.....................................................................           32,948           35,418
  Prepaid expenses................................................................           24,158            9,551
                                                                                       ------------     ------------
                                                                                            452,176          415,858
Long-term receivables, net of allowances..........................................          472,235          534,664
Cemetery property.................................................................          762,963          882,080
Property and equipment............................................................          642,779          687,804
Names and reputations.............................................................          561,471          600,709
Insurance invested assets.........................................................          329,669          302,515
Future income tax assets..........................................................            1,944            2,458
Pre-arranged funeral services.....................................................          415,303          427,838
Other assets......................................................................          111,842          126,980
                                                                                       ------------     ------------
                                                                                       $  3,750,382     $  3,980,906
                                                                                       ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities not subject to compromise
  Current liabilities
     Accounts payable and accrued liabilities.....................................     $    107,029     $    112,387
     Long-term debt, current portion..............................................           23,868           25,598
                                                                                       ------------     ------------
                                                                                            130,897          137,985
  Long-term debt, net of current portion..........................................           43,287           47,944
  Other liabilities...............................................................          375,206          399,893
  Insurance policy liabilities....................................................          222,718          204,727
  Future income tax liabilities...................................................          120,458          144,570
  Deferred pre-arranged funeral services revenue..................................          415,303          427,838
Liabilities subject to compromise.................................................        2,294,372        2,289,497
Shareholders' equity
  Common shares...................................................................        1,276,414        1,276,414
  Preferred shares................................................................          157,144          157,144
  Deficit.........................................................................       (1,295,576)      (1,117,634)
  Foreign exchange adjustment.....................................................           10,159           12,528
                                                                                       ------------     ------------
                                                                                            148,141          328,452
                                                                                       ------------     ------------
                                                                                       $  3,750,382     $  3,980,906
                                                                                       ============     ============


Reorganization proceedings and basis of presentation (Note 1)
Commitments and contingencies (Notes 3, 4 and 6)


       See accompanying notes to interim consolidated financial statements

                              THE LOEWEN GROUP INC.


          CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT (UNAUDITED)


  EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS AND NUMBER OF
                                     SHARES


                                                            THREE MONTHS ENDED                NINE MONTHS ENDED
                                                               SEPTEMBER 30                     SEPTEMBER 30
                                                     -------------------------------  -----------------------------
                                                          2001             2000            2001             2000
                                                     --------------   --------------  --------------   ------------
Revenue
  Funeral........................................    $    121,746     $    135,185    $    396,293     $    435,793
  Cemetery.......................................          40,824           46,543         135,078          172,909
  Insurance......................................          27,370           24,464          79,823           73,199
                                                     ------------     ------------    ------------     ------------
                                                          189,940          206,192         611,194          681,901
                                                     ------------     ------------    ------------     ------------
Costs and expenses
  Funeral........................................          92,803          100,190         292,832          307,341
  Cemetery.......................................          38,530           38,934         115,036          133,008
  Insurance......................................          21,820           20,158          64,265           58,409
                                                     ------------     ------------    ------------     ------------
                                                          153,153          159,282         472,133          498,758
                                                     ------------     ------------    ------------     ------------
                                                           36,787           46,910         139,061          183,143
Expenses
  General and administrative.....................          17,335           16,530          50,042           52,526
  Depreciation and amortization..................          13,582           13,777          39,970           43,006
  Provision for asset impairment.................          34,686              --          191,974           92,031
                                                     ------------     ------------    ------------     ------------
                                                           65,603           30,307         281,986          187,563
                                                     ------------     ------------    ------------     ------------
Earnings (loss) from operations..................         (28,816)          16,603        (142,925)          (4,420)
Interest on long-term debt.......................           1,207            3,441           5,940            9,936
Reorganization costs.............................          13,737           11,024          33,828           25,447
Other expenses...................................             439            2,427           2,897            4,611
                                                     ------------     ------------    ------------     ------------
Loss before income taxes.........................         (44,199)            (289)       (185,590)         (44,414)
Income taxes.....................................           6,553            2,680          (7,648)          12,102
                                                     ------------     ------------    ------------     ------------
Net loss for the period..........................    $    (50,752)    $     (2,969)   $   (177,942)    $    (56,516)
Deficit, beginning of period.....................      (1,244,824)      (1,058,464)     (1,117,634)      (1,004,917)
                                                     ------------     ------------    ------------     ------------
Deficit, end of period...........................    $ (1,295,576)    $ (1,061,433)   $ (1,295,576)    $ (1,061,433)
                                                     ============     ============    ============     ============
Loss per Common share:
  Net loss for the period........................    $    (50,752)    $     (2,969)   $   (177,942)    $    (56,516)
     Less provision for Preferred share dividends           2,134            2,216           6,435            6,715
                                                     ------------     ------------    ------------     ------------
  Net loss attributable to Common shareholders...    $    (52,886)    $     (5,185)   $   (184,377)    $    (63,231)
                                                     ------------     ------------    ------------     ------------
  Weighted average number of shares
     outstanding (thousands).....................          74,145           74,145          74,145           74,145
Basic and diluted loss per Common share..........    $      (0.71)    $      (0.07)   $      (2.49)    $      (0.85)


      See accompanying notes to interim consolidated financial statements

                              THE LOEWEN GROUP INC.


                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS


                                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                    SEPTEMBER 30                SEPTEMBER 30
                                                             -------------------------   -----------------------
                                                                 2001          2000          2001         2000
                                                             ------------  ------------  ------------  ---------
CASH PROVIDED BY (APPLIED TO)
Operations
  Net loss..............................................     $  (50,752)   $  (2,969)    $ (177,942)   $ (56,516)
  Items not affecting cash
     Depreciation and amortization......................         17,121       18,827         52,211       58,675
     Provision for asset impairment.....................         34,686          --         191,974       92,031
     Loss on disposition of assets and investments......            438        2,427          2,896        4,611
     Future income taxes................................            796        1,322        (23,303)       1,789
  Other, including net changes in other
     non-cash balances..................................         19,547       11,330         26,105       24,594
                                                             ----------    ---------     ----------    ---------
                                                                 21,836       30,937         71,941      125,184
                                                             ----------    ---------     ----------    ---------
Investing
  Proceeds on disposition of assets and investments.....          4,683        3,623         56,271       13,265
  Purchase of property and equipment....................         (6,072)      (6,796)       (19,352)     (15,298)
  Purchase of insurance invested assets.................        (64,382)     (36,144)      (127,852)     (86,965)
  Proceeds on disposition and maturities of insurance
     invested assets....................................         54,257       28,323         99,095       65,163
                                                             ----------    ---------     ----------    ---------
                                                                (11,514)     (10,994)         8,162      (23,835)
                                                             ----------    ---------     ----------    ---------
Financing
  Repayment of long-term debt...........................         (2,364)      (2,941)       (10,827)     (17,943)
                                                             ----------    ---------     ----------    ---------
Increase in cash........................................          7,958       17,002         69,276       83,406
Cash, beginning of period...............................        220,408      121,570        159,090       55,166
                                                             ----------    ---------     ----------    ---------
Cash, end of period.....................................     $  228,366    $ 138,572     $  228,366    $ 138,572
                                                             ==========    =========     ==========    =========


       See accompanying notes to interim consolidated financial statements

                              THE LOEWEN GROUP INC.

         NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

             TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS
                  EXCEPT PER SHARE AMOUNTS AND NUMBER OF SHARES

NOTE 1. REORGANIZATION PROCEEDINGS AND BASIS OF PRESENTATION

REORGANIZATION PROCEEDINGS

      The Loewen Group Inc. (the "Company") is a company organized under the laws of British Columbia, Canada.

      On June 1, 1999 (the "Petition Date"), the Company, and each of approximately 850 United States subsidiaries and one foreign subsidiary voluntarily filed a petition for creditor protection under Chapter 11 of the U.S. Bankruptcy Code ("Chapter 11") in the U.S. Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court"). Concurrent with the Chapter 11 filing, the Company and 117 Canadian subsidiaries voluntarily filed an application for creditor protection under the Companies' Creditors Arrangement Act ("CCAA") with the Ontario Superior Court of Justice, Toronto, Ontario, Canada (the "Canadian Court" and, together with the U.S. Bankruptcy Court, the "Bankruptcy Courts"). Subsequent to the Petition Date, five additional subsidiaries of the Company voluntarily filed petitions for creditor protection and 41 subsidiaries were voluntarily deleted.


      The Company and its subsidiaries under creditor protection (the "Debtors") are presently operating their businesses as debtors-in-possession. The United States trustee for the District of Delaware appointed a statutory committee of unsecured creditors (the "Creditors' Committee"). The proceedings of the Debtors are being jointly administered for procedural purposes only. The Company's United Kingdom, insurance and certain funeral and cemetery subsidiaries were excluded from the filings.



      The Company filed a Joint Plan of Reorganization and related Disclosure Statement for itself and other filing subsidiaries with the U.S. Bankruptcy Court on November 14, 2000. On February 16, 2001, the Company filed a First Amended Joint Plan of Reorganization and related Disclosure Statement with the U.S. Bankruptcy Court. On May 18, 2001, the Company filed a Second Amended Joint Plan of Reorganization and related Disclosure Statement with the U.S. Bankruptcy Court. On June 29, 2001, the Company filed a Third Amended Joint Plan of Reorganization and related Disclosure Statement with the U.S. Bankruptcy Court. On September 4, 2001, the Company filed a Fourth Amended Joint Plan of Reorganization and related Disclosure Statement with the U.S. Bankruptcy Court, which was approved for use in connection with the solicitation of votes to accept or reject the plan of reorganization. As permitted, the Fourth Amended Joint Plan of Reorganization was modified and filed with the U.S. Bankruptcy Court on September 10, 2001 (the "Plan"). Beginning on or about September 10, 2001, the Plan and related Disclosure Statement were mailed to creditors and equity holders entitled to vote on the Plan. The U.S. Bankruptcy Court has scheduled a hearing to consider the confirmation of the Plan commencing on November 27, 2001, and, if necessary, continuing through and including November 29, 2001.



      The primary objectives of the Plan are to: (a) alter the Debtors' debt and capital structures to permit them to emerge from Chapter 11 with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates, creditors and equity holders. The Plan provides for, among other things:


      - transactions that will result in the ultimate parent company in the corporate structure being Loewen Group International, Inc. ("LGII"), which will be reorganized but will remain a Delaware corporation ("Reorganized LGII");


      - the cancellation of stock of certain direct and indirect subsidiaries of the Company other than that stock which is owned by the Company or its direct or indirect subsidiaries;

      - the cancellation of the 9.45% Cumulative Monthly Income Preferred Securities, Series A ("MIPS") and the related obligations in exchange for Reorganized LGII warrants (if the requisite holders of the MIPS accept the Plan);


      - the cancellation of debt claiming the benefit of a collateral trust agreement dated as of May 15, 1996, entered into by the Company, LGII and a collateral trustee (the "Collateral Trust Agreement"), in exchange for a combination of cash, Reorganized LGII common shares and seven-year unsecured notes and, under specified circumstances, two-year unsecured notes and/or five-year secured notes;

      - the cancellation of certain other indebtedness in exchange for cash, Reorganized LGII common shares, Reorganized LGII warrants or interests in a liquidating trust that will hold (i) five-year warrants of reorganized Prime Succession Holdings, Inc. ("Prime") issued to the Company in Prime's recent reorganization proceeding, and (ii) an undivided 25% interest in the net proceeds, if any, of the Company's claim against the United States of America, ICSID case No. ARB (AF)/98/3, under the North American Free Trade Agreement (the "Liquidating Trust");

      - the satisfaction of certain administrative claims through the issuance of Reorganized LGII unsecured subordinated convertible notes and common shares, which will result in Reorganized LGII becoming the owner of all of the outstanding common shares of Rose Hills Holdings Corp. ("Rose Hills");

      - the assumption, assumption and assignment or rejection of executory contracts and unexpired leases to which any Debtor is a party;

      - the corporate restructuring and simplification of Reorganized LGII's subsidiaries; and


      - the selection of boards of directors of Reorganized LGII and Reorganized LGII's reorganized subsidiary Debtors.



      The Plan contemplates that holders of various securities claiming the benefits of the collateral held under the terms of the Collateral Trust Agreement (see Notes 3 and 6) will not be treated on a pari passu basis.



      Current holders of the Company's Common shares and Series C Preferred shares will receive no value under the Plan. In addition to the principal transactions contemplated by the Plan, certain of the Company's Canadian subsidiaries will be restructured, pursuant to an order of the Canadian Court, and certain other transactions transferring substantially all of the Company's assets to Reorganized LGII will be effected.






      There can be no assurance, however, that the Company will successfully emerge from its reorganization proceedings. Confirmation of the Plan and emergence from reorganization proceedings are subject to a number of significant conditions and requirements, including the vote of creditors and equity holders entitled to vote on the Plan to accept the Plan, certain of the statutory findings that must be made by the U.S. Bankruptcy Court and certain other conditions and requirements set forth in the Plan. The Company anticipates that certain creditors are likely to challenge the Plan.



      If the Plan is not confirmed, the Company, by itself or (subject to the Company's exclusive periods under Chapter 11 and the CCAA to file and solicit acceptances of a plan or plans of reorganization) together with any other party in interest in the reorganization cases, could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Company's U.S. Chapter 11 cases may be converted to U.S. Bankruptcy Code Chapter 7 cases ("Chapter 7"). In a liquidation case under Chapter 7, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would then be distributed to the respective creditors of the Company and its Debtor subsidiaries in accordance with the priorities established by the U.S. Bankruptcy Code. The impact on carrying values in this scenario cannot be determined.

BASIS OF PRESENTATION

      The accompanying interim consolidated financial statements have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles ("GAAP"). The "going concern" basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. There is substantial doubt about the appropriateness of the use of the "going concern" assumption because of the Chapter 11 and the CCAA reorganization proceedings and circumstances relating to this event, including the Company's current debt structure, recent losses and cash flow. As such, realization of assets and discharge of liabilities are subject to significant uncertainty.


      The interim consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" basis was not appropriate. If the "going concern" basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. The appropriateness of the "going concern" basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to negotiate, if necessary, and comply with the terms of a debtor-in-possession revolving credit facility, and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.



      Additionally, if the Plan (or other plan of reorganization) is confirmed by the U.S. Bankruptcy Court, Reorganized LGII will be required to adopt "fresh start" accounting and report in accordance with U.S. GAAP. This accounting will require that assets and liabilities be recorded at their fair values at the date of emergence from the Company's reorganization proceedings. The reported amounts in the interim consolidated financial statements could materially change, because they do not give effect to the adjustments to the carrying value of assets and liabilities that may ultimately result from the adoption of "fresh start" accounting.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


      The interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada for interim financial reporting, which in the case of the Company, generally conform with those established in the United States, except as explained in Note
10. Accordingly, they do not include all of the information and footnote disclosures necessary for a complete set of annual financial statements in conformity with Canadian GAAP.


      The United States dollar is the principal currency of the Company's business and, accordingly, the interim consolidated financial statements are expressed in United States dollars.

      The interim consolidated financial statements include the accounts of all subsidiary companies and all adjustments, including normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods. Except as noted below, the interim consolidated financial statements have been prepared consistent with the accounting policies described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2000, and should be read in conjunction therewith.

MEASUREMENT UNCERTAINTY

      The preparation of interim consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. As a result, actual results could significantly differ from those estimates.

CHANGE IN ACCOUNTING PRINCIPLES

      The Company adopted the recommendations of the Canadian Institute of Chartered Accountants Handbook Section 3500, "Earnings Per Share," effective January 1, 2001. The Company's per share information for the current and prior periods must now disclose basic and diluted earnings (loss) per share, whether or not materially different, together with a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations. In addition, the Company's per share information for the prior periods has been restated to reflect the new calculation methodology, with no impact on earnings (loss) per share.

NOTE 3. LIABILITIES SUBJECT TO COMPROMISE AND DEBT

      In the Chapter 11 and the CCAA proceedings, substantially all unsecured and under-secured liabilities of the Debtors as of the Petition Date are subject to compromise or other treatment under a plan of reorganization to be confirmed by the U.S. Bankruptcy Court after submission to any required vote and approval by creditors and equity holders entitled to vote on the plan. For financial reporting purposes, those liabilities and obligations whose treatment and satisfaction are dependent on the outcome of the Chapter 11 and the CCAA proceedings have been segregated and classified as liabilities subject to compromise in the interim consolidated financial statements. Generally, all actions to enforce or otherwise effect repayment of pre-Petition Date liabilities, as well as all pending litigation against the Debtors arising from pre-Petition Date events, are stayed while the Debtors continue their business operations as debtors-in-possession, except in instances where the stay has been lifted by the applicable Bankruptcy Court. The general claims bar date, which was the last date by which most types of claims against the Company had to be filed in the U.S. Bankruptcy Court if the claimants wished to receive any distribution in the Chapter 11 proceedings, was December 15, 1999. In June 2000 and July 2001, the Company filed amended schedules identifying additional potential creditors, for which the bar dates were set at July 14, 2000 and August 27, 2001, respectively. The bar date for claims against operating entities applicable to the CCAA proceedings was extended to and expired on March 17, 2000.


      As a result of the reorganization proceedings, proofs of claim were filed against the Debtors in the Bankruptcy Courts. The Debtors are resolving proofs of claim that differ in nature, classification or amount from the Debtors' records through several means, including negotiations with the affected claimants, the filing and prosecution of objections and, where appropriate, the referral of the claims to either (i) the alternative dispute resolution procedures (the "ADR Procedures") approved by the U.S. Bankruptcy Court on February 23, 2000, or (ii) the former owner claims mediation procedures (the "Mediation Procedures") approved by the U.S. Bankruptcy Court on May 23, 2001. The ADR Procedures provide for settlement offer exchange procedures to facilitate the parties' resolution of a claim referred to the ADR Procedures on a consensual basis. If the claim remains unresolved following the settlement offer exchange procedures, the claim is submitted to binding or nonbinding arbitration (depending on the election of the claimant). As of October 31, 2001, the Debtors have submitted approximately 665 proofs of claim for resolution pursuant to the ADR Procedures, of which, 204 claims have been resolved, 60 claims might still be resolved by the settlement offer exchange procedures and 324 claims will be arbitrated. Of the 204 claims that have been resolved, the resolution of 192 of these claims has been approved by the U.S. Bankruptcy Court. The Company will seek U.S. Bankruptcy Court approval of the resolution of the remaining 12 claims in the future. The Company has filed a motion to dismiss 43 of the claims submitted for resolution pursuant to the ADR procedures, based upon the claimants' failure to comply with the ADR Procedures. Of the claims subject to this motion, three have been dismissed for failing to respond. The Debtors have been unable to resolve 37 claims submitted to the ADR Procedures. For those claims that have been resolved, accrued liabilities in the Company's interim consolidated financial statements have been adjusted to reflect the settled amounts. However, the ultimate liquidated amounts of the remaining liabilities are still at issue and the terms for satisfying these liabilities are subject to a confirmed plan of reorganization. Accordingly, the ultimate settlement amount of these liabilities is not presently determinable.



      The Mediation Procedures were proposed to assist in the resolution of claims arising from the acquisition of funeral home and cemetery businesses ("Mediation Claims"). Pursuant to the U.S. Bankruptcy Court's order approving the Mediation Procedures, the Debtors have the authority to submit unresolved Mediation Claims to mediation. As of October 31, 2001, the Debtors had submitted approximately 100 Mediation Claims to the Mediation Procedures.



      Under the U.S. Bankruptcy Code, the Debtors may elect to assume or reject leases, employment contracts, service contracts and other pre-Petition Date executory contracts, subject to U.S. Bankruptcy Court approval. Liabilities related to executory contracts are recorded as liabilities not subject to compromise, unless the Company has decided to reject the contract. Claims for damages resulting from the rejection of executory contracts, after December 15, 1999, were subject to separate bar dates. The Debtors are reviewing all executory contracts for assumption or rejection. In June 1999, the Debtors applied to the U.S. Bankruptcy Court to reject approximately

200 non-compete agreements. The U.S. Bankruptcy Court denied the Company's motion to reject these non-compete agreements as a group in August 1999. In view of the U.S. Bankruptcy Court's ruling, the Debtors notified the 200 non-Debtor parties to the non-compete agreements that the Debtors were suspending payments under such agreements and did not intend to enforce the non-competition covenants. In September 2000, the Debtors filed motions to reject approximately 32 pre-Petition Date non-competition agreements (the "September Rejected Non-Competition Agreements"). At the same time, the Debtors also filed motions to reject approximately 56 consulting or employment agreements (the "September Rejected Consulting Agreements"). In addition, the Debtors notified 36 other non-Debtor parties to non-competition agreements that the Debtors determined to be non-executory that the Debtors were suspending payments under such agreements and did not intend to enforce the non-competition covenants set forth therein. As of October 31, 2001, the U.S. Bankruptcy Court had approved the rejection of approximately 30 of the September Rejected Non-Competition Agreements and approximately 50 of the September Rejected Consulting Agreements. Since October 1, 2000, the Debtors have filed motions to reject 54 pre-Petition Date non-competition agreements (the "Subsequent Rejected Non-Competition Agreements") and 37 consulting or employment agreements (the "Subsequent Rejected Consulting Agreements"). As of October 31, 2001, the U.S. Bankruptcy Court had approved the rejection of approximately 39 of the Subsequent Rejected Non-Competition Agreements and approximately 35 of the Subsequent Rejected Consulting Agreements. The Company may submit applications to reject additional executory contracts in the future. The Debtors may also reject certain executory contracts pursuant to any plan or plans approved in their reorganization cases. The Debtors have submitted certain of the motions to reject and related claims for resolution pursuant to mediation procedures approved by the U.S. Bankruptcy Court.


      The principal categories of obligations classified as liabilities subject to compromise under the reorganization proceedings are identified below. The amounts in total may vary significantly from the stated amount of proofs of claim that are filed with the Bankruptcy Courts, and may be subject to future adjustment depending on Bankruptcy Court action, further developments with respect to potential disputed claims, and determination as to the value of any collateral securing claims or other events. Additional claims may also arise from the rejection of executory contracts by the Debtors.


      Under the Plan, liabilities subject to compromise are categorized into a class of allowed unsecured claims and further categorized into divisions. Certain of these allowed unsecured claims will receive a pro rata share of Reorganized LGII common shares, warrants and interests in the Liquidating Trust. For certain of these allowed unsecured claims, the amount of any claim that ultimately is allowed by the U.S. Bankruptcy Court may be significantly more or less than the estimated amount of such claim. As a consequence, the actual ultimate aggregate amount of these allowed unsecured claims may differ significantly from the amounts recorded in the Company's interim consolidated financial statements. Accordingly, the amount of the pro rata distributions of Reorganized LGII's common shares, warrants and interests in the Liquidating Trust that ultimately will be received by a holder of an allowed unsecured claim may be adversely or favorably affected by the aggregate amount of claims ultimately allowed. Distributions of Reorganized LGII's common shares, warrants and interests in the Liquidating Trust to holders of allowed unsecured claims will be made on an incremental basis until all claims have been resolved.

      The liabilities subject to compromise and debt are as follows:


                                                                  SEPTEMBER 30, 2001           DECEMBER 31, 2000
                                                              -------------------------   ----------------------
                                                               LIABILITIES                LIABILITIES
                                                               SUBJECT TO     LONG-TERM    SUBJECT TO     LONG-TERM
                                                               COMPROMISE       DEBT       COMPROMISE        DEBT
                                                              -----------     --------    ------------    -----------
                                                                      (UNAUDITED)
Bank credit agreements....................................    $   352,908     $     --    $    353,115    $     --
11.12% Series D senior amortizing notes due in 2003.......         36,518           --          36,518          --
7.82% Series E senior amortizing notes due in 2004........         30,432           --          30,432          --
7.50% Series 1 senior notes due in 2001...................        225,000           --         225,000          --
8.25% Series 2 senior notes due in 2003...................        125,000           --         125,000          --
7.75% Series 3 senior notes due in 2001...................        125,000           --         125,000          --
8.25% Series 4 senior notes due in 2003...................        225,000           --         225,000          --
6.10% Series 5 senior notes due in 2002
  (Cdn.$200,000,000)......................................        126,662           --         133,315          --
7.20% Series 6 senior notes due in 2003...................        200,000           --         200,000          --
7.60% Series 7 senior notes due in 2008...................        250,000           --         250,000          --
6.70% Pass-through Asset Trust Securities ("PATS")
  and related option liability recorded, due in 1999......        309,760           --         309,760          --
Promissory notes and capital lease obligations............         95,620       67,155          86,934      73,542
Accounts payable and accrued liabilities..................         84,901           --          85,126          --
9.45% Cumulative Monthly Income Preferred
  Securities, Series A....................................         75,000           --          75,000          --
Executory contracts.......................................         32,571           --          29,297          --
                                                              -----------     --------    ------------    --------
                                                                2,294,372       67,155       2,289,497      73,542
Less current portion of long-term debt....................             --       23,868              --      25,598
                                                              -----------     --------    ------------    --------
                                                              $ 2,294,372     $ 43,287    $  2,289,497    $ 47,944
                                                              ===========     ========    ============    ========


      Litigation against the Company and its filing subsidiaries arising from events occurring prior to the Petition Date and any additional liabilities related thereto will be subject to compromise (see Note 6(a)).

      As a result of the Chapter 11 and the CCAA filings, no principal or interest payments will be made on most pre-Petition Date debt obligations without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been submitted to any required vote and approval of creditors and equity holders entitled to vote on any such plan, has been confirmed by the U.S. Bankruptcy Court and has become effective.

      In March 1999, the Company deferred future dividends applicable to the MIPS. Since the Petition Date, as a result of the Chapter 11 and the CCAA filings, the Company is in default of its bank credit agreements, Series D and E senior amortizing notes, Series 1 through 7 Senior Notes, and PATS and, accordingly, has not made interest, principal or dividend payments when due on secured, unsecured and under-secured debt obligations.


      Pursuant to U.S. bankruptcy law, interest on unsecured and under-secured pre-Petition Date debt obligations subject to compromise has not been accrued after the Petition Date. Interest expense and principal payments will continue to be recorded on most secured vendor financing, including capital lease obligations. Contractual interest expense not recorded on liabilities subject to compromise totaled $32,453,000 for the three months ended September 30, 2001 (2000 -- $38,668,000), and $103,115,000 for the nine months ended September 30,
2001 (2000 -- $115,035,000).

      The scheduled payments in arrears based on original contractual terms on the Company's senior debt obligations are as follows:


                                                                                         SEPTEMBER 30   DECEMBER 31
                                                                                             2001          2000
                                                                                        -------------  ------------
                                                                                          (UNAUDITED)
Interest payments in arrears:
  Bank credit agreements...........................................................      $  96,250      $  65,776
  11.12% Series D senior notes.....................................................         11,090          6,207
  7.82% Series E senior notes......................................................          6,163          3,461
  7.50% Series 1 senior notes......................................................         35,696         26,274
  8.25% Series 2 senior notes......................................................         21,937         16,116
  7.75% Series 3 senior notes......................................................         20,531         15,102
  8.25% Series 4 senior notes......................................................         39,486         29,008
  6.10% Series 5 senior notes......................................................         16,174         12,574
  7.20% Series 6 senior notes......................................................         38,687         30,393
  7.60% Series 7 senior notes......................................................         51,250         40,221
  6.70% PATS.......................................................................         10,050         10,050
                                                                                         ---------      ---------
                                                                                         $ 347,314      $ 255,182
                                                                                         =========      =========
Principal payments in arrears:
  11.12% Series D senior notes.....................................................      $  25,714      $  17,143
  7.82% Series E senior notes......................................................         14,286          7,143
  7.50% Series 1 senior notes......................................................        225,000             --
  6.70% PATS.......................................................................        300,000        300,000
                                                                                         ---------      ---------
                                                                                         $ 565,000      $ 324,286
                                                                                         =========      =========
Subsidiary dividends in arrears:
  9.45% MIPS.......................................................................      $  18,309      $  12,994
                                                                                         =========      =========


      The Company, LGII and all of its U.S. debtor subsidiaries, as debtors-in-possession, became parties to a Petition Date $200,000,000 revolving credit agreement (the "DIP Facility"), subsequently reduced to $100,000,000. The DIP Facility matured on June 30, 2001.


      The Company believes that its existing cash as well as cash flow from operations will be sufficient to satisfy its near-term obligations. Accordingly, the Company did not renew or replace the DIP Facility at its maturity date. In addition, it is contemplated under the Plan that an exit financing revolving credit facility will be established and will consist of a secured maximum $75,000,000 revolving credit facility, $25,000,000 of which will be available in the form of letters of credit.



      Net cash proceeds, after payment of certain direct selling costs, generated from the Company's asset disposition program approved by the U.S. Bankruptcy Court are required to be placed in a segregated deposit account, pending a U.S. Bankruptcy Court order determining how such cash proceeds shall be distributed. As at September 30, 2001, cash in this segregated deposit account amounted to approximately $59,883,000 (2000 -- nil).


      In 1996, the Company, LGII and a collateral trustee entered into the Collateral Trust Agreement pursuant to which the senior lenders share certain collateral and guarantees on a pari passu basis. The security for lenders under the Collateral Trust Agreement consists of (i) all of LGII's right, title and interest in and to all rights to receive payment under or in respect of accounts, contracts, contractual rights, chattel paper, documents, instruments and general intangibles, (ii) a pledge of the common shares of substantially all of the subsidiaries in which the Company directly or indirectly holds more than a 50% voting or economic interest, and (iii) a guarantee by each subsidiary that pledged shares. The security is held by the collateral trustee for the equal and ratable benefit of the senior lending group. The senior lending group consists principally of the lenders under the senior amortizing notes, senior notes and bank credit agreements as well as the holders of certain letters of credit.

      Subsequent to the execution of the Collateral Trust Agreement, among other financings, the Company issued the Series 3 and 4 Senior Notes, the Series 6 and 7 Senior Notes and the PATS (collectively, the "Subject Debt"). The aggregate principal amount outstanding of the Subject Debt is $1,100,000,000. In April 2000, the Company announced that there is uncertainty as to the secured status under the Collateral Trust Agreement with respect to the Subject Debt. In accordance with the terms of the Collateral Trust Agreement, holders of future indebtedness or their representatives were to effect registration by delivering to the collateral trustee Additional Secured Indebtedness Registration Statements in a form set forth in the Collateral Trust Agreement. However, Additional Secured Indebtedness Registration Statements relating to the Subject Debt were either not delivered to the collateral trustee or were delivered indicating an incorrect outstanding amount. The Company has confirmed that it satisfied its obligations under the financing agreements to adopt appropriate corporate resolutions and to deliver to lender representatives, in connection with closing, Additional Secured Indebtedness Registration Statements relating to the Subject Debt. Pursuant to the agreements with lender representatives in connection with those financings, the Company and LGII have treated the Subject Debt as secured under the Collateral Trust Agreement. On this basis, the total indebtedness owed to the senior lending group subject to the Collateral Trust Agreement, including holders of certain letters of credit, at the Petition Date aggregated $2,016,000,000.

      On September 27, 2000, Bankers Trust Company, the collateral trustee under the Collateral Trust Agreement, filed an adversary proceeding in the U.S. Bankruptcy Court seeking a declaratory judgment that the Subject Debt is secured debt and entitled to the benefits of the Collateral Trust Agreement. The Company has been named as a defendant in that proceeding (see Note 6(a)).


      The Plan provides for the cancellation of the debt claiming the benefit of the Collateral Trust Agreement in exchange for a combination of cash, Reorganized LGII common shares and seven-year unsecured notes, on a basis other than pari passu, subject to U.S. Bankruptcy Court approval and the vote of creditors and equity holders entitled to vote thereon to accept the Plan. Under specified circumstances, Reorganized LGII may also issue two-year unsecured notes and/or five-year secured notes, in exchange for cancellation of such debt.


      It is not known when the uncertainty regarding the secured status under the Collateral Trust Agreement with respect to the Subject Debt will ultimately be resolved. Accordingly, the effects of this contingency, if any, have not been reflected in the Company's interim consolidated financial statements.


      There was no debt issue cost amortization included in interest expense for the three months ended September 30, 2001 (2000 -- $1,013,000). Interest expense for the nine months ended September 30, 2001 includes $618,000 (2000 -- $2,978,000) of debt issue cost amortization.


      In 1994, Loewen Group Capital L.P. ("LGC") issued 3,000,000 MIPS for an aggregate amount of $75,000,000. LGC is a limited partnership, and LGII as its general partner manages its business and affairs. The MIPS were due August 31, 2024 and were subject to redemption at par at the option of LGC, in whole or in part, from time to time on or after August 31, 2004. As a result of the Chapter 11 filing, the MIPS became currently redeemable. The MIPS are subject to an unsecured guarantee by the Company and LGII. Accordingly, the MIPS have been designated as liabilities subject to compromise.


      The Plan provides for the cancellation of the MIPS and the related obligations in exchange for Reorganized LGII warrants, if the requisite holders of the MIPS accept the proposed plan of reorganization.

      LGII serves as the holding company for all United States assets and operations of the Company. The interim consolidated financial statements of LGII are prepared in accordance with Canadian GAAP and are presented in United States dollars. The following presents supplemental condensed interim consolidating financial information for LGII:


SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING BALANCE SHEETS -- SEPTEMBER 30, 2001 (UNAUDITED)



                                                                                                            PARENT
                                                                              PARENT                        COMPANY
                                                            SUBSIDIARY       AND OTHER    CONSOLIDATING      TLGI
                                                            ISSUER LGII    SUBSIDIARIES    ADJUSTMENTS   CONSOLIDATED
                                                            -----------    ------------    -----------   ------------
ASSETS
  Cash................................................    $    200,855     $   27,511     $     --      $   228,366
  Other current assets................................         190,039         31,869         1,902         223,810
  Long-term receivables, net of allowances............         436,857         32,243         3,135         472,235
  Cemetery property...................................         754,526          8,437           --          762,963
  Property and equipment..............................         540,863        101,916           --          642,779
  Names and reputations...............................         516,429         45,042           --          561,471
  Pre-arranged funeral services.......................         354,335         60,968           --          415,303
  Other assets........................................         462,298         11,132       (29,975)        443,455
                                                          ------------     ----------     ---------     -----------
     Total assets.....................................    $  3,456,202     $  319,118     $ (24,938)    $ 3,750,382
                                                          ============     ==========     =========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities not subject to compromise
     Current liabilities..............................    $    120,300     $   10,597     $     --      $   130,897
     Other liabilities................................         741,654         18,392         1,623         761,669
     Deferred pre-arranged funeral services revenue...         354,335         60,968           --          415,303
  Liabilities subject to compromise
     Intercompany, net of investments in and advances
       to affiliates..................................       1,118,479       (554,459)     (564,020)            --
     Third party......................................       2,125,828        168,544           --        2,294,372
  Shareholders' equity (deficit)......................      (1,004,394)       615,076       537,459         148,141
                                                          ------------     ----------     ---------     -----------
     Total liabilities and shareholders' equity.......    $  3,456,202     $  319,118     $ (24,938)    $ 3,750,382
                                                          ============     ==========     =========     ===========

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS -- DECEMBER 31, 2000



                                                                                                         PARENT
                                                                             PARENT                      COMPANY
                                                            SUBSIDIARY      AND OTHER    CONSOLIDATING     TLGI
                                                            ISSUER LGII   SUBSIDIARIES    ADJUSTMENTS  CONSOLIDATED
                                                            -----------   ------------    -----------  ------------
ASSETS
  Cash................................................    $    142,703    $   16,387     $     --      $   159,090
  Other current assets................................         205,488        48,449         2,831         256,768
  Long-term receivables, net of allowances............         480,621        49,852         4,191         534,664
  Cemetery property...................................         873,610         8,470           --          882,080
  Property and equipment..............................         574,842       112,962           --          687,804
  Names and reputations...............................         537,953        62,756           --          600,709
  Pre-arranged funeral services.......................         367,273        60,565           --          427,838
  Other assets........................................         450,246        11,716       (30,009)        431,953
                                                          ------------    ----------     ---------     -----------
     Total assets.....................................    $  3,632,736    $  371,157     $ (22,987)    $ 3,980,906
                                                          ============    ==========     =========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities not subject to compromise
     Current liabilities..............................    $    124,430    $   13,555     $     --      $   137,985
     Other liabilities................................         781,894        12,823         2,417         797,134
     Deferred pre-arranged funeral services
       revenue........................................         367,273        60,565           --          427,838
  Liabilities subject to compromise
     Intercompany, net of investments in and advances
       to affiliates..................................       1,100,424      (496,820)     (603,604)            --
     Third party......................................       2,114,104       175,393           --        2,289,497
  Shareholders' equity (deficit)......................        (855,389)      605,641       578,200         328,452
                                                          ------------    ----------     ---------     -----------
     Total liabilities and shareholders' equity.......    $  3,632,736    $  371,157     $ (22,987)    $ 3,980,906
                                                          ============    ==========     =========     ===========



SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF OPERATIONS -- THREE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)



                                                                                                            PARENT
                                                                                PARENT                      COMPANY
                                                               SUBSIDIARY      AND OTHER   CONSOLIDATING     TLGI
                                                               ISSUER LGII   SUBSIDIARIES   ADJUSTMENTS   CONSOLIDATED
                                                               -----------   ------------   -----------   ------------
Revenues...................................................     $ 172,241      $ 17,699       $  --        $ 189,940
Costs and expenses.........................................       168,018        15,515          537         184,070
Provision for asset impairment.............................        33,103         1,583          --           34,686
                                                                ---------      --------       ------       ---------
Earnings (loss) from operations............................       (28,880)          601         (537)        (28,816)
Interest on long-term debt.................................         1,127           221         (141)          1,207
Reorganization costs.......................................        12,126         1,611          --           13,737
Other expenses (income)....................................          (587)        1,026          --              439
                                                                ---------      --------       ------       ---------
Loss before income taxes...................................       (41,546)       (2,257)        (396)        (44,199)
Income taxes...............................................         1,209         5,559         (215)          6,553
                                                                ---------      --------       ------       ---------
Net loss...................................................     $ (42,755)     $ (7,816)      $ (181)      $ (50,752)
                                                                =========      ========       ======       =========

SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF CASH FLOWS -- THREE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)



                                                                                                            PARENT
                                                                                PARENT                      COMPANY
                                                                SUBSIDIARY     AND OTHER   CONSOLIDATING     TLGI
                                                                ISSUER LGII  SUBSIDIARIES   ADJUSTMENTS   CONSOLIDATED
                                                                -----------  ------------   -----------   ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities.......................    $   16,529     $  5,307        $ --        $  21,836
Cash flows from investing activities.......................        (5,856)      (5,658)        --           (11,514)
Cash flows from financing activities.......................        (1,824)        (540)        --            (2,364)
                                                               ----------     --------        ----        ---------
Increase in cash...........................................         8,849         (891)        --             7,958
Cash, beginning of period..................................       192,006       28,402         --           220,408
                                                               ----------     --------        ----        ---------
Cash, end of period........................................    $  200,855     $ 27,511        $ --        $ 228,366
                                                               ==========     ========        =====       =========



SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF OPERATIONS -- THREE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)



                                                                                                               PARENT
                                                                                 PARENT                        COMPANY
                                                                 SUBSIDIARY     AND OTHER     CONSOLIDATING      TLGI
                                                                 ISSUER LGII   SUBSIDIARIES    ADJUSTMENTS   CONSOLIDATED
                                                                 -----------   ------------    -----------   ------------
Revenues...................................................     $  186,168     $ 20,024        $    --        $ 206,192
Costs and expenses.........................................        174,200       14,022           1,367         189,589
Provision for asset impairment.............................            --           --              --              --
                                                                ----------     --------        --------       --------
Earnings from operations...................................         11,968        6,002          (1,367)         16,603
Interest on long-term debt.................................          3,220          221             --            3,441
Reorganization costs.......................................          8,875        2,149             --           11,024
Other expenses (income)....................................         (1,388)       3,815             --            2,427
                                                                ----------     --------        --------       ---------
Earnings (loss) before income taxes........................          1,261         (183)         (1,367)           (289)
Income taxes...............................................           (592)       3,819            (547)          2,680
                                                                ----------     --------        --------       ---------
Net earnings (loss)........................................     $    1,853     $ (4,002)       $   (820)      $  (2,969)
                                                                ==========     ========        ========       =========



SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF CASH FLOWS -- THREE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)



                                                                                                            PARENT
                                                                                PARENT                      COMPANY
                                                                SUBSIDIARY     AND OTHER   CONSOLIDATING     TLGI
                                                                ISSUER LGII  SUBSIDIARIES   ADJUSTMENTS   CONSOLIDATED
                                                                -----------  ------------   -----------   ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities......................      $ (40,423)    $  71,360        $ --        $ 30,937
Cash flows from investing activities......................         (9,646)       (1,348)         --         (10,994)
Cash flows from financing activities......................         69,449       (72,390)         --          (2,941)
                                                                ---------     ---------        -----       --------
Increase (decrease) in cash...............................         19,380        (2,378)         --          17,002
Cash, beginning of period.................................        103,951        17,619          --         121,570
                                                                ---------     ---------        -----       --------
Cash, end of period.......................................      $ 123,331     $  15,241        $ --       $ 138,572
                                                                =========     =========        =====      =========

SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF OPERATIONS -- NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)



                                                                                                             PARENT
                                                                                PARENT                       COMPANY
                                                                SUBSIDIARY     AND OTHER   CONSOLIDATING      TLGI
                                                                ISSUER LGII  SUBSIDIARIES   ADJUSTMENTS    CONSOLIDATED
                                                                -----------  ------------   -----------    ------------
Revenues..................................................      $  553,098    $  58,096      $     --      $  611,194
Costs and expenses........................................         511,215       48,945         1,985         562,145
Provision for asset impairment............................         178,984       12,990            --         191,974
                                                                ----------    ---------      --------      ----------
Loss from operations......................................        (137,101)      (3,839)       (1,985)       (142,925)
Interest on long-term debt................................           5,673          725          (458)          5,940
Reorganization costs......................................          28,030        5,798            --          33,828
Other expenses............................................           1,549        1,348            --           2,897
                                                                ----------    ---------      --------      ----------
Loss before income taxes..................................        (172,353)     (11,710)       (1,527)       (185,590)
Income taxes..............................................         (11,926)       5,072          (794)         (7,648)
                                                                ----------    ---------      --------      ----------
Net loss..................................................      $ (160,427)   $ (16,782)     $   (733)     $ (177,942)
                                                                ==========    =========      ========      ==========



SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF CASH FLOWS -- NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)



                                                                                                                 PARENT
                                                                                    PARENT                       COMPANY
                                                                   SUBSIDIARY      AND OTHER    CONSOLIDATING      TLGI
                                                                   ISSUER LGII   SUBSIDIARIES    ADJUSTMENTS   CONSOLIDATED
                                                                   -----------   ------------    -----------   ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities.........................     $   65,050      $  6,891         $  --        $  71,941
Cash flows from investing activities.........................          2,342         5,820            --            8,162
Cash flows from financing activities.........................         (9,240)       (1,587)           --          (10,827)
                                                                  ----------      --------         -----        ---------
Increase in cash.............................................         58,152        11,124            --           69,276
Cash, beginning of period....................................        142,703        16,387            --          159,090
                                                                  ----------      --------         -----        ---------
Cash, end of period..........................................     $  200,855      $ 27,511         $  --        $ 228,366
                                                                  ==========      ========         =====        =========



SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF OPERATIONS -- NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)



                                                                                                               PARENT
                                                                                PARENT                         COMPANY
                                                               SUBSIDIARY      AND OTHER    CONSOLIDATING       TLGI
                                                               ISSUER LGII   SUBSIDIARIES    ADJUSTMENTS    CONSOLIDATED
                                                               -----------   ------------    -----------    ------------
Revenues.................................................     $ 614,659       $ 67,242       $    --         $ 681,901
Costs and expenses.......................................       539,394         48,358          6,538          594,290
Provision for asset impairment...........................        87,730          4,301            --            92,031
                                                              ---------       --------       --------        ---------
Earnings (loss) from operations..........................       (12,465)        14,583         (6,538)          (4,420)
Interest on long-term debt...............................         9,418            683           (165)           9,936
Reorganization costs.....................................        21,522          3,925            --            25,447
Other expenses (income)..................................        (3,082)         7,693            --             4,611
                                                              ---------       --------       --------        ---------
Earnings (loss) before income taxes......................       (40,323)         2,282         (6,373)         (44,414)
Income taxes.............................................         7,255          7,463         (2,616)          12,102
                                                              ---------       --------       --------        ---------
Net loss.................................................     $ (47,578)      $ (5,181)      $ (3,757)       $ (56,516)
                                                              =========       ========       ========        =========

SUPPLEMENTAL CONDENSED INTERIM CONSOLIDATING STATEMENTS OF CASH FLOWS -- NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)



                                                                                                                PARENT
                                                                                   PARENT                       COMPANY
                                                                  SUBSIDIARY      AND OTHER   CONSOLIDATING      TLGI
                                                                  ISSUER LGII   SUBSIDIARIES   ADJUSTMENTS   CONSOLIDATED
                                                                  -----------   ------------   -----------   ------------
CASH PROVIDED BY (APPLIED TO)
Cash flows from operating activities........................     $   43,519     $  81,665        $  --        $125,184
Cash flows from investing activities........................        (19,174)       (4,661)          --         (23,835)
Cash flows from financing activities........................         56,590       (74,533)          --         (17,943)
                                                                 ----------     ---------        -----        --------
Increase in cash............................................         80,935         2,471           --          83,406
Cash, beginning of period...................................         42,396        12,770           --          55,166
                                                                 ----------     ---------        -----        --------
Cash, end of period.........................................     $  123,331     $  15,241        $  --        $138,572
                                                                 ==========     =========        =====        ========


NOTE 4. IMPAIRMENT OF ASSETS AND DISPOSITIONS

      During 1999, as a result of the Company's reorganization proceedings and operating performance decline, the Company conducted extensive reviews of each of its operating locations. The review resulted in the identification of 201 funeral homes and 170 cemeteries as probable for sale and the development of a program for disposition of these locations. In January 2000, the U.S. Bankruptcy Court approved the Company's program for disposition. In calculating the related long-lived asset impairment provision, the Company used estimated cash flow from operations for properties anticipated to be held for their remaining life and, for locations identified as probable for sale, used estimated cash proceeds on the anticipated sale of these properties.

      During 2000, the Company revised its estimates of expected proceeds of the locations held for disposal, resulting in a pre-tax impairment provision to the locations' assets of $132,276,000.

      For the three months ended March 31, 2001, the Company further revised its estimates of expected proceeds of the locations held for disposal, and identified two funeral homes and one cemetery, which were not part of the previously-announced disposition properties, as probable for sale. Consequently, a pre-tax asset impairment provision of $17,880,000 was recorded, primarily as a result of the locations that were not part of the previously-announced disposition properties.


      For the three months ended June 30, 2001, the Company recorded a pre-tax asset impairment provision of $139,408,000 (2000 -- $92,031,000), of which $131,190,000 related to an agreement reached on August 1, 2001 to sell the Company's interest in relation to a group of 29 cemeteries, and $2,704,000 related to two other cemeteries and six funeral homes, none of which were included in the previously-announced disposition properties. The remainder of the pre-tax asset impairment provision of $5,514,000 resulted from revised estimates of expected proceeds of the locations held for disposal.



      For the three months ended September 30, 2001, the Company recorded a pre-tax asset impairment provision of $34,686,000 (2000 -- $nil), of which $17,557,000 related to an additional asset impairment provision resulting from an amendment to the August 1, 2001 agreement to sell the Company's interest in relation to a group of 29 cemeteries, and $9,395,000 related to three other cemeteries and an administrative facility, none of which were included in the previously-announced disposition properties. The remainder of the pre-tax asset impairment provision of $7,734,000 resulted from revised estimates of expected proceeds of the locations held for disposal.


      The asset impairment provisions were based on management estimates. The Company continues to assess these estimates as it proceeds with the disposition of locations identified as probable for sale. As a result, actual results could differ significantly from these estimates. In addition, due to the reorganization proceedings, other properties, although not specifically identified, could be sold.


   During the three months ended September 30, 2001, the Company sold 18 funeral homes and five cemeteries for net proceeds of $4,683,000, resulting in a pre-tax loss of $445,000. During the nine months ended September 30, 2001, the Company sold 95 funeral homes and 75 cemeteries for net proceeds of $56,271,000, resulting in a pre-tax loss of $2,914,000. There were no dispositions in the three- or nine-month periods ended September 30, 2000 of the previously-announced disposition properties.

NOTE 5. REORGANIZATION COSTS

      The Company has incurred the following pre-tax charges for costs associated with reorganizing its affairs under the protection of Chapter 11 and the CCAA as follows:


                                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                           SEPTEMBER 30             SEPTEMBER 30
                                                                     -----------------------  ---------------------
                                                                        2001        2000         2001        2000
                                                                     ----------  ----------   ----------  ---------
                                                                            (UNAUDITED)              (UNAUDITED)
Professional fees and other costs...............................      $  9,680    $  9,987     $ 28,068    $ 21,645
Key Employee Retention Plan costs...............................         3,374       2,920        8,335       6,297
Interest income.................................................        (2,200)     (1,883)      (6,655)     (2,809)
Executory contracts submitted for rejection.....................         2,883          --        4,072         141
Deferred debt issue costs written off...........................            --          --            8         173
                                                                      --------    --------     --------    --------
                                                                      $ 13,737    $ 11,024     $ 33,828    $ 25,447
                                                                      ========    ========     ========    ========



      Professional fees and other costs include legal, accounting and consulting services provided to the Company and the Creditors' Committee which, subject to court approval, are required to be paid by the Company as it reorganizes under Chapter 11 and the CCAA.


      In September 1999, the Bankruptcy Courts approved the Key Employee Retention Plan, a long-term agreement structured to ensure that appropriate employee levels and expertise are retained during the reorganization process.

NOTE 6. CONTINGENCIES

(a)   LEGAL CONTINGENCIES

      See Notes 1 and 3 for a description of the reorganization proceedings affecting the Company.

      As a result of the Chapter 11 and the CCAA filings, litigation against the Company and its filing subsidiaries, in respect of pre-Petition Date matters, generally has been stayed since the Petition Date, except in instances where the stay has been lifted by the applicable Bankruptcy Court, and any additional liabilities related thereto will be subject to compromise.

BANKERS TRUST ACTION AND RELATED CREDITOR NEGOTIATIONS


      On September 27, 2000, Bankers Trust Company, the collateral trustee under the Collateral Trust Agreement, filed an adversary proceeding in the U.S. Bankruptcy Court (the "Bankers Trust Action") seeking a declaratory judgment that the Subject Debt is secured debt and entitled to the benefits of the Collateral Trust Agreement. The Company and certain of its subsidiaries have been named as defendants in that proceeding, along with the Creditors' Committee, State Street Bank & Trust Company and U.S. Bank National Association (the indenture trustees at that time for the Subject Debt), Bank of Montreal and Wachovia Bank, N.A.



      Since the commencement of the adversary proceeding, Bank of Montreal has filed an answer requesting that the U.S. Bankruptcy Court enter a judgment declaring that Bankers Trust Company does not hold a valid, attached and perfected security interest in the collateral for the benefit of the holders of the Subject Debt, Wachovia Bank, N.A. has filed an answer, cross-claims and a counterclaim seeking a declaratory judgment that the Subject Debt is unsecured and not entitled to share in the benefits of the Collateral Trust Agreement, and the Creditors' Committee has filed an answer, counterclaim and cross-claim seeking a declaratory judgment that the Subject Debt and the Series 5 Senior Notes are not secured under the Collateral Trust Agreement. The Creditors' Committee also filed a motion to join The Trust Company of Bank of Montreal ("BMO Trust Company"), trustee for the Series 5 Senior Notes, as an additional defendant. BMO Trust Company and Bank One Trust Company, N.A., as successor trustee for the Series 6 and 7 Senior Notes and the PATS, and Morgens, Waterfall, Vintiadis & Company, Inc. have been granted leave to intervene. Additionally, HSBC Bank USA, as successor indenture trustee for the Series 1 and 2 Senior Notes, filed a motion to intervene in the Bankers Trust Action, which motion was approved, and seeks a declaratory judgment that the Series 3 and 4 Senior Notes, the Series 6 and 7 Senior Notes and the PATS are not secured under the Collateral Trust Agreement. In November 2000, Bankers Trust Company filed a motion to stay the adversary proceeding pending the Company's efforts to confirm its Plan. On December 21, 2000, the Court denied Bankers Trust Company's motion and directed the parties to proceed with discovery.


      On January 22, 2001, the U.S. Bankruptcy Court referred the Bankers Trust Action to mediation, with the objective of seeking a settlement of the disputes surrounding the Collateral Trust Agreement. A mediator was appointed and mediation sessions occurred in February and April 2001. The mediation was unsuccessful in resolving the Collateral Trust Agreement dispute.


      Following the Court's denial of Bankers Trust Company's motion to stay the adversary proceeding, the Company filed an answer that, among other things, supported the pari passu treatment of the Subject Debt as set forth in the First Amended Joint Plan of Reorganization (which treatment differed from that set forth in the Plan). Other interested parties, including the Creditors' Committee, have also filed responsive pleadings taking various positions on whether the Subject Debt is secured, whether the Subject Debt is entitled to the benefits of the guarantees provided by various Loewen subsidiaries, and the implications of any determination that the Subject Debt is not entitled to the benefits of the Collateral Trust Agreement.



      On May 7, 2001, the Company and certain of its subsidiaries filed a motion (the "May 7 Motion") requesting that the U.S. Bankruptcy Court schedule a hearing on the adequacy of the disclosure statement that would accompany a revised version of the plan of reorganization that the Company intended to file, which, based upon a proposed resolution of the disputes pending in the Bankers Trust Action, would treat holders of debt pursuant to the Collateral Trust Agreement on a non-pari passu basis. On May 18, 2001, the Company and certain of its subsidiaries filed the Second Amended Joint Plan of Reorganization reflecting a proposed resolution of the disputes in the Bankers Trust Action, and treating the various holders of debt pursuant to the Collateral Trust Agreement on a non-pari passu basis. The Plan adopts a similar approach.



      At the U.S. Bankruptcy Court's May 25, 2001 hearing on the May 7 Motion, many of the creditors holding debt pursuant to the Collateral Trust Agreement indicated that, subject to further negotiation on other issues, the creditor recoveries set forth in the Second Amended Joint Plan of Reorganization potentially could represent a satisfactory settlement of the dispute. At the request of certain of the creditors holding debt pursuant to the Collateral Trust Agreement, the U.S. Bankruptcy Court continued its hearing on the May 7 Motion twice, until June 20, 2001, to permit further negotiations. During this period, the Debtors and certain of these creditors engaged in extensive further negotiations and discussions regarding, among other issues: (a) the procedures for implementation of the dispute settlement; (b) the corporate governance of Reorganized LGII; (c) the terms of the indebtedness to be issued pursuant to the Third Amended Joint Plan of Reorganization; and (d) the payment of attorneys' and other fees and expenses of, and the protections to be provided under the Third Amended Joint Plan of Reorganization to, the creditors and the indenture trustees. At the U.S. Bankruptcy Court's June 20, 2001 hearing on the May 7 Motion, certain parties involved in these negotiations generally indicated that, in their view, sufficient progress had been made to permit the procedures relating to consideration of the Third Amended Joint Plan of Reorganization to go forward. Accordingly, the U.S. Bankruptcy Court approved the May 7 Motion and, on August 16, 2001, held a hearing on the adequacy of the related disclosure statement. As a result of the hearing and the negotiations described above, modifications to the Second Amended Joint Plan of Reorganization and Third Amended Joint Plan of Reorganization were made and included in the Plan and related Disclosure Statement.



      After the May 25, 2001 hearing, discovery and other activity in the Bankers Trust Action were held in abeyance, and, in light of the resolution of the Collateral Trust Agreement disputes embodied in the Third Amended Joint Plan of Reorganization, the parties negotiated the terms of an order (the "Stay Order") providing for the stay of the Bankers Trust Action subject to certain terms and conditions.


      On June 19, 2001, Director's Investment Group, Inc., on behalf of itself and related entities including Funeral Directors Life Insurance Company, filed, without leave to intervene as a "John Doe," an answer to Bankers Trust Company's complaint. On July 11, 2001, the Debtors filed a motion to strike the answer on the basis that, among other things, the parties had not first moved to intervene in the Bankers Trust Action.

      On July 17, 2001, the U.S. Bankruptcy Court approved the Stay Order. That Stay Order provides in principle as follows:

      - From the date of the Stay Order until the date on which the tabulation of votes on the amended Plan (such Plan having been amended from the Third Amended Joint Plan of Reorganization in a manner that does not affect the methodology for determining the recoveries by Collateral Trust Agreement creditors) is filed with the U.S. Bankruptcy Court (the "Tabulation Date"), all discovery, pending motions and other proceedings in the Bankers Trust Action will be stayed.



      - If all three classes of Collateral Trust Agreement creditors vote in requisite number and amount to accept the Plan, the Bankers Trust Action will remain stayed through the date of entry of an order confirming or denying confirmation of the Plan.



      - If any of the three classes of Collateral Trust Agreement creditors fails to accept the Plan: (i) the Debtors, in their discretion, may nonetheless proceed to seek confirmation of the Plan; (ii) most of the parties to the Bankers Trust Action, including the Debtors, will support a request for the U.S. Bankruptcy Court to set a summary judgment hearing in the Bankers Trust Action within 60 days after the Tabulation Date, subject to reservation of the parties' right under applicable procedural rules; (iii) the Debtors will not file another plan of reorganization during the 120-day period following the Tabulation Date; and (iv) the stay will be deemed lifted as of the Tabulation Date, without further order of the U.S. Bankruptcy Court.



      On September 4, 2001, the U.S. Bankruptcy Court approved the Disclosure Statement related to the Plan for use in the solicitation of votes to accept or reject the Plan. In light of the settlement of the dispute, the Plan contemplates, and one of the conditions to confirmation of the Plan is, that the U.S. Bankruptcy Court shall have entered an order approving and authorizing, pursuant to Bankruptcy Rule 9019, the settlement of certain of the issues relating to these disputes embodied in the Plan and providing for the dismissal of all claims in this proceeding.


      The Company has determined that it is not possible at this time to predict the outcome of the Bankers Trust Action or when that litigation might be completed.

SECURITIES CLASS ACTIONS


      Since December 1998, the Company has been served with various related lawsuits filed in the United States District Courts for the Eastern District of Pennsylvania and for the Eastern District of New York. Raymond L. Loewen, the former Chairman and Chief Executive Officer, and certain former officers and directors have been named as defendants in some of the suits. All but one of these lawsuits were filed as purported class actions on behalf of persons or entities that purchased Company Common shares during five different time periods ranging from November 3, 1996 through January 14, 1999. LGII and LGC are named as defendants in two suits (with the Company, the "Loewen Defendants"). The plaintiffs in these two lawsuits purport to sue on behalf of a class of purchasers of the MIPS from March 5, 1997 through January 14, 1999. The MIPS were issued by LGC. The complaints generally make allegations concerning, among other things, the Company's internal controls, accounting practices, financial disclosures and acquisition practices.






      The Judicial Panel on Multidistrict Litigation granted the Loewen Defendants' motion to consolidate all of the actions for pre-trial coordination in the United States District Court for the Eastern District of Pennsylvania (the "District Court"). On April 15, 1999, Judge Thomas O'Neill of the District Court entered an order consolidating in the Eastern District of Pennsylvania, all of the cases then filed, as well as any related cases thereafter transferred to that District (the "April 15 Order"). The April 15 Order appointed the City of Philadelphia Board of Pensions and Retirement, Phil Schwartz, James McGlathery, Terry Roberts, Kurt Mueller, Jr., Harley Puff and Morton Silas as lead plaintiffs. Subsequent to the Company's Chapter 11 and the CCAA filings, Judge O'Neill entered an order staying all of the cases and placing them on the suspense docket. On January 18, 2001, plaintiffs filed a motion to remove the case from the Civil Suspense Docket, in which they indicated that they intend to pursue claims against certain individuals who are currently defendants and against other former officers and/or directors who are not currently defendants. The District Court denied the motion.



      On August 29, 2001, the plaintiffs filed in the Chapter 11 cases a memorandum in support of a motion to modify the automatic stay, requesting that the U.S. Bankruptcy Court lift the automatic stay to allow: (a) the plaintiffs to file a consolidated complaint in the securities cases; (b) the parties to file and/or brief the district court on motions to dismiss these actions; and
(c) the plaintiffs to obtain a judgment against the Company for the sole purpose of potentially enabling the plaintiffs to obtain enhanced judgments against the non-Debtor defendants. The Debtors opposed this request to modify the automatic stay. The U.S. Bankruptcy Court granted a limited modification to the automatic stay, which allows the plaintiffs to file a consolidated complaint in the securities cases and permits the parties to the cases to brief and obtain a decision on any motion to dismiss the plaintiffs' claims. The U.S. Bankruptcy Court recognized, however, that the plaintiffs cannot file such complaint, and the parties cannot brief any motion to dismiss the plaintiffs' claims, until the District Court removes the securities cases from the Civil Suspense Docket. The Bankruptcy Court denied, without prejudice, the plaintiffs' request for authorization to pursue, but not collect upon, a judgment against the Company in the securities cases.


      The Company has determined that it is not possible at this time to predict the final outcome of these proceedings or to establish a reasonable estimate of possible damages, if any, or to reasonably estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to these lawsuits has been made in the Company's interim consolidated financial statements.


PROPOSED CIVIL RIGHTS CLASS ACTIONS



      Since July 2000, ten lawsuits have been filed against an LGII subsidiary and various other unrelated insurance companies asserting similar claims of racial discrimination and seeking class action certification. Nine of these cases are pending in federal court, and in December 2000, the Judicial Panel on Multidistrict Litigation consolidated those nine cases, along with similar cases against unrelated insurance companies, in the United States District Court for the Eastern District of Louisiana, where they were assigned to Judge Martin L.C. Feldman as In re Industrial Life Insurance Litigation, MDL No. 1382. The tenth case is pending in state court in Ascension Parish, Louisiana (the "Louisiana State Court").



      The Company has engaged in settlement discussions with attorneys representing certain plaintiffs and recently entered into a proposed class-action settlement with respect to the claims in the ten lawsuits that, if approved by the Louisiana State Court, will provide compensation to class members in exchange for a release of all pending or future claims they may have against the Company, the LGII subsidiary and certain of their affiliates, including the race discrimination claims at issue in the nine pending class-action lawsuits. In October 2001, the parties involved in the negotiations submitted the settlement agreement to the Louisiana State Court and requested that the Louisiana State Court give preliminary approval to the class action settlement and authorize the parties to provide notice of the settlement to class members. On October 15, 2001, the Louisiana State Court gave preliminary approval to the settlement, certified a class for settlement purposes only and authorized the parties to provide notice of the settlement to potential class members. The parties have begun providing notice of the settlement to class members by mail, newspaper and radio. The Louisiana State Court has scheduled a fairness hearing for January 9, 2002 in order to consider whether to give final approval to the class-action settlement as fair, reasonable and adequate for the class.



      The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings, nor is it possible to establish a reasonable estimate of possible damages other than litigation defense costs. Accordingly, provision with respect to these lawsuits within the Company's interim consolidated financial statements has been limited to estimated defense costs.



      See the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for additional information relating to the proposed civil rights class actions.



THE LOEWEN GROUP INC., ET AL. V. THE UNITED STATES OF AMERICA



      In October 1998, the Company and Raymond L. Loewen, the then-Chairman and Chief Executive Officer of the Company, filed a claim against the United States government for damages under the arbitration provisions of the North American Free Trade Agreement ("NAFTA"). The claimants contend that they were damaged as a result of breaches by the United States of its obligations under NAFTA in connection with certain litigation in the State of Mississippi entitled O'Keefe vs. The Loewen Group Inc. Specifically, the plaintiffs allege that they were subjected to discrimination, denial of the minimum standard of treatment guaranteed by NAFTA and uncompensated expropriation, all in violation of NAFTA. The NAFTA claims are currently the subject of a pending proceeding before an arbitration panel (the "Arbitration Tribunal") appointed pursuant to the rules of the International Centre for Settlement of Investment Disputes. In January 2001, the Arbitration Tribunal issued a ruling rejecting certain of the United States government's jurisdictional challenges and scheduled a hearing on the merits of the NAFTA claims for

October 2001. The hearing was held on October 15-19, 2001. The matter is now pending before the Arbitration Tribunal. The Company has determined that it is not possible at this time to predict the final outcome of this proceeding or to establish a reasonable estimate of the damages, if any, that may be realized by the Company.


OTHER

      Except as noted above, there were no material changes to previously reported litigation, as described in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

      The Company is a party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any other proceedings, individually or in the aggregate, to have a material adverse effect on the Company's financial position, results of operation or liquidity.

(b)   INVESTMENT CONTINGENCIES -- PRIME AND ROSE HILLS

      In 1998, the Company concluded that its investments in Prime and Rose Hills had suffered a decline in value that was other than temporary and wrote down its investments based on an assumed distribution of Prime's and Rose Hills' shareholders' equity. In 1999, due to the performance of Prime, the Company wrote off its remaining investment in Prime. No further write down was made to the investment in Rose Hills in 1999.


      Under a Put/Call Agreement entered into with Blackstone Capital Partners II Merchant Banking Fund L.P. and certain affiliates (together, "Blackstone"), the majority investor in Prime, in August 1996 (the "Prime Put/Call Agreement"), the Company has the option to acquire (the "Prime Call") Blackstone's Prime common stock commencing on the fourth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Prime Put/Call Agreement. Blackstone has the option to sell (the "Prime Put") its Prime common stock to the Company commencing on the sixth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Prime Put/Call Agreement. Under a Put/Call Agreement entered into with Blackstone and RHI Management Direct L.P. ("RHI") in November 1996 (the "Rose Hills Put/Call Agreement"), the Company has the option to acquire (the "Rose Hills Call") the Rose Hills common stock owned by Blackstone and RHI commencing on the fourth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Rose Hills Put/Call Agreement. Blackstone and RHI have the option to sell (the "Rose Hills Put") their Rose Hills common stock to the Company commencing on the sixth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Rose Hills Put/Call Agreement.


      In addition, in 1998 and 1999, the Company determined that its exercise of the Prime Call and Rose Hills Call was unlikely, and the exercise of the Prime Put and Rose Hills Put was likely. As a result, based on the Company's determination of the difference between the estimated put option prices and the estimated fair value of the majority investor's equity in Prime and Rose Hills, the Company recorded contingent losses and corresponding liabilities. The respective contingent liabilities have been recorded in "Other liabilities," net of the carrying value of the investment in Rose Hills. Such amounts could change based on changes in the estimated future values of the businesses.

      During 2000, Prime was reorganized under Chapter 11 in the U.S. Bankruptcy Court. Prime's common shares were cancelled and the Company received five-year warrants to purchase 500,000 new common shares of reorganized Prime at an exercise price of $16.76 per common share. The Prime plan of reorganization also provided that 5,000,000 new common shares will be issued to certain creditors of Prime. The Company is unable at this time to predict what value, if any, it may ultimately realize in respect to its interest in Prime. Accordingly, these warrants have been recorded at a nominal value.

      Blackstone has filed proofs of claim against the Company in respect of the Prime Put, in which Blackstone calculates a Prime Put price of $183,400,000. Blackstone and RHI have also filed proofs of claim against the Company in respect of the Rose Hills Put, in which Blackstone and RHI calculate a Rose Hills Put price of $158,800,000.

      On April 12, 2001, Blackstone, RHI and the Company entered into a settlement and resolution of any and all claims, issues and disputes between such parties relating to or involving Prime or Rose Hills on substantially the following terms (the "Blackstone Settlement"):

  (i) each of Blackstone and RHI, on the one hand, and the Company and certain of its affiliates, on the other hand, will, effective as of the closing of the transactions described below, release, waive and discharge the other from any and all claims, demands, rights, causes of action and controversies arising from or relating to the Prime Put/Call Agreement (including the rejection thereof), the Rose Hills Put/Call Agreement or otherwise relating to Prime or Rose Hills;

 (ii) Reorganized LGII will assume the Rose Hills Put/Call Agreement as amended and modified by the agreement to be entered into to effect the Blackstone Settlement; and

(iii) the Rose Hills Put/Call Agreement will be amended and modified to provide that:

      -     the Rose Hills Put will automatically be exercised;


      - in full satisfaction of all of the Debtors' obligations under the Rose Hills Put/Call Agreement, Reorganized LGII will deliver to Blackstone and RHI $24,679,000 aggregate principal amount of Reorganized LGII unsecured subordinated convertible notes, a number of shares of Reorganized LGII common shares with an aggregate value of $6,515,000 using, for such purpose, the estimated value per share of Reorganized LGII common shares based on the midpoint of the assumed reorganization value of Reorganized LGII set forth in the disclosure statement filed with the plan of reorganization that is confirmed by the U.S. Bankruptcy Court, and assume the obligations under the $445,000 note issued by RHI to Rose Hills;


      - in full satisfaction of all of the obligations of Blackstone and RHI under the Rose Hills Put/Call Agreement, Blackstone and RHI will convey to Reorganized LGII all of the Rose Hills common shares owned by them, free and clear of all liens; and

      - upon the closing of such transactions, the Rose Hills Put/Call Agreement will terminate and be of no further force or effect.

      The Blackstone Settlement is conditional, among other things, upon a plan of reorganization for Reorganized LGII being confirmed on or before December 31, 2001. Because of this contingency, no adjustments have been made to previously recorded provisions in the Company's interim consolidated financial statements as a result of the Blackstone Settlement.

      There were no other material changes to the information previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

(c)   ENVIRONMENTAL CONTINGENCIES AND LIABILITIES

      The Company's operations are subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which the Company operates. On a continuing basis, the Company's policies are designed to assess and evaluate environmental risk and, when necessary, conduct appropriate corrective measures. Liabilities are recorded when known or considered probable and can be reasonably estimated.

      The Company's policies are also designed to control environmental risk upon acquisition, through extensive due diligence and corrective measures taken prior to acquisition. Management endeavors to ensure that environmental issues are identified and addressed in advance of acquisition or are covered by an indemnity by the seller or an offset to the purchase price.

      The Company provides for environmental liabilities using its best estimates. Actual environmental liabilities could differ significantly from these estimates.

NOTE 7. CHANGES IN OTHER NON-CASH BALANCES

   Supplemental disclosures related to statements of cash flows consist of the following:


                                                                      THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                         SEPTEMBER 30               SEPTEMBER 30
                                                                   ------------------------  ------------------------
                                                                       2001         2000         2001          2000
                                                                   -----------  -----------  -----------   -----------
                                                                          (UNAUDITED)                (UNAUDITED)
Decrease (increase) in assets:
  Receivables, net of allowances
     Trade.....................................................     $   (326)   $  (1,265)   $   6,664     $    8,711
     Other.....................................................         (731)       1,516        7,960        (14,111)
  Inventories..................................................        1,142       (3,165)        (490)        (2,002)
  Prepaid expenses.............................................        2,870       (2,314)     (10,818)          (414)
  Amounts receivable from cemetery merchandise trusts..........       (7,849)     (13,851)     (35,130)       (42,908)
  Installment contracts, net of allowances.....................       11,177       20,743       38,486         56,021
  Cemetery property............................................          376         (640)         238         (2,660)
  Other assets.................................................        3,807        1,796        5,946          2,957
Increase (decrease) in liabilities, including certain
  liabilities subject to compromise
  Accounts payable and accrued liabilities.....................        3,189        3,416       (2,817)         1,097
  Other liabilities............................................         (153)         626        1,632         (2,252)
  Cemetery long-term liabilities...............................       (2,426)      (1,739)      (7,010)         1,868
  Insurance policy liabilities.................................        6,359        5,577       17,992         15,413
  Other changes in non-cash balances...........................        2,112          630        3,452          2,874
                                                                    --------    ---------    ---------     ----------
                                                                    $ 19,547    $  11,330    $  26,105     $   24,594
                                                                    ========    =========    =========     ==========
Supplemental information:
  Interest paid................................................     $    706    $   1,458    $   3,495     $    5,103
  Taxes paid...................................................        6,579          373       10,815         10,100
  Bad debt expense.............................................        5,246        5,549       16,701         20,192
Non-cash investing and financing activities:
  Capital leases...............................................       (1,811)      (4,135)      (5,100)        (8,222)


NOTE 8. SEGMENTED INFORMATION

      The Company's reportable segments are comprised of the three businesses it operates, each of which offers different products and services: funeral homes, cemeteries and insurance. There has been no change in the basis of this segmentation, accounting policies of the segments, or the basis of measurement of segment profit or loss from that disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.


 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001        FUNERAL     CEMETERY    INSURANCE    OTHER       CONSOLIDATED
 ---------------------------------------------     -----------  -----------  ----------  ---------     ------------
 (UNAUDITED)
 Revenue earned from external sales:
   2001........................................    $ 121,746    $  40,824    $  27,370   $      --     $ 189,940
   2000........................................      135,185       46,543       24,464          --       206,192
 Earnings (loss) from operations:
   2001........................................    $  14,857    $ (31,067)   $   5,543   $ (18,149)    $ (28,816)
   2000........................................       22,425        4,581        4,297     (14,700)       16,603

      The following table reconciles earnings (loss) from operations of reportable segments to total earnings (loss) from operations and identifies the components of "Other" segment earnings (loss) from operations:



                                                                                               THREE MONTHS ENDED
                                                                                                  SEPTEMBER 30
                                                                                            ----------------------
                                                                                               2001         2000
                                                                                            ---------    ---------
                                                                                                  (UNAUDITED)
Earnings (loss) from operations of funeral, cemetery and insurance segments............     $ (10,667)   $  31,303
Other expenses of operations:
  General and administrative expenses..................................................       (15,389)     (12,871)
  Depreciation and amortization........................................................        (2,760)      (1,829)
                                                                                            ---------    ---------
Total earnings (loss) from operations..................................................     $ (28,816)   $  16,603
                                                                                            =========    =========



FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001        FUNERAL       CEMETERY      INSURANCE      OTHER      CONSOLIDATED
--------------------------------------------    -------------  -------------  -----------  ------------  -------------
(UNAUDITED)
Revenue earned from external sales:
  2001.....................................     $   396,293    $   135,078    $   79,823   $       --    $   611,194
  2000.....................................         435,793        172,909        73,199           --        681,901
Earnings (loss) from operations:
  2001.....................................     $    48,077    $  (161,003)   $   15,535   $  (45,534)   $  (142,925)
  2000.....................................          33,929         (5,589)       14,766      (47,526)        (4,420)
Total assets, as at:
  September 30, 2001 (unaudited)...........     $ 1,724,015    $ 1,395,136    $  345,046   $  286,185    $ 3,750,382
  December 31, 2000........................       1,827,934      1,630,759       318,178      204,035      3,980,906



                                                                                                 NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30
                                                                                            ------------------------
                                                                                                2001         2000
                                                                                            ------------   ---------
                                                                                                   (UNAUDITED)
Earnings (loss) from operations of funeral, cemetery and insurance segments............     $  (97,391)    $  43,106
Other expenses of operations:
  General and administrative expenses..................................................        (39,461)      (42,404)
  Depreciation and amortization........................................................         (6,073)       (5,122)
                                                                                            ----------     ---------
Total loss from operations.............................................................     $ (142,925)    $  (4,420)
                                                                                            ==========     =========


NOTE 9. SHARE CAPITAL


      In March 1999, the Company announced that future dividends on the Series C Preferred Shares would be deferred. As of September 30, 2001, the deferred dividends aggregated $20,898,900. Under the terms of these Preferred shares, they become convertible at the option of the holder into Common shares upon deferral of preferred dividends for six consecutive calendar quarters.



      As of October 1, 2001, the Company had deferred payment of dividends for 11 consecutive calendar quarters. Accordingly, these Preferred shares are currently convertible into Common shares at a ratio of 9.710 Common shares per Preferred share. However, the Company is not accepting requests for conversion.


NOTE 10. UNITED STATES ACCOUNTING PRINCIPLES

      The interim consolidated financial statements have been prepared in accordance with Canadian GAAP. These principles differ in the following material respects from those in the United States as summarized below. The U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") was required to be implemented for U.S. GAAP in the fourth quarter of 2000, with effect from January 1, 2000. For U.S. GAAP purposes, the summary below reflects the effects of the revenue recognition concepts of SAB 101 as applied on a prospective basis only, for pre-need sales contracts consummated on or after January 1, 2001, but does not recognize the cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2001, as a result of the Company's ongoing reorganization proceedings. Accordingly, the following information, with respect to SAB 101, is not in accordance with U.S. GAAP.

(a) Net loss and loss per Common share


                                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                       SEPTEMBER 30                SEPTEMBER 30
                                                                 -------------------------  ----------------------
                                                                     2001         2000          2001        2000
                                                                 -----------  -----------   ------------  --------
                                                                        (UNAUDITED)                 (UNAUDITED)
Net loss in accordance with Canadian GAAP....................    $ (50,752)     $(2,969)    $  (177,942)  $ (56,516)
Effects of differences, net of tax, in accounting for:
  Pre-arranged funeral and cemetery arrangements (c).........       (4,819)          --         (21,159)         --
  Other......................................................       (1,414)        (663)            281      (1,198)
                                                                 ---------      -------     -----------   ---------
Net loss in accordance with U.S. GAAP, except as
  noted above................................................      (56,985)      (3,632)       (198,820)    (57,714)
Other comprehensive income (loss):
  Foreign currency translation adjustments...................         (612)        (332)         (2,369)     (3,229)
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during
       the period............................................        3,668          103          (4,407)       (621)
     Reclassification adjustment for gains
       (losses) included in net loss.........................          276          (81)          1,095      (1,512)
                                                                 ---------      -------     -----------   ---------
Comprehensive loss in accordance with U.S. GAAP,
  except as noted above......................................    $ (53,653)     $(3,942)    $  (204,501)  $ (63,076)
                                                                 =========      =======     ===========   =========


      Basic loss per Common share in accordance with U.S. GAAP, and similar to Canadian GAAP, is based on the weighted average number of Common shares outstanding during the year, and is computed as follows:


                                                                      THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                         SEPTEMBER 30                SEPTEMBER 30
                                                                   -------------------------   ---------------------
                                                                       2001          2000         2001          2000
                                                                   -----------   -----------  ------------  --------
                                                                          (UNAUDITED)                 (UNAUDITED)
Net loss in accordance with U.S. GAAP, except as
  noted above.................................................     $ (56,985)     $ (3,632)   $ (198,820)   $ (57,714)
  Less provision for Preferred share dividends................         2,134         2,216         6,435        6,715
                                                                   ---------      --------    ----------    ---------
Net loss in accordance with U.S. GAAP, except as
  noted above attributable to Common shareholders.............     $ (59,119)     $ (5,848)   $ (205,255)   $ (64,429)
                                                                   =========      ========    ==========    =========
Weighted average number of shares outstanding (thousands).....        74,145        74,145        74,145       74,145
Basic loss per Common share...................................     $   (0.80)     $  (0.08)   $    (2.77)   $   (0.87)

(b) Balance sheet

      The amounts in the interim consolidated balance sheets that materially differ from those reported under Canadian GAAP are as follows:


                                                                 SEPTEMBER 30, 2001             DECEMBER 31, 2000
                                                            ---------------------------    -------------------------
                                                              CANADIAN    UNITED STATES    CANADIAN    UNITED STATES
                                                                GAAP          GAAP           GAAP          GAAP
                                                                            (UNAUDITED)
Assets:
  Long-term receivables, net of allowances.............         472,235       463,473        534,664       540,883
  Cemetery property....................................         762,963       690,204        882,080       804,998
  Insurance invested assets............................         329,669       335,374        302,515       298,635
  Other assets.........................................         111,842       130,929        126,980       151,098
Liabilities and Shareholders' Equity:
  Insurance policy liabilities.........................         222,718       261,567        204,727       241,570
  Future income tax liabilities........................         120,458        96,283        144,570       123,540
  Deferred pre-need revenue............................              --        23,676             --            --
  Common shares........................................       1,276,414     1,302,819      1,276,414     1,302,819
  Deficit..............................................      (1,295,576)   (1,377,942)    (1,117,634)   (1,179,122)
Accumulated other comprehensive income:
  Foreign exchange adjustment..........................          10,159       (18,838)        12,528       (16,469)


(c) Pre-arranged funeral and cemetery arrangements

      In December 1999, the SEC staff issued SAB 101, which provides the SEC staff's views on the application of existing generally accepted accounting principles to revenue recognition in financial statements. Under SAB 101, revenue (pre-arranged funerals, pre-need cemetery merchandise, services and spaces) and related cost of sales under pre-need arrangements are recorded at the time of product delivery, performance of services, or transfer of interment right title, and selling costs are expensed as incurred. This revenue recognition policy is required to be applied with effect from January 1, 2000. The effects of SAB 101 will result in a significant deferral of revenue for the Company. However, as a result of the Company's Chapter 11 filing and its expected emergence therefrom, the Company will be required to apply "fresh start" accounting principles in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," which in turn requires adherence to the principles of "purchase" accounting as prescribed by Statement of Financial Accounting Standards No. 141, "Business Combinations" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which supercede Accounting Principles Board Opinion No. 16, "Business Combinations" (see Note 11). The effective result of these principles is to reflect the assets and liabilities of the emerging entity at fresh start at their fair values, similar to an acquisition. The effects of SAB 101, if applied by the Company prior to emergence from Chapter 11, would be significantly impacted by the application of "fresh start" accounting principles. Accordingly, the Company implemented SAB 101 for U.S. GAAP purposes prospectively for pre-need sales contracts consummated on or after January 1, 2001, but did not recognize the cumulative effect of the adoption of SAB 101 for pre-need sales contracts consummated prior to January 1, 2001. The Company's 2001 and prior financial information, prepared in accordance with Canadian GAAP, does not reflect SAB 101 at this time, as a result of the Company's ongoing reorganization proceedings.


      The pre-tax effect of these changes in accounting principles for the three months ended September 30, 2001, was a reduction in pre-need revenue of $5,017,000 and an increase of $191,000 in related costs, representing $1,300,000 of cost of sales, net of $1,491,000 of obtaining costs, which are deferred under Canadian GAAP. The effect for the nine months ended September 30, 2001, was a reduction in pre-need revenue of $23,676,000 and $1,134,000 in related costs, representing $6,061,000 of cost of sales, net of $4,927,000 of obtaining costs, which are deferred under Canadian GAAP.


NOTE 11. RECENT ACCOUNTING STANDARDS

      In July 2001, the Canadian Institute of Chartered Accountants ("CICA") and the Financial Accounting Standards Board ("FASB") released substantially identical standards. The CICA released Handbook Section 1581, "Business Combinations" and the FASB released Statement of Financial Accounting Standards No. 141, "Business

Combinations" (collectively, "Business Combinations"). The CICA released Handbook Section 3062, "Goodwill and Other Intangible Assets" and the FASB released Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (collectively, "Goodwill").

      The Business Combinations standard requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. The standards related to Goodwill change, among other things, the accounting for goodwill from an amortization method to an impairment-only approach, and are required to be applied prospectively with effect from January 1, 2002.

      Under the Goodwill standard, the Company is required to perform an initial benchmark test of impairment within six months of adoption, and subsequent annual tests of impairment at the reporting unit level. If the carrying value of goodwill of a reporting unit exceeds the fair value of the reporting unit's goodwill, the carrying value must be written down to fair value. While management has not done a comprehensive analysis of the impact, the Company expects that, unless fresh start accounting has been applied by the effective date of the standard, the Company will record a substantial impairment of its existing goodwill as a change in accounting principle, upon performance of the benchmark impairment test under both Canadian and U.S. GAAP.


      In October 2001, the FASB released Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), that replaces Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and certain aspects of Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of a Segment of a Business."



      FAS No. 144 applies to long-lived assets, excluding goodwill and certain other specified items, to be disposed of by sale, including discontinued operations. FAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less costs to sell. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Furthermore, FAS No. 144 broadens the reporting of discontinued operations to include all cromponents of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS No. 144 is effective for fiscal years beginning after December 15, 2001, and is to be applied prospectively.



      As management has not performed a comprehensive analysis of the impact, the Company is unable to estimate the impact, if any.

                               INDEX TO EXHIBITS


Exhibit
Number                               Description of Exhibit
------                               ----------------------
  2.1           Fourth Amended Joint Plan of Reorganization of Loewen Group
                International, Inc., Its Parent Corporation and Certain of
                Their Debtor Subsidiaries (incorporated by reference to Exhibit
                99.1 to the Form 8-K of The Loewen Group Inc., SEC File No.
                1-12163, filed September 10, 2001)

  2.2 Modification to the Fourth Amended Joint Plan of Reorganization of Loewen Group International, Inc., Its Parent Corporation and
                Certain of Their Debtor Subsidiaries (incorporated by reference to Exhibit 2.2 to the Form 8-K of The Loewen Group Inc., SEC
                File No. 1-12163, filed December 11, 2001)

  2.3           Second Modification to the Fourth Amended Joint Plan of
                Reorganization of Loewen Group International, Inc., Its Parent
                Corporation and Certain of Their Debtor Subsidiaries
                (incorporated by reference to Exhibit 2.3 to the Form 8-K of
                The Loewen Group Inc., SEC File No. 1-12163, filed December 11,
                2001)

  2.4           Order Approving Modification of Fourth Amended Joint Plan of
                Reorganization of Loewen Group International, Inc., Its Parent
                Corporation and Certain of Their Debtor Subsidiaries and
                Compromise and Settlement of Claims Filed by Thomas Hardy
                (incorporated by reference to Exhibit 2.4 to the Form 8-K of
                The Loewen Group Inc., SEC File No. 1-12163, filed December 11,
                2001)

  2.5           Findings of Fact, Conclusions of Law and Order Confirming
                Amended Joint Plan of Reorganization of Loewen Group
                International, Inc., Its Parent Corporation and Certain of
                Their Debtor Subsidiaries, As Modified, dated December 5, 2001
                (incorporated by reference to Exhibit 2.5 to the Form 8-K of
                The Loewen Group Inc., SEC File No. 1-12163, filed December 11,
                2001)

  2.6 Final Order dated December 7, 2001 (incorporated by reference to Exhibit 2.6 to the Form 8-K of The Loewen Group Inc., SEC
                File No. 1-12163, filed December 11, 2001)

  3.1           Certificate of Incorporation of Loewen Group International,
                Inc., as amended (incorporated by reference to Exhibit T3A(1) to the Form T-3 of Loewen Group International, Inc., SEC File
                No. 022-22551, filed September 10, 2001)

  3.2 Bylaws of Loewen Group International, Inc. (incorporated by reference to Exhibit T3B(1) to the Form T-3 of Loewen Group
                International, Inc., SEC File No. 022-22551, filed September
                10, 2001)

  3.3           Form of Certificate of Incorporation of Alderwoods Group, Inc.
                to be filed with the Secretary of State of the State of Delaware on the Effective Date*

  3.4 Form of Bylaws of Alderwoods Group, Inc. to become effective as of the Effective Date*

  4.1           Form of Stock Certificate for Common Stock

  4.2           Form of Equity Registration Rights Agreement among Alderwoods
                Group, Inc. and certain holders of Common Stock*

  4.3           Form of Warrant Agreement*

  4.4           Form of Warrant Certificate (included as Exhibit A to Exhibit
                4.3 to this Registration Statement)

Exhibit
Number                               Description of Exhibit
------                               ----------------------
 10.1           Form of Indenture governing the 12-1/4% Senior Notes Due 2004
                (incorporated by reference to Exhibit T3C to the Form T-3 of
                Loewen Group International, Inc., SEC File No. 022-22557, filed
                September 10, 2001)

 10.2           Form of Indenture governing the 11% Senior Notes Due 2007
                (incorporated by reference to Exhibit T3C to the Form T-3 of Loewen Group International, Inc., SEC File No. 022-22551, filed
                September 10, 2001)

 10.3           Form of Indenture governing the 12-1/4% Senior Notes Due 2009
                (incorporated by reference to Exhibit T3C to the Form T-3 of Loewen Group International, Inc., SEC File No. 022-22553, filed
                September 10, 2001)

 10.4           Form of Indenture governing the 12-1/4% Convertible
                Subordinated Notes Due 2012 (incorporated by reference to
                Exhibit T3C to the Form T-3 of Loewen Group International,
                Inc., SEC File No. 022-22555, filed September 10, 2001)

 10.5           Form of Debt Registration Rights Agreement among Alderwoods
                Group, Inc. and certain holders of debt securities of Alderwoods Group, Inc.*

 10.6           Indenture dated as of November 15, 1996 governing the 9 -1/2%
                Senior Subordinated Notes due 2004 of Rose Hills Acquisition
                Corp. (incorporated by reference to Exhibit 4.1 to the Form S-4 of Rose Hills Company, SEC File No. 333-21411, filed February
                7, 1997)

 10.7           Credit Agreement dated as of November 19, 1996 among Rose Hills
                Company, Rose Hills Holdings Corp., Goldman, Sachs & Co., as syndication agent and arranging agent, the financial institutions from time to time parties thereto as lenders and The Bank of Nova Scotia, as administrative agent for such lenders (incorporated by reference to Exhibit 10.2 to the Form
                S-4 of Rose Hills Company, SEC File No. 333-21411, filed
                February 7, 1997)

 10.8 The Loewen Group Inc. Corporate Incentive Plan (incorporated by reference to Exhibit 10.5.1 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.9 The Loewen Group Inc. Operations Incentive Plan (incorporated by reference to Exhibit 10.5.2 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.10          The Loewen Group Inc. Basic Employee Severance Plan
                (incorporated by reference to Exhibit 10.5.3 to the Form 10-K of The Loewen Group Inc., SEC File No. 1-12163, filed March 16,
                2000)

 10.11          The Loewen Group Inc. Executive and Other Specified Employee
                Severance Plan (incorporated by reference to Exhibit 10.5.4 to the Form 10-K of The Loewen Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.12 The Loewen Group Inc. Confirmation Incentive Plan (incorporated by reference to Exhibit 10.5.5 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.13 The Loewen Group Inc. Retention Incentive Plan (incorporated by reference to Exhibit 10.5.6 to the Form 10-K of The Loewen
                Group Inc., SEC File No. 1-12163, filed March 16, 2000)

 10.14          Form of Employment and Release Agreement for Corporate and
                Country Management (incorporated by reference to Exhibit 10.5.7 to the Form 10-K of The Loewen Group Inc., SEC File No.
                1-12163, filed March 16, 2000)

Exhibit
Number                               Description of Exhibit
------                               ----------------------
 10.15          Form of Stay Put Bonus Plan Letters, dated February 26, 1999
                (incorporated by reference to Exhibit 10.13 to the Form 10-K of
                The Loewen Group, Inc., SEC File No. 1-12163, filed on April
                14, 1999)

 10.16          Employment Agreement dated November 1, 2000, by and between The
                Loewen Group Inc. and John S. Lacey (incorporated by reference to Exhibit 10.13 to the Form 10-K of The Loewen Group Inc., SEC
                File No. 1-12163, filed March 22, 2001)

 10.17          Employment Agreement dated November 1, 2000, by and between The
                Loewen Group Inc. and Paul A. Houston (incorporated by reference to Exhibit 10.14 to the Form 10-K of The Loewen Group
                Inc., SEC File No. 1-12163, filed March 22, 2001)

 10.18          Form of Employment Agreement to be entered into by Alderwoods
                Group, Inc. and each of Messrs. Sloan, Stam, Orlikow and Arthurs

 10.19          Form of Alderwoods Group, Inc. 2002 Equity and Performance
                Incentive Plan*

 21.1 Subsidiaries of Loewen Group International, Inc. as of the date of this Registration Statement

 21.2           Subsidiaries of Alderwoods Group, Inc. as of the Effective Date


------------------------


*  Previously filed.